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INDEX TO FINANCIAL STATEMENTS
TABLE OF CONTENTS

As Filed With the Securities and Exchange Commission on February 14, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

UnitedGlobalCom, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4841	84-1602895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Michael T. Fries
President
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Class A common stock, $.01 par value per share(1)	9,581,178 shares	$4.685	$44,887,819	$4,130

(1)
Includes 8,870,332 shares of Class A common stock issuable upon conversion of 8,870,332 shares of registrant's Class B common stock, par value $0.01 per share.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of our Class A common stock as reported on the Nasdaq National Market on February 8, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION) DATED FEBRUARY 14, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

9,581,178 Shares of Class A Common Stock

UnitedGlobalCom:

•
Through our 99.5% economic interest in UGC Holdings, we are the largest broadband communications provider outside the United States; we provide video distribution services in 26 countries and telephone and Internet access services in a growing number of international markets.

•
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001

The Offering:

•
Selling securityholders may sell, from time to time, 9,581,178 shares of our Class A common stock, which includes shares of our Class A common stock issuable upon conversion of Class B common stock held by the selling securityholders. We are registering these shares pursuant to an exercise of contractual registration rights of the selling securityholders.

•
Use of Proceeds: We will not receive any proceeds from the sale of shares by the selling securityholders.

Symbol and Market:

•
UCOMA

•
Nasdaq National Market

•
The last reported sales price of our Class A common stock on the Nasdaq National Market on February 13, 2002 was $4.90 per share.

This investment involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
COMPARATIVE PER SHARE MARKET INFORMATION
SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNITED QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
CERTAIN LEGAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand our company and the offering of our stock, you should read carefully this entire document and the other documents to which you have been referred. In particular, please read "Where You Can Find Information." When we use the terms "we," "us," "our" or similar terms, or the term "United," we refer to UnitedGlobalCom, Inc., formerly known as New UnitedGlobalCom, Inc. and, where appropriate, to our 99.5%-owned subsidiary, UGC Holdings, Inc., or "UGC Holdings," which was formerly known as UnitedGlobalCom, Inc.

When we refer to operating system information as "aggregate," we mean that the information is given in respect of all operating systems in which we hold any equity interest as though we wholly own them. All references to "dollars" and "$" are to United States dollars. For your convenience, we have converted some amounts in non-dollar currencies to United States dollars. All references to "euros" and "E" are to European Union euros. Foreign currency translations for amounts prior to December 31, 2000 use the same exchange rates used in our December 31, 2000 financial statements, except where stated otherwise. For amounts after December 31, 2000, we have used September 30, 2001 exchange rates, except where stated otherwise. These translated amounts may not currently equal such dollar amounts nor may they necessarily be converted into dollars at the translation exchange rates used.

Our Company

We are the largest broadband communications provider outside the United States. We provide video distribution services in 26 countries worldwide and telephone and Internet access services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Latin America and Asia/Pacific.

  •
  Our European operations are held through United Pan-Europe Communications N.V., or "UPC", our 52.8% owned, publicly traded subsidiary. UPC is the largest pan-European broadband communications company. UPC provides video, telephone and Internet access services in 17 countries in Europe and Israel.

  •
  Our primary Latin American operation is our 99.5% owned Chilean operation, VTR GlobalCom S.A., or "VTR." VTR is Chile's largest multi-channel television provider and a growing provider of telephone services.

  •
  Our Asia/Pacific operations are primarily held through our 55.5% owned, publicly traded affiliate, Austar United Communications Limited. Austar United owns the largest provider of video services in regional Australia, various Australian programming interests and an approximate 42.0% interest in the only full-service provider of broadband communications in New Zealand.

Our operating companies consist primarily of highly penetrated, mature broadband systems that generate stable cash flow. We also operate a number of earlier stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video services and the delivery of telephone and Internet access services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet access services in most of our Western European markets and in Chile and New Zealand.

We are a Delaware corporation formed on February 5, 2001 to effect the merger and restructuring transaction described below. Our offices are located at 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237. Our telephone number is (303) 770-4001.

Recent Developments

On January 30, 2002 we closed a merger and restructuring transaction along with related transactions. We refer to the merger and restructuring transaction as the "merger transaction." One of our subsidiaries merged with and into UGC Holdings, Inc. Stockholders of UGC Holdings became our stockholders as a result of the merger. We now own an approximate 99.5% economic interest, 50.0% voting interest in the election of directors and 99.5% voting interest in other matters, in UGC Holdings. Immediately following the merger, we changed our name to "UnitedGlobalCom, Inc." from "New UnitedGlobalCom, Inc." and UGC Holdings changed its name to "UGC Holdings, Inc." from "UnitedGlobalCom, Inc." Immediately following the merger, Liberty Media Corporation and certain of its affiliates, or "Liberty" contributed to us:

  •
  notes issued by two of our Dutch subsidiaries having an approximate accreted value of $891.7 million,

  •
  $200.0 million in cash, and

  •
  approximately $1,435.3 million and E263.1 million face amount of senior notes and senior discount notes issued by UPC.

In exchange for these assets, we issued to Liberty approximately 281.3 million shares of our Class C common stock.

On January 30, 2002, we also acquired from Liberty approximately $751.2 million aggregate principal amount at maturity of 10 3/4% senior secured discount notes of UGC Holdings. We also acquired all of Liberty's interest in IDT United, Inc. The purchase price for the 10 3/4% notes and the interest in IDT United was:

  •
  our assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings,

  •
  cash in the amount of approximately $128.9 million, and

  •
  a promissory note to Liberty in the amount of approximately $17.3 million.

Following January 30, 2002, Liberty loaned us an additional approximately $80.1 million, which was used to fund IDT United's purchase of additional 10 3/4% notes tendered to IDT United. In return for the contribution of cash to IDT United, we received additional shares of preferred stock and promissory notes issued by IDT United. Currently, IDT United owns approximately $599.7 million aggregate principal amount at maturity of the 10 3/4% notes.

The Offering

All of the shares of our Class A common stock offered by this prospectus are being sold by selling securityholders. We will not receive any proceeds from the sale of shares by the selling securityholders.

Summary Selected Historical and Pro Forma Financial Data

Summary Selected Historical Financial Data of UGC Holdings

In the table below, we provide you with summary selected historical consolidated financial data of UGC Holdings, which holds all of our interests in our primary operating subsidiaries, UPC, VTR and Austar United. Prior to the merger transaction we had no material operations. Currently we operate through UGC Holdings. We prepared this information using UGC Holdings' consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2000, and for the nine month periods ended September 30, 2001 and 2000. We derived UGC Holdings' consolidated statement of operations and balance sheet data below for the fiscal periods ended December 31, 2000, 1999 and 1998, February 28, 1998 and 1997 from its audited financial statements. The unaudited financial data as of September 30, 2001 and for the nine month periods ended September 30, 2001 and 2000 contain only normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of UGC Holdings' results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year.

The summary selected historical consolidated financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with the historical consolidated financial statements and related notes of UGC Holdings beginning on page F-4 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,			Year Ended February 28,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999		1998	1997
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$1,185,860	$901,048	$1,251,034	$720,762	$254,466	$98,622	$31,555
Operating loss	$(1,302,875)	$(802,263)	$(1,140,803)	$(775,625)	$(327,383)	$(150,021)	$(87,677)
Net (loss) income	$(2,098,782)	$(884,841)	$(1,220,890)	$636,318	$(545,532)	$(342,532)	$(138,825)
Basic net (loss) income per share	$(21.66)	$(9.63)	$(13.24)	$7.53	$(7.43)	$(4.46)	$(1.79)
Diluted net (loss) income per share	$(21.66)	$(9.63)	$(13.24)	$6.67	$(7.43)	$(4.46)	$(1.79)
		(In thousands)
		December 31,			February 28,
	(Unaudited) September 30, 2001
		2000	1999	1998	1998	1997
Balance Sheet Data:
Current assets	$2,263,483	$3,080,200	$2,986,266	$188,527	$410,999	$169,677
Total assets	$11,410,375	$13,003,773	$9,002,853	$1,542,095	$1,679,835	$819,936
Senior notes and other long-term debt, including current portion	$10,902,406	$9,738,849	$6,041,635	$2,001,953	$1,866,096	$680,360
Stockholders' (deficit) equity	$(2,294,598)	$(74,218)	$1,114,306	$(983,665)	$(392,280)	$15,096

Unaudited Summary Selected Pro Forma Condensed Consolidated Financial Information

In the table below, we provide you with our unaudited summary selected pro forma condensed consolidated financial information as if the merger transaction had been completed on January 1, 2000, for purposes of the statements of operations, and as if it had been completed on September 30, 2001, for balance sheet purposes. This unaudited summary selected pro forma condensed consolidated financial information is derived from our and UGC Holdings' historical financial statements and related notes, included elsewhere herein, in addition to certain assumptions and adjustments. You should not rely on the unaudited summary selected pro forma condensed consolidated financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger transaction. The actual financial position and results of operations may differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified, changes in operating results between the dates of the pro forma financial information and the date on which the merger transaction took place and potential changes with respect to the accounting treatment for the merger transaction. We have included detailed unaudited pro forma financial statements and related notes that provide further information on the merger transaction and related assumptions and adjustments elsewhere herein. See "Unaudited Pro Forma Financial Information."

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
	(In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Revenue	$—	$—

Operating loss	$—	$—

Net loss from continuing operations	$(1,887,453)	$(890,271)

Basic and diluted net loss from continuing operations per common share	$(5.87)	$(3.64)

September 30, 2001
(In thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Current assets	$74,912

Total assets	$74,912

Short-term debt	$105,000

Senior notes and other long-term debt, including current portion	$—

Total liabilities	$907,287

Minority interest	$10,000

Stockholders' (deficit) equity	$(842,375)

RISK FACTORS

An investment in our stock is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and all of the other information in this prospectus.

Our affiliates' substantial indebtedness could adversely affect our financial condition

Together with its consolidated subsidiaries, UGC Holdings is highly leveraged. As of September 30, 2001, pro forma for the repurchase of the United senior notes due 2009 in the amount of approximately $270.1 million, UGC Holdings had consolidated long-term debt of approximately $10.6 billion, which includes UGC Holdings' debt of approximately $1.2 billion and debt of UGC Holdings' subsidiaries of approximately $9.4 billion. We hold directly or indirectly approximately $1.351 billion of a total of $1.375 billion face amount of UGC Holdings' senior notes and approximately $1.670 billion of a total of $5.162 billion face amount of UPC's senior notes.

We cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing at our level or those of our subsidiaries and affiliates. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

The degree to which our subsidiaries are leveraged could have important consequences to you, including, but not limited to, the following:

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a substantial portion of cash flow from operations is required to be dedicated to debt service and is not available for other purposes;

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our ability to obtain additional financing for our subsidiaries in the future could be limited;

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some of our subsidiaries' borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

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our ability to execute our business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited.

Three of our affiliates, UPC, United Australia/Pacific, Inc. and Austar United, are in default under the terms of some of their indebtedness

We have executed a Memorandum of Understanding with UPC regarding a recapitalization that is intended to result in a substantial reduction of UPC's existing indebtedness. In connection with the recapitalization, UPC has not made timely interest payments on certain senior notes. Under the notes, UPC has until March 3, 2002 to cure the non-payment. If UPC fails to make the interest payment by the expiration of the grace period on March 3, 2002, the payment default on the notes would cause a cross-default under UPC's bank credit agreement, unless UPC obtains a waiver from the bank lenders prior to that date. UPC has entered into negotiations with some of the holders of its senior notes and bank indebtedness. Our commitment to effect the recapitalization is subject to certain conditions, including agreement on the final ownership structure for UPC's ordinary shares. Though we believe that the proposed recapitalization of UPC will be successful, there can be no assurance that it will occur on terms that are satisfactory to us, or at all.

Two of our affiliates, United Australia/Pacific, Inc. and Austar United, are also in default under the terms of their senior indebtedness and bank facility, respectively, and are negotiating the terms on which their indebtedness will be restructured. Though we believe that the restructurings will be successful, there can be no assurance that they will occur on terms that are satisfactory to us, or at all.

If any or all of these subsidiaries fail to obtain necessary default waivers and restructure their indebtedness, their respective lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings and, in the case of UPC's bank lenders, to foreclose upon UPC's major operating companies. The commencement of bankruptcy proceedings or the exercise of foreclosure rights could significantly harm the price of our common stock. In addition, any recapitalization or restructuring may occur on terms that are less favorable than those that we expect to achieve, whether because our resulting indirect interests in any or all of these subsidiaries is less than anticipated or otherwise. Any such unfavorable restructuring could be harmful to the price of our common stock, and could adversely affect our ability or the ability of our subsidiaries, including UGC Holdings, to obtain new or alternative financing.

We will likely experience net losses for the next several years

UGC Holdings has experienced significant operating losses every year since it started business through the year ended December 31, 2000. As of September 30, 2001, it had an accumulated deficit of approximately $4.0 billion and expects to have continued losses. It had net losses of $138.8 million, $342.5 million and $545.5 million, for the fiscal years ended February 28, 1997 and 1998 and the ten months ended December 31, 1998, respectively. It had a net loss of $872.5 million for the year ended December 31, 1999 and $1.3 billion for the year ended December 31, 2000, prior to accounting for a gain of $1.5 billion and $0.1 million, respectively, from the issuance of subsidiary stock. It had a net loss of $2.1 billion for the nine months ended September 30, 2001. We expect that we and UGC Holdings will incur substantial additional losses for the indefinite future. Continuing net operating losses could materially harm our results of operations and increase our need for additional capital in the future.

The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to remain competitive

The development, construction and operation of multi-channel television, telephone and Internet/data systems requires substantial capital investment. It requires constructing telecommunications infrastructure by laying cable over great distances, as well as expensive labor and equipment. In addition, many of our operating companies are expanding and upgrading their respective networks to increase channel capacity and to be able to offer additional services. For example, some of our operating companies are upgrading their existing one-way video distribution infrastructure to full two-way capability. In some systems we are buying equipment to offer telephone service. As technology changes in the multi-channel television, telephone and Internet/data industry, we may need to make additional system upgrades to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. Our inability to continue upgrading our networks or to make our other planned or unplanned capital expenditures could adversely affect our operations and competitive position.

The complexities of our operating systems, large numbers of customers and rapid growth could disrupt our operations and harm our financial condition

We may not plan for or be able to overcome all of the problems we encounter in introducing our new local telephone and Internet access services, or the problems we encounter in providing other services to such a large number of customers. Our new services may not meet our performance expectations. This would impede our planned revenue growth and materially harm our financial condition. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow down successful marketing. We cannot be sure whether our Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, we may have to add more fiber connection points in order to maintain high speeds. This would require more capital, which we may be unable to raise. If we cannot offer high data transmission speeds, customer demand for our Internet access services would go down. This would harm our Internet access services business, our operating results and our financial condition. We have not yet tested the technology that we plan to use for telephone services for the numbers of subscribers we expect. It may not function successfully at these scales. This would harm our telephone operations. We plan to use back-up batteries for our cable phones for operation during power failures. These batteries may run out in prolonged power failures. This would interrupt service and could lead to customer dissatisfaction. We may not be able to manage our growth effectively, which would harm our business, operating results and financial condition.

We are establishing customer care facilities in our markets to support the launch of telephone and other new services. We may not be able to establish well-running customer care facilities staffed with appropriate personnel. This could harm the introduction of our new services.

We cannot be certain that we will be successful in integrating acquired businesses into our businesses

Our success depends, in part, upon the successful integration of businesses we have acquired and any future acquisitions we make. The integration of these businesses will also present significant challenges, including:

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realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads; and

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integrating networks, financial systems and operational systems.

We cannot assure you, with respect to past or future acquisitions by us, that we:

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will realize any anticipated benefits; or

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will successfully integrate any acquired business with our operations.

Since the telecommunications industry in which we will operate is highly regulated, adverse regulation of our services and arrangements with other companies could decrease the value of our assets, limit our growth and harm our stock price

The video, telephone and Internet access industries in which we will operate are regulated far more extensively than some other industries. In most of our markets, regulation of video services takes the form of price controls, programming content restrictions and ownership restrictions. To operate our telephone services, we are generally required to obtain licenses from appropriate regulatory authorities and have to comply with interconnection requirements. The growth of our Internet access services may decline if more extensive laws and regulations are adopted with respect to electronic commerce.

We have begun facing increased competition regulatory review of our operations in some countries because we own interests in both video distribution and Internet access systems as well as companies that provide content for video services and Internet subscribers. For example, in Europe, local operators with whom UPC Media, one of UPC's subsidiaries, has long term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may cause the European Union and national regulatory agencies or national courts to reduce the period of exclusivity, declare that our agreements are null and void, or impose fines or civil liability to third parties. In The Netherlands, and at the European Union level, there are also debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. If we are required to offer third parties access to our distribution infrastructure for the delivery of Internet services without being able to specify the terms and conditions of such access, Internet service providers could potentially provide services that compete with our services over our network infrastructure. Providing third parties access to this distribution system may also diminish the value of our assets because we may not realize a full return on the capital that we invested in the distribution system. See "Business — Regulation." Even if regulatory changes do not, in fact, harm our business, the mere perception that these changes will hurt our business may harm our stock price.

Our business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which we will do business and without these licenses, a number of our businesses could be severely curtailed or prevented

Licenses are granted for a limited term and they may not be renewed when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If we were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we may already be licensed. New technologies may permit new competitors to compete in areas where we hold exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or re-apply for licenses or interpret present laws against us, adversely affecting our business. Licenses may be granted on a temporary basis, and there is no assurance that these licenses will be continued on the same terms. Licenses may require us to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for our customers. Accordingly, a number of our businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

Our ability to offer telephone services depends on having interconnect arrangements with other telephone providers

In the markets where we will offer telephone services, we will compete with the incumbent telecommunications operators. All of these operators are more established and have more resources in their respective markets than we do. To offer telephone service effectively in markets where we do not offer cable telephone services, we must be able to interconnect with their systems so that our customers can call customers served by those operators. Regulatory frameworks in some countries in which we operate, or may operate, may not include the requirement that other telephone providers interconnect with us. In such cases, we may be unable to provide telephone service. In addition, if we are able to interconnect, we may be unable to obtain interconnection on terms that are acceptable to us.

Changes in technology may limit the competitiveness of our new services; sufficient demand may not develop for our new services

Technology in the multi-channel television and telecommunications services industry is changing rapidly. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow and to remain competitive. Upon completion of the upgrade of some of our systems, we may offer a range of new services in those systems' markets. For example, we may provide additional channels and tiers of premium channels beyond our basic package, impulse pay-per-view services, high-speed data services, Internet access and telephone services. We may not be able to implement the technological advances that may be necessary for us to remain competitive. We are also subject in all of our markets to the risks generally associated with new product introductions and applications. These risks include lack of market acceptance, delays in development and failure of new products to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above. There may not be sufficient demand for our telephone, Internet/data and other enhanced services.

The success of our telephone and Internet/data services depends on whether we continue to achieve technological advances

Technology in the cable television and telecommunications industry is changing very rapidly. These changes influence the demand for our products and services. We need to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether we can continue to increase our revenues and the number of our subscribers and be competitive.

We have introduced new services, including:

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additional video channels and tiers;

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pay-per-view services with frequent starting times, which are known as "impulse" pay-per-view; and

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high speed data and Internet access services, and cable telephone services.

The technologies used to provide these services are in operation in some of our systems as well as systems of other providers. However, we cannot be sure that demand for our services will develop or be maintained in light of other new technological advances.

Lack of necessary equipment could delay or impair the expansion of our new services

If we cannot obtain the equipment needed for our existing and planned services, our operating results and financial condition may be harmed. For example, a customer will need a digital set-top computer to access the Internet or receive our other enhanced services through a television set. These computers are being developed by several suppliers. If there are not enough affordable set-top computers for subscribers, however, we may have to delay our expansion plans.

Low demand, competition, unplanned costs, regulation and difficulties with interconnection could hinder the profitability of our telephone services

Our telephone services may not become profitable for a number of reasons. Customer demand could be low, or we may encounter competition and pricing pressure from incumbent and other telecommunications operators. Our network upgrade may cost more than planned. In addition, our operating companies will need to obtain and retain licenses and other regulatory approvals for our existing and new services. They may not succeed. Furthermore, our operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Problems in negotiating interconnection agreements could delay the introduction or impede the profitability of our telephone services. Not all of our systems have interconnection agreements in place, and interconnection agreements have limited duration and may be subject to regulatory and judicial review. We are negotiating interconnection agreements for planned telephone markets where we do not yet have them. This may involve time-consuming negotiations and regulatory proceedings. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit us to offer profitable telephone services. After interconnection agreements are concluded, we will remain reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection. We are currently involved in a dispute with the Austrian telecommunications operator in the Austrian courts over our interconnection arrangement there.

Customers may not want our video services if we cannot obtain attractive programming

Our success depends on obtaining or developing affordable and popular programming for our video subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting our revenues. We rely on other programming suppliers for almost all of our programming. In some of our markets, including Eastern Europe, there is only a limited amount of local language programming available. In these markets we must repackage other programming in the local language.

We will likely encounter increased competition

The multi-channel television and telephone industries in many of the markets in which we operate are competitive and often are rapidly changing. We are likely to encounter increased competition as new entrants with competing technologies, including but not limited to, direct to home, or "DTH," satellite master antenna television, MMDS and local multipoint distribution service, enter our markets and launch new services. Multi-channel television also competes with the direct reception of broadcast television signals and, in varying degrees, with other communications and entertainment media. The success of our operating systems is dependent, in part, on our ability to provide services and programming not otherwise available to subscribers. We may also have to compete initially in certain areas with unlicensed operators. In many of our markets, we will compete with other multi-channel television and telephone operators, many of which have substantially more resources than us.

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service

Our success and growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. We may find it difficult to attract and retain these personnel. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. We may not be able to attract and retain the qualified personnel we need for our business.

We are exposed to numerous risks inherent to foreign investment

We will operate our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We also will be exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been adversely affected by downturns in global economic conditions. In recent times, the economies of many of our markets, especially in emerging markets such as Eastern Europe and Latin America, have not been as strong as the United States' economy. Downturns in these economies could hurt our revenues and profitability.

We are exposed to significant foreign currency exchange rate and conversion risk against which we generally will not hedge

Our operating companies have attempted, and will continue to attempt, to match costs with revenues and borrowings with repayments in terms of their respective local currencies. However, payment for a majority of purchased equipment has been, and may continue to be, required to be made in United States dollars. In addition, the value of our investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, we and many of our operating companies do not execute hedge transactions to reduce exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and reduced earnings solely as a result of foreign currency exchange rate fluctuations. For the years ended February 28, 1997 and 1998, the ten months ended December 31, 1998, and the years ended December 31, 1999 and

2000, UGC Holdings had foreign exchange gains (losses) of approximately ($0.4) million, approximately ($1.4) million, approximately $1.6 million, approximately ($39.5) million, and approximately ($215.9) million, respectively. UGC Holdings also experienced a change in cumulative translation adjustments (resulting in decreases of stockholders' equity) of approximately $8.4 million, approximately $50.3 million, approximately $24.7 million, approximately $127.2 million, and approximately $47.6 million for the years ended February 28, 1997 and 1998, the ten months ended December 31, 1998, and the years ended December 31, 1999 and 2000, respectively.

Some of our operating companies have notes payable, notes receivable and other contractual commitments that are denominated in currencies other than their own functional currency or loans linked to the dollar. We may also experience economic loss and reduced earnings related to these monetary assets and liabilities.

We may be limited in claiming foreign tax credits; we will do business in countries that do not have tax treaties with the United States

In general, a United States corporation may claim a foreign tax credit against its United States federal income tax expense for foreign income taxes paid or accrued. A United States corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the United States corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our operating companies are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective United States federal tax rate on our earnings.

We have no significant assets other than stock of our subsidiaries and the proceeds generated from sales of our securities; once these proceeds are spent, we will depend on our subsidiaries to generate the funds needed to operate our business

All of our operations will be conducted through our subsidiaries. Our only material assets will consist of the stock of our subsidiaries and the proceeds raised from the sale of our equity and debt securities, all of which we intend to loan or contribute, to our subsidiaries. We rely upon dividends and other payments from our subsidiaries to generate the funds necessary to make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to make funds available for dividend payments to us. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of its subsidiaries' indebtedness and applicable state and foreign laws. There are significant restrictions on the payment of dividends to us contained in the instruments that govern our obligations and the obligations of our subsidiaries. As many of our subsidiaries are currently in early stages of development, they likely will not have the ability to make such payments to us regardless of any restrictions in debt instruments for the foreseeable future.

Our ability to issue senior preferred stock in the future could adversely affect the rights of holders of our common stock

We are authorized to issue preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. A series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights senior, in all instances, to our common stock. The future issuance of preferred stock could adversely affect our common stock.

The price of our stock may be subject to wide fluctuations

The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of telecommunications, Internet and other technology companies. The market price of our Class A common stock could be subject to such wide fluctuations in response to factors such as the following, some of which are beyond our control:

•
quarterly variations in our operating results;

•
operating results that vary from the expectations of securities analysts and investors;

•
announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•
downgrades in the ratings of our or our subsidiaries' outstanding debt;

•
announcements by third parties of significant claims or proceedings against us;

•
future sales of our Class A common stock; and

•
overall stock market price and volume fluctuations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We caution you that, in addition to the historical financial information included in this prospectus, this prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward-looking statements. All statements other than statements of historical fact included in this prospectus, including, without limitation, budgeted, future, and certain other statements under "Summary," and located in other sections of this prospectus regarding our financial position and business strategy, may constitute forward-looking statements.

In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks," or "continues" or the negative thereof or similar expressions in this prospectus, we intend to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. These forward-looking statements may include, among other things, statements concerning our plans, objectives and future economic prospects, potential restructuring of our subsidiaries' capital structure, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should be aware that the multi-channel television, telephone and Internet/data services industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date of this prospectus, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." These factors include, among other things, changes in television viewing preferences and habits by our subscribers and potential subscribers, and their acceptance of new technology, programming alternatives and new video services we may offer. They also include subscribers' acceptance of our newer digital video, telephone and Internet access services, our ability to manage and grow our newer digital video, telephone and Internet access services, our ability to secure adequate capital to fund other system growth and development and our planned acquisitions, our ability to successfully close proposed transactions and restructurings, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venturers. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our discussion of these factors. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained in this prospectus may not be exhaustive.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling securityholders. The selling securityholders will receive all net proceeds from the sale of the shares under this prospectus.

DIVIDEND POLICY

We have never declared or paid cash dividends on our shares of common stock. We do not intend to pay dividends in the foreseeable future.

COMPARATIVE PER SHARE MARKET INFORMATION

Our Class A common stock trades on The Nasdaq National Market under the symbol "UCOMA." Prior to the merger transactions, UGC Holdings' Class A common stock also traded on The Nasdaq National Market under the same symbol. On November 11, 1999, the board of directors of UGC Holdings authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999, to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in this prospectus. The following table shows the range of high and low sales prices reported on The Nasdaq National Market for the periods indicated:

	High	Low
Year ending December 31, 1999
First Quarter	$33.00	$9.38
Second Quarter	$37.56	$21.75
Third Quarter	$46.00	$32.00
Fourth Quarter	$72.50	$35.50
Year ended December 31, 2000
First Quarter	$114.63	$56.06
Second Quarter	$74.38	$31.31
Third Quarter	$62.00	$26.31
Fourth Quarter	$33.81	$11.50
Year ended December 31, 2001
First Quarter	$22.61	$8.38
Second Quarter	$17.44	$7.07
Third Quarter	$9.09	$1.35
Fourth Quarter	$5.25	$0.50
Year ended December 31, 2002
First Quarter (through February 13, 2002)	$6.22	$3.65

You are advised to obtain current market quotations for United Class A common stock. No assurance can be given as to the market prices of our Class A common stock at any time after the date of this prospectus.

SELECTED FINANCIAL DATA

In the table below, we provide you with selected historical consolidated financial data of UGC Holdings. We acquired a 99.5% economic interest in UGC Holdings on January 30, 2002 and will account for this interest in UGC Holdings using the equity method of accounting. We prepared this information using UGC Holdings' consolidated financial statements as of the dates indicated and for each of the years ended December 31, 2000 and December 31, 1999, the ten months ended December 31, 1998, the years ended February 29, 1998 and 1997, and for the nine month periods ended September 30, 2001 and 2000. We derived the consolidated statement of operations and balance sheet data below for the fiscal periods ended December 31, 2000, 1999, 1998, February 28, 1998 and 1997 from UGC Holdings' audited financial statements. The unaudited financial data as of September 30, 2001 and for the nine-month periods ended September 30, 2001 and 2000 contain only normal recurring accruals that in the opinion of management, are necessary for a fair presentation of our results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year. The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with UGC Holdings' historical financial statements and related notes and also with management's discussion and analysis of financial condition and results of operations contained elsewhere herein.

	(Unaudited) Nine Months Ended September 30,
			Year Ended December 31,		Ten Months Ended December 31, 1998	Year Ended February 28,
	2001	2000	2000	1999		1998	1997
	(In thousands)
UGC Holdings Statement of Operations Data:
Revenue	$1,185,860	$901,048	$1,251,034	$720,762	$254,466	$98,622	$31,555
Operating expense	(841,080)	(630,867)	(876,234)	(458,748)	(122,811)	(65,631)	(26,251)
Selling, general and administrative expense	(518,463)	(506,148)	(700,081)	(618,925)	(299,993)	(91,356)	(54,020)
Depreciation and amortization	(823,824)	(566,296)	(815,522)	(418,714)	(159,045)	(91,656)	(38,961)
Impairment and restructuring charges	(305,368)	–	–	–	–	–	–

Operating loss	(1,302,875)	(802,263)	(1,140,803)	(775,625)	(327,383)	(150,021)	(87,677)
Interest income	88,148	101,213	133,297	54,375	10,681	7,806	13,329
Interest expense	(811,918)	(637,145)	(928,783)	(399,999)	(163,227)	(124,288)	(79,659)
Foreign currency exchange (loss) gain, net	(29,643)	(292,606)	(215,900)	(39,501)	1,582	(1,419)	(350)
Proceeds from litigation settlement	194,830	–	–	–	–	–	–
Gain on issuance of common equity securities by subsidiaries	–	127,731	127,731	1,508,839	–	–	–
Provision for losses on investment related costs	(334,660)	–	(5,852)	(7,127)	(9,686)	(14,793)	(5,859)
(Loss) gain on sale of investments in affiliates	1,764	–	6,194	–	–	90,020	65,249
Other expense, net	(7,736)	(2,306)	(4,305)	(14,641)	(3,518)	(3,669)	(641)

(Loss) income before income taxes and other items	(2,202,090)	(1,505,376)	(2,028,421)	326,321	(491,551)	(196,364)	(95,608)
Income tax benefit (expense), net	773	6,932	2,897	(198)	(610)	–	–
Minority interests in subsidiaries	192,698	692,935	934,548	360,444	1,410	1,568	4,358
Share in results of affiliates, net	(122,737)	(79,332)	(129,914)	(50,249)	(54,781)	(68,645)	(47,575)
Extraordinary charge for early retirement of debt	–	–	–	–	–	(79,091)	–
Cumulative effect of change in accounting principle	32,574	–	–	–	–	–	–

Net (loss) income	$(2,098,782)	$(884,841)	$(1,220,890)	$636,318	$(545,532)	$(342,532)	$(138,825)

Net (loss) income per common share:
Basic net (loss) income	$(21.66)	$(9.63)	$(13.24)	$7.53	$(7.43)	$(4.46)	$(1.79)

Diluted net (loss) income	$(21.66)	$(9.63)	$(13.24)	$6.67	$(7.43)	$(4.46)	$(1.79)

Weighted-average number of common shares outstanding:
Basic	98,683,319	95,940,658	96,114,927	82,024,077	73,644,728	77,033,786	78,071,552

Diluted	98,683,319	95,940,658	96,114,927	95,331,929	73,644,728	77,033,786	78,071,552

Other Financial Data:
Operating loss	$(1,302,875)	$(802,263)	$(1,140,803)	$(775,625)	$(327,383)	$(150,021)	$(87,677)
Depreciation and amortization	823,824	566,296	815,522	418,714	159,045	91,656	38,961
Stock-based compensation	982	(960)	(43,183)	223,734	164,793	–	–
Impairment and restructuring charges	305,368	–	–	–	–	–	–

Consolidated Adjusted EBITDA (1)	$(172,701)	$(236,927)	$(368,464)	$(133,177)	$(3,545)	$(58,365)	$(48,716)

(1)
Adjusted EBITDA represents net operating earnings before depreciation, amortization and stock-based compensation charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' regular and phantom stock option plans and are generally non-cash charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

		December 31,			February 28,
	(Unaudited) September 30, 2001
		2000	1999	1998	1998	1997
	(In thousands)
UGC Holdings Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term liquid investments	$1,218,077	$2,235,524	$2,573,821	$94,321	$358,122	$140,743
Other current assets, net	1,045,406	844,676	412,445	94,206	52,877	28,934
Investments in affiliates, net	345,421	756,322	309,509	429,490	341,252	253,108
Property, plant and equipment, net	3,743,597	3,748,804	2,379,837	451,442	440,735	219,342
Goodwill and other intangible assets, net	4,490,339	5,154,907	2,944,802	424,934	409,190	132,636
Other non-current assets	567,535	263,540	382,439	47,702	77,659	45,173

Total assets	$11,410,375	$13,003,773	$9,002,853	$1,542,095	$1,679,835	$819,936

Current liabilities	$1,266,011	$1,553,765	$908,700	$326,552	$291,390	$88,941
Senior notes and other long-term debt	10,699,677	9,544,926	5,989,455	1,939,289	1,702,771	675,183
Other non-current liabilities	152,402	66,615	95,502	184,928	30,204	9,116

Total liabilities	12,118,090	11,165,306	6,993,657	2,450,769	2,024,365	773,240
Minority interests in subsidiaries	1,557,373	1,884,568	867,970	18,705	15,186	307
Preferred stock	29,510	28,117	26,920	56,286	32,564	31,293
Stockholders' (deficit) equity	(2,294,598)	(74,218)	1,114,306	(983,665)	(392,280)	15,096

Total liabilities and stockholders' (deficit) equity	$11,410,375	$13,003,773	$9,002,853	$1,542,095	$1,679,835	$819,936

UNAUDITED PRO FORMA FINANCIAL INFORMATION

In the tables below, we provide you with our unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, and our unaudited pro forma consolidated balance sheet as of September 30, 2001, to give you a better understanding of what our operations might have looked like had we consummated the merger transaction as of January 1, 2000, and what our financial position might have looked like had we consummated the merger transaction as of September 30, 2001. This unaudited pro forma financial information is derived from our and UGC Holdings' historical financial statements and related notes included elsewhere herein, in addition to certain assumptions and adjustments, which are described in the accompanying notes to the pro forma information.

For purposes of the unaudited pro forma statements of operations we have assumed the following as of January 1, 2000, and for purposes of the unaudited pro forma balance sheet we have assumed the following as of September 30, 2001:

•
IDT United acquired approximately $1.351 billion of the total $1.375 billion face amount outstanding at $400 per $1,000 principal amount at maturity of UGC Holdings' 10 3/4% senior secured notes, and transferred approximately $751.2 million face amount of these senior secured notes to Liberty, which in turn transferred these notes to us in consideration for our assumption of part of an approximate $304.6 million obligation ($293.8 million as of September 30, 2001) to UGC Holdings owed by Liberty;

•
Liberty received approximately 21.9 million shares of our Class C common stock in exchange for the approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million of the shares of UGC Holdings Class A common stock owned by Liberty;

•
Certain other stockholders of UGC Holdings, or "Founders", received approximately 8.9 million shares of our Class B common stock in exchange for an equal number of shares of UGC Holdings Class B common stock owned by them;

•
UGC Holdings became a 99.5%-owned subsidiary of ours;

•
The holders of UGC Holdings outstanding Class A and Class B common stock acquired an equal number of shares of our common stock;

•
The holders of UGC Holdings preferred stock, other than holders of UGC Holdings Series E preferred stock, received approximately 23.3 million shares of our Class A common stock equal to the number of shares of UGC Holdings Class A common stock they would have received had they converted the preferred stock immediately prior to the merger;

•
Liberty contributed to us notes issued by two of UGC Holdings' Dutch subsidiaries having an approximate accreted value of $891.7 million as of January 30, 2002, or the "Belmarken Notes", which were recorded by us at their estimated fair value of approximately $851.8 million;

•
Liberty contributed $200.0 million in cash to us;

•
Liberty contributed to us approximately $1.435 billion and E263.1 million face amount of senior notes and senior discount notes issued by UPC, or the "Liberty UPC Bonds", which were recorded by us at their estimated fair value as of January 30, 2002 of approximately $354.7 million;

•
Liberty acquired approximately 281.3 million shares of our Class C common stock, all in exchange for the Belmarken Notes, cash and the Liberty UPC Bonds, all of which was recorded at $5.00 per share, which was the approximate fair value of our Class A common stock as of January 30, 2002;

•
Liberty sold and we purchased all of Liberty's remaining interest in IDT United. The purchase price of this interest was equal to Liberty's net investment in IDT United and related expenses plus interest on those amounts at a rate of 8.0% per annum, which was paid for by the assumption of Liberty's remaining obligations under the loan from UGC Holdings, cash of approximately

  $128.4 million, and a loan of approximately $105.0 million from LBTW I, Inc., or "LBTW," a subsidiary of Liberty;

•
We consolidate the financial position and results of operations of IDT United;

We were formed as part of a series of planned transactions intended to accomplish a restructuring and recapitalization of our business. Our 99.5%-owned subsidiary, UGC Holdings, holds the operating assets that comprise our business. The consolidated financial statements of UGC Holdings are presented separately herein and are important to your understanding of our business activities. Our financial statements present our investment in UGC Holdings under the equity method of accounting, applied as described below. We are required to follow this presentation because we presently do not directly control the UGC Holdings board of directors. We have the right to appoint 50.0% of its members, and certain of the Founders, who collectively own only a 0.5% economic interest in UGC Holdings, appoint the remaining members.

In accordance with the terms of the certificate of incorporation of UGC Holdings, such 0.5% economic interest will automatically convert into UGC Holdings Class C common stock, which is not entitled to vote in the election of directors (resulting in 100% voting control over UGC Holdings by us), as soon as certain of UGC Holdings' subsidiaries are no longer required under their respective indentures to repurchase bonds issued thereunder upon a change of control of UGC Holdings (either by redemption of the applicable bonds, defeasance in accordance with the terms of the indentures, waiver or amendment), or such change of control occurs other than by reason of a breach by Liberty of the standstill agreement to which it and we are parties. Following conversion, we will consolidate UGC Holdings and its subsidiaries. The timing of that conversion is uncertain, but is expected to occur as soon as it can occur without triggering a "change of control" as defined in certain indentures of UGC Holdings' subsidiaries.

In applying the equity method of accounting for the accompanying pro forma financial statements, we have viewed the merger transaction as a partially completed reorganization of entities under common control. Consequently, our investment and share in results of our unconsolidated subsidiaries (i.e. UGC Holdings) are based on their historical cost financial statements. No adjustments that would result from the application of purchase accounting have been made because no purchase transaction has occurred or will occur. Effective with the merger transaction, we will reflect a negative investment in UGC Holdings equal to the deficit in shareholders' equity of UGC Holdings. Further, we will continue to record our share of their losses because it is deemed probable that we will obtain 100% voting control over UGC Holdings' board of director elections in the foreseeable future.

As described elsewhere in this prospectus, we acquired debt securities of UGC Holdings and certain of its subsidiaries at significant discounts from the accreted value of those debt securities as reflected in their separate financial statements. We include these bonds in our investment in UGC Holdings account, at cost, and will recognize interest income using the effective interest method. When we resume consolidation, we expect to recognize extraordinary gains from the effective retirement of this debt equal to the excess of the then accreted value of the bonds over our amortized cost. Except for bond discount accretion and the timing of recognition of gains from extinguishment of debt, our net losses and total shareholders' equity will be reported at substantially the same amounts that would have resulted if we had continued to consolidate UGC Holdings and its subsidiaries during the period we did not have the requisite control.

We believe the accounting described above is appropriate in our circumstances. It is possible that the staff of the SEC will not agree with our conclusions because the circumstances are unique and subject to interpretation. If the Staff were to disagree with our conclusions with respect to the accounting for the merger transaction and the application of the equity method of accounting as a result of the merger transaction, the resulting pro forma financial statements could be materially different than those reflected herein.

The pro forma financial information should be read together with the historical financial statements of us and UGC Holdings and related notes, and other financial information pertaining to us and UGC Holdings, included elsewhere in this registration statement. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger transaction. The actual financial position and results of operations may differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified, changes in operating results between the dates of the pro forma financial information and the date on which the merger transaction took place and changes as a result of the matters discussed in the preceding paragraph.

UnitedGlobalCom, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
September 30, 2001

	United(1)	Pro Forma Adjustments		United Pro Forma
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$–	$74,912	(2)	$74,912
Other current assets	–	–		–

Total current assets	–	74,912		74,912
Other assets	–	–		–

Total assets	$–	$74,912		$74,912

Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$–	$–		$–
Note payable to Liberty	–	105,000	(3)	105,000

Total current liabilities	–	–		–
Investment in UGC Holdings	–	802,287	(4)	802,287

Total liabilities	–	907,287		907,287

Minority interest in IDT United	–	10,000	(5)	10,000

Stockholders' (deficit) equity	–	(842,375	)(6)	(842,375)

Total liabilities and stockholders' (deficit) equity	$–	$74,912		$74,912

UnitedGlobalCom, Inc.
Unaudited Pro Forma Consolidated Statements of Operations

	Nine Months Ended September 30, 2001
	United(1)	Pro Forma Adjustments		United Pro Forma
	(In thousands, except share and per share information)
Revenue	$–	$–		$–
Expense	–	–		–

Operating loss	–	–		–
Interest income, net	–	223,312	(7)	223,312

Loss before income taxes and other items	–	–		–
Share in results of UGC Holdings	–	(2,110,765)	(8)	(2,110,765)

Net loss from continuing operations	$–	$(1,887,453)		$(1,887,453)

Basic and diluted net loss from continuing operations per common share	$–			$(5.87)

Weighted-average common shares — basic and diluted	1			321,767,049 (9)

	Year Ended December 31, 2000
	United(1)	Pro Forma Adjustments		United Pro Forma
	(In thousands, except share and per share information)
Revenue	$–	$–		$–
Expense	–	–		–

Operating loss	–	–		–
Interest income, net	–	305,549	(7)	305,549

Loss before income taxes and other items	–	–		–
Share in results of UGC Holdings	–	(1,195,820)	(8)	(1,195,820)

Net loss from continuing operations	$–	$(890,271)		$(890,271)

Basic and diluted net loss from continuing operations per common share	$–			$(3.64)

Weighted-average common shares — basic and diluted	1			244,409,680 (9)

UnitedGlobalCom, Inc.
Notes to Unaudited Pro Forma Financial Information

(1)
Represents the financial position and historical results of operations of United. As of September 30, 2001 the only transaction of United was the issuance of one share of common stock to UIPI for $100.00.

(2)
Represents the pro forma effect on United's cash as follows (in thousands):

Cash received from Liberty for United Class C common stock	$200,000
Acquisition of UGC Holdings senior secured notes held directly by Liberty ($300,480), net of the assumption by United of loans from UGC Holdings to Liberty ($293,837)	(6,643)
Cash consideration for a portion of Liberty's interest in IDT United	(128,445)
Consolidation of IDT United	10,000

$74,912

(3)
Represents the loan from LBTW, the proceeds of which were used as consideration for the remainder of Liberty's interest in IDT United. This loan has a term of one year and bears interest at 8.0% per annum.

(4)
Represents the pro forma effect on United's negative investment in UGC Holdings as follows (in thousands):

Stockholders' deficit of UGC Holdings as of September 30, 2001	$2,294,598
UGC Holdings Series C and D preferred stock not held by us	712,500

Negative investment in UGC Holdings as of September 30, 2001, equal to UGC Holdings' common stockholders' deficit as of such date	3,007,098
Adjustments to UGC Holdings' historical stockholders' deficit:
Extraordinary gain on early retirement of UGC Holdings' 1999 Notes in December 2001	(8,778)
Issuance of approximately 12.0 million shares of UGC Holdings Class A common stock to Liberty in December 2001	(20,025)
Estimated merger transaction costs	25,000
Issuance of approximately 16.9 million shares of United Class A common stock to existing holders of UGC Holdings Series B, C and D preferred stock	(736,721)
Issuance of approximately 3.0 million shares of United Class A common stock for accrued dividends as of September 30, 2001 to holders of UGC Holdings Series B, C and D preferred stock	(17,758)
Issuance of approximately 241.3 million shares of United Class C common stock to Liberty in consideration for:
Belmarken Notes (at approximate fair value as of January 30, 2002)	(851,791)
Liberty UPC Bonds (at approximate fair value as of January 30, 2002)	(354,650)
Acquisition of UGC Holdings senior secured notes held directly by Liberty for cash ($300,480), net of the assumption by United of loans from UGC Holdings to Liberty ($293,837)	(6,643)
Purchase of Liberty's interest in IDT United	(233,445)

$802,287

(5)
Represents the minority interest's share of the net assets of IDT United upon consolidation of IDT United by United.

(6)
Represents the pro forma effect on stockholders' (deficit) equity as follows (in thousands):

Stockholders' deficit of UGC Holdings as of September 30, 2001	$(2,294,598)
UGC Holdings Series C and D preferred stock not held by us	(712,500)

Negative investment in UGC Holdings as of September 30, 2001, equal to UGC Holdings' common stockholders' deficit as of such date	(3,007,098)
Adjustments to UGC Holdings' historical stockholders' deficit:
Extraordinary gain on early retirement of UGC Holdings' 1999 Notes in December 2001	8,778
Issuance of approximately 12.0 million shares of UGC Holdings Class A common stock to Liberty in December 2001	20,025
Estimated merger transaction costs	(25,000)
Issuance of approximately 16.9 million shares of United Class A common stock to existing holders of UGC Holdings Series B, C and D preferred stock	736,721
Issuance of approximately 3.0 million shares of United Class A common stock for accrued dividends as of September 30, 2001 to holders of UGC Holdings Series B, C and D preferred stock	17,758
Issuance of approximately 281.3 million shares of United Class C common stock to Liberty, valued at $5.00 per share (fair value at closing January 30, 2002), in consideration for:
Belmarken Notes (at approximate fair value as of January 30, 2002)	851,791
Liberty UPC Bonds (at approximate fair value as of January 30, 2002)	354,650
Cash	200,000

$(842,375)

(7)
Represents the pro forma effect on interest income, net as follows (in thousands):

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Interest expense from:
Assumption of the loan from UGC Holdings to Liberty	$(24,101)	$(1,045)
LBTW loan (assumed refinanced at the expiration of its one-year term)	(6,300)	(8,400)
Interest income from:
Liberty UPC bonds	121,926	162,007
UGC Holdings senior secured notes	112,193	152,987
Belmarken Loan	19,594	–

	$223,312	$305,549

(8)
Represents the pro forma effect on share in results of UGC Holdings as follows (in thousands):

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Historical net loss from continuing operations of UGC Holdings	$(2,131,356)	$(1,220,890)
Elimination of historical interest expense as a result of the redemption on December 3, 2001 of UGC Holdings' senior notes issued in 1999	20,591	25,070

	$(2,110,765)	$(1,195,820)

(9)
The weighted-average common shares — basic and diluted is computed as follows:

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Historical weighted-average shares of UGC Holdings	98,683,319	96,114,927
Treasury shares add back under equity method of accounting	5,569,240	5,569,240
New shares of UGC Holdings issued to Liberty in exchange for $20.0 million on December 3, 2001	11,976,048	11,976,048
United Class C common stock issued to Liberty for:
$200.0 million in cash	40,000,000	40,000,000
Belmarken Notes (issued May 30, 2001)	76,754,760	–
Liberty UPC Bonds	70,930,033	70,930,033
United Class A common stock issued to holders of Series B, C and D preferred stock of UGC Holdings	19,914,857	19,914,857
UGC Holdings common shares previously issued for preferred dividends, included in historical weighted-average shares of UGC Holdings	(2,061,208)	(95,425)

	321,767,049	244,409,680

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations cover the nine months ended September 30, 2001 and 2000 (unaudited), the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998 and should be read together with our consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding our financial activities and condition. Although we were incorporated in February 2001 and did not commence material operations until the completion of the merger transaction, UGC Holdings operated previously as our predecessor entity. Consequently, when we use the term "we," "us" or similar words in this section, we refer, as the context requires, to the business, financial condition and operations of us and/or UGC Holdings.

Introduction

Prior to the ten months ended December 31, 1998, our fiscal year-end was the last day of February, and we accounted for our share of the income or loss of our operating companies based on the calendar year results of each operating company. This created a two-month delay in reporting the operating company results in our consolidated results for our fiscal year-end. On February 24, 1999, we changed our fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transition to the new fiscal year-end, the combined results of operations of the operating companies for January and February 1998, a loss of $50.4 million, was reported as a one-time adjustment to our retained deficit as of March 1, 1998, in our consolidated statement of stockholders' (deficit) equity. Consequently, the consolidated statement of operations and comprehensive (loss) income presents the consolidated results of the Company and its subsidiaries for the ten months ended December 31, 1998.

Services

To date, our primary source of revenue has been video entertainment services to residential customers. We believe that an increasing percentage of our future revenues will come from telephone and Internet access services within the residential and business markets. Within a decade, video services may only account for half of our total revenue, as our other services increase. The introduction of telephone and Internet access services had a significant negative impact on operating earnings and Adjusted EBITDA during 1998, 1999 and 2000. We expected this negative impact due to the high costs associated with obtaining subscribers, branding, and launching these new services against the incumbent operator. We expect this negative impact to decline in the future. We intend for these new businesses to be Adjusted EBITDA positive after two to three years following introduction of the service, but there can be no assurance this will occur.

Video.    Our operating systems generally offer a range of video service subscription packages including a basic tier and an expanded basic tier. In some systems, we also offer mini-tiers and other premium programming. Historically, video services revenue has increased as a result of acquisitions of systems, subscriber growth from both well-established and developing systems, and increases in revenue per subscriber from basic rate increases and the introduction of expanded basic tiers and pay-per-view services.

Voice.    Our operating systems that have launched telephone service offer a full complement of telephone products, including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling.

Internet.    Our local operating companies provide subscribers with high-speed Internet access via their broadband network for a fee.

Content.    We provide content for video service providers in Europe, Latin America, Australia and New Zealand. In addition to being provided on our systems, content is also sold to third-party operators.

Pricing

Video.    We usually charge a one-time installation fee when we connect video subscribers, a monthly subscription fee that depends on whether basic or expanded-basic tier service is offered, and incremental amounts for those subscribers purchasing pay-per-view and premium programming.

Voice.    Revenue from residential telephone usually consists of a flat monthly line rental and a usage charge based upon minutes. In order to achieve high growth from early market entry, we price our telephone service at a discount compared to services offered by incumbent telecommunications operators. In addition, we may waive or substantially discount our installation fees.

Internet.    Generally, our services are offered to residential subscribers at flat subscription fees. Our flat fee is designed to be competitive with fees for dial-up Internet access. For business subscribers to services other than our standard broadband Internet access services, we generally agree on the pricing with local operators on a case-by-case basis, depending on the size and capacity requirements of the businesses.

Content.    We charge video service providers a per-subscription fee for our video channels.

Costs of Operations

Video.    Operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide service to the subscriber. Direct costs of programming are variable, based on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue. Other direct operating expenses include operating personnel, service vehicles, maintenance and plant electricity. Selling, general and administrative expenses include salaries, marketing, sales and commissions, legal and accounting, office facilities and other overhead costs.

Voice.    Operating costs include interconnect costs, fees for our customers to move their telephone number from the incumbent's network to our network, network operations, customer operations and customer care. Interconnect costs are variable based upon usage as determined through negotiated interconnect agreements. Selling, general and administrative expenses include salaries, branding, marketing and customer acquisition costs, legal and accounting, human resources, office facilities and other overhead costs.

Internet.    Operating costs consist primarily of leased-line and network development and management costs, as well as portal design and development, local connectivity costs, help desk and customer care costs. Selling, general and administrative expenses include branding, customer acquisition costs, personnel-related costs, legal and accounting, office facilities and other overhead.

Content.    Operating costs include distribution costs such as transponder fees. A significant portion of these costs are fixed in nature through contractual commitments. Selling, general and administrative expenses include salaries, marketing and subscription acquisition costs, legal and accounting, office facilities and other overhead costs.

Results of Operations

Revenue

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
UPC	$924,372	$652,896	$918,634	$473,422	$172,287
Austar United	132,925	133,248	177,313	151,722	74,209
VTR	123,933	109,203	148,167	87,444	–
Other Latin America	4,488	5,623	6,818	7,655	4,757
Corporate and other	142	78	102	277	–
Other Asia/Pacific	–	–	–	242	3,213

Total revenue	$1,185,860	$901,048	$1,251,034	$720,762	$254,466

Revenue increased $284.8 million, or 31.6%, for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000, and increased $530.3 million, or 73.6%, and $466.3 million, or 183.2%, during the years ended December 31, 2000 and 1999, respectively, the detail of which is as follows:

	Nine Months Ended September 30,				Year Ended December 31,
	2001		2000		2000		1999		1998
	(In thousands)
UPC revenue:
Video		$564,993		$470,457		$641,071		$392,569		$189,863
Voice		227,778		120,877		187,103		42,606		267
Internet		113,714		52,560		77,655		26,507		4,756
Content		7,232		4,239		4,606		3,853		677
Other		10,655		4,763		8,199		7,887		9,955

Consolidated UPC revenue		$924,372		$652,896		$918,634		$473,422		$205,518

Consolidated UPC revenue in euros	E	1,033,385	E	695,466	E	1,000,825	E	447,501	E	185,582

Austar United revenue:(1) Video		$113,989		$125,240		$163,938		$146,881		$89,819
Voice		2,451		3,166		3,898		4,107		–
Internet		8,061		2,532		5,067		–		–
Content		8,210		–		–		–		–
Other		214		2,310		4,410		734		–

Consolidated Austar United revenue		$132,925		$133,248		$177,313		$151,722		$89,819

Consolidated Austar United revenue in A$	A$	256,600	A$	222,600	A$	305,260	A$	232,080	A$	138,765

VTR revenue:(2)
Video		$81,643		$86,325		$113,400		$113,004		$116,488
Voice		38,308		22,412		33,497		14,467		2,516
Internet		3,982		466		1,270		–		–

Consolidated VTR revenue		$123,933		$109,203		$148,167		$127,471		$119,004

Consolidated VTR revenue in Chilean pesos	CP	76,475,615	CP	57,713,492	CP	80,028,242	CP	63,665,347	CP	54,806,926

(1)
As a result of the sale of 50.0% of our interest in the holding company through which we held the largest portion of our interest in Austar United, we will de-consolidate the results of operations of Austar United effective November 15, 2001.

(2)
Represents 100% of the operating results of VTR for all periods reflected. We began consolidating the results of operations of VTR effective May 1, 1999.

The first nine months of 2001 compared to the first nine months of 2000.    Revenue for UPC in U.S. dollar terms increased $71.4 million, or 30.6%, from $233.5 million for the three months ended September 30, 2000 to $304.9 million for the three months ended September 30, 2001. Revenue for UPC in U.S. dollar terms increased $271.5 million, or 41.6%, from $652.9 million for the nine months ended September 30, 2000 to $924.4 million for the nine months ended September 30, 2001. On a functional currency basis, UPC's revenue increased E84.5 million, or 32.8%, from E257.9 million for the three months ended September 30, 2000 to E342.4 million for the three months ended September 30, 2001. UPC's revenue increased E337.9 million, or 48.6%, from E695.5 million for the nine months ended September 30, 2000 to E1,033.4 million for the nine months ended September 30, 2001. Video revenue accounted for E31.1 and E130.9 million of this increase for the three and nine months ended September 30, 2001, respectively, primarily due to organic subscriber growth, increases in average revenue per subscriber and new revenue from UPC's acquisition of K&T (The Netherlands), which we included in our consolidated results effective March 31, 2000, and the acquisition of EWT (Germany), which we included in our consolidated results effective October 1, 2000. Video revenue also increased due to the launch of DTH services in Hungary, the Czech Republic and the Slovak Republic, offset by increased churn in Poland due to a significant rate increase for UPC's DTH service. UPC will deconsolidate the results of its DTH operations in Poland upon closure of the transaction with Canal+, which closed prior to December 31, 2001. Voice revenue accounted for E24.9 million and E125.6 million of the total increase in revenue for the three and nine months ended September 30, 2001, respectively, primarily due to the acquisition of Cignal, and organic subscriber growth (445,600 subscribers at September 30, 2001 compared to 365,300 subscribers at September 30, 2000), offset by Priority Telecom's decision in the third quarter to exit the wholesale voice business in order to refocus on the high margin data business. The increase in Internet revenue for the three and nine months ended September 30, 2001 compared to the same periods in the prior year was primarily due to organic subscriber growth in Internet access services (507,200 subscribers at September 30, 2001 compared to 278,100 subscribers at September 30, 2000).

Revenue for Austar United in Australian dollars increased A$9.7 million, or 12.6%, from A$76.8 ($44.1) million for the three months ended September 30, 2000 to A$86.5 ($44.3) million for the three months ended September 30, 2001, due primarily to the launch of its mobile telephone business in the fourth quarter 2000 and revenue from TVSN, a national shopping channel in Australia and New Zealand, acquired in October 2000. Revenue for Austar United increased A$34.0 million, or 15.3%, from A$222.6 ($133.2) million for the nine months ended September 30, 2000 to A$256.6 ($132.9) million for the nine months ended September 30, 2001. Video revenue accounted for A$10.5 million of this increase, due to organic subscriber growth (average of 428,691 subscribers for the nine months ended September 30, 2001 compared to an average of 401,216 subscribers for the nine months ended September 30, 2000), offset by a reduction in the average monthly revenue per video subscriber from A$55.78 ($33.04) for the nine months ended September 30, 2000 to A$54.74 ($28.36) for the nine months ended September 30, 2001, due to lower premium revenues in the current period. The remaining increase was due to the launch of wireless data services in late first quarter 2000, the launch of its mobile telephone business in the fourth quarter 2000 and revenue from TVSN. The total increase in revenue for the nine months ended September 30, 2001 compared to the same period in the prior year was offset by a A$7.9 ($4.9) million reduction in revenue as a result of the de-consolidation of TelstraSaturn effective April 1, 2000.

Revenue for VTR in U.S. dollar terms increased $4.2 million, or 11.4%, from $37.0 million for the three months ended September 30, 2000 to $41.2 million for the three months ended September 30,

2001. Revenue for VTR in U.S. dollar terms increased $14.7 million, or 13.5% from $109.2 million for the nine months ended September 30, 2000 to $123.9 million for the nine months ended September 30, 2001. On a functional currency basis, VTR's revenue increased CP7.22 billion, or 35.4%, from CP20.42 billion for the three months ended September 30, 2000 to CP27.64 billion for the three months ended September 30, 2001. VTR's revenue increased CP18.77 billion, or 32.5%, from CP57.71 billion for the nine months ended September 30, 2000 to CP76.48 billion for the nine months ended September 30, 2001. Voice revenue accounted for CP4.32 billion and CP11.84 billion of this increase for the three and nine months ended September 30, 2001, respectively, primarily due to telephone subscriber growth (173,000 subscribers at September 30, 2001 compared to 102,700 subscribers at September 30, 2000), as well as an increase in the average monthly revenue per telephone subscriber from CP15,399 and CP15,166 for the three and nine months ended September 30, 2000, respectively, to CP16,316 and CP15,933 for the three and nine months ended September 30, 2001, respectively. On a functional currency basis, video revenue for the three and nine months ended September 30, 2001 compared to the prior periods increased 12.4% and 10.3%, respectively, primarily due to an increase in the number of video subscribers from 408,500 subscribers as of September 30, 2000 to 445,100 subscribers as of September 30, 2001. Average monthly revenue per video subscriber remained flat on a functional currency basis.

2000 Compared to 1999.    Revenue for UPC in U.S. dollar terms increased $445.2 million, or 94.0%, from $473.4 million for the year ended December 31, 1999 to $918.6 million for the year ended December 31, 2000, despite a 14.0% devaluation of the euro to the U.S. dollar from year to year. On a functional currency basis, UPC's revenue increased E553.3 million, or 123.6%, from E447.5 million for the year ended December 31, 1999 to E1,000.8 million for the year ended December 31, 2000. This increase was primarily due to acquisitions. The increase in video revenue for the year ended December 31, 2000 compared to the prior year attributable to acquisitions totaled 90.3% of the total increase. Of this increase, acquisitions in The Netherlands represent 40.8%, the acquisition in Poland represents 21.8%, acquisitions in France represent 12.5%, the acquisition in Sweden represents 9.9%, the acquisition in the Czech Republic represents 9.4% and other acquisitions represent 5.6%. The remaining increase in video revenue of 9.7% came from organic subscriber growth and increased revenue per subscriber. The increase in telephone revenue for the year ended December 31, 2000 compared to the prior year is primarily from its acquisitions of A2000 in The Netherlands (September 1999), Kabel Plus in the Czech Republic (November 1999) and Monor in Hungary (December 1999), which total approximately 51.2% of the increase. The remaining increase in telephone revenue is due to organic subscriber growth in UPC's Austrian, Dutch, French, Norwegian and Swedish systems. The increase in Internet revenue for the year ended December 31, 2000 compared to the prior year is primarily due to organic subscriber growth in its residential and business high-speed cable modem Internet access services.

Revenue for Austar United in U.S. dollar terms increased $25.6 million, or 16.9%, from $151.7 million for the year ended December 31, 1999 to $177.3 million for the year ended December 31, 2000, despite a 12.2% devaluation of the Australian dollar to the U.S. dollar from year to year. This increase was primarily due to video subscriber growth (421,200 at December 31, 2000 compared to 381,800 at December 31, 1999). The average monthly revenue per video subscriber remained flat from an average per subscriber of A$53.71 ($34.71) for the year ended December 31, 1999 to an average of A$53.68 ($30.92) per subscriber for the year ended December 31, 2000.

Revenue for VTR in U.S. dollar terms increased $20.7 million, or 16.2%, from $127.5 million for the year ended December 31, 1999 to $148.2 million for the year ended December 31, 2000, despite a 6.3% devaluation of the Chilean peso to the U.S. dollar from year to year. This increase was primarily due to telephone subscriber growth (135,500 at December 31, 2000 compared to 66,700 at December 31, 1999), as well as an increased average monthly revenue per telephone subscriber of $28.97 for the year ended December 31, 2000, compared to $26.09 for the prior year. Video revenue remained flat on a U.S. dollar basis, despite a 9.2% increase in the number of video subscribers from 387,000 as of December 31, 1999 to 422,700 as of December 31, 2000, due to the weakening Chilean peso. Average monthly revenue per video subscriber also remained relatively flat on a U.S. dollar basis ($23.94 for the year ended December 31, 2000 compared to $23.64 for the prior year), but increased 7.3% on a functional currency basis.

1999 Compared to 1998.    Revenue for UPC in U.S. dollar terms increased $267.9 million, or 130.4%, from $205.5 million for the year ended December 31, 1998 to $473.4 million for the year ended December 31, 1999, despite a 5.5% devaluation of the euro to the U.S. dollar from year to year. On a functional currency basis, UPC's revenue increased E261.9 million, or 141.1%, from E185.6 million for the year ended December 31, 1998 to E447.5 million for the year ended December 31, 1999, primarily due to the increase in video revenue, of which 83.8% related to acquisitions. Of this increase, acquisitions in The Netherlands represent 59.3%, the acquisition in Poland represents 15.8%, acquisitions in France represent 12.7% and acquisitions in Sweden and other countries represent 12.2%. The remaining increase in video revenue of 16.2% came from organic subscriber growth, increased revenue per subscriber in Austria, Norway, France, and Eastern Europe and the inclusion of a full year of operations in 1999 for acquisitions completed in 1998. The increase in telephone revenue for the year ended December 31, 1999 compared to the prior year is primarily due to the launch of local telephone services in our Austrian, Dutch, French and Norwegian systems. In addition, A2000, which we consolidated effective September 1, 1999, had an existing telephone service. The increase in Internet revenue for the year ended December 31, 1999 compared to the prior year is primarily due to the launch of residential and business high-speed cable modem Internet access services in Austria, Belgium, France, The Netherlands, Norway and Sweden in 1999.

Revenue for Austar United in U.S. dollar terms increased $61.9 million, or 68.9%, from $89.8 million for the year ended December 31, 1998 to $151.7 million for the year ended December 31, 1999, including a 3.0% strengthening of the Australian dollar to the U.S. dollar from year to year. This increase was primarily due to video subscriber growth (381,800 at December 31, 1999 compared to 288,700 at December 31, 1998), as well as an increased average monthly revenue per video subscriber as Austar United continued to expand the content of its television service. The average monthly revenue per video subscriber increased from A$47.00 ($29.45) for the year ended December 31, 1998 to A$53.71 ($34.71) per subscriber for the year ended December 31, 1999, a 14.3% increase.

Revenue for VTR in U.S. dollar terms increased $8.5 million, or 7.1%, from $119.0 million for the year ended December 31, 1998 to $127.5 million for the year ended December 31, 1999, despite a 6.3% devaluation in the Chilean peso to the U.S. dollar from year to year. This increase was primarily due to telephone subscriber growth (66,700 at December 31, 1999 compared to 21,000 at December 31, 1998), as well as an increased average monthly revenue per telephone subscriber of $26.09 for the year ended December 31, 1999, compared to $22.78 for the prior year. VTR experienced increased churn and lower sales volume than expected for its video service during the year ended December 31, 1999 due to an economic recession in Chile and increased competition. The number of video subscribers decreased from 393,900 as of December 31, 1998 to 387,000 as of December 31, 1999. The average monthly revenue per video subscriber also decreased on a U.S. dollar basis ($23.64 for the year ended December 31, 1999, compared to $25.63 for the prior year).

Adjusted EBITDA

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
UPC	$(135,579)	$(217,741)	$(334,498)	$(125,763)	$42,608
Austar United	(36,129)	(28,077)	(45,304)	(16,511)	(31,093)
VTR	18,591	11,620	12,582	15,140	–
Corporate	(17,713)	(10,063)	(13,020)	109	(2,907)
Eliminations and other	(1,871)	7,334	11,776	(6,152)	(12,153)

Consolidated Adjusted EBITDA	$(172,701)	$(236,927)	$(368,464)	$(133,177)	$(3,545)

(1)
Adjusted EBITDA represents net operating earnings before depreciation, amortization and stock-based compensation charges. Stock-based compensation charges result from variable plan accounting of our subsidiaries' regular and phantom stock option plans and are generally non-cash charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA increased $64.2 million and decreased $235.3 and $129.6 million during the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000 and during the years ended December 31, 2000 and 1999, respectively, the detail of which is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(In thousands)
UPC Adjusted EBITDA:
Video	$180,844	$148,793	$199,405	$94,503	$84,828
Voice	(91,150)	(77,883)	(131,787)	(44,185)	(5,813)
Internet	(53,660)	(129,138)	(170,538)	(80,045)	(12,493)
Content	(69,256)	(70,292)	(107,218)	(52,581)	(5,061)
Corporate and other	(102,357)	(89,221)	(124,360)	(43,455)	(5,463)

Consolidated UPC Adjusted EBITDA	$(135,579)	$(217,741)	$(334,498)	$(125,763)	$55,998

Austar United Adjusted
EBITDA:
Video	$(9,783)	$(10,054)	$(12,586)	$(10,923)	$(27,166)
Voice	(1,235)	(1,260)	(3,839)	(1,160)	–
Internet	(16,715)	(14,914)	(21,007)	–	–
Content	(5,984)	–	–	–	–
Management fees and other	(2,412)	(1,849)	(7,872)	(4,428)	(4,124)

Consolidated Austar United Adjusted EBITDA	$(36,129)	$(28,077)	$(45,304)	$(16,511)	$(31,290)

VTR Adjusted EBITDA:(1)
Video	$13,754	$18,634	$36,672	$27,725	$30,763
Voice	8,959	2,033	(8,890)	(4,388)	(2,741)
Internet	(1,872)	(2,103)	(2,350)	–	–
Management fees and other	(2,250)	(6,944)	(12,850)	(5,218)	–

Consolidated VTR Adjusted EBITDA	$18,591	$11,620	$12,582	$18,119	$28,022

(1)
Represents 100% of the operating results of VTR for all periods reflected. We began consolidating the results of operations of VTR effective May 1, 1999.

The First Nine Months of 2001 Compared to the First Nine Months of 2000.    Adjusted EBITDA for UPC in U.S. dollar terms increased $54.6 million, from negative $87.4 million for the three months ended September 30, 2000 to negative $32.8 million for the three months ended September 30, 2001. Adjusted EBITDA for UPC increased $82.1 million, from negative $217.7 million for the nine months ended September 30, 2000 to negative $135.6 million for the nine months ended September 30, 2001. On a functional currency basis, UPC's Adjusted EBITDA increased E59.8 million from negative E96.6 million for the three months ended September 30, 2000 to negative E36.8 million for the three months ended September 30, 2001. UPC's Adjusted EBITDA increased E80.0 million, from negative E232.0 million for the nine months ended September 30, 2000 to negative E152.0 million for the nine months ended September 30, 2001. Video Adjusted EBITDA accounted for E21.0 million and E44.2 million of this increase for the three and nine months ended September 30, 2001, respectively, due to the acquisitions of K&T and EWT, improved Adjusted EBITDA generally due to a continued focus on costs controls, improved Adjusted EBITDA from the DTH systems in Hungary and the Czech Republic as they gained subscribers and realized economies of scale and improved Adjusted EBITDA from its DTH operations in Poland due to lower marketing and customer acquisition costs. UPC will deconsolidate the results of its DTH operations in Poland upon closure of the transaction with Canal+, which closed prior to

December 31, 2001. The deterioration in UPC's Adjusted EBITDA from its voice business for the three and nine months ended September 30, 2001 compared to the same periods in the prior year was primarily due to the acquisition of Cignal and associated costs for the development and launch of products within new markets, offset by achieving certain economies of scale in the cable telephone business, lower start-up costs and cost savings achieved from continued integration and restructuring of operations. The improvement in UPC's Adjusted EBITDA from its Internet business for the three and nine months ended September 30, 2001 compared to the same periods in the prior year was primarily due to continued subscriber growth and achieving certain economies of scale in its Internet access business, in addition to lower start-up costs and cost savings from continued integration and restructuring of operations. UPC's corporate and other Adjusted EBITDA decreased for the nine months ended September 30, 2001. The decrease was primarily due to costs incurred for the development of UPC's digital set-top computer, as well as investigation of new technologies such as near video-on-demand and voice-over Internet Protocol telephone. UPC also continued to incur system costs for the development and rollout of UPC's pan-European financial and customer care systems. UPC ended the broadcasting of the paid sports channel, Sport 1, in the Czech Republic and Slovakia as of October 31, 2001.

Adjusted EBITDA for Austar United improved A$2.6 million, from negative A$22.9 ($14.2) million for the three months ended September 30, 2000 to negative A$20.3 ($10.4) million for the three months ended September 30, 2001, due primarily to improved video EBITDA from the reduction of programming cost per subscriber effective July 1, 2001, as a result of negotiations with XYZ Entertainment. Adjusted EBITDA for Austar United decreased A$23.9 million, from negative A$45.9 ($28.1) million for the nine months ended September 30, 2000 to negative A$69.8 ($36.1) million for the nine months ended September 30, 2001, primarily due to an incremental increase in video programming costs, as the Australian dollar continued to weaken from period to period and development and start-up costs associated with TVSN, offset by the de-consolidation of TelstraSaturn and the resulting removal of approximately A$2.5 ($1.7) million of negative Adjusted EBITDA.

Adjusted EBITDA for VTR in U.S. dollar terms increased $5.1 million and $7.0 million for the three and nine months ended September 30, 2001, respectively, compared to the prior periods. On a functional currency basis, VTR's Adjusted EBITDA increased CP3.76 billion from CP1.58 billion for the three months ended September 30, 2000 to CP5.34 billion for the three months ended September 30, 2001. VTR's Adjusted EBITDA increased CP5.5 billion from CP6.11 billion for the nine months ended September 30, 2000 to CP11.61 billion for the nine months ended September 30, 2001. Telephone Adjusted EBITDA accounted for CP2.41 billion and CP4.55 billion for the total increase for the three and nine months ended September 30, 2001, respectively, primarily due to telephone subscriber growth outpacing development costs. Video Adjusted EBITDA on a functional currency basis remained flat from period to period. Although VTR experienced revenue growth, additional promotional and marketing costs were incurred as a result of increased competition for video subscribers. Internet Adjusted EBITDA on a functional currency basis also remained flat from period to period, as development costs kept pace with revenue growth. We expect these costs as a percentage of revenue to decline in future periods because development costs in general will taper off and certain costs have already been incurred and are fixed in relation to subscriber volumes.

2000 Compared to 1999.    Adjusted EBITDA for UPC in U.S. dollar terms decreased $208.7 million, from negative $125.8 million for the year ended December 31, 1999 to negative $334.5 million for the year ended December 31, 2000. On a functional currency basis, UPC's Adjusted EBITDA decreased E243.4 million from a negative E119.8 million for the year ended December 31, 1999 to negative E363.2 million for the year ended December 31, 2000. Video Adjusted EBITDA in U.S. dollar terms increased 111.0% for the year ended December 31, 2000 compared to the prior year, primarily due to acquisitions made during 1999 and 2000. These acquisitions generated 67.7% of the increase from year to year. The remaining increase is due to achieving certain operating efficiencies while continuing incremental organic subscriber growth. The increase in UPC's negative Adjusted EBITDA from its telephone service and Internet service for the year ended December 31, 2000 compared to the prior year was primarily due to high customer acquisition costs. In order to achieve high growth from early market entry, UPC prices its services at a discount compared to services offered by incumbent telecommunications operators. UPC may also waive or discount installation fees. The increase in UPC's negative Adjusted EBITDA from its content business is primarily due to significant start up and restructuring costs related to UPC Polska. UPC expects to incur additional operating losses related to its content business for at least the next two years, while UPC develops and expands it subscriber base. UPC's $80.9 million increase in corporate and other negative Adjusted EBITDA primarily relates to costs incurred for the development of UPC's digital set-top computer, as well as investigation of new technologies such as near video on demand and IP telephony. UPC also continued to incur system costs for the development of UPC's pan-European IT platform, as well as continued branding and facilities costs. Salary costs also increased due to the necessary growth of UPC's corporate functions such as investor relations, finance, legal and engineering.

Adjusted EBITDA for Austar United in U.S. dollar terms decreased $28.8 million, or 174.5%, from negative $16.5 million for the year ended December 31, 1999 to negative $45.3 million for the year ended December 31, 2000. This decrease was primarily due to development and start-up costs associated with the launch of Austar United's Internet business, increased programming costs payable in U.S. dollars as the Australian dollar continued to weaken during the year, higher costs for new branding and product launch, higher costs for marketing and advertising during the Olympics, increased churn following the Olympics and increased churn from partial absorption of the new Australian goods and services tax.

Adjusted EBITDA for VTR in U.S. dollar terms decreased $5.5 million, or 30.4%, from $18.1 million for the year ended December 31, 1999 to $12.6 million for the year ended December 31, 2000. Video Adjusted EBITDA increased $8.9 million, or 32.3%, for the year ended December 31, 2000 compared to the prior year as revenue growth outpaced expenses. VTR's Adjusted EBITDA from its telephone business continued to be negative during the year 2000. Although revenues from telephone services increased significantly from the comparable period in 1999, development expenses of this new business continue to exist. We expect these operating and selling, general and administrative expenses as a percentage of telephone revenue to decline in future periods because development costs in general will taper off and certain costs have already been incurred and are fixed in relation to subscriber volumes. VTR's Adjusted EBITDA is also affected by management fees payable to ULA. These fees increased from $5.2 million in 1999 to $12.9 million for the year ended December 31, 2000. As VTR's revenues increase, these fees will continue to increase.

1999 Compared to 1998.    Adjusted EBITDA for UPC in U.S. dollar terms decreased $181.8 million from $56.0 million for the year ended December 31, 1998 to negative $125.8 million for the year ended December 31, 1999. On a functional currency basis, UPC's Adjusted EBITDA decreased E170.4 million from E50.6 million for the year ended December 31, 1998 to negative E119.8 million for the year ended December 31, 1999, primarily due to the continued introduction of its telephone and Internet businesses. In addition, as a percentage of revenue, operating expense for video increased 6.9% from 32.5% for the year ended December 31, 1998 to 39.4% for the year ended December 31, 1999. This increase is primarily due to higher operating costs as a percentage of revenue for systems we acquired during 1999. As a percentage of revenue, operating expenses in our new acquisitions was approximately 38.3%. We expect to reduce this percentage in future years through revenue growth and operating efficiencies. During the year ended December 31, 1999, UPC's significant negative Adjusted EBITDA from its local telephone services was due to high customer acquisition costs related to the launch of Priority Telecom in its Austrian, Dutch, French and Norwegian systems. During the year ended December 31, 1999, UPC's significant negative Adjusted EBITDA from its Internet service was due to high customer acquisition costs related to the launch of chello broadband on the upgraded portion of its networks in Austria, Belgium, France, The Netherlands, Norway and Sweden in 1999. UPC expects to incur substantial operating losses related to its content business while it develops and expands its subscriber base.

Adjusted EBITDA for Austar United in U.S. dollar terms increased $14.8 million, or 47.3%, from negative $31.3 million for the year ended December 31, 1998 to negative $16.5 million for the year ended December 31, 1999. This increase was primarily due to Austar United achieving incremental video subscriber growth while keeping certain costs fixed, such as its national customer operations center, corporate management staff and media-related marketing costs.

Adjusted EBITDA for VTR in U.S. dollar terms decreased $9.9 million, or 35.4%, from $28.0 million for the year ended December 31, 1998 to $18.1 million for the year ended December 31, 1999. This decrease was primarily due to management fees of $5.2 million incurred in 1999 compared to nil in the prior year, as well as increases in operating expense and selling, general and administrative expense that outpaced the revenue increases, primarily due to the focus on the continued development of telephone services and an increase in senior management personnel hired from the former shareholders of VTR.

Stock-Based Compensation

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
UPC and subsidiaries	$448	$(25,849)	$(68,616)	$202,227	$162,124
Austar United	4,010	6,685	9,439	4,910	–
ULA	(4,729)	9,218	8,024	(1,033)	2,669
VTR	1,253	8,986	7,970	–	–
Other Asia/Pacific	–	–	–	17,630	–

Total stock-based compensation	$982	$(960)	$(43,183)	$223,734	$164,793

Comparison of the first nine months of 2001 to the first nine months of 2000.    Stock-based compensation credit (included in selling, general and administrative expense) increased $4.1 million and $1.9 million for the three and nine months ended September 30, 2001, respectively, compared to the prior periods. Stock-based compensation expense (credit) is recorded as a result of applying variable-plan accounting to our subsidiaries' stock-based compensation plans. These plans include the UPC phantom stock option plan, the chello phantom stock option plan, the Priority Telecom stock option plan, the Austar United stock option plan, the ULA phantom stock option plan and the VTR phantom stock option plan. Under variable-plan accounting, increases in the fair market value of these vested options result in non-cash compensation charges to the statement of operations, while decreases in the fair market value to these vested options will cause a reversal of previous charges taken.

Comparison of Fiscal Years 2000, 1999 and 1998.    Stock-based compensation decreased $266.9 million for the year ended December 31, 2000, compared to an increase of $58.9 million in the prior year, due primarily to decreases in the market value of UPC's common stock during the year 2000. Stock-based compensation is recorded as a result of applying variable plan accounting to our subsidiaries' stock-based compensation plans. These plans include the UPC phantom stock option plan, the chello phantom stock option plan, the Priority Telecom stock option plan, the Austar United stock option plan, the ULA phantom stock option plan and the VTR phantom stock option plan. Under variable plan accounting, increases in the fair market value of these vested options result in non-cash compensation charges to the statement of operations, while decreases in the fair market value of these vested options will cause a reversal of previous charges taken.

Depreciation and Amortization

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Europe	$686,971	$447,386	$657,470	$280,442	$76,550
Asia/Pacific	87,509	79,642	105,629	104,723	79,746
Latin America	48,053	38,136	50,909	32,142	1,637
Corporate and other	1,291	1,132	1,514	1,407	1,112

Total depreciation and amortization expense	$823,824	$566,296	$815,522	$418,714	$159,045

Comparison of the First Nine Months of 2001 to the First Nine Months of 2000.    Depreciation and amortization expense increased $68.1 and $257.5 million for the three and nine months ended September 30, 2001, respectively, compared to the prior periods. On a functional currency basis, UPC's depreciation and amortization expense increased E75.0 million from E187.4 million for the three months ended September 30, 2000 to E262.4 million for the three months ended September 30, 2001. UPC's depreciation and amortization expense increased E290.7 million from E477.3 million for the nine months ended September 30, 2000 to E768.0 million for the nine months ended September 30, 2001. The increase resulted primarily from amortization of goodwill created in connection with acquisitions in 2000, as well as additional depreciation related to additional capital expenditures to upgrade the network in UPC's Western European systems and new-build for developing systems.

Comparison of Fiscal Years 2000, 1999 and 1998.    UPC's depreciation and amortization expense in U.S. dollar terms increased $377.1 million, from $280.4 million for the year ended December 31, 1999 to $657.5 million for the year ended December 31, 2000. On a functional currency basis, UPC's depreciation and amortization expense increased E452.6 million, or 170.1%, from E266.1 million for the year ended December 31, 1999 to E718.7 million for the year ended December 31, 2000. The increase resulted primarily from goodwill created in connection with acquisitions completed during 1999 in The Netherlands and Poland, as well as additional depreciation related to additional capital expenditures to upgrade the network in UPC's Western European systems and new-build for developing systems.

UPC's depreciation and amortization expense in U.S. dollars increased $186.1 million, or 197.3%, from $94.3 million for the year ended December 31, 1998 to $280.4 million for the year ended December 31, 1999, including a positive impact from the 5.5% devaluation of the euro to the U.S. dollar from period to period. On a functional currency basis, UPC's depreciation and amortization expense increased E180.9 million, or 212.3%, from E85.2 million for the year ended December 31, 1998 to E266.1 million for the year ended December 31, 1999. This increase resulted primarily from acquisitions completed during 1999 in the Netherlands and Poland, as well as additional depreciation related to additional capital expenditures to upgrade the network in UPC's Western European systems and new-build for developing systems.

Impairment and Restructuring Charges

2001.    During the second quarter of 2001, UPC identified indicators of possible impairment of long-lived assets, principally Indefeasible Rights of Use, or "IRUs," and related goodwill within its subsidiary, Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition would be used within Priority Telecom because of reduced levels of private equity funding activity for CLEC businesses generally and UPC's inability to obtain financing for Priority Telecom in the second half of 2001 as previously planned. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached an agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration to be paid for Cignal and the subsequent allocation of the purchase price. This allocation was completed by an independent third party in November 2000. Using the strategic plan prepared for the contemplated financing, an impairment assessment test and measurement in accordance with SFAS No. 121 was completed, resulting in the recording of a write-down of tangible assets and related goodwill and other impairment charges of E319.0 ($278.9) million.

Priority Telecom recorded restructuring and other impairment charges in connection with operations in Spain and other countries of E10.3 ($9.2) million for the three months ended September 30, 2001.

A subsidiary of UPC has impaired the value of DTH boxes leased to certain former customers for which the recovery of the value of the boxes is unlikely. The amount of the impairment is based on the number of disconnected customers to whom the DTH boxes were rented, decreased by the number of collected boxes and multiplied by the net book value of the box at the end of the corresponding period. The amount of impairment charges for the three months ended September 30, 2001 totaled E19.4 ($17.3) million.

We expect to record additional impairments under SFAS No. 121 as of December 31, 2001, although the exact nature and amount have yet to be determined. In addition, we expect to record a cumulative effect adjustment effective January 1, 2002 upon the adoption of SFAS No. 142, to reflect the impairment of previously recognized goodwill and other intangible assets. While we have not yet determined what the impact will be on our financial position and results of operations, it is possible the impact will be substantial.

Gain on Issuance of Common Equity Securities by Subsidiaries

	Year Ended December 31,
			Ten Months Ended December 31, 1998
	2000	1999
	(In thousands)
Austar United secondary offering	$66,771	$–	$–
Stjärn note conversion	54,085	–	–
UPC initial public offering	–	822,067	–
UPC secondary offering	–	403,500	–
Austar United initial public offering	–	248,361	–
Other	6,875	34,911	–

Total gain on issuance of common equity securities by subsidiaries	$127,731	$1,508,839	$–

2000.    In March 2000, Austar United sold 20.0 million shares in a second public offering on the Australian Stock Exchange, raising gross and net proceeds at $5.20 per share of $104.0 and $102.4 million, respectively. Based on the carrying value of our investment in Austar United as of March 29, 2000, we recognized a gain of $66.8 million from the resulting step-up in the carrying amount of our investment in Austar United. In August 2000, Stjärn exercised its option to convert its $100.0 million note into 4.1 million ordinary shares of UPC. Based on the carrying value of our investment in UPC as of August 23, 2000, we recognized a gain of $54.1 million from the resulting step-up in the carrying amount of our investment in UPC. No deferred taxes were recorded related to these gains due to our intent to hold our investment in UPC and Austar United indefinitely.

1999.    In February 1999, UPC successfully completed an initial public offering selling 133.8 million shares on Euronext Amsterdam, N.V. and Nasdaq, raising gross and net proceeds at $10.93 per share of $1,463.0 and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of our investment in UPC as of February 11, 1999, we recognized a gain of $822.1 million from the resulting step-up in the carrying amount of our investment in UPC. In October 1999, UPC completed a second public offering of 45.0 million ordinary shares, raising gross and net proceeds at $21.58 per share of $970.9 and $922.4 million, respectively. Based on the carrying value of our investment in UPC as of October 19, 1999, we recognized a gain of $403.5 million from the resulting step-up in the carrying amount of our investment in UPC. In July 1999, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at $3.03 per share of $313.6 and $292.8 million, respectively. Based on the carrying value of our investment in Austar United as of July 27, 1999, we recognized a gain of $248.4 million from the resulting step-up in the carrying amount of our investment in Austar United. No deferred taxes were recorded related to these gains due to our intent to hold our investment in UPC and Austar United indefinitely.

Interest Income

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Europe	$40,252	$30,090	$42,134	$29,458	$3,440
Asia/Pacific	4,690	13,419	16,600	7,296	1,069
Latin America	1,790	536	784	181	1,121
Corporate and other	41,416	57,168	73,779	17,440	5,051

Total interest income	$88,148	$101,213	$133,297	$54,375	$10,681

Comparison of Fiscal Years 2000, 1999 and 1998.    Interest income increased $78.9 and $43.7 million during the years ended December 31, 2000 and 1999, respectively, compared to the corresponding periods in the prior year, due to higher cash and short-term investment balances related to the issuance of new debt and equity in late 1999 and early 2000.

Interest Expense

	Nine Months Ended September 30,
			Year Ended December 31,		Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Europe	$(615,306)	$(456,057)	$(682,321)	$(194,512)	$(38,524)
Asia/Pacific	(68,296)	(59,620)	(80,303)	(69,511)	(47,164)
Latin America	(14,792)	(19,458)	(28,332)	(19,068)	(1,175)
Corporate and other	(113,524)	(102,010)	(137,827)	(116,908)	(76,364)

Total interest expense	$(811,918)	$(637,145)	$(928,783)	$(399,999)	$(163,227)

Interest expense increased $174.8, $528.8 and $236.8 million during the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000, and the years ended December 31, 2000 and 1999, respectively, the detail of which is as follows:

	Nine Months Ended September 30,
			Year Ended December 31,		Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Cash Pay:
UPC Senior Notes	$(196,919)	$(198,850)	$(258,752)	$(57,556)	$–
UPC Bank Facility and other	(194,998)	(68,494)	(155,001)	(48,643)	(32,190)
UPC other	–	(13,843)	(25,127)	(5,522)	(1,498)
UAP Notes	(25,876)	–	–	–	–
VTR Bank Facility	(9,538)	(14,443)	(19,166)	(16,918)	–
Austar Bank Facility	(15,484)	(13,543)	(18,463)	(13,426)	(5,337)
Other Latin America	(2,493)	(2,489)	(5,218)	(559)	(894)
Other Asia/Pacific	–	–	–	–	(44)

	(445,308)	(311,662)	(481,727)	(142,624)	(39,963)

Non Cash:
UPC Senior Discount Notes accretion	(177,866)	(154,850)	(208,479)	(59,475)	–
United 1998 and 1999 Notes accretion	(110,535)	(99,526)	(134,513)	(114,052)	(74,731)
UAP Notes accretion	(24,512)	(43,323)	(58,296)	(51,305)	(40,060)
Amortization of deferred financing costs	(35,102)	(19,182)	(44,952)	(20,503)	(7,467)
Exchangeable Loan	(17,648)	–	–	–	–
Other	(947)	(8,602)	(816)	(12,040)	(1,006)

	(366,610)	(325,483)	(447,056)	(257,375)	(123,264)

Total interest expense	$(811,918)	$(637,145)	$(928,783)	$(399,999)	$(163,227)

Foreign Currency Exchange (Loss) Gain

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Europe	$115,257	$(262,849)	$(180,157)	$(13,714)	$3,244
Asia/Pacific	1,552	(4,151)	(2,212)	270	(1,832)
Latin America	(146,452)	(25,606)	(33,531)	(26,057)	170

Total foreign currency exchange (loss) gain, net	$(29,643)	$(292,606)	$(215,900)	$(39,501)	$1,582

Comparison of First Nine Months of 2001 to the First Nine Months of 2000.    Foreign currency exchange loss improved $353.4 million and $263.0 million for the three and nine months ended September 30, 2001, respectively, compared to the same periods in the prior year, primarily due to significant gains on UPC's derivatives. These gains were offset by the strengthening of the U.S. dollar to the Chilean peso during the three and nine months ended September 30, 2001 compared to the same periods in the prior year, as well as a loss of $41.9 million related to our entering into foreign currency exchange forward contracts during the nine months ended September 30, 2001 to reduce our currency exposure to the euro.

Comparison of Fiscal Years 2000, 1999, and 1998.    Foreign currency exchange loss increased $176.4 million, from $39.5 million for the year ended December 31, 1999 to $215.9 million for the year ended December 31, 2000. This increase was primarily due to UPC, which has E2.4 ($2.2) billion of senior notes as of December 31, 2000 that are denominated in U.S. dollars. Foreign currency exchange loss increased $41.1 million from a $1.6 million gain for the ten months ended December 31, 1998 to a $39.5 million loss for the year ended December 31, 1999, primarily due to VTR, which has notes payable that are denominated in U.S. dollars.

Proceeds from Litigation Settlement

2001.    In May 2001, the United States Supreme Court affirmed the decision of the 10th Circuit U.S. Court of Appeals, which in April 2000 found in favor of us in our lawsuit against Wharf Holdings Limited. The lawsuit consisted of our claims of fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation related to Wharf's grant to us in 1992 of an option to purchase a 10.0% equity interest in Wharf's cable television franchise in Hong Kong. The United States Supreme Court's decision affirms the 1997 U.S. District Court judgment in our favor, which, together with accrued interest, totaled gross and net proceeds of approximately $201.2 and $194.8 million, respectively, which was received during the second and third quarter of 2001.

Provision for Loss on Investments

We evaluate our investments in publicly traded securities accounted for under the equity method for impairment in accordance with APB 18 and SAB 59. Under APB 18, a loss in value of an investment accounted for under the equity method which is other than a temporary decline should be recognized as a realized loss, establishing a new carrying value for the investment. Based on our analysis of specific quantitative and qualitative factors as of September 30, 2001, we determined the decline in market value of SBS and PrimaCom to be other than temporary, and as a result, we recorded a write-down of the book value of our investment in SBS and PrimaCom of E114.6 ($102.0) million and E261.3 ($232.6) million, respectively.

Minority Interests in Subsidiaries

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
UPC	$54,050	$650,735	$862,663	$344,185	$–
Subsidiaries of UPC	98,855	6,548	21,160	1,719	793
Austar United	36,750	35,417	49,781	13,610	–
Other	3,043	235	944	930	617

Total minority interests in subsidiaries	$192,698	$692,935	$934,548	$360,444	$1,410

Comparison of the First Nine Months of 2001 to the First Nine Months of 2000.    The minority interests' share of losses decreased $250.1 million and $500.2 million for the three and nine months ended September 30, 2001, respectively, compared to the prior periods, primarily due to the reduction of the minority interests' basis in the common equity of UPC to nil in January 2001. We can no longer allocate a portion of UPC's net losses to the minority shareholders once the minority shareholders' common equity basis has been exhausted. We will consolidate 100% of the net losses of UPC until such time as the preference shareholders convert their holdings into common equity, or until additional common equity is contributed by third-party investors.

Comparison of Fiscal Years 2000, 1999 and 1998.    The minority interests' share of losses increased $574.1 million, or 159.3% from $360.4 million for the year ended December 31, 1999 to $934.5 million for the year ended December 31, 2000, due to increased net losses by UPC and Austar United. The initial public offering of UPC in February 1999 and subsequent issuances of UPC's common stock reduced our ownership interest in UPC from 100% to a cumulative 52.6% as of December 31, 2000. Austar United's initial public offering in July 1999 and a second offering in March 2000 reduced our ownership interest in Austar United from 100% to a cumulative 72.9% as of December 31, 2000. For accounting purposes, we continue to consolidate 100% of the results of operations of UPC and Austar United, then deduct the minority interests' share of (loss) income before arriving at net (loss) income.

Share in Results of Affiliates

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Europe	$(97,072)	$(66,942)	$(106,099)	$(31,908)	$(25,679)
Asia/Pacific	(24,849)	(9,189)	(18,156)	(6,586)	(13,769)
Latin America	(816)	(3,201)	(5,659)	(11,755)	(15,333)

Total share in results of affiliates, net	$(122,737)	$(79,332)	$(129,914)	$(50,249)	$(54,781)

Comparison of the First Nine Months of 2001 to the First Nine Months of 2000.    Our share in results of affiliates increased $9.6 million and $43.4 million for the three and nine months ended September 30, 2001, respectively, compared to the same periods in the prior year, primarily due to the recognition of increased losses for TelstraSaturn, SBS, PrimaCom and Tevel.

Comparison of Fiscal Years 2000, 1999 and 1998.    The increase in losses from recording our share in results of affiliates of $79.7 million for the year ended December 31, 2000 is primarily due to the recognition of losses for SBS and PrimaCom for the entire year of 2000, compared to five months and none in 1999 for SBS and PrimaCom, respectively.

Liquidity and Capital Resources

Sources and Uses

We have financed our acquisitions and funding of our video, voice, Internet and content businesses in the three main regions of the world in which we operate primarily through public and private debt and equity as well as cash received from the sale of non-strategic assets by certain subsidiaries. These resources have also been used to refinance certain debt instruments and facilities as well as to cover corporate overhead. The following table outlines the sources and uses of cash, cash equivalents, restricted cash and short-term liquid investments (for purposes of this table only, "cash") for United (parent only) from inception to date:

	Inception to December 31, 2000		Nine Months Ended September 30, 2001		Total
	(In millions)
United (Parent Only)
Financing Sources:
Gross bond proceeds	$1,347.0		$–		$1,347.0
Gross equity proceeds	1,697.4		0.3		1,697.7
Asset sales, dividends and note payments	369.9		0.3		370.2
Interest income and other	181.5		33.6		215.1

Total sources	3,595.8		34.2		3,630.0

Application of Funds:
Investment in:
UPC	(717.8)		–		(717.8)
Asia/Pacific	(320.3)		(101.7)		(422.0)
ULA	(1,049.3	)(1)	(432.5	)(2)	(1,481.8)
Other	(44.5)		(2.2)		(46.7)

Total	(2,131.9)		(536.4)		(2,668.3)
Repayment of bonds	(532.1)		–		(532.1)
Offering costs	(102.2)		–		(102.2)
Litigation settlement	–		195.5		195.5
Corporate equipment and development	(31.0)		–		(31.0)
Corporate overhead and other	(166.0)		(28.9)		(194.9)

Total uses	(2,963.2)		(369.8)		(3,333.0)

Period change in cash	632.6		(335.6)		297.0
Cash, beginning of period	—		632.6		—

Cash, end of period	$632.6		$297.0		$297.0

United's Subsidiaries
Cash, end of period:
UPC					822.6
Asia/Pacific					63.5
ULA					26.8
Other					8.2

Total United's subsidiaries					921.1

Total consolidated cash, cash equivalents, restricted cash and short-term liquid investments					$1,218.1

(1)
Includes loans to Liberty totaling $242.4 million.

(2)
Includes loans to Liberty totaling $267.6 million.

United Parent.    We had $297.0 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2001. The primary use of cash in the next year will include continued funding to the Latin America region to meet the existing growth plans of our systems. We and/or our shareholders are considering making purchases of our outstanding equity and debt securities on the open market or in negotiated transactions. The timing and amount of such purchases, if any, will depend upon cash needs and market conditions, among other things. We believe that our existing capital resources will enable us to assist in satisfying the operating and development requirements of our subsidiaries and to cover corporate overhead for the next 12 months. To the extent we pursue new acquisitions or development opportunities, we will need to raise additional capital or seek strategic partners. As we do not currently generate positive operating cash flow, our ability to repay our long-term obligations will be dependent on developing one or more additional sources of cash.

In April 1999, we sold $355.0 million principal amount of our senior discount notes for net proceeds of $208.9 million to a small group of institutions. On December 3, 2001, we repurchased all of the United 1999 Notes for $20.0 million. As part of the original distribution arrangements for the United 1999 Notes, we agreed to assist the group in reselling the United 1999 Notes and to pay them the difference if the notes are sold for less than the price the institutions paid plus the then additional accreted value and they agreed in turn to pay us the difference (less reimbursable expenses) if the notes were resold for a greater price than the institutions paid plus the then additional accreted value. Pursuant to a subsequent agreement, the parties agreed that the payment obligation would be satisfied for an amount equal to the difference between the fair market value of the United 1999 Notes and the accreted value of the United 1999 Notes as of December 2, 2001. Accordingly, on December 3, 2001 we paid $241.3 million to these institutions in satisfaction of this obligation.

UPC.    UPC had $822.6 million in cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2001. UPC has incurred substantial operating losses and negative cash flows from operations which have been driven by its continuing development efforts, including the introduction of new services such as digital video, telephone and Internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. UPC expects to incur operating losses at least through 2003, primarily as a result of the continued introduction of these new services and continued depreciation and amortization expense. UPC's business plan calls for substantial growth in the number of subscribers that will use these new services. In order for UPC to achieve consolidated operating profitability and positive operating cash flows, this growth requires the availability of capital resources that are sufficient to fund expected capital expenditures and operating losses. The Company believes that UPC can achieve the anticipated growth in subscribers if there are sufficient capital resources to fund expected capital expenditures and operating losses. UPC's estimates of the cash flows generated by these new services and the capital resources needed and available to complete their deployment could change, and such change could differ materially from the estimates used by UPC to evaluate its ability to realize its investments.

We have executed a Memorandum of Understanding with UPC regarding a recapitalization that is intended to result in a substantial reduction of UPC's existing indebtedness. In connection with the recapitalization, UPC has not made timely interest payments on certain senior notes. Under the notes, UPC has until March 3, 2002 to cure the non-payment. If UPC fails to make the interest payment by the expiration of the grace period on March 3, 2002, the payment default on the notes would cause a cross-default under UPC's bank credit agreement unless UPC obtains a waiver from the bank lenders prior to that date. UPC has entered into negotiations with some of the holders of its senior notes and bank indebtedness. Our commitment to effect the recapitalization is subject to certain conditions, including agreement on the final ownership structure for UPC's ordinary shares. Though we believe that the proposed recapitalization of UPC will be successful, there can be no assurance that it will occur on terms that are satisfactory to us, or at all. If UPC fails to obtain necessary default waivers and restructure its indebtedness, its lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings and, in the case of UPC's bank lenders, to foreclose upon UPC's major operating companies. Any recapitalization or restructuring that occurs on terms that are less favorable than those that we expect to achieve could adversely affect our ability or the ability of UGC Holdings and subsidiaries to obtain new or alternative financing.

ULA.    ULA had $26.8 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2001, held almost exclusively by VTR. We believe VTR's working capital and projected operating cash flow as of September 30, 2001 are sufficient to fund its operations through the remainder of 2001. To the extent VTR's budgeted capital expenditures exceed net projected operating cash flow, VTR will need to seek funding from us or reduce its planned expenditures. VTR intends to refinance its $176.0 million VTR Bank Facility by the end of first quarter 2002. If VTR is unable to refinance this facility, it will become due and payable on April 29, 2002. VTR may need to sell assets or obtain funding from external sources to repay this amount when due. To the extent ULA pursues additional acquisitions or development opportunities, ULA will need to raise additional capital or seek strategic partners.

Asia/Pacific.    Asia/Pacific had $63.5 million of cash, cash equivalents and short-term liquid investments on hand as of September 30, 2001, held almost exclusively by Austar United. The UAP Notes began to accrue interest on a cash-pay basis May 15, 2001, with the first payment of $34.5 million due November 15, 2001. UAP did not have enough cash to make this interest payment on November 15, 2001. The trustee under the Indenture governing the UAP Notes declared the entire unpaid principal and accrued interest of the UAP Notes to be due and payable. The trustee, either independently or at the request of the UAP Note holders, could initiate bankruptcy proceedings against UAP, sue to recover the amount of the UAP Notes or take any other action available to creditors. Based upon current market prices, the value of UAP's assets is significantly less than the amount of the outstanding principal and accrued interest on the UAP Notes. UAP is negotiating the terms on which the UAP Notes will be restructured. Though UAP believes the restructuring will be successful, there can be no assurance that it will occur on terms that are satisfactory to us, or at all. Any recapitalization or restructuring that occurs on terms that are less favorable than those that we expect to achieve could adversely affect our ability or the ability of UGC Holdings and subsidiaries to obtain new or alternative financing.

We believe Austar United's working capital and projected operating cash flow as of September 30, 2001 are sufficient to fund Austar United's operations and meet Austar United's budgeted capital expenditure requirements through March 31, 2002. Management expects Austar United to continue to incur operating losses in the near future, especially from its newer services such as Content, telephone and Internet. In late 2001, Austar United's high-speed broadband Internet access service was cancelled. Austar United plans to continue to provide a traditional dial-up Internet service using a third-party network. We cannot be assured that Austar United will be able to achieve consolidated operating profitability and/or positive operating cash flows from its video, telephone and Internet businesses. Austar United is in default under the terms of its A$400.0 ($196.6) million Austar Bank Facility, and is negotiating the terms on which this facility will be restructured. Though Austar United believes the restructuring will be successful, there can be no assurance that it will occur on terms that are satisfactory to us, or at all. If Austar United fails to restructure its indebtedness, its lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings.

Prior to November 15, 2001, Asia/Pacific owned 28,460,876 shares, or approximately 99.99%, of UAP's outstanding common stock. On November 15, 2001, Asia/Pacific entered into a series of transactions, pursuant to which it transferred 14,230,413 shares of UAP's common stock (representing an approximate 49.99% interest in UAP). As a result of these transactions, Asia/Pacific now holds 14,230,463 shares, or 50.00%, of UAP's outstanding common stock. Third parties that are unaffiliated with Asia/Pacific hold the remainder of UAP's outstanding common stock.

Statements of Cash Flows

We had cash and cash equivalents of $1,010.2 million as of September 30, 2001, a decrease of $866.6 million from $1,876.8 million as of December 31, 2000. Cash and cash equivalents of $444.6 million as of September 30, 2000 represented a decrease of $1,481.3 million from $1,925.9 million as of December 31, 1999. We had cash and cash equivalents of $1,876.8 million as of December 31, 2000, a decrease of $49.1 million from $1,925.9 million as of December 31, 1999. Cash and cash equivalents as of December 31, 1999 represented an increase of $1,890.3 million from $35.6 million as of December 31, 1998, and cash and cash equivalents as of December 31, 1998 represented a decrease of $267.8 million from $303.4 million as of February 28, 1998.

	Nine Months Ended September 30,		Year Ended December 31,
					For the Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(In thousands)
Cash flows from operating activities	$(619,310)	$(522,278)	$(504,912)	$(116,361)	$1,988
Cash flows from investing activities	(980,289)	(3,280,833)	(3,869,193)	(4,354,087)	(433,460)
Cash flows from financing activities	717,420	2,470,690	4,427,924	6,308,415	158,815
Effect of exchange rates on cash	(38,201)	(148,867)	(102,906)	52,340	4,824

Net (decrease) increase in cash and cash equivalents	(920,380)	(1,481,288)	(49,087)	1,890,307	(267,833)
Cash and cash equivalents at beginning of period	1,876,828	1,925,915	1,925,915	35,608	303,441

Cash and cash equivalents at end of period	$956,448	$444,627	$1,876,828	$1,925,915	$35,608

Nine Months Ended September 30, 2001.    The principle source of cash during the nine months ended September 30, 2001 was proceeds from UPC's Exchangeable Loan of $856.8 million. Additional sources of cash included $584.1 million of borrowings on the UPC Bank Facility, $274.7 million of net proceeds from the sale of short-term liquid investments, $4.6 million from the exercise of stock options and $9.3 million from affiliate dividends and other investing and financing sources.

Principal uses of cash during the nine months ended September 30, 2001 included $706.5 million for the repayment of debt, $703.3 million of capital expenditures, $274.6 million in loans to Liberty and other affiliates and $38.2 million negative exchange rate effect on cash. Additional uses of cash included $98.4 million cash put on deposit with one of the institutions that hold the United 1999 Notes, $87.5 million cash put on deposit as collateral for our forward foreign exchange contracts and for the VTR Bank Facility, $59.8 million for investments in affiliates, $39.9 million for new acquisitions, $22.4 million for deferred financing costs and $619.3 million for operating activities.

Nine Months Ended September 30, 2000.    Principal sources of cash during the nine months ended September 30, 2000 included $1,612.2 million in proceeds from the issuance of senior notes and senior discount notes by UPC and $1,215.4 million of borrowings, including $469.3 million under a UPC bridge loan and $620.2 million under various UPC subsidiary bank facilities. Additional sources of cash included net proceeds of $102.4 million from Austar United's second public offering of common equity securities, $11.5 million from the exercise of stock options and $13.7 million from affiliate dividends and other investing and financing sources.

Principal uses of cash during the nine months ended September 30, 2000 included $1,006.0 million for the acquisition of the K&T Group in The Netherlands, $381.5 million for other acquisitions, $1,186.2 million of capital expenditures for system upgrade and new-build activities, $389.2 million of net cash invested in short-term liquid investments, $414.7 million for repayments of debt, $160.6 million for an additional investment in SBS, $122.1 million for shares in Primacom, $48.9 million of other investments in affiliates, $148.9 million negative exchange rate effect on cash, $56.1 million for deferred financing costs and $522.3 million for operating activities.

Year Ended December 31, 2000.    Principal sources of cash during the year ended December 31, 2000 included $4,328.3 million of borrowings on various subsidiary facilities, $1,612.2 million in proceeds from the issuance of senior notes and senior discount notes by UPC and $990.0 million in proceeds from UPC's issuance of convertible preference shares. The borrowings under subsidiary facilities included $2,206.7 million under UPC's bank facilities, $1,151.2 million from UPC's bridge loans, $259.2 million from the UPC senior credit facility, $213.1 million from the new A2000 facility, $209.4 million under the UPC corporate facility and $136.3 million under the new France facility. Additional sources of cash included $194.9 million of net proceeds from short-term liquid investments, $102.4 million from Austar United's second public offering of common equity securities, $13.3 million from the exercise of stock options and $57.2 million from payments on notes receivable, affiliate dividends and other investing sources.

Principal uses of cash during the year ended December 31, 2000 included $2,468.9 million for repayments of debt, $1,813.4 million of capital expenditures for system upgrade and new-build activities, $1,006.0 million for the acquisition of the K&T Group in The Netherlands, $207.4 million for EWT/TSS in Germany, $490.3 million for other acquisitions and $348.1 million for investments in affiliates, including $160.6 million for additional investments in SBS and $122.1 million for shares in PrimaCom. Additional uses of cash included $256.2 million in loans to affiliates, $149.3 million for deferred financing costs, $102.9 million negative exchange rate effect on cash and $504.9 million for operating activities.

Year Ended December 31, 1999.    Principal sources of cash during the year ended December 31, 1999 included $2,540.8 million in proceeds from the issuance of senior notes and senior discount notes by UPC, $1,409.1 million in proceeds from UPC's initial public offering and a related exercise of an option to acquire shares in UPC, $922.4 million in net proceeds from UPC's second public offering of equity securities, $571.4 million in net proceeds from the issuance of our Class A Common Stock in a public offering, $381.6 million in net proceeds from the issuance of our Series C Convertible Preferred Stock, $375.3 million of borrowings on UPC's senior credit facility, $292.8 million in net proceeds from the Austar United initial public offering, $257.2 million of borrowings on the Telekabel Group facility, $259.9 million in net proceeds from the issuance of our Series D Convertible Preferred Stock, $229.9 million of borrowings on Austar's bank facility and Saturn's bank facility, $208.9 million in proceeds from the private issuance of our debt securities due 2009, $61.0 million of borrowings on VTR's bank facility, $141.2 million of other borrowings, $50.0 million from the exercise of stock options and warrants, $18.0 million of proceeds from the sale of UPC's Hungarian programming assets, $52.3 million positive exchange rate effect on cash and $3.1 million from other investing and financing sources.

Principal uses of cash during the year ended December 31, 1999 included $848.2 million of net cash invested in short-term liquid investments, $794.2 million of capital expenditures for system upgrade and new-build activities, $744.5 million for the acquisition of UPC Polska, $521.7 million for the repayment of UPC's existing senior revolving credit facility, $306.1 million for the repayment of an existing facility at UPC Nederland, $293.2 million for the acquisition of Stjärn, $252.7 million for the acquisition of the additional 66.0% interest in VTR, $252.0 million for the acquisition of the additional 49.0% interest in UTH, $228.5 million for the acquisition of A2000, $150.0 million for the acquisition of Kabel Plus, $109.7 million for the acquisition of GelreVision, $291.2 million for other acquisitions, $373.5 million of investments in affiliates, including UPC's acquisition of an interest in PrimaCom for $227.9 million and SBS for $100.2 million, $129.1 million for the repayment of Austar United's existing bank facility, $320.1 million for the repayment of other loans, $100.7 million for deferred financing costs, $18.0 million for payment of a note, and $151.2 million for operating activities and other investing and financing uses.

Ten Months Ended December 31, 1998.    Principal sources of cash during the ten months ended December 31, 1998 included $321.2 million from short-term and long-term borrowings, primarily on UPC's senior revolving credit facility and Austar United's bank facility, $27.9 million from the net release of restricted funds, $20.0 million from the sale of systems in Portugal and other systems, $12.2 million from the issuance of our equity securities and $6.8 million from operating activities and other investing and financing sources.

Principal uses of cash during the ten months ended December 31, 1998 included capital expenditures totaling $217.1 million for system upgrades and new-build activities, $168.4 million of debt repayments, primarily on UPC's bridge bank facility and other bank facilities, $139.0 million of funding to our operating systems including the acquisition of additional interests in Tevel, Melita, and TV Show Brasil, $109.9 million primarily for the new acquisitions of Combivisie (The Netherlands) and Kabelkom (Hungary) and $21.5 million for other investing and financing uses.

Consolidated Capital Expenditures

In recent years we have been upgrading our existing cable television system infrastructure and constructing our new-build infrastructure with two-way high-speed capacity technology to support digital video, telephone and Internet access services. Capital expenditures for the upgrade and new-build construction can be reduced at our discretion, although such reductions require lead time in order to complete work in progress and can result in higher total costs of construction. In addition to the network infrastructure and related equipment and capital resources described above, development of UPC's newer businesses such as chello broadband, Priority Telecom, its digital distribution platform and DTH require capital expenditures. In addition, expansion into Central Europe, construction and development of UPC's pan-European distribution and programming facilities, network operating center and related support systems require capital expenditures.

Restrictions under Indentures

UGC Holdings and its subsidiaries, unless designated as "unrestricted subsidiaries," are restricted by the covenants in UGC Holdings' indenture dated February 5, 1998, as supplemented by a supplemental indenture dated as of January 24, 2002. UGC Holdings has designated certain of its subsidiaries, such as UAP and UPC, as "unrestricted subsidiaries" pursuant to the terms of its indenture. The indenture places certain limitations on UGC Holdings and its subsidiaries from selling certain assets or merging with or into other companies. Furthermore, UPC's activities are restricted by the covenants under UPC's indentures dated July 30, 1999, October 29, 1999 and January 20, 2000 and UAP's activities are restricted by the covenants under UAP's indentures dated May 14, 1996 and September 23, 1997. UPC's and UAP's indentures place certain limitations on UPC, UAP and their respective subsidiaries, unless designated as "unrestricted subsidiaries," from borrowing money, paying dividends or repurchasing stock, making investments, creating certain liens, engaging in certain transactions with affiliates, and selling certain assets or merging with or into other companies. These indentures generally place limitations on the additional amount of debt that UPC, UAP, and their respective subsidiaries may borrow, preferred shares that they may issue, and the amount and type of investments that they may make.

Information about UPC Stock Listing

As of September 30, 2001 UPC has negative shareholders equity. We believe this does not affect the fundamentals of UPC's business and is a function of the significant capital investment that is typical of the telecommunications industry, that results in large depreciation and amortization charges. Upon occurrence of the event, UPC reported this deficit to the Euronext. It is expected that the Euronext will put UPC's shares on the "penalty bench" until such moment that UPC returns to positive shareholders equity. UPC's shares could be removed from the AEX index after three months. This would not, however, result in a delisting of UPC's shares. UPC believes this trading measure will not have an impact on its business operations. In accordance with the Dutch Civil Code, UPC will address the issue of its negative equity at the next general shareholders' meeting.

UPC's ordinary shares A are traded in the form of American Depositary Shares on the Nasdaq National Market under the symbol "UPCOY". Nasdaq has traditionally maintained certain rules regarding bid prices for continued listing on the market. The minimum bid applicable to UPC for continued listing has been $1.00. On September 27, 2001, Nasdaq announced a suspension of the minimum bid requirements for continued listing. The suspension of these requirements ended on January 2, 2002, and Nasdaq reinstated the minimum bid requirements for continued listing on the market. On August 16, 2001, UPC's stock began trading below the $1.00 minimum bid price and has not traded above $1.00 to date. If UPC's shares continue to trade below that minimum bid requirement, UPC would potentially be subject to having its ADRs no longer eligible for trading on Nasdaq's National Market.

Selected Quarterly Financial Data

The following table presents selected unaudited operating results for each of the last eleven quarters through September 30, 2001. The Company believes that all necessary adjustments have been included in the amounts stated to present fairly the quarterly results when read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(In thousands)
Statement of Operations Data:
Revenue	$281,856	$303,201	$316,153	$349,824

Operating loss	$(296,584)	$(195,380)	$(305,184)	$(343,655)

Net loss	$(244,938)	$(285,966)	$(353,937)	$(336,049)

Net loss per common share:
Basic net loss	$(2.70)	$(3.12)	$(3.81)	$(3.61)

Diluted net loss	$(2.70)	$(3.12)	$(3.81)	$(3.61)

Weighted-average number of common shares outstanding:
Basic	95,529,552	95,939,285	96,348,642	96,633,957

Diluted	95,529,552	95,939,285	96,348,642	96,633,957

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001
	(In thousands)
Statement of Operations Data:
Revenue	$394,745	$399,250	$391,865

Operating loss	$(345,426)	$(592,841)	$(355,408)

Net loss	$(603,422)	$(746,622)	$(748,738)

Net loss per common share:
Basic net loss	$(6.33)	$(7.72)	$(7.66)

Diluted net loss	$(6.33)	$(7.72)	$(7.66)

Weighted-average number of common shares outstanding:
Basic	97,439,092	98,328,251	99,485,929

Diluted	97,439,092	98,328,251	99,485,929

	Three Months Ended
	March 31, 1999	June 30, 1999	September 30, 1999	December 31, 1999
	(In thousands)
Statement of Operations Data:
Revenue	$107,918	$145,996	$206,732	$260,116

Operating loss	$(72,317)	$(122,574)	$(155,105)	$(425,629)

Net income (loss)	$688,351	$(146,488)	$61,993	$32,462

Net income (loss) per common share:
Basic net income (loss)	$8.82	$(1.82)	$0.66	$0.27

Diluted net income (loss)	$8.17	$(1.82)	$0.61	$0.25

Weighted-average number of common shares outstanding:
Basic	77,935,846	80,976,454	82,545,254	86,538,469

Diluted	84,254,290	80,976,454	89,670,968	92,961,177

UNITED QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment Portfolio

We do not use derivative financial instruments in our non-trading investment portfolio. We place our cash and cash equivalent investments in highly liquid instruments that meet high credit quality standards with original maturities at the date of purchase of less than three months. We also place our short-term investments in liquid instruments that meet high credit quality standards with original maturities at the date of purchase of between three and twelve months. We also limit the amount of credit exposure to any one issue, issuer or type of instrument. These investments are subject to interest rate risk and will fall in value if market interest rates increase. We do not expect, however, any material loss with respect to our investment portfolio.

Equity Prices

We are exposed to equity price fluctuations related to our investment in equity securities. Changes in the price of the stock are reflected as unrealized gains (losses) in our statement of shareholders' deficit until such time as the stock is sold and any unrealized gain (loss) will be reflected in the statement of operations and comprehensive income (loss). The table below provides information about these equity securities.

	Number of Shares	Fair Value September 30, 2001
		(In thousands)
PrimaCom	4,948,039	$18,456
SBS	6,000,000	$96,000

As of September 30, 2001, we are also exposed to equity price fluctuations related to UPC's debt which is convertible into UPC ordinary shares. The table below provides information about this convertible debt, including expected cash flows and related weighted-average interest rates.

	September 30, 2001		Expected Repayment as of December 31,
	Book Value
		Fair Value	2001	2002
	(In thousands)
DIC Loan, 10.0% per annum	$49,024	$49,024	$–	$49,024

Impact of Foreign Currency Rate Changes

The functional currency of our major systems UPC, Austar United and VTR is the Euro, Australian dollar and Chilean peso, respectively. We are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Foreign currency rate changes also affect our share in results of our unconsolidated affiliates. Our exposure to foreign exchange rate fluctuations also arises from items such as the cost of equipment, management fees, programming costs and certain other charges that are denominated in U.S. dollars but recorded in the functional currency of the foreign subsidiary. The relationship between these foreign currencies and the U.S. dollar, which is our reporting currency, is shown below, per one U.S. dollar:

	Spot Rate			Quarter-to-Date Average Rate			Year-to-Date Average Rate
	Euro	Australian Dollar	Chilean Peso	Euro	Australian Dollar	Chilean Peso	Euro	Australian Dollar	Chilean Peso
September 30, 2001	1.0932	2.0348	693.1500	1.1233	1.9507	670.9250	1.1212	1.9305	617.6969
September 30, 2000	–	–	–	1.1046	1.7408	522.9413	1.0654	1.6882	528.7113
December 31, 2000	1.0770	1.7897	573.7500	–	–	–	1.0858	1.7361	539.6638
December 31, 1999	0.9938	1.5244	529.7500	–	–	–	0.9528	1.5475	507.8951
December 31, 1998	0.8576	1.6332	472.5000	–	–	–	0.9030	1.5958	459.7378

The table below presents the impact of foreign currency fluctuations on revenue and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
	(In thousands)
UPC:
Revenue	$304,855	$233,457	$924,372	$652,896

Adjusted EBITDA	$(32,791)	$(87,413)	$(135,579)	$(217,741)

Revenue based on prior year exchange rates	$310,016	$233,457	$969,950	$652,896

Adjusted EBITDA based on prior year exchange rates	$(33,346)	$(87,413)	$(142,679)	$(217,741)

Revenue impact	$(5,161)	$–	$(45,578)	$–

Adjusted EBITDA impact	$555	$–	$7,100	$–

Austar United:
Revenue	$44,325	$44,053	$132,925	$133,248

Adjusted EBITDA	$(10,387)	$(14,185)	$(36,129)	$(28,077)

Revenue based on prior year exchange rates	$49,670	$44,053	$151,996	$133,248

Adjusted EBITDA based on prior year exchange rates	$(11,640)	$(14,185)	$(41,317)	$(28,077)

Revenue impact	$(5,345)	$–	$(19,071)	$–

Adjusted EBITDA impact	$1,253	$–	$5,188	$–

VTR:
Revenue	$41,244	$36,960	$123,933	$109,203

Adjusted EBITDA	$7,965	$2,882	$18,591	$11,620

Revenue based on prior year exchange rates	$49,996	$36,960	$144,645	$109,203

Adjusted EBITDA based on prior year exchange rates	$9,659	$2,882	$21,958	$11,620

Revenue impact	$(8,752)	$–	$(20,712)	$–

Adjusted EBITDA impact	$(1,694)	$–	$(3,367)	$–

The table below presents the foreign currency translation adjustments arising from translating our foreign subsidiaries' assets and liabilities into U.S. dollars for the three quarters ended September 30, 2001 and 2000.

	For the Three Months Ended
	March 31,		June 30,		September 30,
	2001	2000	2001	2000	2001	2000
	(In thousands)
Foreign Currency Translation Adjustments	$(43,753)	$(23,149)	$46,833	$(42,599)	$(125,208)	$(30,627)

Certain of our operating companies have notes payable and notes receivable which are denominated in a currency other than their own functional currency, as follows:

September 30, 2001
(In thousands)
U.S. dollar-denominated debt:
UPC 12.5% Senior Discount Notes due 2009(1)	$521,240
UPC 13.375% Senior Discount Notes due 2009(1)	320,601
UPC 13.75% Senior Discount Notes due 2010(1)	642,335
UPC 11.25% Senior Discount Notes due 2010(1)	596,267
UPC Polska Senior Discount Notes(1)	337,399
UPC Bank Facility(1)	–
Exchangeable Loan(1)	874,166
VTR Bank Facility(2)	176,000
Intercompany Loan to VTR(2)	326,475

$3,794,483

(1)
Functional currency is euros.

(2)
Functional currency is Chilean Pesos.

Occasionally we will execute hedge transactions to reduce our exposure to foreign currency exchange rate risk. In connection with UPC's offering of senior notes in July 1999, October 1999 and January 2000, UPC entered into cross-currency swap agreements, exchanging dollar-denominated notes into euro-denominated notes. In connection with the anticipated closing of the Liberty transaction and the previously anticipated rights offering of UPC, we entered into forward contracts with Toronto Dominion Securities to purchase E1.0 billion at a fixed conversion rate of 1.0797. For the nine months ended September 30, 2001, the total unrealized and realized loss on the forward contracts was $41.9 million. Subsequent to September 30, 2001, the remaining notional amount was settled for $0.9 million, resulting in a cumulative realized loss of $42.8 million.

Interest Rate Sensitivity

The table below provides information about our primary debt obligations. The variable-rate financial instruments are sensitive to changes in interest rates. The information is presented in U.S. dollar equivalents, which is our reporting currency.

	As of September 30, 2001		Expected payment as of December 31,
	Book Value	Fair Value	2001	2002	2003	2004	2005	Thereafter	Total
			(In thousands, except interest rates)
Fixed rate United 1998 Notes (dollar)	$1,190,955	$398,750	$–	$–	$–	$–	$–	$1,190,955	$1,190,955
Average interest rate	10.75%	–
Fixed rate United 1999 Notes (dollar)	$270,087	$35,500	$–	$–	$–	$–	$–	$270,087	$270,087
Average interest rate	10.875%	–
Variable rate UPC Senior Notes due 2009 (dollar)	$799,996	$118,000	$–	$–	$–	$–	$–	$799,996	$799,996
Average interest rate	10.875%	–
Fixed rate UPC Senior Notes due 2009 (euro)	$274,424	$38,419	$–	$–	$–	$–	$–	$274,424	$274,424
Average interest rate	10.875%	–
Fixed rate UPC Senior Discount Notes due 2009 (dollar)	$521,240	$32,574	$–	$–	$–	$–	$–	$521,240	$521,240
Average interest rate	12.5%	–
Variable rate UPC Senior Notes due 2007 (dollar)	$199,999	$29,500	$–	$–	$–	$–	$–	$199,999	$199,999
Average interest rate	10.875%	–
Fixed rate UPC Senior Notes due 2007 (euro)	$91,475	$12,806	$–	$–	$–	$–	$–	$91,475	$91,475
Average interest rate	10.875%	–
Variable rate UPC Senior Notes due 2009 (dollar)	$250,495	$37,170	$–	$–	$–	$–	$–	$250,495	$250,495
Average interest rate	11.25%	–
Fixed rate UPC Senior Notes due 2009 (euro)	$91,838	$12,935	$–	$–	$–	$–	$–	$91,838	$91,838
Average interest rate	11.25%	–
Fixed rate UPC Senior Discount Notes due 2009 (dollar)	$320,601	$20,029	$–	$–	$–	$–	$–	$320,601	$320,601
Average interest rate	13.375%	–
Fixed rate UPC Senior Discount Notes due 2009 (euro)	$117,247	$8,785	$–	$–	$–	$–	$–	$117,247	$117,247
Average interest rate	13.375%	–
Fixed rate UPC Senior Notes due 2010 (dollar)	$596,267	$88,500	$–	$–	$–	$–	$–	$596,267	$596,267
Average interest rate	11.25%	–
Fixed rate UPC Senior Notes due 2010 (euro)	$181,812	$25,613	$–	$–	$–	$–	$–	$181,812	$181,812
Average interest rate	11.25%	–
Fixed rate UPC Senior Notes due 2010 (dollar)	$298,151	$44,250	$–	$–	$–	$–	$–	$298,151	$298,151
Average interest rate	11.5%	–
Fixed rate UPC Senior Discount Notes due 2010 (dollar)	$642,335	$39,323	$–	$–	$–	$–	$–	$642,335	$642,335
Average interest rate	13.75%	–

Fixed rate UPC DIC Loan (dollar)	$49,024	$49,024	$–	$49,024	$–	$–	$–	$–	$49,024
Average interest rate	10.0%	–
Fixed rate UPC Polska Senior Discount Notes	$337,399	$42,220	$–	$–	$14,506	$–	$–	$322,893	$337,399
Average interest rate	7.0% - 14.5%
Fixed rate UAP Notes	$490,753	$73,930	$–	$–	$–	$–	$–	$490,753	$490,753
Average interest rate	14.0%	–
Exchangeable Loan	$874,166	$874,166	$–	$–	$–	$–	$–	$874,166	$874,166
Average interest rate	6.0%	–
Variable rate UPC Bank Facility	$2,721,273	$2,721,273	$–	$–	$–	$290,202	$518,889	$1,912,182	$2,721,273
Average interest rate	7.46%	–
Variable rate VTR Bank Facility	$176,000	$176,000	$176,000	$–	$–	$–	$–	$–	$176,000
Average interest rate	9.74%	–
Variable rate Austar Bank Facility (Australian dollar)	$196,580	$196,580	$–	$6,313	$34,719	$55,462	$66,734	$33,352	$196,580
Average interest rate	6.68%	–

	$10,692,117	$5,075,347	$176,000	$55,337	$49,225	$345,664	$585,623	$9,480,268	$10,692,117

Other Financial Instruments

We use interest rate swap agreements from time to time, to manage interest rate risk on our floating-rate debt facilities. Interest rate swaps are entered into depending on our assessment of the market, and generally are used to convert the floating-rate debt to fixed-rate debt. Interest differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt, and related amounts payable to, or receivable from, the counterparties are included in the consolidated balance sheet. Currently we have interest rate swaps managing interest rate exposure on the UPC Bank Facility and the Austar Bank Facility.

Inflation and Foreign Investment Risk

Certain of our operating companies operate in countries where the rate of inflation is extremely high relative to that in the United States. While our affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material.

Our foreign operating companies are all directly affected by their respective countries' government, economic, fiscal and monetary policies and other political factors. We believe that our operating companies' financial conditions and results of operations have not been materially adversely affected by these factors.

BUSINESS

Our business consists of the businesses previously operated or held by UGC Holdings.

Operating Data

Operating System Data of UGC Holdings

Video

	September 30, 2001
	United Ownership	System Ownership	Homes in Service Area	Homes Passed	Two-way Homes Passed	Basic Subscribers	Basic Penetration
UPC (Europe):
The Netherlands	53.1%	100.0%	2,644,500	2,514,500	2,209,300	2,369,300	94.2%
Germany(1)	13.3-27.1%	25.0-51.0%	2,641,200	2,641,200	430,100	1,901,800	72.0%
Poland	53.1%	100.0%	1,851,800	1,851,800	181,000	1,318,800	71.2%
Hungary	52.5-53.1%	98.9-100.0%	1,001,100	910,600	362,800	704,800	77.4%
Austria	50.4%	95.0%	1,081,400	923,300	920,100	493,200	53.4%
Israel	24.7%	46.6%	680,000	660,400	405,000	426,800	64.6%
Czech Republic	53.1%	100.0%	913,000	786,400	179,300	381,300	48.5%
France	48.9%	92.0%	2,656,500	1,290,700	536,700	433,900	33.6%
Norway	53.1%	100.0%	529,000	476,300	155,300	332,200	69.7%
Slovak Republic	50.4-53.1%	95.0-100.0%	517,800	373,200	17,300	317,300	85.0%
Romania	27.1-37.2%	51.0-70.0%	648,500	450,700	–	289,100	64.1%
Sweden	53.1%	100.0%	770,000	421,600	244,400	260,900	61.9%
Belgium	53.1%	100.0%	530,000	152,300	152,300	122,400	80.4%
Malta	26.6%	50.0%	184,500	182,800	35,000	91,000	49.8%

Total			16,649,300	13,635,800	5,828,600	9,442,800

Latin America:
Chile	100.0%	100.0%	2,350,000	1,652,100	836,300	445,100	26.9%
Mexico	90.3%	90.3%	395,300	277,700	87,300	75,800	27.3%
Brazil (Jundiai)	49.0%	49.0%	70,200	67,900	–	16,900	24.9%
Brazil (TV Show Brasil)	100.0%	100.0%	463,000	390,000	–	15,100	3.9%
Peru	100.0%	100.0%	140,000	64,500	–	8,700	13.5%

Total			3,418,500	2,452,200	923,600	561,600

Asia/Pacific:
Australia(2)	81.3%	100.0%	2,085,000	2,083,100	–	434,700	20.9%
Philippines	19.6%	49.0%	600,000	517,500	29,500	181,600	35.1%
New Zealand(2)	40.7%	50.0%	146,900	128,200	128,200	26,000	20.3%

Total			2,831,900	2,728,800	157,700	642,300

Total			22,899,700	18,816,800	6,909,900	10,646,700

Total Based On Consolidated Systems(3)			18,895,700	15,055,200	5,806,900	8,515,900

Total Based On Proportionate Data(4)			12,610,300	10,134,300	3,727,000	5,057,900

Voice

	September 30, 2001
			Subscribers		Lines
	United Ownership	System Ownership
			Residential	Business	Residential	Business
UPC:
The Netherlands	53.1%	100.0%	166,200	–	207,300	–
Austria	50.4%	95.0%	130,200	–	131,300	–
Hungary	52.5-53.1%	98.9-100.0%	67,300	–	72,700	–
France	48.9%	92.0%	59,800	–	62,400	–
Norway	53.1%	100.0%	18,600	–	20,200	–
Czech Republic	53.1%	100.0%	3,400	–	3,400	–
Germany	27.1%	51.0%	100	–	100	–

Total			445,600	–	497,400	–

VTR:
Chile	100.0%	100.0%	171,300	1,700	190,100	3,400

Austar United:
New Zealand(2)	40.7%	50.0%	39,900	2,000	46,900	6,600
Australia(2)	81.3%	100.0%	11,000	–	11,000	–

Total			50,900	2,000	57,900	6,600

Total			667,800	3,700	745,400	10,000

Total Based On Consolidated Systems(3)			627,900	1,700	698,500	3,400

Total Based On Proportionate Data(4)			427,000	2,500	476,000	6,100

Internet

	September 30, 2001
	United Ownership	System Ownership	Subscribers
UPC:
The Netherlands	53.1%	100.0%	219,600
Austria	50.4%	95.0%	129,500
Sweden	53.1%	100.0%	44,100
Germany	13.3-27.1%	25.0-51.0%	27,300
Norway	53.1%	100.0%	22,300
Belgium	53.1%	100.0%	20,300
France	48.9%	92.0%	19,900
Hungary	52.5-53.1%	98.9-100.0%	10,500
Czech Republic	53.1%	100.0%	4,200
Poland	53.1%	100.0%	5,500
Malta	26.6%	50.0%	4,000

Total			507,200

Latin America:
Chile	100.0%	100.0%	21,300
Mexico	90.3%	90.3%	1,000

	Total		22,300

Austar United:
Australia(2)	81.3%	100.0%	78,100
New Zealand(2)	40.7%	50.0%	65,300

Total			143,400

Total			672,900

Total Based On Consolidated Systems(3)			575,600

Total Based On Proportionate Data(4)			365,300

Content

	September 30, 2001
	United Ownership	System Ownership	Subscribers
UPC:
UPCtv	53.1%	100.0%	8,688,000
Spain/Portugal	26.6%	50.0%	7,873,000
Ireland	42.5%	80.0%	5,689,000
MTV Joint Venture	26.6%	50.0%	2,881,000
Poland	53.1%	100.0%	950,000
Hungary	53.1%	100.0%	30,000
Czech Republic	53.1%	100.0%	15,000
Slovak Republic	53.1%	100.0%	2,000

Total			26,128,000

MGM Networks LA:
Latin America	50.0%	50.0%	15,009,900

Austar United:
Australia(2)	40.7%	50.0%	7,077,800

Total			48,215,700

Total Based On Consolidated Systems(3)			15,374,000

Total Based On Proportionate Data(4)			20,796,800

(1)
Includes 299,900 subscribers in The Netherlands.

(2)
On November 15, 2001, we sold 50.0% of our interest in the holding company through which we held the largest portion of our interests in the Australia and New Zealand systems. Following the sale, our ownership interests in the Australia and New Zealand systems are 55.8% and 27.9%, respectively.

(3)
Summation of the operating system data for those systems that we consolidate in our financial statements due to majority ownership and control.

(4)
Summation of the operating system data multiplied by our ownership percentage.

Overview of Our Business

We are the largest broadband communications provider outside the United States. We provide video distribution services in 26 countries worldwide and voice and Internet access services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Latin America and Asia/Pacific. Our European operations are held through our 52.8% owned, publicly traded subsidiary, UPC, which is the largest pan-European broadband communications company providing video, voice and Internet access services to 17 countries in Europe and Israel. Our primary Latin America operation is our 99.5% owned Chilean operation, VTR, Chile's largest multi-channel television provider and a growing provider of voice services. Our Asia/Pacific operations are primarily held through our 55.5% owned, publicly traded affiliate, Austar United, which owns the largest provider of video services in regional Australia, various Australian programming interests and an approximate 42.0% interest in the only full-service provider of broadband communications in New Zealand.

Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video services and the delivery of voice and Internet access services over our broadband communications networks. Today we are a full-service provider of these video, voice and Internet access services in most of our Western European markets and in Chile and New Zealand.

Our European Operations

UPC owns and operates broadband communications networks or services in 17 countries in Europe, and in Israel. UPC's operations are organized into three principal divisions. UPC Distribution, which comprises UPC's local operating systems, delivers video and, in many of UPC's Western European systems, telephone and Internet services, or "the triple play," to residential customers. UPC Media comprises UPC's Internet access business and converging Internet content and programming businesses, which provide their products and services to UPC, as well as third parties. The Priority Telecom brand is used for UPC's residential, wireless local loop, or "WLL," and competitive local exchange carrier, or "CLEC" businesses. UPC has spun-off Priority Telecom CLEC as the provider of telephone and data network solutions to the business market. Priority Telecom CLEC or "Priority Telecom," is UPC's third division. UPC's subscriber base is the largest of any group of broadband communications networks operated across Europe. UPC's goal is to enhance its position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, Internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. UPC plans to reach this goal by increasing the penetration of its new services, such as digital video, telephone and Internet, primarily within its existing customer base.

UPC Distribution

As of September 30, 2001, UPC's operating systems had approximately 7.15 million aggregate subscribers to their basic tier video services, excluding an additional 413,000 subscribers for UPC's digital DTH service in Poland, Hungary, the Czech Republic and the Slovak Republic.

During 2000, UPC launched its digital video services in the Netherlands, UPC's largest market. The digital services are currently offered in the Netherlands, France and Austria. Full digitalization of UPC's television signals will be made possible by UPC's network upgrade to full two-way capability. The rollout of digital services via the set-top computers installed in customers' homes will involve significant capital investment and the use of new technologies. UPC cannot assure that they will be able to complete the rollout of digital services on the planned schedule.

UPC Distribution — Video

UPC plans to continue increasing its revenue per subscriber by expanding its video services program offerings through digital and expanded basic tier services, pay-per-view and digital audio.

UPC offers some of the most advanced analog video services available today and a large choice of radio programs. In many systems, for example, UPC has introduced impulse pay-per-view services. UPC plans to continue improving its expanded basic tier offerings by adding new channels and, where possible, migrating popular commercial channels into an expanded basic tier service. Generally, basic tier pricing is regulated while the expanded basic tier is not price-regulated. In addition, UPC plans to offer subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres and by increasing the number and time availability of pay-per-view offerings.

The increased channel capacity provided by digitalization will enable UPC to offer subscribers more choice in video products, such as NVOD, digital expanded basic tiers, and additional premium channels. In addition, digitalization will allow UPC to provide value-added services such as digital music, walled garden, interactive television and basic e-mail functionality. The increased channel capacity provided by digitalization will enable subscribers to customize their subscriptions for UPC's products and services to suit their lifestyles and personal interests. UPC also intends to provide its subscribers with customizable programming guides that would enable them to program their favorite channels and also allow parents to restrict their children's viewing habits.

UPC Distribution — Voice

UPC offers local telephone services over its network, under the brand name Priority Telecom, to the residential market in its Austrian, Dutch, French and Norwegian systems. UPC also has a traditional telephone network in Hungary and the Czech Republic. UPC offers its residential telephone customers local, national and international voice services in addition to several value-added features.

Traditional telephone service is carried over twisted copper pair in the local loop. The cable telephone technology that UPC is using allows telephone traffic to be carried over its upgraded network without requiring the installation of twisted copper pair. This technology only requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. UPC is currently working on alternative telephone technologies, including Voice over Internet Protocol, or "VOIP." VOIP is well suited for many of UPC's networks, as the technology used is similar to its existing Internet service. Because of these similarities, UPC believes it can minimize its capital expenditures for the introduction of VOIP as compared to other technologies. Because VOIP services are commercially available from other operators, there can be no assurances that UPC will be able to successfully launch VOIP services to its customers.

UPC generally prices its telephone services at a discount compared to services offered by incumbent telecommunications operators. Because of relatively high local tariff rates, UPC believes potential customers will be receptive to its telephone services at a lower price. In addition to offering competitive pricing, UPC offers a full complement of services to telephone subscribers including custom local access services, or "CLASS," including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. UPC also provides voice mail and second lines. The introduction of number portability in some of its markets, including The Netherlands, Norway and France, provides an even greater opportunity as potential customers will be able to subscribe to UPC's service without having to change their existing telephone numbers.

Each of UPC's operating companies that offers telephone services has entered into an interconnection agreement with either the incumbent national telecommunications service provider or, in most cases, with Priority Telecom N.V., UPC's publicly listed CLEC company. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though UPC has secured these interconnection arrangements, UPC may still experience difficulty operating under them. In UPC's Amsterdam system, for example, capacity constraints at the interconnection have lowered the quality of its telephone service, resulting in a higher rate of customer loss than its system has experienced before. In Austria, while UPC secured its interconnection arrangement with the support of the Austrian telecommunications regulator, the Austrian incumbent telecommunications operator is challenging the arrangement in the Austrian courts. Priority Telecom will manage UPC interconnection relationships in the future.

UPC Distribution — Internet

UPC initially launched its broadband Internet business in a few of its operating systems in September 1997. Cable modem technology allows access to the Internet over UPC's existing upgraded network. All that is required is to transform data communication into signals capable of transmission over fiber and coaxial cable is the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. Cable modems allow Internet access at speeds significantly faster than dial-up access. Although a number of different technologies designed to provide much faster access than traditional dial-up modems have been proposed and are being introduced, such as digital subscriber lines, or "DSL," UPC believes that cable modem access technology is superior. Cable modem technology, unlike most other high-speed technologies, is based on the widely used

Transport Control Protocol/ Internet Protocol, "TCP/IP," which is used on local area networks and the Internet. A global standard for TCP/IP has been created and accepted.

UPC's local operating companies have entered into franchise agreements with chello broadband, which provides UPC's local systems access to the Internet gateway and the chello portal. Under the franchise agreements, chello broadband provides UPC's affiliates with high-speed connectivity, caching, local language broadband portals, and marketing support for a fee based upon a percentage of subscription and installation revenue. In the future, the franchise agreement further provides that the local operator will receive a percentage of the revenue from chello broadband's e-commerce and advertising.

Western Europe

Austria: Telekabel Group.    UPC owns 95.0% of the Telekabel Group, which provides communications services to Vienna and other Austrian cities and is the largest video distribution system in Austria with over 40.0% of the market. UPC is capitalizing on Telekabel Group's strong market position and positive perception by its customers by aggressively expanding Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network enabled Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet access services in 1997. Telekabel Group launched Priority Telecom cable telephone services in Vienna on a commercial basis in early 1999, Internet access service in September 1997 and chello broadband service in June 1999. UPC launched digital video services in Austria in the fourth quarter of 2001.

Belgium: UPC Belgium.    UPC Belgium, UPC's 100% owned subsidiary, provides cable television and communications services in selected areas of Brussels and Leuven. UPC Belgium plans to increase revenues through the introduction of new services that currently are not subject to price regulations. UPC Belgium offers an expanded basic tier cable television, impulse pay-per-view as well as UPC's chello broadband Internet access service.

France: UPC France.    UPC France is one of the largest cable television providers in France. UPC France's major operations are located in suburban Paris, the Marne-la-Vallee area east of Paris, Lyon and in other towns and cities throughout France. UPC's interest in UPC France is approximately 92.0%. In June 1998, UPC France obtained a 15-year telephone and network operator license for an area that includes 1.5 million homes in the eastern suburbs of Paris. UPC France began offering telephone services in its existing cable television franchise area in March 1999 and has continued to roll-out telephone services in 2000 in suburban Lyon and Limoges. UPC France launched chello broadband's Internet access services over the upgraded portions of its network in 1999. One of UPC's recently acquired systems began offering Internet services at the end of 1997. UPC launched chello broadband's Internet access service on its systems in the suburban Lyon and Limoges areas in the second quarter of 2000.

Germany: UPC Germany.    In October 2000, UPC's 51.0% owned subsidiary, UPC Germany, acquired EWT/TSS Group, the fourth largest independent German broadband cable operator. EWT/TSS has cable operations throughout Germany, with the greatest concentration in Nordrhein-Westfalen, Berlin/Brandenberg and Sachsen/Thueringen. EWT/TSS is the second largest cable provider in Berlin, and has introduced cable telephone services in Berlin on a trial basis. UPC also owns approximately 25.0% of PrimaCom, which owns and operates cable television networks in Germany. PrimaCom's footprint shares a significant geographic overlap with EWT/TSS.

The Netherlands: UPC Nederland.    UPC's Dutch systems are its largest group of cable television systems. UPC has had operations in The Netherlands since it was formed in 1995, but substantially all of its operations in The Netherlands have come from acquisitions. As UPC's subscribers are located in large clusters, including the major cities of Amsterdam, Rotterdam and Eindhoven, UPC has constructed a fiber backbone to interconnect these region-wide networks. In addition to cable television services, UPC Nederland offers Internet access and telephone services over its upgraded network. As a result of UPC Nederland's high penetration in its Dutch systems and the rate regulation of basic tier services in many of UPC Nederland's franchise areas, UPC has focused its efforts on increasing revenue per subscriber in these systems through the introduction of new video, telephone and Internet access services. Many of UPC's Dutch systems have offered an expanded basic tier service since late 1996. UPC initially launched impulse pay-per-view services in April 1997. In the fourth quarter of 2000, UPC commenced the soft rollout of digital video services in Amsterdam and Rotterdam. In 2001, UPC continues to focus on the bundling of its new services to achieve increased revenue per subscriber. UPC's Amsterdam system launched its cable telephone service in July 1997. UPC Nederland launched Priority Telecom cable telephone service in many other parts of its network in May 1999. In some of UPC's recently acquired systems, UPC launched cable television services in 2000. Some of UPC's Dutch systems had Internet access services as early as 1997. UPC launched chello broadband's Internet services in UPC Nederland's existing systems in early 1999 and in its new systems in 2000. UPC has launched digital video services in Amsterdam and Haarlem in the fourth quarter of 2001.

Norway: UPC Norge.    UPC Norge is Norway's largest cable television operator. UPC Norge's main network is located in Oslo and its other systems are located primarily in the southeast and along the southwestern coast. UPC Norge has been upgrading its network to two-way capacity since 1998. UPC Norge offers cable television subscribers four tiers of video services. UPC Norge introduced Priority Telecom's cable telephone service in April 1999 in the upgraded portions of its network. UPC Norge launched Internet access service in March 1998 and introduced chello broadband service in June 1999. UPC has migrated all of UPC Norge's existing Internet access subscribers to chello broadband. UPC has launched digital video services in Oslo in the fourth quarter of 2001.

Sweden: UPC Sweden.    In July 1999, UPC acquired Stjärn, now called UPC Sweden. UPC Sweden operates cable television systems servicing the greater Stockholm area, currently offering six tiers of programming. Upon upgrade of its networks, UPC Sweden plans to offer additional tiers of programming. UPC Sweden launched Internet access service in one area in the City of Stockholm in April 1999 and introduced chello broadband service in November 1999. UPC Sweden leases the fiber optic cables it uses to link to its main headend under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the City of Stockholm. The main part of the leased ducting and fiber optic cables is covered by an agreement, which expires in January 2019. Additional fiber optic cables are leased under several short-term agreements, most of which have three-year terms, but some of which have ten-year terms. UPC has launched digital video services in Stockholm in the fourth quarter of 2001.

Central and Eastern Europe

Czech Republic:    UPC Czech provides cable and "wireless" cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. In October 1999, UPC acquired 94.6% of Kabel Plus, the leading provider of cable television services in the Czech Republic. UPC recently acquired DattelKabel, a Prague-based cable television operator. UPC offers a number of tiers of programming services in the Czech Republic. UPC launched satellite direct-to-home, or "DTH," service in the Czech Republic during the third quarter of 2000, leveraging its existing DTH platform in Poland. UPC has plans to launch Internet access services and telephone services in its Czech systems in 2002, once the market has deregulated for telephone services.

Hungary: UPC Magyarorszag.    UPC has owned and operated systems in Hungary for nearly a decade. In June 1998, UPC combined its Hungarian operations with Kabeltel, Hungary's then second-largest operator of cable television systems, creating Telekabel Hungary, in which UPC retained a 79.3% interest. In February 2000, UPC acquired the 20.8% of UPC Magyarorszag that it did not own. UPC launched DTH service in Hungary during the third quarter of 2000, leveraging its existing DTH platform in Poland. In the fourth quarter of 2000, UPC Magyarorszag launched Internet access services.

Hungary: Monor.    Monor, one of UPC's Hungarian operating companies, has offered traditional telephone services since December 1994. Through 2002, Monor has the exclusive, local-loop telephone concession for the region of Monor. UPC has an economic ownership interest in Monor of approximately 98.9%.

Poland: UPC Polska.    In August 1999, UPC acquired @Entertainment, now called UPC Polska, which owns and operates the largest cable television system in Poland. UPC Polska's subscribers are located in regional clusters encompassing eight of the 10 largest cities in Poland. UPC Polska has DTH broadcasting service for Poland, targeted at homes outside of its cable network coverage area. UPC Polska has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with TPSA, the Polish national telephone company, which permit UPC Polska to use TPSA's infrastructure for an indefinite period or for fixed periods up to 20 years. Over 80.0% of UPC Polska's cable television plant has been constructed using pre-existing conduits from TPSA. A substantial portion of these contracts to use TPSA conduit allow for termination by TPSA without penalty upon breaches of specified regulations. Any termination by TPSA of such contracts could result in UPC Polska losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. In addition, some conduit agreements with TPSA provide that cables can be installed in the ducts only for the use of cable television. If UPC Polska uses the cables for a purpose other than cable television, such as data transmission, telephone, or Internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

In August 2001, UPC and Canal+ Group, or "Canal+," the television and film division of Vivendi Universal, announced the signing of definitive agreements to merge their respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. In the merger agreements, UPC Polska agreed to contribute its Polish and United Kingdom DTH assets to TKP, the Polish subsidiary of Canal+, and fund a maximum of E30.0 ($27.4) million in the form of a note receivable from TKP at closing. For this, UPC Polska will receive a 25.0% ownership interest in TKP and E150.0 ($137.2) million in cash. As part of this transaction, through a carriage agreement, the Canal+ Polska premium channel will also be available on UPC Polska's cable network. TKP will be managed and controlled by Canal+, who will own 75.0%. UPC will own the remaining 25.0%. For accounting purposes, TKP will be deemed the acquirer. UPC Polska's investment in the merged companies will be recorded at fair value as of the date of the transaction. UPC Polska's carrying value of the Polish DTH assets being contributed may be significantly higher than the determined fair value of its investment in the merged companies if and when the transaction is consummated, leading to a write-down at the date the transaction is consummated. On November 13, 2001, the company received the regulatory approval necessary to complete the merger, which closed prior to December 31, 2001. UPC will deconsolidate the DTH operations upon closure of the merger.

Romania.    UPC recently entered into a joint venture with the owners of two Romanian cable television companies, collectively "AST," to which UPC's and AST's Romanian assets were contributed. UPC holds a 70.0% interest in the joint venture. UPC's Romanian systems offer subscribers two or three different tiers of programming. The minority shareholders in UPC Romania have exercised their option which requires UPC to purchase all of their partnership interests effective December 31, 2001 for consideration of approximately E22.7 ($20.8) million, which is payable before February 15, 2002.

Slovak Republic: UPC Slovensko.    UPC is the largest cable operator in the Slovak Republic. UPC offers subscribers three tiers of cable television service. UPC launched DTH service in the Slovak Republic during the fourth quarter of 2000, leveraging its existing DTH platform in Poland. UPC plans to launch telephone and Internet access services as regulation permits.

UPC Media

In February 2001, UPC formed a new division, UPC Media, combining UPC's Internet and content businesses. Due to the convergence of various media forms, UPC believes these businesses will operate more efficiently if combined. UPC Media will focus on four key areas: (i) chello broadband Internet access; (ii) interactive services; (iii) transactional television and (iv) pay television.

chello broadband

In March 1998, UPC formed chello broadband for the purpose of developing a global broadband Internet operation. chello broadband provides UPC's affiliates and non-affiliated local operators with high-speed connectivity, caching, local-language broadband portals, and marketing support for a fee based upon percentage of subscription and installation revenue. Certain of UPC's operating companies in March 1999 launched chello broadband. chello broadband has long-term agreements for the distribution of Internet access services to residential and business customers using cable television and fixed wireless infrastructure of local operators, including our companies and those of United, covering 13.4 million homes in Europe and Latin America. chello broadband currently provides its services through UPC's operating companies in Austria, Belgium, France, The Netherlands, Norway, Sweden, Hungary and Poland. chello broadband's agreements with UPC's affiliates cover all the homes in their territory. Therefore, as the affiliates' network expand, other than through acquisitions, chello broadband's exclusive rights to distribute its services will expand as well.

During 2001 chello broadband plans to introduce bandwidth monitoring tools in conjunction with UPC Distribution, which are critical for effective network cost control. In addition, chello broadband launched a "chello plus" product for heavy users in Austria.

Interactive Services

UPC expects the development of interactive services to play an important role in UPC's digital strategy. UPC's interactive services group within UPC Media is responsible for core digital products, such as electronic program guide, or "EPG," walled garden, television email and other applications like enhanced news and on-screen betting. The technical platform launch, which will allow UPC to begin its offering of interactive service, is nearing completion.

Interactive services will also be responsible for continued development of the chello portal. UPC's strategy is to initially create a "thin portal" internally, and then work with strong partners to develop deep content. To date chello broadband has developed nine local language portals. Each of these portals brings together locally relevant content with broadband content and is managed and supported locally by a chello broadband office. chello broadband plans to offer an expanding variety of multimedia content, e-commerce and services specifically designed to take advantage of the speed and versatility provided by broadband access.

Transactional Television

Transactional television, consisting of NVOD and video on demand, or "VOD," is another component of UPC's digital services. In addition to movies, VOD will provide a broad product offering such as events, local drama, music, kids, subscriptions and other.

Pay Television

The core of UPC Media's existing pay television business is the eight-channel thematic bouquet launched by UPCtv since May 1999. Content acquired from third parties created the channels. The channels include various genres, such as Extreme Sports Channel, Expo Film1, Avante, Sport1, Club, Reality TV, and Innergy and are distributed from the digital media center, or "DMC," throughout Europe. UPC also plans to distribute these channels to entities that are not affiliated with UPC and in countries where UPC does not currently operate. UPC currently has over 20 non-UPC distribution contracts. UPC has already reached agreement to distribute one or more of its channels to non-affiliated systems in Germany, Sweden, The Netherlands, Israel, and Turkey. UPC is reviewing the success of the channels that it launched. The review may lead to closing or merging some of the channels. UPC has decided to close the Sports 1 channel.

In October 2000, UPC officially opened the DMC in Amsterdam. The DMC is a state-of-the-art production facility that provides UPCtv and other broadcasters with production and post-production playout and transmission facilities. The DMC combines the ability to produce high quality, customized content by integrating various video segments, language dubbing, sub-titling and special effects, with up and downlink facilities for delivery to customers.

In addition to the UPCtv channels, UPC has been involved in branded equity ventures for the development of country-specific content, including:

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an 80.0% interest in Tara TV, a company that produces an Irish-thematic general entertainment channel for the United Kingdom market;

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a 50.0% interest in Iberian Programming Services, which produces a movie channel, a documentary channel, a children's channel and a music channel independently, as well as a history channel in joint venture with A&E Networks for the Spanish and Portuguese markets;

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a 50.0% interest in Xtra Music, which provides an 80 channel digital audio service by satellite in Europe in joint venture with DMX;

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a 10.0% interest in Cinenova, which produces a premium movie channel in the Netherlands and Belgium in joint venture with Disney and Sony;

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a 50.0% interest in MTV Networks Polska, a joint venture with MTV Networks Europe which produces and distributes two 24-hour music channels, MTV Polska which is specifically targeted at the Polish marketplace, and VH1 Polska; and

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a 26.0% interest in ATV, which produces a general entertainment channel for the Austrian market.

UPC has a strategic investment of approximately 23.0% in SBS which creates, acquires, packages and distributes programming and other media content in many of UPC's territories and elsewhere in Europe via television channels, radio stations and the Internet.

Priority Telecom Overview

In 1998, UPC founded Priority Telecom for the purpose of providing telephone services to business customers passed through UPC's upgraded networks. In November 2000, Priority Telecom merged with Cignal Global Communications Inc., or "Cignal," a global carriers' carrier. Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in its shares. With the intent of unlocking the value of UPC's business customers, UPC decided to spin off the business customers of its local systems to Priority Telecom, which is now positioned to become UPC's solutions provider for the business market. Priority Telecom is currently focused on eight cities in three European countries — Austria, the Netherlands and Norway. Priority Telecom was listed on September 27, 2001 on the Euronext Amsterdam Stock Exchange.

In addition to transport type services, Priority Telecom has developed its product portfolio towards advanced hosting services, IP-virtual private network services, or "IP-VPN," and Applications Service Provider, or "ASP," enabling services. Management believes this process is necessary to anticipate and meet changing business customer requirements. Priority Telecom decided to close its international wholesale business during the third quarter of 2001.

UPC expects Priority Telecom to be able to leverage substantially from UPC's operating companies' existing infrastructure, allowing for efficient, cost-effective growth. For operations with UPC's affiliates network areas, Priority Telecom's network will consist of 12 metropolitan area networks, or "MANs," including national and international networks. Contrary to "regular" CLEC-built networks, which target a selected business area only, Priority Telecom's MANs are a denser "general-purpose" network. This creates strategic advantages for Priority Telecom since it can, for instance, serve the headquarters of a large bank in Amsterdam, and also serve their branch offices across the city with on-net solutions. In addition, the dense network enables Priority Telecom to execute a "smart build" strategy. It allows "regular" CLEC extensions to the current footprint and addition of local tails for limited capital expenditure with a short time-to-market. In addition, Priority Telecom obtained a pan-European backbone network, providing connectivity to its 14 target cities through its merger with Cignal. These MANs and national networks are based on 25-year indefeasible rights of use, or "IRUs," over UPC's affiliates' European network. As part of the agreement, Priority Telecom will pay an annual administration, operations and maintenance fee to UPC's affiliates.

UPC's affiliates have also agreed to provide certain services relating to Priority Telecom's operations through outsourcing contracts. Services include the maintenance, upgrade and configuration of network termination devices, network operations center management, network management services and fault resolution for the local hybrid fiber coaxial, or "HFC," infrastructure.

Our Latin American Operations

VTR

Video.    Our largest operation in Latin America is our 99.5% owned Chilean operation, VTR. Through VTR we are the largest provider of wireline cable television, Microwave Multi-point Distribution System, or "MMDS," and DTH technologies in Chile. Wireline cable is VTR's primary business representing approximately 94.7% of VTR's video subscribers. VTR has an estimated 58.0% market share of cable television services throughout Chile and an estimated 50.0% market share within Santiago, Chile's largest city. VTR's channel line-up consists of 50 to 65 channels segregated into two tiers of service — a basic service with 40 to 54 channels and a premium service with 14 channels. VTR offers basic tier programming similar to the basic tier program line-up in the United States plus more premium-like channels such as HBO, Cinemax and Cinecanal on the basic tier. As a result, subscription to VTR's existing premium service package is limited because VTR's basic cable package contains similar channels. In order to better differentiate VTR's premium service and increase the number of subscribers to premium service and, therefore, average monthly revenues per subscriber, VTR anticipates gradually moving some channels out of its basic tier and into premium tiers or pay-per-view events. VTR launched the Playboy channel as a premium service in January 2000. VTR is also considering offering additional movies and believes it may be possible to offer additional adult programming on premium tiers in the future. For the programming services necessary to compile its channel lineups, we rely mainly on international sources including the United States, Europe, Argentina and Mexico. Domestic cable television programming is only just beginning to develop around local events such as soccer matches.

Voice.    VTR began marketing cable telephone service to residential customers in several communities within Santiago in 1997, and today continues its wide-scale rollout of residential cable telephone service in 18 communities within Santiago and five cities outside Santiago. As of September 30, 2001, 50.6% of VTR's television homes passed were capable of using VTR's telephone services and approximately 36.8% of VTR's telephone subscribers also subscribe to VTR's cable television services. VTR's plan is to be technologically capable of providing telephone service to approximately 0.9 million homes by the end of 2001 and to be able to provide telephone service to 1.0 million homes by the end of 2002, although achieving these objectives depends on several factors, many of which are outside the control of VTR. VTR offers basic dial tone service as well as several value-added services including voice mail, caller I.D., 3-way calling, speed dial, wake-up service, call waiting, call forwarding, local bill detail, unlisted number and directory assistance. VTR primarily provides service to residential customers who require one or two telephone lines. VTR also provides service to small businesses and home offices requiring up to 12 telephone lines. In general, VTR has been able to achieve approximately 20.0% to 25.0% penetration of its new telephone markets within the first year of marketing. VTR has the necessary interconnect agreements with local carriers, cellular operators and long distance carriers to allow VTR to provide its telephone services. Interconnect agreements are mandatory for all local carriers.

Internet.    VTR began offering Internet access services in 1999. VTR projects that there will be increasing demand for Internet services.

Other ULA Operations

We have ownership interests in two systems in Brazil: (i) a 49.0% interest in Jundiai, which holds nonexclusive cable television licenses for the city of Jundiai in southern Brazil and (ii) a 100% interest in TV Show Brasil, an owner and operator of a 31-channel exclusive license MMDS system in Fortaleza, on the Northeast coast of Brazil. We also have a 90.3% interest in Telecable, a regional cable television system based in Cuernavaca, Mexico and 100% of Star GlobalCom, a cable television system in Peru.

We provide content to various Latin American countries through our 50.0% ownership interest in MGM Networks LA. MGM Networks LA currently produces and distributes three pan-regional channels including: MGM Gold, a Portuguese language movie and television series channel for Brazil; MGM, a Spanish language movie and television series channel; and Casa Club TV, a Spanish and Portuguese language lifestyle channel dedicated to home, food and lifestyle programming featuring a significant block of original productions. These three channels are currently distributed on most major cable and satellite systems in 17 countries throughout Latin America.

Our Asia/Pacific Operations

Our Asia/Pacific operations are primarily held through our 55.5% owned affiliate, Austar United. Austar United provides video, voice, Internet access and content services through its three core businesses: Austar, XYZ Entertainment and TelstraClear (formerly TelstraSaturn). Austar United completed an initial public offering in July 1999 and is publicly traded on the Australian Stock Exchange under the symbol "AUN."

Austar (Australia)

Austar is the largest provider of pay television services in regional Australia with a service area encompassing approximately 2.1 million homes, or approximately one-third of Australia's total homes. Austar is the only pay television provider in substantially all of its service area.

Distribution Systems.    Austar primarily uses digital DTH and, to a lesser extent, wireless cable and cable distribution technologies for delivery of pay television services. At present, approximately 85.0% of Austar's subscribers are serviced by digital DTH technologies, while the balance receive service via wireless cable and cable. Austar has recently commenced the migration of customers from the wireless cable service to the digital DTH service.

Programming and Pricing.    Austar offers some of the widest range of programming available in Australia. Its programming agreements allow Austar to establish different service levels of tiers at multiple price points. By tiering its services, Austar permits its subscribers to select programming that is customized to their interests, which we believe is a valuable tool in ensuring our product meets customer value expectations. Tiering also provides customers with a lower-priced basic service that both enhances sales opportunities and helps reduce the level of customer churn.

Programming Agreements.    Austar's programming agreement with Foxtel provides it with the exclusive rights to distribute Showtime, Encore and TV-1 via digital DTH and wireless cable throughout Austar's service area until December 2006. In addition, Austar has an agreement with a News Corporation Limited subsidiary pursuant to which Austar has the exclusive right to distribute Fox Sports and Fox Sports Two over the same technologies throughout Austar's service area until 2006. Austar has also entered into an agreement with C&W Optus that provides Austar with non-exclusive distribution rights for the three C&W Optus movie channels until December 2006.

Austar has exclusive rights in its service area to distribute, via DTH and wireless cable, six channels of programming supplied by XYZ Entertainment: Discovery Channel, Nickelodeon, The Lifestyle Channel, Channel [V], MusicMAX and arena. The Disney Channel is provided to Austar under a licensing agreement that runs until September 2005. Austar also obtains at competitive price levels additional programming from a number of independent sources, including Time Warner, ESPN, Seven Network, National Geographic, Music Country and Sky Racing. The Weather Channel, the Adults Only channel and certain pay-per-view events are derived from entities in which we have an interest. Effective November 1, 2001 Austar made available the ABC National channel as well as two youth channels, ABC Kids and Fly, for no additional charge.

In October 2001, Austar commercially launched a broad range of interactive services including subscription games, "T-Mail," interactive advertising and retail shopping applications, as well as an enhanced electronic programming guide. Austar has licensed from Open TV, Inc. its operating systems for interactive applications through Austar's set top boxes.

New Business Opportunities.    Austar launched high-speed and traditional Internet access services in its markets in early 2000 using wireless cable technologies, and began delivering these services in some of its operating areas via digital DTH at the end of 2000. In late 2001, the provision of these services was reviewed and it was determined that the high speed, broadband service should be cancelled and the network terminated. Austar will continue to provide a traditional Internet service, to complement the pay television service, using a third party network. Austar also launched a mobile telephone service in late 2000.

TelstraClear (New Zealand)

On November 15, 2001, TelstraSaturn, now known as TelstraClear, announced that it had agreed to acquire Clear Communications from British Telecom. The acquisition was completed on December 12, 2001 and Austar United's interest in TelstraClear was diluted to approximately 42.0%. TelstraClear is the only provider of integrated telephone, pay television and Internet access services in New Zealand. These services are currently provided in the greater Wellington area over a hybrid fiber cable network with an overlay of traditional telephone lines. TelstraClear plans to create a state-of-the-art national broadband network, which will include a submarine fiber backbone linking Auckland, Wellington and Christchurch during the next five years. On October 1, 2001, Austar United announced that it had restructured the shareholders agreement with Telstra whereby Telstra agreed to fund TelstraClear by way of subordinated debt. In addition, subsequent to 2004, Austar United will have the right to sell its shares in TelstraClear to Telstra and Telstra will have the right to acquire Austar United's shares.

Other UAP Operations

We also provide multi-channel television services via wireline cable in the Philippines, through our 19.6% economic interest in Pilipino Cable Corporation.

Competition

In areas where our cable television franchises are exclusive, our operating companies generally face competition only from DTH satellite service providers and terrestrial television broadcasters. We have faced the most competition from DTH providers in France, Poland and Sweden. In those areas where our cable television franchises are nonexclusive, including Chile, New Zealand, France, Sweden and Poland, our operating companies face competition from other cable television service providers, DTH satellite service providers and television broadcasters.

In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other new telephone service providers like us, including traditional wireline providers, other cable telephone providers, wireless telephone providers and indirect access providers.

In the provision of Internet access, services and online content, chello broadband faces competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non cable-based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up Internet services and high-speed access services. We have recently encountered competition from a new technology, DSL, which provides high-speed Internet access over traditional telephone lines. Both incumbent and alternative providers offer DSL services. We expect DSL to be a strong competitor to our Internet service in the future.

In the provision of CLEC services, Priority Telecom faces competition from the incumbent telecommunications operator in each country and other CLEC operators. Certain of these operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services.

Employees

As of September 30, 2001, we, together with UGC Holdings' consolidated subsidiaries, had approximately 15,000 employees. Certain of our operating subsidiaries, including our Austrian, Dutch, Norwegian and Australian systems are parties to collective bargaining agreements with some of their respective employees. We believe that our relations with our employees are good.

Regulation

The distribution of video, telephone and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in UPC's Western European markets is harmonized under the regulatory structure of the European Union, or "EU." Adverse regulatory developments could subject us to a number of risks. These regulations could limit our growth plans, limit our revenues, and limit the number and types of services we offer in different markets. In addition, regulation may impose certain obligations on our systems that subject them to competitive pressure, including pricing restrictions, interconnect obligations, open-network provision obligations and restrictions on content we deliver, including content provided by third parties. Failure to comply with current or future regulation could expose us to various penalties.

In general, the regulatory environment in the EU countries in which we operate is to an increasing degree shaped by the EU framework. Since January 1, 1998, EU directives have set out a framework for telecommunications regulation, which all Member States must follow. These directives are the subject of regular implementation reports from the European Commission which assess the compliance of Member States with the various requirements of the directives. In addition, the Commission has taken action to enforce compliance on Member States.

The European Union is taking steps to substantially increase the level of harmonization across the whole range of communications and broadcasting services early in 2003.

In addition, all EU legislation is required to be implemented in those countries seeking EU membership as part of their accession to the EU. Thus, EU rules have a strong influence and foreshadowing effect in almost all UPC's countries of operation.

European Union

Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom are all Member States of the EU. As such, these countries are required to enact national legislation to implement directives issued by the European Commission and other EU bodies. Although not an EU Member State, Norway is a member of the European Economic Area and has generally implemented or is implementing the same principles on the same timetable as EU Member States. The Czech Republic, Hungary, Malta, Poland, Romania and Slovak Republic, which are in the process of negotiating their memberships into the EU, started adjusting their regulatory systems to EU requirements. As a result, most of the European markets in which UPC operates or has pending acquisitions have been significantly affected by regulation initiated at the EU level.

On July 12, 2000, the European Commission proposed a suite of new directives, which, if implemented by the European Parliament and European Council would re-write the regulatory regime concerning communications services across the EU. The proposed regulatory framework would attempt, among other things, to decrease national variations in regulations and licensing systems and further increase market competition. These policies would seek to harmonize licensing procedures, reduce administrative fees, ease access and interconnection, and reduce the regulatory burden for telecommunications companies. The European Commission is also proposing to use competition laws rather than regulation to prevent dominant carriers from abusing their market power. Specifically, the various provisions of the proposed directives would: extend the protection of personal data and privacy rules to data services and Internet connections; define universal service goals and user rights policies; require several measures for consumer protection, including number portability and the establishment of a European emergency number; and require that, except in cases of limited resources such as the licensing of spectrum rights, national regulatory agencies issue general authorizations in place of individual operator licenses. These directives are expected to be adopted in some form or other in 2001 or 2002 and come in force in the Member States in 2003.

Conditional Access for Video Services.    EU Member States regulate the offering of conditional access systems, such as set-top computers used for the expanded basic tier services offered by many of our operating companies. Providers of such conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

Separation of Video and Telephone Operations.    In June 1999, the European Commission adopted a directive requiring Member States to enact legislation directing certain telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is intended to aid the development of the cable television sector and to encourage competition and innovation in local telecommunications and high speed Internet access. The directive includes competition safeguards to deter anticompetitive cross-subsidies or discrimination by incumbent telecommunications operators as they enter into cable television or broadband services.

Telephone Interconnection.    An EU directive sets forth the general framework for interconnection, including general obligations for telecommunications operators to allow interconnection with their networks. Public telecommunications network operators are required to negotiate interconnection agreements on a non-discriminatory basis. Public telecommunications network operators with significant market power (which, although it may vary, is generally presumed when an operator has 25.0% or more of the relevant market) are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection and carriage of telephone traffic. The directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied, our operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services.

Telephone Licensing.    EU Member States are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon "essential requirements," such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. In addition, telecommunications operators with significant market power may be required by Member States to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. Significant market power is typically 25.0% of the relevant market. License fees can only include administrative costs except in the case of scarce resources where additional fees are allowed.

Broadcasting.    Generally, broadcasts emanating from and intended for reception within a country must respect the laws of that country. EU Member States are required to allow broadcast signals of broadcasters in other Member States to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating Member States. To some degree such cross-border broadcasting rights are permitted outside the EU. For example, programs originating in the UK or The Netherlands may be broadcast into Poland. An EU directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters.

Member States are required to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received.

Set forth below is an overview of the types of regulation affecting our various businesses, as well as a summary of the regulatory environment in the EU and certain countries where we operate a significant proportion of our major systems.

Distribution Infrastructure and Video Business

Licenses.    Our operating companies are generally required to either obtain licenses, permits or other governmental authorizations from, or notify or register with relevant local or regulatory authorities to own and operate their respective distribution systems. Generally, these licenses are non-exclusive. In many countries, licenses are granted for a specified number of years. For example, most of the licenses of UPC's Israeli system expire in 2002 and UPC will seek renewal.

In some countries, including Austria, France and Israel, UPC pays annual franchise fees based on the amount of UPC's revenues. In other countries, the fee consists of a payment upon initial application and/or nominal annual payments.

Broadcasters such as SBS and our Polish DTH video service operate pursuant to licenses granted by national or local regulatory authorities that allow use of certain radio frequencies in a specified geographic area, generally for a limited duration but which can be renewed. Broadcasters operate subject to various regulatory conditions, such as limitations on advertising, program content, program sponsorship and ownership.

Video "Must Carry" Requirements.    In most countries where UPC provides video and radio service, UPC is required to transmit to subscribers certain "must carry" channels, which generally include public national and local channels. Certain countries have adopted additional programming requirements. For example, in France various laws restrict the content of programming UPC is allowed to offer. In parts of Belgium UPC must seek authorization for distribution of non-EU programming. In Israel, cable television providers must obtain an authorization from the relevant regulatory authority to add or remove channels from their cable programming offerings and must spend at least 15% of their programming expenses on local programming.

Pricing Restrictions.    Local or national regulatory authorities in many countries where we provide video services also impose pricing restrictions. Often, the relevant local or national authority must approve basic tier price increases. In certain countries, price increases will only be approved if the increase is justified by an increase in costs associated with providing the service or if the increase is less than or equal to the increase in the consumer price index. Even in countries where rates are not regulated, subscriber fees may be challenged if they are deemed to constitute anti-competitive practices.

Telephone

The liberalization of the telecommunications market in Europe and Chile allowed new entrants like us to enter the telephone services market. The regulatory situation in most of the Eastern European markets in which we operate and in Israel currently precludes us from offering traditional switched telephone services.

Generally, our operating companies are required to obtain licenses to offer telephone services, although, in some countries we need only register with the appropriate regulatory authority. Our operating companies have, to date, not been subject to telephone rate regulation but would become subject to such regulation in a number of jurisdictions if they are deemed to hold significant market power, typically defined as at least 25.0% market share in a relevant market. In some countries, we must notify the regulatory authority of our tariff structure and any subsequent price increases.

Incumbent telephone providers in each EU market are required to offer new entrants into the telephone market interconnection with their networks. Interconnection must be offered on a non-discriminatory basis and in accordance with certain principles set forth in the relevant EU directive, including cost-based pricing.

Content Business

Internet.    UPC's internet-related businesses must comply with both EU regulation and with relevant domestic law in the provision of Internet access services and on-line content. In several countries, including Norway and France, the provision of Internet access services does not require any sort of license or notification to a regulatory body. Other countries, including Austria, Belgium and The Netherlands, require that providers of these services register with or notify the relevant regulatory authority of the services they provide and, in some cases, the prices charged to subscribers for such services.

Our operating companies that provide Internet services must comply with both Internet-specific and general legislation concerning data protection, content provider liability and electronic commerce. For example, in June 2000, the EU issued a directive establishing several principles for the regulation of e-commerce activities, including that companies providing network services or storage of information have limited obligations and liability for information transmitted or stored on their systems. As regulation in this area develops, it will likely have a significant impact on the provision of Internet services by our operating companies.

Programming.    The Independent Television Commission in the United Kingdom licenses the Polish programming we produce and one of our UPCtv channels as satellite television services. Some of our UPCtv channels are licensed in The Netherlands. As such, this programming is then retransmitted under the European Convention on Transfrontier Broadcasting.

Competition Law and Other Matters

EU directives and national consumer protection and competition laws in UPC's Western European and certain other markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and Internet access services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While UPC may offer our services in integrated packages in our Western European markets, UPC is generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited. We have to be careful, therefore, in accounting for discounts in services provided in integrated packages.

As we become larger throughout the EU and in individual countries in terms of service area coverage and number of subscribers, we may face regulatory scrutiny as we continue to acquire new systems or expand operations. Regulators may prevent certain acquisitions or permit them only subject to certain conditions.

In a number of non-EU jurisdictions where our operating companies have a significant market presence, we are subject to certain limitations. For example, in Hungary a single cable operator may not provide service to homes exceeding in the aggregate one-sixth of the Hungarian population. On November 8, 1999, the Israeli Restrictive Trade Practices Tribunal announced its determination that all Israeli cable television operating companies, including Tevel and Gvanim, were monopolies in their respective franchise areas in the field of supplying multi-channel pay television. Tevel and Gvanim are contesting this declaration which would subject Tevel to the provisions of the Israeli Anti-trust law applicable to monopolies.

Israel

According to the terms and conditions of its current franchise, Tevel makes royalty payments equal to 5% of Tevel's income to the State of Israel. The Ministry of Communications has announced its intention to lower the current rate of royalties expected from cable companies to a rate of 4% in years 2002 and 2003, and 3.5% from 2004 and afterwards.

On July 25, 2001, the Israeli parliament passed amendment number 25 to the Communications Law — 1982, which became effective as of August 9, 2001. The amendment requires that broadcast services and telecommunication services provided by the cable companies be provided through separate entities. The amendment to the Communications law also gives the Minister of Communications expansive authority to order license holders to open access to other license holders, including the use of broadcast centers and infrastructure which has been built on the property of subscribers.

Under the amendment, a holder of a general license to broadcast via cable will be obligated to invest in local content production. The amount of this investment will be decided by the Cable Television Commission, but can be no lower than 8% and no greater than 12% of the amount of income received by the license holder from its subscribers.

The Netherlands

In the Netherlands, the Dutch government is debating the question of what rights regulation should afford third parties in terms of access to cable networks. In the summer of 2000, the Dutch government committed to adopt a law on cable access, in line with the EU framework within two years. The early stages of consultation on this law are ongoing.

In addition, in March of 2001 OPTA (the Dutch communications regulator) and the NMa (the Dutch competition authority) published a joint consultation paper regarding access to cable networks. It is likely that the findings of this joint consultation will inform the ongoing legislative process.

There can be no certainty at the moment as to the final form of any such law, if passed, nor how it will be implemented by regulatory authorities should it come into force. We expect debate on this issue at national and European levels to continue.

Poland Regulatory Issues

In addition to many of the issues discussed above, Poland has certain foreign ownership restrictions. Programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33.0% of the share capital, ownership interest and voting rights. The majority of the management and supervisory boards of any company holding a broadcasting license must be comprised of Polish citizens residing in Poland. We believe that the ownership structure of UPC Polska and its subsidiaries comply with Poland's regulatory restrictions on foreign ownership of broadcasts.

Television operators, including cable and DTH operators, in Poland are subject to the provisions of the Polish Copyright Act. Recent legislation has increased the rights of authors in their copyrighted materials, which could lead to a significant increase of fees to be paid by television operators.

On January 1, 2001, a new Telecommunications Law came into force. Under the new Telecommunications Law, only the operation of public telephone networks and the operation of public networks used for the broadcast or distribution of radio and TV programs would require a telecommunications permit to be issued by the new regulatory authority, the Office of Telecommunications Regulation, or "OTR." Other types of telecommunication activities, such as data transmission and Internet access services, are subject to registration with the OTR.

The new Telecommunications Law may affect UPC Polska's ability to obtain required radio frequencies allocations in case such frequencies would be assigned by way of public tenders. The new Telecommunications Law also contains provisions regarding the access to networks and infrastructure sharing, and eliminates foreign ownership limitations with respect to the provision of cable television and domestic telecommunications services.

Chile

Cable and telephone applications for concessions and permits are submitted to the Ministry of Transportation and Telecommunications, which, through the Subsecretary of Telecommunications, is the government body responsible for regulating, granting concessions and registering all telecommunications. Wireline cable television licenses are non-exclusive and granted for indefinite terms, based on a business plan for a particular geographic area. There is an 18.0% value added tax levied on multi-channel television services but no royalty or other charges associated with the re-transmission programming from broadcasting television networks. Wireless licenses have renewable terms of 10 years. VTR has cable permits in most major and medium sized markets in Chile. Cross ownership between cable television and telephone is also permitted.

The General Telecommunications Law of Chile allows telecommunications companies to provide service and develop telecommunications infrastructure without geographic restriction or exclusive rights to serve. Chile currently has a competitive, multi-carrier system for international and local long distance telecommunications services. Regulatory authorities currently determine prices for local services until the market is determined to be competitive. The maximum rate structure is determined every five years. Local service providers with concessions are obligated to provide service to all concessionaires who are willing to pay for an extension to get service. Local providers must also give long distance service providers equal access to their network connections.

Australia

The Australian federal government under various Commonwealth statutes regulates the provision of subscription television services in Australia. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, the content of those services, as well as various aspects of the subscription television business itself.

The Australia Broadcasting Services Act 1992, or "BSA," regulates the ownership and operation of all categories of television and radio services in Australia. The technical delivery of broadcasting services is separately licensed under the Radiocommunications Act 1992 or the Telecommunications Act 1997, depending on the delivery technology utilized, such as wireline cable, DTH, MMDS or any other means of transmission. The BSA regulates subscription television broadcasting services by requiring each service to have an individual license. Companies associated with Austar hold approximately 152 television broadcasting licenses issued under the BSA. Each license is issued subject to certain conditions. The government may vary or revoke license conditions or may, by written notice, specify additional conditions.

Those companies also hold a carrier license, and operate as carriage service providers, under the Telecommunications Act for the provision of broadband Internet services and certain pay television services; as well as hold a mixture of spectrum and apparatus licenses issued under the Radiocommunications Act.

Under the BSA, foreign ownership of "company interests" of pay television broadcasting licenses is limited to 20.0% by a single foreign person and an aggregate of 35.0% by all foreign persons. Australian companies hold the BSA licenses authorizing Austar's pay television services for the purposes of the BSA.

Litigation

UPC is currently engaged in arbitration proceedings in France. A minority shareholder in UPC's subsidiary, Médiaréseaux S.A., has instituted arbitration proceedings under ICC Rules alleging breach of contract under a certain Business Combination Agreement dated December 15, 1999 and entered into between, inter alia, UPC and Intercomm France CVOHA, or "ICH." As part of the arbitration proceedings, ICH obtained an attachment of the shares held by UPC in Médiaréseaux. In emergency proceedings, UPC obtained a release of this attachment. UPC is vigorously defending the arbitration proceedings and has filed appropriate counter claims.

On November 28, 2001, a class action law suit was filed in the United States District Court, Southern District of New York, against UPC and certain of its officers and underwriters. The suit was filed on behalf of certain purchasers of UPC's common stock. The complaint alleges violations of securities laws incident to UPC's initial public offering of its shares of common stock. The alleged violations are said to involve commissions that the underwriters received from certain investors, wrongful allocations of shares by the underwriters to their customers, and inadequate disclosure. UPC and its officers deny the plaintiffs' claims and intend to vigorously defend the lawsuit.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 30, 2002, certain information concerning the ownership of United common stock of all classes by (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding United Class A common stock or United Class B common stock at December 3, 2001, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. Shares of United Class B common stock are convertible immediately into shares of United Class A common stock on a one-for-one basis, and accordingly, holders of our Class B common stock are deemed to be owners of the same number of shares of our Class A common stock and are reflected as such in the table.

Shares issuable within 60 days of January 30, 2002 upon exercise of options, conversion of convertible securities, exchange of exchangeable securities or upon vesting of restricted stock awards are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such securities, but are not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as we know, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated below and in the notes to the table. The number of shares indicated as owned by Gene W. Schneider, Michael T. Fries, and Mark L. Schneider, each one of our named executive officers, and by Ms. Wildes, one of our directors, includes interests in shares held by the trustee of our defined contribution 401(k) plan, or the "401(k) Plan" as of December 31, 2001. The shares held by the trustee of our 401(k) Plan for the benefit of these persons are voted at the discretion of the trustee.

Certain Founders are deemed to have beneficial ownership of other Founders' voting securities under a Founders Agreement dated as of January 30, 2002 (the "Founders Agreement"), which provides that the parties thereto will vote their shares in favor of the election of four directors nominated by four of the Founders.

Beneficial Ownership

	Class A Common Stock		Class B Common Stock		Class C Common Stock
Beneficial Owner	Number of Shares	Percent of Number of Shares(1)	Number of Shares	Percent of Number of Shares(1)	Number of Shares	Percent of Number of Shares(1)
Gene W. Schneider(2)(13)	6,043,390	5.5%	5,216,728	5.9%	–	–
Robert R. Bennett	100,000	*	–	–	–	–
Albert M. Carollo(3)(13)	334,503	*	222,420	2.5%	–	–
John P. Cole(4)	252,635	*	–	–	–	–
Michael T. Fries(5)(13)	666,762	*	91,580	1.0%	–	–
Gary S. Howard	–	–	–	–	–	–
John C. Malone(6)	72,083	*	–	–	–	–
John F. Riordan(7)	1,306,818	1.2%	410,000	4.6%	–	–
Curtis W. Rochelle(8)(13)	2,427,525	2.3%	2,019,508	2.3%	–	–
Mark L. Schneider(9)(13)	405,270	*	170,836	1.9%	–	–
Tina M. Wildes(10)(13)	660,068	*	16,956	*	–	–
Charles H. R. Bracken	–	–	–	–	–	–
All directors and executive officers as a group	12,655,487	11.0%	7,515,360	84.7%	–	–
Liberty Media Corporation(11)	304,301,512	74.7%	303,123,542	97.2%	303,123,542	100%
Founders(12)(13)	11,333,862	9.9%	8,870,332	100%	–	–
AXA Financial, Inc., Mutuelles AXA as a group, AXA and their subsidiaries(14)	8,635,521	8.3%	–	–	–	–
Capital Research and Management Company(15)	11,546,120	11.1%	–	–	–	–
Gabelli Group(16)	6,307,141	6.1%	–	–	–	–
Smith Barney Fund Management LLC ("SB Fund") and parent entities(17)	8,442,556	8.1%	–	–	–	–

*
Less than 1%.

(1)
The figures for the percent of number of shares are based on 104,101,643 shares of United Class A common stock (after elimination of shares of United held by its subsidiaries), 8,870,332 shares of United Class B common stock and 303,123,542 shares of United Class C common stock, respectively, outstanding on January 30, 2002.

(2)
Includes 816,493 shares of United Class A common stock that are subject to presently exercisable options and 4,345 shares of United Class A common stock held by the trustee of United's 401(k) Plan for the benefit of Mr. Schneider. Also includes 4,806,728 shares of United Class B common stock of which 3,063,512 shares are owned by the G. Schneider Holdings Co. In addition, includes 410,000 shares of United Class B common stock held by the MLS Family Partnership LLLP, or the "MLS Partnership," of which Mr. Schneider is a co-trustee of the trust that is the general partner of the MLS Partnership.

(3)
Includes 112,083 shares of United Class A common stock that are subject to presently exercisable options and 222,420 shares of United Class B common stock owned by the Carollo Company, a general partnership of which Mr. Carollo is the general partner.

(4)
Includes 113,541 shares of United Class A common stock that are subject to presently exercisable options.

(5)
Includes 414,208 shares of United Class A common stock that are subject to presently exercisable options and 4,048 shares of United Class A common stock held by the trustee of United's 401(k) Plan for the benefit of Mr. Fries. Also includes 140,792 shares of United Class A common stock and 91,580 shares of United Class B common stock owned by The Fries Family Partnership LLLP, or the "Fries Partnership," of which a trust is the general partner and the trustee of said trust can be replaced by Mr. Fries.

(6)
Includes 72,083 shares of United Class A common stock that are subject to presently exercisable options.

(7)
Includes 114,635 shares of United Class A common stock that are subject to presently exercisable options and 748,903 shares of United Class A common stock owned by Riordan Communications Limited, a corporation held by a discretionary trust for the benefit of Mr. Riordan and his immediate family. Mr. Riordan is a director of the corporation. Also includes 410,000 shares of United Class B common stock held by the MLS Partnership of which Mr. Riordan is a co-trustee of the trust that is the general partner of the MLS Partnership.

(8)
Includes 112,083 shares of United Class A common stock that are subject to presently exercisable options. Also includes 222,368 shares of United Class B common stock and 142,134 shares of United Class A common stock owned by the Marian H. Rochelle Revocable Trust of which Mr. Rochelle's spouse Marian Rochelle is the trustee; 1,796,940 shares of United Class B common stock and 150,000 shares of United Class A common stock owned by the Rochelle Limited Partnership of which the Curtis Rochelle Trust is the general partner and Mr. Rochelle is the trustee of said Trust; and 4,000 shares of Class A common stock owned by K&R Enterprises or which Mr. Rochelle is a director and greater than 10% stockholder. Mr. Rochelle disclaims beneficial ownership of the securities held by K&R Enterprises, except to the extent of his pecuniary interest therein.

(9)
Includes 107,848 shares of United Class A common stock that are subject to presently exercisable options and 2,268 shares of United Class A common stock held by the trustee of United's 401(k) Plan for the benefit of Mr. Schneider. Also includes 170,736 shares of United Class B common stock owned by Mr. Schneider.

(10)
Includes 177,636 shares of United Class A common stock that are subject to presently exercisable stock options. Also includes 16,956 shares of United Class B common stock owned by Ms. Wildes, 400,000 shares of United Class B common stock held by The Gene W. Schneider Family Trust of which Ms. Wildes is a trustee and a beneficiary, and the following securities owned by her spouse: 26,000 shares of United Class A common stock, 2,525 shares of United Class A common stock held by the trustee of United's 401(k) Plan and 12,333 shares of United Class A common stock that are subject to presently exercisable stock options. Ms. Wildes disclaims beneficial ownership of such shares owned by her spouse and the shares held by The Gene W. Schneider Family Trust, except to the extent of her pecuniary interest therein.

(11)
Includes 303,123,542 shares of United Class C common stock owned by Liberty that may be converted into Class A common stock or Class B common stock, as the case may be, in accordance with the terms of the Class C common stock as more fully described in "Description of Capital Stock-Certain Other Rights of Holders of Class C Common Stock" below. The address of Liberty is 12300 Liberty Boulevard, Englewood, Colorado 80112. Robert R. Bennett, Gary S. Howard and John C. Malone, all directors of United, are also officers and directors of Liberty.

(12)
The Founders are: Albert M. Carollo, Sr., Carollo Company, Albert & Carolyn Company, James R. Carollo Living Trust, John B. Carollo Living Trust, Michael T. Fries, Kathleen Jaure, April Brimmer Kunz, Curtis Rochelle, Rochelle Limited Partnership, Marian Rochelle, Marian H. Rochelle Revocable Trust (the "MHR Trust"), Jim Rochelle, Gene W. Schneider, G. Schneider Holdings Co., Mark L. Schneider, the Fries Partnership, The Gene W. Schneider Family Trust (the "GWS Trust"), the MLS Partnership and Tina M. Wildes. Each of such Founder beneficially owns (assuming conversion of Class B Stock for Class A Stock and the exercise of options for Class A Stock) the number and percentage of Class A Stock indicated below (in each case after elimination of United shares held by its subsidiaries)

•
Albert M. Carollo: 334,503 shares, which represents less than 1% of outstanding United Class A common stock; includes 222,420 owned by Carollo Company;

•
Carollo Company: 222,420 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Albert & Carolyn Company: 222,412 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  James R. Carollo Living Trust: 222,412 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  John B. Carollo Living Trust: 111,200 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Michael T. Fries: 666,762 shares, which represents less than 1% of outstanding United Class A common stock; includes 232,372 shares owned by the Fries Partnership;

  •
  The Fries Partnership: 232,372 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Curtis Rochelle: 2,063,023 shares, which represents 1.8% of outstanding United Class A common stock; includes 1,946,940 owned by the Rochelle Limited Partnership and 4,000 shares owned by K & R Enterprises, a corporation;

  •
  Rochelle Limited Partnership: 1,946,940 shares, which represents 1.7% of outstanding United Class A common stock;

  •
  Marian Rochelle: 368,502 shares, which represents less than 1% of outstanding United Class A common stock; includes 364,502 owned by the MHR Trust and 4,000 shares owned by K & R Enterprises, a corporation;

  •
  MHR Trust: 364,502 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Jim Rochelle: 66,912 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Kathleen Jaure: 76,912 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  April Brimmer Kunz: 99,956 shares which represents less than 1% of outstanding United Class A common stock; includes 4,000 shares owned by K & R Enterprises, a corporation;

  •
  Gene W. Schneider: 5,633,390 shares, which represents 5% of outstanding United Class A common stock; includes 3,063,512 owned by the G. Schneider Holdings Co.;

  •
  G. Schneider Holdings Co.: 3,063,512 shares, which represents 2.7% of outstanding United Class A common stock;

  •
  Mark L. Schneider: 405,270 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  The GWS Trust: 400,000 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  The MLS Partnership: 410,000 shares, which represents less than 1% of outstanding United Class A common stock;

  •
  Tina M. Wildes: 260,608 shares, which represents less than 1% of outstanding United Class A common stock; includes 38,333 owned by her spouse.

(13)
Albert M. Carollo, Sr., Carollo Company, Albert & Carolyn Company, and the John B. Carollo Living Trust each has its principal business office at 602 Broadway, Rock Springs, Wyoming 82901. The James R. Carollo Living Trust has its principal business office at Box 772870, Steamboat Springs, CO 80477. Curtis Rochelle, Rochelle Limited Partnership, Marian Rochelle and MHR Trust each has its principal business office at 2717 Carey Avenue, Cheyenne, Wyoming 82001. Gene W. Schneider, G. Schneider Holdings Co., Mark L. Schneider, the GWS Trust, the

  MLS Partnership, Michael T. Fries, the Fries Partnership and Tina M. Wildes each has its principal business office at 4643 S. Ulster Street, Suite 1300, Denver, Colorado 80237. The address for Ms. K. Jaure is Box 321, Rawlins, Wyoming 82301. The address for Ms. A. Kunz is 6210 Brimmer Road, Cheyenne, Wyoming 82009. The address for Mr. J. Rochelle is Box 967, Gillette, Wyoming 82717.

(14)
The number of shares of Class A common stock in the table is based upon Amendment No. 3 to the Schedule 13G dated February 12, 2001, filed by AXA Financial, Inc.; AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle (collectively "Mutuelles AXA") as a group; AXA and its subsidiaries, Alliance Capital Management L.P., ("Alliance") and The Equitable Life Assurance Society of the US ("Equitable") with respect to UGC Holdings. As a result of the merger, such shares are now shares of United Class A common stock. AXA Financial, Inc., Mutuelles AXA and AXA filed as parent holding companies and are beneficial owners of the shares of United Class A common stock as a result of Alliance, acting on behalf of client discretionary investment advisory accounts, and Equitable. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. The address of Mutuelles AXA is 370 Saint Honore, 75001 Paris, France and the address of AXA is 25 Avenue Matignon, 75008 Paris, France.

(15)
The number of shares of United Class A common stock in the table is based upon a Schedule 13G dated February 9, 2001, filed by Capital Research and Management Company ("Capital Research") with respect to the Class A common stock of UGC Holdings. As a result of the merger, such shares are now shares of United Class A common stock. Capital Research, an investment advisor, is the beneficial owner of 11,546,120 shares of United Class A common stock, as a result of acting as investment advisor to various investments companies. The Schedule 13G reflects that Capital Research has no voting power over said shares and sole dispositive power over the shares of United Class A common stock. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(16)
The number of shares of Class A common stock in the table is based upon a Schedule 13D (Amendment No. 7) dated December 28, 2001, filed by Mario J. Gabelli, Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one acts as chief investment officer (collectively, the "Gabelli Group") with respect to Class A common stock of UGC Holdings. As a result of the merger, such shares are now shares of United Class A common stock. The Schedule 13D reflects that GAMCO Investors, Inc. has no voting power over 24,000 shares of United Class A common stock and under certain circumstances a committee of the Gabelli Funds LLC will vote its 1,743,000 shares of United Class A common stock. Except as stated below, for certain Gabelli Group members, the address of the Gabelli Group is One Corporate Center, Rye, NY 10580. The address of Gabelli Performance Partnership L.P., MJG Associates, Inc. and Gemini Capital Management LLC is 401 Theodora Fremd Ave., Rye, NY 10580. The address of Gabelli International Limited is c/o Fortis Fund Services (Cayman) Limited, Grand Pavilion, Commercial Centre, 802 West Bay Road, Grand Cayman, British West Indies and the address of Gabelli International II Limited is c/o Coutts & Company (Cayman) Limited, West Bay Road, Grand Cayman, British West Indies.

(17)
The number of shares of Class A common stock in the table is based upon Amendment No. 1 to a Schedule 13G dated July 31, 2001, filed by SB Fund and its parent entities Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. ("Citigroup") with respect to Class A common stock of UGC Holdings. As a result of the merger, such shares are now shares of United Class A common stock. Citigroup is the sole stockholder of SSB Holdings which is the sole stockholder of SB Fund. Citigroup and SSB Holdings filed as parent holding companies of subsidiaries. The address of SB Fund and SSB Holdings is 388 Greenwich Street, New York, NY 10013, and the address of Citigroup is 399 Park Avenue, New York, NY 10043.

No equity securities in any of our subsidiaries, including directors' qualifying shares, are owned by any of our executive officers or directors, except as stated below. The following discussion sets forth ownership information as of January 30, 2002 and within 60 days thereof with respect to stock options.

The following of our executive officers and directors own ordinary shares A, options to purchase ordinary shares A and phantom options based on ordinary shares A of UPC: (i) Mr. Gene W. Schneider — 98,000 ordinary shares A and phantom options based on 562,500 ordinary shares A of which all are exercisable; (ii) Mr. Fries — 9,153 ordinary shares A and phantom options based on 225,000 ordinary shares A of which 192,188 are exercisable; (iii) Mr. Mark L. Schneider — 2,015,000 ordinary shares A and options to purchase 3,500,000 ordinary shares A of which 1,729,166 are exercisable; (iv) Mr. Bracken — options to purchase 1,200,000 ordinary shares A of which 693,750 are exercisable; (v) Mr. Riordan — 908,754 ordinary shares A and options to purchase 1,759,375 ordinary shares A of which 838,541 are exercisable; (vi) Mrs. Wildes — 9,153 ordinary shares A and phantom options based on 153,000 ordinary shares A of which all are exercisable; (vii) Mr. Carollo — 30,000 ordinary shares A; (viii) Mr. Cole — 14,575 ordinary shares A; and (ix) Mr. Rochelle — 32,034 ordinary shares A. UPC may elect to pay phantom options in cash, in ordinary shares A of UPC, or in shares of our Class A common stock. In each case and as a group, the ownership is less than 1.0% of UPC's outstanding ordinary shares.

The following executive officers and directors beneficially own options to purchase ordinary shares of Austar United: (i) Mr. Gene W. Schneider — options to purchase 2,403,316 ordinary shares of which 2,136,903 are exercisable; (ii) Mr. Fries — options to purchase 6,529,285 ordinary shares of which 5,920,829 are exercisable; (iii) Mr. Riordan — options to purchase 50,000 ordinary shares of which 15,625 are exercisable; and (iv) Mrs. Wildes — options to purchase 706,288 ordinary shares of which 675,348 are exercisable. In each case and as a group, the ownership is less than 1.0% of Austar United's outstanding ordinary shares.

MANAGEMENT

Our Directors

We currently have 11 directors, with one vacancy. Holders of our Class A common stock and Class B common stock, voting as a single class, elect eight of our directors and holders of our Class C common stock have the right to elect the remaining four of our directors. We have a classified board of three classes, with each class having at least one member elected by the holders of our Class C common stock. Each director serves for a term ending on the date of the third annual stockholders' meeting after his or her election or until his or her successor shall have been duly elected and qualified. Holders of our Class C common stock, voting as a separate class, have the right to appoint four members, or the "Class C directors," to our 12 member board of directors. Holders of our Class C common stock have currently only appointed three out of such four members of our board of directors. Through their ownership of Class C common stock, Liberty and its affiliates control the appointment of the Class C directors. The other eight directors are appointed by the holders of the Class A common stock and Class B common stock voting as a single class. At such time as all the shares of Class C common stock have been converted to Class A common stock or Class B common stock, all 12 directors will be elected by Class A and B common stock voting as a single class.

Our board of directors consists of the following individuals:

United Class I Directors (term expires at annual meeting in 2003)	United Class II Directors (term expires at annual meeting in 2004)	United Class III Directors (term expires at annual meeting in 2005)
Gary S. Howard*	Robert R. Bennett*	John C. Malone*
John F. Riordan	Albert M. Carollo, Sr.	Gene W. Schneider
Tina M. Wildes	Curtis Rochelle	Michael T. Fries
Person to be named*	Mark L. Schneider	John P. Cole

*  Directors elected by United Class C stockholders

Gene W. Schneider, 75, became Chairman and Chief Executive Officer of United on February 5, 2001. Mr. Schneider has served as Chairman of UGC Holdings since May 1989 and has served as Chief Executive Officer of that company since 1995. He also serves as an officer and/or director of various direct and indirect subsidiaries of United, including a director of Austar United since 1999; a director of ULA since 1998; and an advisor to the supervisory board of UPC since 1999. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board. Mr. Schneider has been with United and UGC Holdings since their inception. Mr. Schneider is also the Chairman of the Board for Advanced Displayed Technologies, Inc.

Robert R. Bennett, 43, became our director on January 30, 2002. He serves as an officer and/or director of various direct and indirect subsidiaries of Liberty, and he has served as the President and Chief Executive Officer of Liberty since 1997. Prior to being named President in 1997, Mr. Bennett served in numerous executive capacities at Liberty, including as principal financial officer. Mr. Bennett's directorships include: Liberty, USANi, LLC, Telewest Communications plc, Liberty Livewire Corporation, Liberty Satellite and Technology, Inc. or "LSAT," and Chairman of the Board of Liberty Digital, Inc.

Albert M. Carollo, 88, became our director on January 30, 2002 and has served as a director of UGC Holdings since 1993. Mr. Carollo is the Chairman of Sweetwater Television Co., a cable television company, and served as its President until 1997.

John P. Cole, Jr., 72, became our director on January 30, 2002. Mr. Cole became a director of UGC Holdings in 1998 and became a member of the UPC Supervisory Board in 1999. Mr. Cole is a principal of the law firm of Cole, Raywind and Braverman, a firm he founded in 1966, which specializes in all aspects of telecommunications and media law. Over the years Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry.

Michael T. Fries, 38, became our President and director on February 5, 2001. He became the Chief Operating Officer of United on September 10, 2001. Mr. Fries has also served as a director of UGC Holdings since November 1999 and as President and Chief Operating Officer of that company since 1998. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board since September 1998 and as Chairman thereof since 1999; Executive Chairman of Austar United since 1999; a member of the Priority Telecom Supervisory Board since November 2000; and President of ULA since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United on a global basis and for the development of United's business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990.

Gary Howard, 50, became our director on January 30, 2002. Mr. Howard has served as Executive Vice President and Chief Operating Officer of Liberty since 1998. He also serves as an officer and/or director of various direct and indirect subsidiaries of Liberty. From June 1997 to March 1999, Mr. Howard served as Chairman and Chief Executive Officer of United Video Satellite Group, now known as Gemstar-TV Guide International, Inc., and, during the past five years, he served, at different times, as Chief Executive Officer and President of LSAT. From December 1997 until March 1999, Mr. Howard served as President and Chief Executive Officer of TCI Ventures Group, a technology business development unit. Mr. Howard is a director of Liberty, LSAT, Liberty Livewire Corporation, Liberty Digital, Inc. and On Command Corporation.

John C. Malone, 61, became our director on January 30, 2002 and has served as a director of UGC Holdings since November 1999. He has served as Chairman of Liberty since 1990. From 1996 to 1999, Mr. Malone served as Chairman of Tele-Communications, Inc., or "TCI," and from 1994 to 1999, he served as Chief Executive Officer of TCI. Mr. Malone is also a director of Liberty Media Corporation, The Bank of New York, USANi, LLC and Cendant Corporation.

John F. Riordan, 59, became our director on January 30, 2002. Mr. Riordan served as a director of UGC Holdings from 1998 until January 30, 2002 and has served on UPC's Board of Management since September 1998 as President of UPC since June 1999 and as Chief Executive Officer since September 2001. Mr. Riordan is also a director and officer of various subsidiaries of UPC, including a member of the Supervisory Board of Priority Telecom since November 2000. He has also been a director of Austar United since June 1999. From March 1998 to June 1999, Mr. Riordan served as Executive Vice President of UPC and from September 1998 to June 1999, he also served as President of Advanced Communications for UPC. Prior to joining UPC, Mr. Riordan served as Chief Executive Officer of Princess Holdings Ltd., a multi-channel television operating company in Ireland, since 1992.

Curtis W. Rochelle, 86, became our director on January 30, 2002 and has served as a director of UGC Holdings since April 1993. Mr. Rochelle is the owner of Rochelle Livestock and a private investor.

Mark L. Schneider, 46, became our director on January 30, 2002. Mr. Schneider has served as a director of UGC Holdings since April 1993, and has served as an executive officer thereof since August 2001. He served as the Chairman of the Management Committee of UPC from April 1997 until August 2001. Mr. Schneider also has served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until August 2001, he served as Chief Executive Officer of UPC. From May 1996 to December 1996 he served as the Chief of Strategic Planning and Operations Oversight for UGC Holdings and from December 1996 until December 1999 he served as an Executive Vice President of that company. Mr. Schneider is Director of Advanced Display Technologies, Inc. and of SBS Broadcasting S.A.

Tina M. Wildes, 41, became our director on January 30, 2002. She has served as a director of UGC Holdings since November 1999. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as Senior Vice President of Business Administration of that company since May 1998. In addition, Ms. Wildes has served as a member of the Supervisory Board of UPC since February 1999. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company's programming operations for various European subsidiaries. Ms. Wildes has been with UGC Holdings since 1989.

Gene W. Schneider is the father of Mark L. Schneider and Tina M. Wildes, who are brother and sister. No other family relationships exist between any other named executive officer or director of United.

Board Committees

Our board of directors has an audit committee and a compensation committee. We do not have a standing nomination committee of the board of directors.

Audit Committee.    The audit committee operates under a charter substantially identical to the charter adopted by UGC Holdings' board of directors in May 2000. The members of the audit committee are Messrs. Carollo, Cole and Rochelle, all of whom are independent as required by the audit committee charter and the listing standards of the National Association of Securities Dealers. The audit committee is charged with reviewing and monitoring our financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by our independent auditors and to make such recommendations to the board of directors as may seem appropriate by the audit committee to assure that our interests are adequately protected and to review all related party transactions and potential conflict-of-interest situations.

Compensation Committee.    The members of the compensation committee consist of all outside directors. The members of the Compensation Committee are Messrs. Bennett, Carollo, Cole, Howard, Malone and Rochelle. The committee administers our employee stock option plans, and in this capacity approves all option grants to executive officers and management. The committee also makes recommendations to the board of directors with respect to the compensation of the Chairman of the Board and Chief Executive Officer and approve the compensation paid to other senior executives.

Executive Officers

The following lists our executive officers. Messers Riordan and Bracken are not officers of United but are officers of our significant subsidiaries. All our officers are appointed for an indefinite term, serving at the pleasure of the board of directors.

Name	Age
Gene W. Schneider	75
Michael T. Fries	38
Mark L. Schneider	46
John F. Riordan	59
Charles H.R. Bracken	35

Charles H.R. Bracken became a member of UPC's Board of Management in July 1999 and a member of Priority Telecom's Supervisory Board in July 2000. Mr. Bracken has been the Chief Financial Officer of UPC since November 1999. From March 1999 to November 1999, Mr. Bracken served as Managing Director of Strategy, Acquisitions and Corporate Development of UPC. From 1994 until joining UPC, he held a number positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs International, he was responsible for providing merger and corporate finance advice to a number of communications companies, including UPC.

Senior Management

The following lists other officers who are not executive officers of United but who make significant contributions to United and its subsidiaries.

James Clark became Vice President, Regional Operations of UGC Holdings, Inc., on May 1, 1999, where he oversees all operations in Asia/Pacific and Latin America. Mr. Clark has also served as a Vice President of Asia/Pacific since August 1999 and of ULA since June 1999. Prior to his current positions he served as the Regional Manager for Austar Entertainment Pty Limited ("Austar") from 1997 to May 1999. From January 1996 to 1997, Mr. Clark served as Satellite Operations Manager at Austar where he was responsible for launching direct broadcast satellite service in rural Australia.

Valerie L. Cover became a Vice President for United in February, 2001 and the Controller for United in September 2001. She has served as Controller for UGC Holdings since October 1990 and as Vice President of that company since December 1996. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of United and UGC Holdings. She has also served as a Vice President and Controller for Asia/Pacific since January 1997. Ms. Cover has been with United since inception, and with UGC Holdings since 1990.

John C. Porter became the Chief Executive Officer and a director of Austar United in June 1999. He served as a Managing Director of Austar from July 1997 to December 1999. In these positions, Mr. Porter is senior operating liaison for telecommunications projects in the Asia/Pacific region. From January 1997 to August 1999, he also served as the Chief Operating Officer of Asia/Pacific. From 1995 until January 1997, Mr. Porter served as the Chief Operating Officer for Austar, where he was responsible for the design and deployment of that company's multi-channel multi-point distribution system/satellite/cable television network. Mr. Porter has been with UGC Holdings since 1995.

Ellen P. Spangler became Senior Vice President of Business and Legal Affairs and Secretary of United in September 2001. She has served as Senior Vice President of Business and Legal Affairs and Secretary of UGC Holdings since December 1996 and as a member of the Supervisory Board of UPC since February 1999. Ms. Spangler is responsible for the legal operations of United and UGC Holdings. Ms. Spangler has been with UGC Holdings since 1991.

Blas Tomic became the President of VTR in April 1999. From 1994 to 1999, Mr. Tomic served as Executive Member of the board of VTR, Cia. Nacional de Teléfonos and Cia. Teléfonos de Coyhaique S.A. During 1996 and 1997, Mr. Tomic served as Executive Member of the board of CTC-VTR Comunicaciones Móviles S.A. Mr. Tomic has also represented the Government of Chile, Ministry of Finance, in the United States and served as executive director of, and Chilean representative at, the Inter-American Development Bank.

Frederick G. Westerman III became Chief Financial Officer of United in September 2001. He has served as Chief Financial Officer of UGC Holdings since June 1999. His responsibilities include oversight and planning of United's financial and treasury operations. He also serves as an officer and/or director of various subsidiaries, including a director, Vice President and Treasurer of UAP and a Vice President and Treasurer of Asia/Pacific and of ULA. From December 1997 to June 1999, Mr. Westerman served as Treasurer for EchoStar Communications Corporation where he was responsible for oversight of the company's treasury operations as well as investor relations and corporate budgeting. From June 1993 to September 1997, Mr. Westerman served as Vice President of Equity Research for UBS Securities LLC (a subsidiary of Union Bank of Switzerland) where he was responsible for research coverage of cable television, satellite communications and media and entertainment industries.

Tina M. Wildes became our director on January 30, 2002. She has served as a director of UGC Holdings since November 1999. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as Senior Vice President of Business Administration of that company since May 1998. In addition, Ms. Wildes has served as a member of the Supervisory Board of UPC since February 1999. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company's programming operations for various European subsidiaries. Ms. Wildes has been with UGC Holdings since 1989.

EXECUTIVE COMPENSATION

Since inception, United has paid no separate compensation to its officers. All of the officers of United are employed by UGC Holdings or its significant subsidiaries. The following table sets forth the aggregate annual compensation for United's Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered during the fiscal years ended December 31, 2000 and December 31, 1999, and the ten months ended December 31, 1998 ("Fiscal 2000," "Fiscal 1999" and "Fiscal 1998," respectively). In February 1999, the board of directors approved a change in United's fiscal year end from the last day in February to December 31, commencing December 31, 1998. As a result, the information in the table for Fiscal 1998 reflects only the 10-month period of March 1, 1998 through December 31, 1998. In addition, the information in this section reflects compensation received by the named executive officers for all services performed for United and its subsidiaries.

Summary Compensation Table

		Annual Compensation									Long-Term Compensation
Name and Principal Position	Year	Salary($)			Bonus($)			Other Annual Compensation(1)			Securities Underlying Options(#)(2)		All Other Compensation($)
Gene W. Schneider Chairman of the Board, President (until 9/98) and Chief Executive Officer	2000 1999 1998	$ $ $	558,413 498,548 375,000		$ $ $	– – –		$ $ $	– – 5,793	(6)	100,000 2,568,839 762,500	(3) (5) (7)	$ $ $	6,371 6,155 4,327	(4) (4) (4)
Michael T. Fries President (from 9/98) and Senior Vice President (until 9/98) (until 9/98)	2000 1999 1998	$ $ $	448,173 332,365 250,000		$ $ $	– – 275,000	(11)	$ $ $	2,714 4,497 217	(6) (6) (6)	200,000 6,204,285 725,000	(8) (10) (12)	$ $ $	6,371 6,155 4,309	(9) (9) (9)
Mark L. Schneider Office of Chairman (from 8/01); Chief Executive Officer, UPC (until 8/01); Executive Vice President (until 12/99)	2000 1999 1998	$ $ $	516,585 415,421 301,923		$ $ $	– – –		$ $ $	136,772 113,815 112,699	(13) (16) (18)	300,000 258,419 2,925,000	(14) (17) (19)	$ $ $	6,356 6,140 5,412	(15) (15) (15)
John F. Riordan Chief Executive Officer, UPC (from 9/01); President, UPC (from 6/99) and Executive Vice President, UPC (until 6/99)	2000 1999 1998	$ $ $	493,350 336,599 251,507	(22) (22)	$ $ $	– – –		$ $ $	57,598 31,008 40,000	(20) (23) (23)	200,000 300,000 1,675,000	(21) (24) (26)	$ $ $	– 25,420 –	(25)
Charles H.R. Bracken Chief Financial Officer, UPC (from 11/99) and Managing Director, UPC (from 3/99 to 11/99)	2000 1999	$ $	409,683 316,665	(27)	$ $	– –		$ $	14,819 13,544	(28) (28)	– 775,000	(29)	$ $	29,166 21,091	(30) (30)

(1)
With respect to U.S. employees on foreign assignment, United tax equalizes them for taxes due at the foreign location and in the U.S. When such tax equalization results in a net payment by United for the employee in a particular year, it will be included in "Other Annual Compensation" and the benefit will be so noted in a footnote for such employee.

(2)
The number of shares underlying options have been adjusted for (i) United's 2-for-1 stock split on November 30, 1999, (ii) the relinquishment of options under UAP's phantom stock option plan in exchange for options under the Austar United Executive Share Option Plan (the "Austar United Plan") in July 1999, and (iii) UPC's 3-for-1 stock split on March 20, 2000.

(3)
Pursuant to the ULA Stock Option Plan, Mr. Schneider was granted phantom options based on 100,000 shares of ULA Class A common stock on December 6, 2000.

(4)
Amounts consist of matching employer contributions made by United under the 401(k) Plan of $5,100, $4,800, and $3,734 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively, with the remainder consisting of term life insurance premiums paid by United for Mr. Schneider's benefit.

(5)
Pursuant to United's Employee Plan, Mr. Schneider was granted options to acquire 290,523 shares of Class A common stock on December 17, 1999. Pursuant to the Austar United Plan, Mr. Schneider was granted options to acquire 2,153,316 ordinary shares of Austar United on July 20, 1999. Pursuant to the chello broadband Phantom Stock Option Plan, Mr. Schneider was granted phantom options based on 125,000 ordinary shares of chello broadband on June 11, 1999.

(6)
Represents the value of the personal use of United's airplane.

(7)
Pursuant to the Employee Plan, Mr. Schneider was granted options to acquire 200,000 shares of Class A common stock on October 8, 1998. Pursuant to the UPC Phantom Stock Option Plan, Mr. Schneider was granted phantom options based on 562,500 ordinary shares A of UPC on September 24, 1998.

(8)
Pursuant to the ULA Stock Option Plan, Mr. Fries was granted phantom options based on 200,000 shares of ULA Class A common stock on December 6, 2000.

(9)
Amounts consist of matching employer contributions made by United under United's 401(k) Plan of $5,100, $4,800 and $3,616 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively, with the remainder consisting of term life insurance premiums paid by United for Mr. Fries' benefit.

(10)
Pursuant to the Employee Plan, Mr. Fries was granted options to acquire 100,000 shares of Class A common stock on December 17, 1999. Pursuant to the Austar United Plan, Mr. Fries was granted options to acquire 6,029,285 ordinary shares of Austar United on July 20, 1999. Pursuant to the chello broadband Phantom Stock Option Plan, Mr. Fries was granted phantom options based on 75,000 ordinary shares of chello broadband on June 11, 1999.

(11)
Includes a $25,000 moving allowance when Mr. Fries was relocated from United's Australia offices back to its principal office in Denver, Colorado.

(12)
Pursuant to the Employee Plan, Mr. Fries was granted options to acquire 200,000 shares of Class A common stock on September 18, 1998. Pursuant to the UPC Phantom Stock Option Plan, Mr. Fries was granted phantom options based on 225,000 ordinary shares A of UPC on September 24, 1998. Pursuant to the ULA Stock Option Plan, Mr. Fries was granted phantom options based on 300,000 shares of ULA Class A common stock on September 18, 1998.

(13)
Includes $21,270, which represents the value of the personal use of UPC's airplane based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes payments related to foreign assignment consisting of a housing allowance of $114,507 and tax preparation fees.

(14)
Pursuant to the Employee Plan, Mr. Schneider was granted options based on 300,000 shares of Class A common stock on December 6, 2000.

(15)
Amounts consist of matching employer contributions made by UGC Holdings under the 401(k) Plan of $5,100, $4,800, and $4,800 for Fiscal 2000, Fiscal 1999, and Fiscal 1998, respectively, with the remainder consisting of term life insurance premiums paid by UGC Holdings for Mr. Schneider's benefit.

(16)
Includes $4,430, which represents the value of Mr. Schneider's personal use of UGC Holdings' airplane, and includes payments related to foreign assignment consisting of a housing allowance of $109,385.

(17)
Pursuant to the Employee Plan, Mr. Schneider was granted options to acquire 8,419 shares of Class A common stock on December 17, 1999, and pursuant to the chello broadband Stock

  Option Plan, Mr. Schneider was granted options to acquire 250,000 ordinary shares of chello broadband on March 26, 1999.

(18)
Includes $723, which represents the value of Mr. Schneider's personal use of UGC Holdings' airplane, and includes payments related to foreign assignment consisting of a housing allowance of $111,976.

(19)
Pursuant to UPC's Stock Option Plan, Mr. Schneider was granted options to acquire 2,925,000 ordinary shares of UPC on September 24, 1998.

(20)
Includes $19,110, which represents of the value of the personal use of UGC Holdings' airplane based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes $38,488, which represents monthly payments for the housing allowance provided by UPC.

(21)
Pursuant to the Employee Plan, Mr. Riordan was granted options based on 200,000 shares of Class A common stock on December 6, 2000.

(22)
For Fiscal 1998, represents monthly consulting fees paid to Mr. Riordan and for Fiscal 1999 includes consulting fees paid to Mr. Riordan in January through March 1999. Mr. Riordan became an employee of UPC on April 1, 1999.

(23)
Consists of monthly payments for the housing allowance provided by UPC.

(24)
Pursuant to the chello broadband Stock Option Plan, Mr. Riordan was granted options to acquire 300,000 ordinary shares of chello broadband on March 26, 1999.

(25)
Includes pension contributions made by UPC for Fiscal 1999.

(26)
Pursuant to the Employee Plan, Mr. Riordan was granted options to acquire 100,000 shares of Class A common stock on October 8, 1998, and pursuant to UPC's Stock Option Plan, he was granted options to acquire 1,575,000 ordinary shares A of UPC on September 24, 1998.

(27)
Mr. Bracken commenced his employment with UGC Holdings in March 1999. Accordingly, the salary information included in the table represents only ten months of employment during Fiscal 1999.

(28)
Consists of car allowance provided by UPC.

(29)
Pursuant to the UPC Stock Option Plan, Mr. Bracken was granted options to acquire 750,000 ordinary shares A of UPC on March 25, 1999, and pursuant to the chello broadband Phantom Stock Option Plan, Mr. Bracken was granted phantom options based on 25,000 ordinary shares of chello broadband on December 17, 1999.

(30)
Includes $19,147 of pension contributions made by UPC for Fiscal 1999, and $25,308 of pension contributions made by UPC for fiscal 2000, with the remainder consisting of health, life and disability insurance payments.

The following table sets forth information concerning options granted to each of the executive officers named in the Summary Compensation Table above during Fiscal 2000. The table sets forth information concerning options to purchase shares of Class A common stock, ordinary shares A of UPC, ordinary shares of Austar United, ordinary shares of chello broadband and shares of ULA Class A common stock granted to such officers in Fiscal 2000.

	Option Grants in Last Fiscal Year(1)
	Individual Grants
			Percentage of Total Options Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options Granted(#)							Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
				Exercise Price ($/Sh)	Market Price on Grant Date		Expiration Date
								0%($)	5%($)	10%($)
Gene W. Schneider ULA Shares	100,000	(3)	15.87%	$19.23	$19.23	(4)	12/06/10	–	$1,209,364	$3,064,767
Michael T. Fries ULA Shares	200,000	(3)	31.75%	$19.23	$19.23	(4)	12/06/10	–	$2,418,729	$6,129,534
Mark L. Schneider Class A Common Stock	272,996	(5)	21.10%	$14.8125	$14.8125		12/06/10	–	$2,543,095	$6,444,701
Class A Common Stock	27,004	(5)	2.08%	$16.2938	$14.8125		12/06/05	–	$70,511	$204,201
John F. Riordan Class A Common Stock	200,000	(5)	15.46%	$14.8125	$14.8125		12/06/10	–	$1,863,100	$4,721,462
Charles H. R. Bracken Class A Common Stock	–		–	–	–		–	–	–	–

(1)
Except as otherwise noted, all the stock options and phantom options granted during Fiscal 2000 vest in 48 equal monthly increments following the date of the grant. Vesting of the options granted would be accelerated upon a change of control of United as defined in the respective option plans.

(2)
The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the underlying securities of the respective options, continued employment of the optionee through the term of the options and other factors.

(3)
Upon exercise, ULA may pay these phantom options in cash, shares of Class A common stock of United or, if publicly traded, its shares of Class A common stock.

(4)
Market price based on fair market value of ULA shares of common stock as determined by its board of directors at the time of grant.

(5)
Options vest as to 1/8th of the shares six months after grant date and thereafter in 42 equal monthly increments.

The following table sets forth information concerning the exercise of options and concerning unexercised options held by each of the executive officers named in the Summary Compensation Table above as of the end of Fiscal 2000.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

					Number of Securities Underlying Unexercised Options at FY-End(#)(1)			Value of Unexercised In-the-Money Options at FY-End($)(2)
Name	Shares Acquired on Exercise(#)		Value Realized($)
					Exercisable	Unexercisable		Exercisable		Unexercisable
Gene W. Schneider
Class A common stock	–		–		753,421	241,666	(3)		$5,655,015		$847,959
UPC Shares(3)	–		–		515,625	46,875			$4,532,043		$412,004
Austar United Shares	–		–		1,635,345	517,971		A$	588,724	A$	186,470
ULA common stock(4)	–		–		109,375	115,625			$1,637,344		$233,906
chello Shares(5)	–		–		46,875	78,125		E	558,964	E	931,607
Michael T. Fries
Class A common stock	140,792	(6)	$5,060,616	(6)	326,708	162,500	(3)		$2,414,690		$738,281
UPC Shares(3)	–		–		121,875	103,125			$1,043,989		$883,375
Austar United Shares	–		–		4,578,964	1,450,321		A$	1,648,427	A$	522,116
ULA common stock(4)	–		$1,665,625		6,250	331,250			$64,063		$1,345,313
chello Shares(5)	–		$654,425		9,275	46,875		E	110,600	E	558,964
Mark L. Schneider
Class A common stock	–		–		43,878	300,000			$297,727		$–
UPC Shares	–		–		2,681,250	243,750			$23,566,623		$2,142,420
chello Shares	88,541		$3,073,922		20,834	140,625		E	248,436	E	1,676,892
John F. Riordan
Class A common stock	33,280		$3,356,078		20,886	245,834			$197,763		$433,988
UPC Shares	1,115,625		$45,251,647		328,125	131,250			$2,884,027		$1,153,611
chello Shares					131,250	168,750		E	1,565,099	E	2,012,270
Charles H.R. Bracken
Class A common stock	–		–		–	–			–		–
UPC Shares	–		–		328,125	421,875			$456,069		$586,375
chello Shares	–		–		6,250	18,750		E	62,103	E	236,011

(1)
The number of securities underlying options have been adjusted to reflect UGC Holdings' 2-for-1 stock split on November 30, 1999, the relinquishment of options under UAP's phantom stock option plan in exchange for options under the Austar United Plan in July 1999, and UPC's 3-for-1 stock split on March 20, 2000.

(2)
The value of the options reported above is based on the following December 31, 2000 closing prices: $13.625 per share of Class A common stock as reported by NASDAQ; $10.50 per UPC ordinary A share (in the form of American Depositary Receipts) as reported by NASDAQ; and A$2.16 (US$1.21 based on a 1.7897 conversion rate on December 31, 2000) per Austar United ordinary share as reported by the Australian Stock Exchange Limited. In addition, the exercise prices for UPC options have been converted from euro to U.S. dollars based on a conversion rate of 1.0611 on December 31, 2000. The value for the phantom options of ULA is based on the fair market value of $19.23 per share as determined by the board of directors at or prior to December 31, 2000, and the value for the options of chello broadband is based on the fair market value of E21.00 per share (US$19.79 based on a conversion rate of 1.0611 on December 31, 2000) as determined by the Supervisory Board of chello broadband.

(3)
Represents the number of shares underlying phantom stock options, which UPC may pay in cash or shares of Class A common stock of United or ordinary shares A of UPC, at its election upon exercise thereof.

(4)
Represents the number of shares underlying phantom stock options, which ULA may pay in cash or shares of Class A common stock of United or, if publicly traded, shares of ULA, at its election upon exercise thereof.

(5)
Represents the number of shares underlying phantom stock options, which chello broadband may pay in cash or shares of Class A common stock of United or ordinary shares of UPC or, if publicly traded, ordinary shares of chello broadband, at its election upon exercise thereof.

(6)
Options exercised by the Fries Family Partnership LLLP, of which the general partner is a trust and the trustee of the trust may be replaced at Mr. Fries' option.

Executive Officer Agreements

Charles H.R. Bracken.    On March 5, 1999, UPC entered into an Executive Service Agreement with Charles H.R. Bracken in connection with Mr. Bracken becoming the Managing Director of Development, Strategy and Acquisitions of UPC. Subsequently, Mr. Bracken became a member of the UPC Board of Management and Chief Financial Officer for UPC. Mr. Bracken's Executive Service Agreement is for a term expiring March 5, 2003. Under the Executive Service Agreement, Mr. Bracken's initial base salary is £250,000 per year. Such salary is subject to periodic adjustments and in January 2000 UPC adjusted Mr. Bracken's salary to £282,486 per year. In addition to his salary, Mr. Bracken received UPC options for 750,000 ordinary shares A (adjusted for UPC's 3-for-1 stock split) and participation in a pension plan. In addition to his salary, UPC provides a car to Mr. Bracken for his use valued at £8,400 per year.

The Executive Service Agreement may be terminated for cause by UPC. Also, UPC may suspend Mr. Bracken's employment for any reason. If his employment is suspended, Mr. Bracken will be entitled to receive the balance of payments due under the Executive Service Agreement until such Agreement is terminated. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, UPC may discontinue future payments under the Executive Service Agreement, in whole or in part, until such incapacitation ceases.

Stock Option Plans

Employee Plan.    On June 1, 1993, UGC Holdings' board of directors adopted the Employee Plan. The stockholders of UGC Holdings approved and ratified the Employee Plan, which is effective as of June 1, 1993. We adopted the Employee Plan incident to the merger. The Employee Plan provides for the grant of options to purchase shares of Class A common stock and up to 3,000,000 shares of Class B common stock to United's employees and consultants who are selected for participation in the Employee Plan. The Employee Plan is construed, interpreted and administered by United's Compensation Committee. The committee has discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options (subject to the 3,000,000 share limit on the number of shares of Class B common stock), the exercise price of the options (which may be below fair market value of the Class A or Class B common stock on the date of grant), the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised), and certain other provisions relating to the options.

At September 30, 2001, UGC Holdings had options to purchase an aggregate of 4,865,147 shares of Class A common stock of UGC Holdings outstanding under the Employee Plan at exercise prices ranging from $2.2500 to $86.5000 per share; however, incentive options must be at least equal to fair market value of the Class A or Class B common stock on the date of grant (at least equal to 110% of fair market value in the case of an incentive option granted to an employee who owns common stock having more than 10% of the voting power). Following the merger, these options are now exercisable for shares of our Class A and Class B common stock (subject to the 3,000,000 share limit on the number of shares of Class B common stock).

UPC Stock Option Plan.    UPC adopted a Stock Option Plan on June 13, 1996, as amended, or the "UPC Plan." Under the UPC Plan, UPC's Supervisory Board may grant stock options to UPC employees. At September 30, 2001, UPC had options for approximately 25,531,230 total ordinary shares A outstanding under the UPC Plan. UPC may from time to time increase the number of shares available for grant under the UPC Plan. Options under the UPC Plan are granted at fair market value at the time of the grant unless determined otherwise by UPC's Supervisory Board.

All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the UPC Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 36 months for options granted in 1996 and 48 months for all other options. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to UPC at the original purchase price and all vested options must be exercised within 30 days of the termination date.

UPC Phantom Stock Option Plan.    Effective March 20, 1998, UPC adopted a Phantom Stock Option Plan, or the "UPC Phantom Plan." Under the UPC Phantom Plan, UPC's Supervisory Board may grant employees the right to receive an amount in cash or stock, at UPC's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for a specified number of phantom options. Through September 30, 2001, options based on approximately 3,391,012 ordinary shares remained outstanding. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than 10 years following the date of the grant. Upon exercise of the phantom options, UPC may elect to issue such number of ordinary shares A or shares of Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

chello broadband Foundation Stock Option Plan. chello broadband adopted its Foundation Stock Option Plan, or the "chello Plan," on June 23, 1999. Under the chello Plan, chello broadband's Supervisory Board may grant stock options to employees subject to approval of chello broadband's priority shareholders. To date, chello broadband has granted options for 550,000 ordinary shares B under its Plan. Options under the chello Plan are granted at fair market value at the time of grant unless determined otherwise by its Supervisory Board. All the shares underlying the chello Plan are held by Stichting Administratiekantoor chello broadband, a stock option foundation, which administers the chello Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the chello Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 48 months following the date of grant. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

chello broadband Phantom Stock Option Plan.    Effective June 19, 1998, chello broadband adopted its Phantom Stock Option Plan, or the "chello Phantom Plan." The chello Phantom Plan is administered by its Supervisory Board. The phantom options have a four-year vesting period and vest 1/48th each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than 10 years following the effective date of grant. The chello Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradable shares of Class A common stock or UPC ordinary shares A, or, if chello broadband's shares are publicly traded, its freely tradable ordinary shares A. At September 30, 2001, options representing approximately 1,271,941 phantom shares remained outstanding.

Priority Telecom Stock Option Plan.    In 2000, Priority Telecom adopted a stock option plan or the "Priority Telecom Plan" for its employees and those of its subsidiaries. There are approximately 20.0 million shares available for the granting of options under the Priority Telecom Plan, which are held by the Priority Telecom Foundation, which administers the Priority Telecom Plan. Each option represents the right to acquire from the Priority Telecom Foundation a certificate representing the economic value of one share. Priority Telecom appoints the board members of the Priority Telecom Foundation and thus controls the voting of the Priority Telecom Foundation's common stock. The options are granted at fair market value at the time of grant. The maximum term that the options can be exercised is five years from the date of grant. The vesting period for any new grants of options is four years, vesting in equal monthly increments. The Priority Telecom Plan provides that, in the case of a change of control, the acquiring company has the right to require Priority Telecom to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control. At September 30, 2001, approximately 439,865 (post-split) options were outstanding under the Priority Telecom Plan.

United Latin America Stock Option Plan.    Effective June 6, 1997, ULA adopted a stock option plan for its employees, or the "ULA Plan." The ULA Plan permits grants of phantom stock options and incentive stock options. To date, only phantom stock options have been granted. The ULA Plan is administered by United's board of directors. The number of shares available for grant under the ULA Plan are 2,500,000. Phantom options may be granted for a term of up to 10 years and have a four-year vesting period and vest 1/48th each month. Upon exercise and at the sole discretion of ULA, the options may be awarded in cash or in shares of Class A common stock, or, if publicly traded, shares of ULA stock. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date. At September 30, 2001, approximately 1,167,285 options were outstanding under the ULA Plan.

VTR GlobalCom Phantom Stock Option Plan.    Effective May 1, 1999 VTR adopted a stock option plan or the "VTR Plan." Under the VTR Plan, VTR's Board of Directors may grant stock options to purchase up to 1,505,000 shares of VTR's common stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with approval of the VTR Plan, VTR's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of VTR stock and the option base price per share. The phantom options may be exercised during the period specified in the option certificate, but in no event later than 10 years following the date of grant. At September 30, 2001, approximately 716,593 options were outstanding under the VTR plan.

Compensation of Directors

We compensate our directors similarly to how UGC Holdings' directors have been compensated. We compensate our outside directors at $500 per month and $1,000 per board and committee meeting ($500 for certain telephonic meetings) attended. Directors who are also employees of United or UGC Holdings receive no additional compensation for serving as directors. We reimburse all of our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the board of directors. In addition, under the Stock Option Plan for Non-Employee Directors effective June 1, 1993, or the "1993 Director Plan," each non-employee director received options for 20,000 shares of UGC Holdings Class A common stock upon the effective date of the 1993 Director Plan or upon election to the board of directors, as the case may be. Options for UGC Holdings stock options granted under the 1993 Director Plan prior to the merger are now exercisable for shares of our stock since we assumed the 1993 Director Plan incident to the merger. Options for an aggregate of 960,000 shares of Class A common stock may be granted under the 1993 Director Plan. As of September 30, 2001, under the 1993 Director Plan, UGC Holdings had granted options for an aggregate of 820,000 shares of Class A common stock, adjusted for stock splits in 1994 and in 1999. In addition, options for 171,667 shares had been cancelled, and 311,667 were available for future grants. Options granted under the 1993 Director Plan vest 25.0% on the first anniversary of the respective dates of grant and thereafter in 36 equal monthly increments. Such vesting is accelerated upon a "change of control" of United. Upon becoming directors of United, each of Messrs. Bennett and Howard have been granted options to acquire an aggregate of 20,000 shares of our Class A common stock under the 1993 Director Plan.

The non-employee directors also participate in United's Stock Option Plan for Non-Employee Directors Plan effective March 20, 1998, or the "1998 Director Plan." Pursuant to the 1998 Director Plan, Messrs. Carollo, DeGeorge and Rochelle have each been granted options to acquire an aggregate of 40,000 shares of our Class A common stock. Messrs. Cole and Malone have each been granted options for an aggregate of 80,000 shares of our Class A common stock. All options under the 1998 Director Plan have been granted at the fair market value of the shares at the time of grant. Additional participation in the 1998 Director Plan is at the discretion of the board of directors. Options for an aggregate of 3,000,000 shares of Class A common stock may be granted under the 1998 Director Plan. At September 30, 2001, options for an aggregate of 420,000 shares of Class A common stock had been granted, adjusted for the two-for-one stock split in November 1999. In addition, options for 97,500 shares have been cancelled, and 677,500 shares are available for future grants. All options under the 1998 Director Plan vest in 48 equal monthly installments commencing the respective dates of grant. In December 2001, Messrs. Cole, Carollo, DeGeorge (a former director of UGC Holdings), Rochelle, and Malone each were granted an option for 100,000 shares of Class A common stock under the 1998 Director Plan. Upon becoming directors of United, each of Messrs. Bennett and Howard have been granted an aggregate of 80,000 shares of our Class A common stock under the 1998 Director Plan.

There are no other arrangements whereby any of United's directors received compensation for services as a director during Fiscal 2000 in addition to or in lieu of that specified by the aforementioned standard arrangement.

Compensation Committee Interlocks and Insider Participation

UGC Holdings' board of directors in April 1993 established the compensation committee composed of members of the board of directors who are not employees of UGC Holdings. In June 1997, the board of directors passed a resolution appointing all outside directors of UGC Holdings to be members of the committee. During Fiscal 2000, UGC Holdings committee consisted of Messrs. Carollo, Cole, DeGeorge, Malone, Rochelle and Henry P. Vigil (from his March 2000 appointment until his resignation in November 2001). Each of such committee members is not and has not been an officer of UGC Holdings or United or any of its subsidiaries. Incident to the merger, Messrs. Carollo, Cole, Malone and Rochelle were appointed to our compensation committee, in addition to Gary Howard and Robert R. Bennett. Mr. Fries, an executive officer and director of United, is a member of UPC's compensation committee and Mr. Riordan, an executive officer of UPC, is a member of United's board of directors. Except as stated in the foregoing sentence, none of the executive officers of United has served as a director or member of a compensation committee of another company that had an executive officer also serving as a director or member of United's compensation committee.

Limitation of Liability and Indemnification

Our certificate of incorporation eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. Our certificate of incorporation and bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by law. We believe that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

During the past five years, neither the above named executive officers nor any director of United has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

CERTAIN TRANSACTIONS

Subscription for UGC Holdings Series E Preferred Stock

On January 30, 2002, prior to the merger transaction, UGC Holdings issued 1,500 shares of its Series E preferred stock to each of Messers. Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis Rochelle for an aggregate purchase price of $3,000,000, paid for with $6,000 cash and promissory notes. In the merger transaction, all of the 1,500 shares of Series E preferred stock were converted into an aggregate of 1,500 shares of Class A common stock of UGC Holdings, as the surviving entity in the merger transaction.

Transactions with Liberty

The Merger Transaction.    As a result of the merger transaction:

  •
  Liberty received approximately 21.9 million shares of our Class C common stock in exchange for the approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million of the shares of UGC Holdings Class A common stock owned by Liberty prior to the merger;

  •
  The Founders received approximately 8.9 million shares of our Class B common stock in exchange for an equal number of shares of UGC Holdings Class B common stock owned by them prior to the merger;

  •
  UGC Holdings became our 99.5%-owned subsidiary;

  •
  The holders of UGC Holdings Class A and Class B common stock outstanding prior to the merger acquired an equal number of shares of our common stock;

  •
  The holders of UGC Holdings preferred stock, other than holders of UGC Holdings Series E preferred stock, received approximately 23.3 million shares of our Class A common stock which amount is equal to the number of shares of UGC Holdings Class A common stock such holders would have received had they converted the preferred stock immediately prior to the merger;

  •
  Liberty has the right to elect four of our 12 directors;

  •
  The Founders have the effective voting power to elect eight of our 12 directors;

  •
  We will have the right to elect half of UGC Holdings' directors and four of the Founders, Gene W. Schneider, Mark L. Schneider, Albert M. Carollo, Sr. and Curtis Rochelle, have the right to elect the other half of UGC Holdings' directors;

  •
  Liberty contributed the Belmarken Notes to us and, as a result, two of UGC Holdings' Dutch subsidiaries owe the amounts payable under such notes, which had an approximate accreted value of $891.7 million as of January 30, 2002, to us rather than to Liberty;

  •
  Liberty contributed $200.0 million in cash to us;

  •
  Liberty contributed to us the Liberty UPC Bonds and, as a result, UPC owes the obligations represented by approximately $1.435 billion and E263.1 million face amount of its senior notes and senior discount notes to us rather than to Liberty; and

  •
  Liberty acquired approximately 281.3 million shares of our Class C common stock, all in exchange for $200.0 million in cash, Belmarken Notes and Liberty UPC Bonds.

Loan Transactions.    On January 30, 2002, we acquired from Liberty approximately $751.2 million aggregate principal amount at maturity of the 10 3/4% notes of UGC Holdings, as well as all of Liberty's interest in IDT United. The purchase price for the 10 3/4% notes and Liberty's interest in IDT United was:

  •
  our assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings;

  •
  cash in the amount of approximately $128.4 million; and

  •
  a loan from LBTW in the amount of approximately $17.3 million.

Following January 30, 2002, LBTW loaned United Programming Argentina II, Inc. an additional $2,082,000, $6,696,000, $ 34,759,200 and $36,417,600, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002 and February 5, 2002, respectively. These notes accrue interest at 8% annually, compounded and payable quarterly, and each note matures on its first anniversary. We have used the proceeds of these loans to fund IDT United's purchase of additional 10 3/4% notes tendered to IDT United, and in return, we received additional shares of preferred stock and promissory notes issued by IDT United.

United Class A Common Stock Purchase.    On December 3, 2001, UGC Holdings issued 11,991,018 shares of Class A common stock to Liberty in consideration of $20.0 million of cash.

United Senior Secured Notes Tender Offer and Consent Solicitation.    In January 2002, IDT United commenced a cash tender offer for all of the $1.375 billion 10 3/4% notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. Mellon Investor Services LLC, the depositary for the tender offer, has advised us that, as of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing $1,350,373,000 aggregate principal amount at maturity of the notes.

Stockholders Agreement

At the closing of the merger, Liberty and Liberty Global, Inc. (together with their permitted transferees, the "Liberty Parties") and certain Founders, including Gene W. Schneider, our Chief Executive Officer, Mark L. Schneider, various Schneider family trusts (such Founders together with their permitted transferees, the "Founder Parties") and us entered into a stockholders agreement, the material terms of which include the following:

Limitations on Conversion.    Until such time as the provisions of UGC Holdings' indenture that require UGC Holdings to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the bonds, defeasance in accordance with the terms of the indenture, waiver or amendment) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, the Liberty Parties will not convert any shares of our Class C common stock into our Class A common stock if, after giving effect to the conversion, the Liberty Parties would have more than 50.0% of the combined voting power of our Class A common stock and our Class B common stock outstanding or would have more voting power than our Class A common stock and our Class B common stock owned by the Founder Parties. This limitation on the Liberty Parties' right to convert (a) will terminate if the aggregate voting power of our shares of Class A common stock and Class B common stock beneficially owned by any person or group (other than a group that is controlled by certain of the Founders and that consists solely of Founders) exceeds either 50.0% of our total voting power or the voting power held by the Founder Parties and (b) will not apply to conversions made by the Liberty Parties in connection with sale or hedging transactions or any related pledges of their shares.

Change of Control Covenants.    Subject to specified exceptions for governmental licenses, we will not take or permit any action that would result in us being subject to any covenants restricting the ability of UGC Holdings, us or any of our affiliates to effect a change of control, other than such covenants contained in UGC Holdings' indenture, unless any such change of control involving or caused by the action of any Liberty Party (other than a transfer of control, if control were obtained, by a Liberty Party to a third party) is exempted from the application and effects of any such restrictive covenants. We will not take or permit any action to extend or perpetuate the existing change of control covenants beyond the maturity date of the bonds issued under our outstanding indenture.

Rights of First Offer.    Subject to specified exceptions, which are summarized below, no Liberty Party may transfer any shares of our Class B or Class C common stock, or convert any such shares to our Class A common stock, unless it first offers the Founders the opportunity to purchase the shares, and no Founder Party may transfer any shares of our Class B common stock, or convert any such shares to our Class A common stock, unless it first offers the Liberty Parties the opportunity to purchase the shares. If either the Liberty Parties or the Founder Parties decline to exercise their right of first offer, then the party proposing to transfer shares of our Class B or Class C common stock to a third party must convert the shares to our Class A common stock immediately prior to such transfer, unless, in the case of a proposed transfer by the Founder Parties, the number of shares being transferred by all Founder Parties to the same transferee represents at least a majority of all shares of our Class B common stock owned by the Founder Parties, their permitted transferees, and any other person that the Founder Parties have designated to purchase shares from the Liberty Parties pursuant to the Founder Parties' right of first offer. Prior to any event that permits the conversion of our Class C common stock into our Class B common stock, the number of shares that the Liberty Parties may transfer to a third party, when taken together with the number of shares of our Class A common stock previously transferred to a third party following their conversion from our Class C common stock, shall not exceed the number of shares of our Class A common stock acquired after the closing of the merger from parties other than us (including upon conversion of our Class C common stock) or the Founder Parties, plus the number of shares of our Class A common stock that the Liberty Parties receive in the merger upon conversion of any of our Class A common stock of UGC Holdings acquired after December 3, 2001.

Permitted Transfers.    The Liberty Parties and Founder Parties may transfer their shares of our Class B common stock and Class C common stock to permitted transferees without having to first offer them to any other party. The Founder Parties' permitted transferees include other Founders, family members and heirs of the Founders and partnerships or trusts owned by or for the benefit of the Founders. The Liberty Parties' permitted transferees include Liberty and any entity controlled by Liberty. The parties may pledge their shares of New United Class B common stock in loan and hedging transactions; provided that the applicable pledgee does not become a registered holder of the shares and agrees to comply with the right of first offer provisions of the stockholders agreement, with shortened notice and exercise periods, in connection with any foreclosure on the pledged shares. Pledges of the Founders' shares that were in existence prior to May 25, 2001 are also allowed under the agreement. The stockholders agreement specifies some transactions that are not considered to be transfers for purposes of the agreement, and thus are generally not subject to the rights of first offer and other restrictions on transfer. Such transactions include: conversions of our Class C common stock to our Class B common stock or our Class B or Class C common stock to our Class A common stock, transfers pursuant to a tender or exchange offer approved by a majority of the our board of directors, transfers by operation of law in connection a merger, consolidation, statutory share exchange or similar transaction involving us, transfers pursuant to a liquidation approved by a majority of the our board of directors and, in the case of Liberty, a transfer of (or control of) a Liberty Party that results in voting securities representing at least a majority of the outstanding voting power of such party or any ultimate parent entity of such party or its successor being beneficially owned by persons who prior to such transaction were beneficial owners of a majority of the outstanding voting power of the outstanding voting securities of Liberty (or any publicly traded class of voting securities of Liberty designed to track a specified group of assets or businesses), or who are control persons of any combination of the foregoing, as long as such ultimate parent entity of such transferred party becomes a party to the stockholders agreement and the standstill agreement with the same rights and obligations as Liberty.

Tag-Along Rights.    If the Liberty Parties propose to transfer a majority of their shares of our Class B and Class C common stock to persons other than permitted transferees, and the Founder Parties do not purchase such shares, then the Founder Parties will be entitled to transfer a proportionate amount of their shares of our Class B common stock to the same purchaser on no less favorable terms. If the Founder Parties propose to transfer a majority of their shares of our Class B common stock to persons other than permitted transferees, and the Liberty Parties do not purchase such shares, then the Liberty Parties will be entitled to transfer a proportionate amount of their Class A, Class B and/or Class C common stock to the same purchaser on no less favorable terms.

Drag-Along Rights.    If the Founder Parties propose to transfer a majority of their Class B common stock to an unaffiliated third party that is not a permitted transferee, and the Liberty Parties do not purchase such shares, then the Founder Parties can require the Liberty Parties to transfer to the same transferee on terms no less favorable than those on which the Founder Parties transfer their shares, at the election of the Liberty Parties, either (i) all of their shares of our Class B and Class C common stock, (ii) all of their common stock or (iii) a proportionate amount of each class of our common stock that they own; provided that the Liberty Parties will be required to transfer all of their United common stock if, in connection with the proposed transfer by the Founder Parties, Mr. Gene W. Schneider, G. Schneider Holdings, Co., The Gene W. Schneider Family Trust, Mr. Mark L. Schneider and The MLS Family Partnership LLLP propose to transfer all shares of our common stock beneficially owned by them, which shares of common stock include shares of our Class B common stock representing at least 40% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000.

Exchange of Shares.    We will, on request, permit Liberty and its affiliates to exchange any shares of our Class A common stock owned by them for shares of our Class C common stock, or, following the conversion of our Class C common stock, our Class B common stock, on a one-for-one basis. We will, upon request and subject to applicable laws, permit Liberty and its affiliates to exchange any shares of capital stock of UPC, and any other affiliate of us (which shares were acquired from UPC or such affiliate), for shares of our Class C common stock or, following the conversion of the Class C common stock, Class B common stock. Without limiting the generality of the foregoing, at anytime after UPC is entitled to convert shares of its Series 1 Convertible Preference Shares held by Liberty to UPC ordinary shares, (i) Liberty will be entitled to exchange such shares for our Class C common stock or, following the conversion of our Class C common stock, our Class B common stock, and (ii) we will be entitled to call such shares from Liberty in exchange for shares of our Class C common stock or, following the conversion of our Class C Common stock, our Class B common stock, provided such exchange is tax-free to Liberty, in either case on terms specified in the stockholders agreement.

Termination.    The tag-along provisions, the drag-along provisions and the limitations on the conversion of shares of our Class C common stock to shares of our Class A common stock terminate on June 25, 2010, unless the stockholders agreement is terminated earlier. The stockholders agreement will terminate as to any Liberty Party or Founder Party the voting power of whose equity securities is reduced below 10% of the voting power of UGC Holdings such party held on June 25, 2000. The stockholders agreement will terminate in its entirety on the first to occur of (a) all of the Founders and their permitted transferees or Mr. Gene W. Schneider and Mr. Mark L. Schneider and their permitted transferees (other than the other Founders) holding less than 40% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000 (assuming for such purpose that any shares transferred by such persons to a Liberty Party continue to be owned by such person) or (b) the transfer by the Founder Parties of a majority of their United Class B common stock to one or more Liberty Parties or one or more unaffiliated third parties.

Standstill Agreement

At the closing of the merger, Liberty, Liberty Global and us entered into a standstill agreement, the material terms of which include the following:

Limitation on Acquiring Securities.    The Liberty Parties will not acquire our common stock in an amount that would cause their percentage of our total common stock outstanding, on a fully-diluted basis, to exceed the greater of (a) the sum of (i) the percentage beneficially owned by them immediately after the closing of the transactions contemplated by the merger agreement, plus (ii) the percentage represented by any shares acquired by them from (x) other parties to the stockholders agreement, including us, and (y) from UPC pursuant to a release agreement, dated February 22, 2001, among UPC, UGC Holdings, Liberty and LMI, or the "UPC Release," plus (iii) the percentage represented by an additional 25 million shares; provided that the number determined by clauses (a)(i) and (a)(iii) shall not exceed 81%, and (b) the sum of 81% plus the percentage determined by clause (a)(ii)(x). Liberty will not (a) solicit proxies with respect to our voting securities, (b) form, join or participate in a group if the group's ownership of our voting securities would exceed the maximum share ownership percentage described in this paragraph, unless certain Founders are part of such group, (c) deposit any of our voting securities into a voting trust or subject them to a voting agreement or similar arrangements, (d) solicit or encourage offers for us from persons other than Liberty Parties or Founders or (e) call a meeting of stockholders or seek amendments to United's bylaws without the consent of United's board of directors. Liberty will not be in breach of the restrictions on its maximum share ownership if its share ownership exceeds the maximum percentage specified solely because of any action taken by us in respect of which no Liberty Party takes any action other than in its capacity as a holder of equity securities of us, including, for example, a tender offer by United to acquire shares of its common stock that Liberty elects not to accept or the issuance of a dividend by us payable in cash or stock that the Liberty Parties elect to receive in stock.

Appraisal; Voting Rights.    No Liberty Party will exercise appraisal rights as to any matter. Liberty will cause its shares to be present at meetings of our stockholders so as to be counted for quorum purposes. Except for matters as to which Liberty or the directors elected by the holders of our Class C common stock have approval rights under the United certificate of incorporation, the standstill agreement, the stockholders agreement or the United Covenant Agreement, or which, pursuant to our bylaws are required to be approved by the board of directors prior to being submitted to the stockholders (in any such case, if such approval has not been obtained), Liberty will vote its shares of common stock on all matters submitted to a vote of stockholders, other than the election or removal of directors or a merger, sale or similar transaction involving us, either as recommended by our board of directors or in the same proportion as all other holders of our common stock. Liberty will vote its shares of our common stock against any merger, consolidation, recapitalization, dissolution or sale of all or substantially all of our assets not approved by our board of directors.

Until such time as the provisions of UGC Holdings' indenture that require UGC Holdings to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the applicable bonds, defeasance in accordance with the terms of the indenture, waiver or amendment) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, Liberty will vote its shares in the election of directors in its sole discretion. Following such time (unless, in the case of the occurrence of a change of control as to which a defeasance or waiver of the change of control restrictions has not occurred, more than $200 million remains outstanding under our indenture), Liberty will be entitled to nominate four members of our board of directors or, if greater, a number equal to at least 33 1/3% of our board of directors, and the Founder Parties will be entitled to nominate the same number of directors. United's board of directors will nominate the remaining members of the board of directors. The Liberty Parties will then be obligated to vote their shares of our common stock in favor of such nominees to the board of directors and, unless requested to do so by the Founders, will not vote to remove any board members nominated by the Founders except for cause.

Limitations on Issuing High Vote Securities.    We will not issue any of our Class B common stock or other equity security having more votes per share than United Class A common stock, or rights to acquire any such securities, other than to Liberty Parties and their controlled affiliates, except that we may issue up to an aggregate of 3 million shares of our Class B common stock upon exercise of options outstanding at the time of the closing of the merger or subsequently issued options, and we may, on a majority vote of our board of directors, issue preferred stock convertible into our Class B common stock (but with no other conversion rights, no voting rights other than as are customary in preferred stocks and no special rights), provided that such preferred stock cannot be so converted prior to such time as UGC Holdings is no longer subject to the change of control provisions of the indentures described above, and the total number of shares of our United Class B common stock issuable upon conversion of such options and preferred stock must be less than the number of shares that would, if issued after such time as UGC Holdings is no longer subject to such change of control provisions in such indentures, entitle the Liberty Parties to exercise the purchase rights described below.

Limitations on Transfer.    Subject to certain exceptions, no Liberty Party may transfer any of our equity securities, unless the transfer is (i) to Liberty or a controlled affiliate of Liberty that is or becomes a party to the standstill agreement, (ii) to one or more underwriters in connection with a public offering (iii) to one or more Founders or purchasers designated thereby pursuant to the right of first offer provisions of the stockholders agreement, provided that any such transferee, if other than a Founder, becomes subject to the stockholders agreement and, if other than a Founder or permitted transferee of a Founder, the standstill agreement, (iv) pursuant to the tag-along and drag-along provisions of the stockholders agreement, (v) otherwise made in accordance with the provisions of the stockholders agreement; provided that in the case of a transfer pursuant to clause (ii) or (v), if the transfer is to a non-affiliate, the transferring Liberty Party has no reason to believe that any person or group would obtain more than ten percent of our voting power in the election of directors as a result of the transfer. The Liberty Parties may pledge their equity securities to financial institutions in connection with loan and hedging transactions that comply with the stockholders agreement.

Offers for United.    If any person makes an offer to (i) acquire our equity securities from us or from one or more of our stockholders by public offer, (ii) acquire all or substantially all of our assets or (iii) effect a merger, consolidation, share exchange or similar transaction, we will give Liberty notice of such offer promptly upon receipt thereof, or, if giving such notice would violate any applicable law or agreement, promptly after public announcement of such offer. In no event will we give Liberty notice of such an offer less than 10 days prior to accepting it. If we do not reject such an offer within 5 days, then any Liberty Party or its affiliates may propose a competing offer to our board of directors, and the board of directors will in the exercise of its fiduciary duties consider in good faith waiving any provision of the standstill agreement that would restrict actions that might be taken by a Liberty Party or its affiliates in support of such a competing offer.

If we propose to sell all or substantially all of our assets, effect a merger, consolidation, share exchange or similar transaction or issue Class B common stock in an amount that would not trigger Liberty's purchase rights described below, then we will give Liberty notice of such proposal and will give Liberty an opportunity to propose an alternative transaction to our board of directors.

Purchase Right.    If, following such time as UGC Holdings is no longer subject to the change of control provisions of certain indentures, we issue equity securities having more votes per share than our Class A common stock and such issuance, together with any prior issuance of high vote securities as to which the Liberty Parties did not have purchase rights, results in the voting power of the Liberty Parties' equity securities being reduced below 90% of their voting power prior to such issuance or the first such issuance, the Liberty Parties will be entitled to acquire a number of additional shares of Class B common stock from us that would restore the Liberty Parties' voting power to 100% of what it was prior to such issuance or the first such issuance (whichever is greater). Liberty may acquire such Class B common stock by purchasing it from us for cash or other form of consideration acceptable to us and/or by exchanging shares of Class A common stock on a one-for-one basis. The Liberty Parties will not be entitled to the foregoing purchase rights in respect of any issuance of our Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of equity securities immediately prior to such issuance then hold less than 30% of the voting power of outstanding equity securities in the election of directors generally.

Preemptive Right.    If, at any time after the signing of the standstill agreement, we propose to issue any Class A common stock or rights to acquire Class A common stock, the Liberty Parties will have the right, but not the obligation, to purchase a portion of such issuance sufficient to maintain their then existing equity percentage in us on terms at least as favorable as those given to any third party purchasers. This preemptive right will not apply to (i) the issuance of Class A common stock or rights to acquire Class A common stock in connection with the acquisition of a business from a third party not affiliated with us or any Founder that is directly related to our then existing business and our subsidiaries, (ii) the issuance of options to acquire Class A common stock to employees pursuant to employee benefit plans approved by our board of directors (such options and all shares issued pursuant thereto not to exceed 10.0% of our outstanding common stock), (iii) equity securities issued as a dividend on all equity securities or upon a subdivision or combination of all outstanding equity securities, or (iv) equity securities issued upon the exercise of rights outstanding as of the closing of the merger or as to the issuance of which the Liberty Parties had the right to exercise their preemptive rights.

Termination.    The standstill agreement will terminate on June 25, 2010, except for the restrictions on our ability to issue additional high vote securities and the Liberty Parties' purchase and preemptive rights; provided that the agreement will terminate in its entirety upon termination of the stockholders agreement.

United Covenant Agreement

We have agreed that, without the consent of Liberty, we will not:

  •
  enter into any contract that purports to be binding on Liberty or its affiliates;

  •
  enter into any material contract with respect to which an act or omission by Liberty or its affiliates that would result in a default or cancellation, or give rise to a repayment obligation or a loss of a material benefit;

  •
  enter into any contract between ourself and our subsidiaries, on the one hand, and UGC Holdings and its controlled affiliates, on the other;

  •
  transfer, pledge or otherwise dispose of the Belmarken notes unless such transaction has been reviewed and approved by our board of directors including, in the case of any transfer to any of our affiliates, including UGC Holdings or any of its affiliates, a majority of the directors elected by Liberty; or

  •
  amend the provision of our bylaws that requires approval by the board of directors or a board committee of expenditures exceeding $10.0 million.

We will also provide Liberty with certain financial information for use by Liberty in connection with the preparation of its financial statements.

Registration Rights Agreements

Liberty has entered into a registration rights agreement with us at the closing of the merger providing Liberty and its affiliates certain registration rights with respect to our securities owned by them. The Founders entered into a substantially identical registration rights agreement (provided that the Founders are entitled to demand up to two registrations rather than five). The registration statement of which this prospectus forms a part was filed by us pursuant to the exercise of certain of the Founders' demand rights.

Under the terms of its registration rights agreement, Liberty is entitled to demand up to five registrations with respect to our securities or any successor entity now owned or hereafter acquired by Liberty or its affiliates provided the securities to be registered in any such registration equal a minimum of the lower of 10.0% of the number of our shares beneficially owned by Liberty immediately after giving effect to the merger, or all of the our securities owned by Liberty. The Founders are entitled to demand up to five registrations with similar minimum requirements. Neither Liberty nor the Founders may make more than two demands for registration in any 12 month period and we, subject to certain limitations, may preempt and in certain instances postpone registration of securities owned by Liberty or the Founders, or an offering of securities registered under a shelf registration. Liberty and the Founders may demand that the securities they own be offered and sold on a continuous or delayed basis in accordance with relevant securities laws. We have agreed to use our reasonable best efforts to cause each registration statement to remain effective for such a period, not to exceed 180 days (or two years, in the case of a shelf registration), as may be reasonably necessary to effect the sale of the securities. Each registration rights agreement also provides that a registration will not count as a demand registration until it has become effective and at least 90.0% of our securities requested to be included in such registration have been registered and sold. We have agreed to use our reasonable best efforts to permit a period of at least 180 consecutive days during which a demand registration may be effected or an offering of securities may be effected under an effective shelf registration.

Each registration rights agreement also provides Liberty and the Founders unlimited "piggyback" rights for our securities owned by them. "Piggyback" rights will permit Liberty and the Founders to include our securities they own in our registration of other securities. Such piggyback rights will be subject to cutback by the underwriters involved in such registration, priority of the party initiating the registration and certain lockup limitations. Each registration rights agreement also limits us from granting other piggyback registration rights superior to Liberty's and the Founders' rights.

Although we will be responsible for all expenses incurred in connection with any registration, we will not be responsible for applicable underwriting discounts, selling commissions or stock transfer taxes. Each registration rights agreement also includes customary indemnification and contribution provisions.

Founders Agreement for UGC Holdings

At the closing of the merger, certain Founders entered into a founders agreement that sets forth the manner in which holders of UGC Holdings' Class A common stock will select one-half of the members of UGC Holdings' board of directors for so long as such stock remains outstanding. The founders agreement also regulates the voting of the Class A common stock on other matters, and puts in place restrictions on the transfer of the Class A common stock.

Founders Agreement for United

At the closing of the merger, certain Founders entered into an agreement that establishes certain rights and obligations among themselves as holders of our common stock. Founders who are parties to this agreement will vote for director nominees who are selected under the agreement's terms, and are subject to first offer rights in the event they wish to transfer shares of our Class B common stock other than to permitted transferees. The agreement will terminate as to any Founder when he and his permitted transferees together hold less than 10% of our Class B common stock they held as of the closing.

Riordan Transactions

Pursuant to the terms of four promissory notes, UGC Holdings loaned $4,000,000 on November 22, 2000, $1,200,000 on January 29, 2001, and $3,500,000 on April 4, 2001, respectively, to John F. Riordan, a director and named executive officer. Such loans allowed Mr. Riordan to meet certain personal obligations in lieu of selling his shares in UGC Holdings or in UPC. The notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest until paid at 90-day LIBOR plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

Mr. Riordan has pre-paid to United $93,794 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans as of November 21, 2001 is $9,181,446.

M. Schneider Transactions

Indebtedness.    At December 31, 2000, Mr. Mark L. Schneider, a director and named executive officer, was indebted to UGC Holdings for an aggregate of $653,210. Such debt occurred from the settlement of his tax equalization for the years 1999 and 1998. On March 21, 2001, Mr. Schneider paid this debt in full. Also at December 31, 2000, Mr. Schneider was indebted to UPC for an aggregate of £291,298. Such debt was incurred through UPC making payments on behalf of Mr. Schneider for his housing costs and taxes in the United Kingdom. On February 14, 2001, Mr. Schneider paid £196,298 on this debt, leaving an outstanding balance of £95,000.

Company Loans.    Pursuant to the terms of two promissory notes, UGC Holdings loaned $1,110,866 on November 22, 2000 and $330,801 on December 21, 2000 to Mark L. Schneider, a director and named executive officer. Such loans allowed Mr. Schneider to meet certain personal obligations in lieu of selling his shares in UGC Holdings or in UPC. The notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest until paid at 90-day LIBOR plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

Mr. Schneider has pre-paid to UGC Holdings $30,876 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans, including accrued interest, as of November 22, 2001 is $1,526,936.

House Loan.    In September 1999, UGC Holdings loaned to Mark L. Schneider, a director and named executive officer of United, $723,356 in connection with the purchase of his home. The loan bears interest at 9.0% per annum and is payable monthly. Interest payments are deducted monthly from the cost of living differentials paid by UGC Holdings to Mr. Schneider related to his foreign assignment. Following the sale of the home, Mr. Schneider paid the loan in full, including interest, in December 2001.

chello broadband Loan.    On August 5, 1999, chello broadband loaned Mark L. Schneider E2,268,901 to enable Mr. Schneider to acquire ordinary shares of chello broadband pursuant to stock options granted to Mr. Schneider in 1999. This recourse loan bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. This loan is payable upon exercise or expiration of the options. On September 28, 2000, Mr. Schneider exercised chello broadband options through the sale of the shares acquired with the loan proceeds. Of the funds received, E823,824 was withheld for payment of the portion of the loan associated with the options exercised. As of May 31, 2001, the outstanding balance is E1,719,392.

Fries Transactions

Pursuant to the terms of various promissory notes, UGC Holdings loaned $186,941 on November 22, 2000, $205,376 on December 21, 2000 and $24,750 on June 25, 2001 to Michael T. Fries, a director and named executive officer, and $668,069 on November 22, 2000, $450,221 on December 21, 2000, $275,000 on April 4, 2001, and $1,366,675 on June 25, 2001 to The Fries Family Partnership LLLP, a limited liability limited partnership, or the "Fries Partnership"), for the benefit, directly and indirectly, of Mr. Fries and members of his family. Such loans allowed Mr. Fries and the Fries Partnership to meet certain obligations in lieu of selling their shares in UGC Holdings. Mr. Fries has guaranteed the loans to the Fries Partnership if the Fries Partnership fails to pay. The notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest until paid at 90-day LIBOR plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

Mr. Fries has pre-paid to UGC Holdings $7,542 and the Fries Partnership has pre-paid to UGC Holdings $22,507 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans as of November 22, 2001 is $439,929 for Mr. Fries, and $2,875,966 for the Fries Partnership.

MLS Family Partnership Transactions

Pursuant to the terms of two promissory notes, UGC Holdings loaned $1,916,305 on November 22, 2000 and $1,349,599 on December 21, 2000 to The MLS Family Partnership LLLP, a limited liability limited partnership, or the "MLS Partnership," of which a trust is the general partner. The trustees of said trust are Gene W. Schneider, Chief Executive Officer and Chairman of United, and John Riordan, a director and a named executive officer of United. Such loans allowed the MLS Partnership to meet certain obligations in lieu of selling its shares in UGC Holdings. In connection with the foregoing loans, Mr. Mark L. Schneider has guaranteed the loans to the MLS Partnership if the MLS Partnership fails to pay. The notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest until paid at 90-day LIBOR plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

The MLS Partnership has paid to UGC Holdings $65,472 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans as of November 21, 2001 is $3,459,069.

G. Schneider Transaction

On February 8, 2001, UGC Holdings' board of directors approved a "Split-Dollar" policy on the lives of Gene W. Schneider, Chairman and Chief Executive Officer of United, and his wife, Louise Schneider, for a total amount of $30.0 million. UGC Holdings will pay the premium for such policy, which is anticipated to be approximately $1.8 million annually, with a roll-out period of approximately fifteen years. The Gene W. Schneider 2001 Trust (the "Trust") is the sole owner and beneficiary of the policy, but will assign to UGC Holdings policy benefits in the amount of the premiums paid by UGC Holdings. The Trust will contribute an amount equal to the annual economic benefit provided the policy. The trustees of the Trust are Mark L. Schneider, a director and named executive officer of United, Tina Wildes, a director of United, and Carla Shankle. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. Such policy will terminate upon the death of both insureds, on the elapse of the roll-out period or at such time as the Trust fails to make its contributions towards the premiums due on the policy.

Wildes Transaction

On October 1, 2000, UGC Holdings entered into a Consulting Agreement with Tina M. Wildes, a director and former officer of UGC Holdings. The Consulting Agreement was for a term of one year and expired on October 1, 2001. UGC Holdings engaged Ms. Wildes based on her prior experience in UGC Holdings and its telecommunications operations. The Consulting Agreement provided for payment of a consulting fee by UGC Holdings to Ms. Wildes in the amount of $15,000 per month. In addition, all options previously awarded to Ms. Wildes continued to vest in accordance with their terms. In addition to the consulting fee, for the period of October 1, 2000 to January 31, 2001, UGC Holdings paid the monthly premium amount for a whole life policy on the life of Ms. Wildes for an aggregate of $3,064. Upon expiration of the Consulting Agreement, Ms. Wildes rejoined UGC Holdings as Senior Vice President of Business Administration.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

  •
  1,000,000,000 shares of Class A common stock;

  •
  1,000,000,000 shares of Class B common stock;

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  400,000,000 shares of Class C common stock; and

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  10,000,000 shares of preferred stock, all $0.01 par value per share.

As of January 30, 2002, we had outstanding:

  •
  109,670,883 shares of Class A common stock;

  •
  8,870,332 shares of Class B common stock;

  •
  303,123,542 shares of Class C common stock; and

  •
  no shares of preferred stock

The description of our capital stock in this prospectus is a summary of the terms of our certificate of incorporation.

Common Stock

Our Class A common stock, Class B common stock and Class C common stock have identical economic rights. They do, however, differ in the following respects:

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  Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by our stockholders;

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  Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. At the option of the holder, each share of Class C common stock is convertible into one share of Class A common stock at any time or, under certain circumstances, into one share of Class B common stock. The Class A common stock is not convertible into Class B or Class C common stock. If the Class C common stock does not become convertible in full into Class B common stock by June 25, 2010, each share of Class C common stock shall be convertible, at the option of the holder, into 1.645 shares of Class A common stock or, under certain circumstances relating to the indentures of UGC Holdings and its subsidiaries, 1.645 shares of Class B common stock.

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  The approval of a majority of Class C directors is required for certain acquisitions or dispositions of assets, issuances of equity or debt securities, selection of a our CEO not specified in our certificate of incorporation, amendment of our charter or bylaws in a manner adverse to holders of Class B or Class C common stock, amendment of our charter in a manner adverse to us or the holders of Class C common stock, certain related party transactions and changes in our principal independent accounting firm.

Holders of our Class A, Class B and Class C common stock vote as one class on all matters to be voted on by our stockholders, except for the election of directors or as specified by the Delaware General Corporation Law. Shares of our Class C common stock vote separately to elect four of our 12 person board of directors until such time as the shares of Class C common stock become convertible in full into shares of Class B common stock. Holders of Class A and B common stock, voting together, elect the other eight directors. After all shares of Class C common stock become convertible in full into shares of Class B common stock, all 12 of our 12-person board of directors will be elected by the holders of shares of Class A common stock, Class B common and Class C common stock voting together. Shares of Class C common stock will become convertible in full into shares of Class B common stock upon the occurrence of certain events relating to the indentures of UGC Holdings and certain of its subsidiaries.

Holders of our Class A, Class B and Class C common stock are entitled to receive any dividends that are declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of our Class A, Class B and Class C common stock have no preemptive right under our certificate of incorporation. Holders of shares of Class C common stock have purchase rights to prevent the dilution of the voting power of the Class C common stock by 10.0% or more of its voting power immediately prior to a dilutive issuance or issuances of Class B common stock. Our certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time.

We have appointed Mellon Investor Services LLC as the transfer agent and registrar for the Class A common stock.

Certain Other Rights of Holders of Class C Common Stock

Under the terms of our certificate of incorporation, we must have the approval of the majority of directors elected by the holders of Class C common stock, before we can:

  •
  acquire or dispose of assets or issue equity or debt securities, in any consecutive 12-month period, in an amount exceeding 30.0% of our market capitalization (excluding our sale by merger or otherwise, sale of all or substantially all of our assets, or a reorganization among affiliated entities, provided that the Class C common stockholders are treated equally with the Class B common stockholders and all Class B common stockholders are treated equally);

  •
  issue any additional shares of Class C common stock (other than upon the exercise of Liberty's preemptive rights or rights under the stockholders agreement or the exercise of the proportional purchase right granted to holders of Class C common stock under our certificate of incorporation);

  •
  issue any options exercisable for Class B common stock (other than upon the exercise of certain options that have been assumed by us or that are permitted under the terms of our certificate of incorporation);

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  remove or replace our Chief Executive Officer, except in the case of one of four candidates pre-approved by Liberty;

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  amend our charter or bylaws in a manner adverse to Liberty or the holders of Class B or Class C common stock or their affiliates;

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  enter into any material transaction between us or any of its controlled affiliates (including UGC Holdings), on the one hand, and any of our directors of or any of our controlled affiliates (including UGC Holdings), any Founder or any family member or other affiliate of any of the foregoing, on the other hand, excluding transactions between us and any of our controlled affiliates and employee matters in the ordinary course of business;

  •
  amend, alter or repeal any provision of UGC Holdings' charter that would be adverse to us or the holders of the Class C common stock or their affiliates;

  •
  issue any shares of UGC Holdings' preferred stock;

  •
  sell, assign, transfer or otherwise dispose of, or take any action in exercise of, or waive or amend any rights with respect to any debt securities issued or indebtedness incurred by UPC, or any of its subsidiaries, which debt is held by or which indebtedness is owed to us; or

  •
  change our principal accounting firm.

If any issuance of additional Class B common stock dilutes the voting power of the outstanding Class C common stock by 10.0% or more (on an as-converted basis), the holders of the Class C common stock will have the right to maintain their voting power by purchasing additional shares of Class C common stock at the same per share price as the Class B common stock per share issue price or by exchanging shares of Class A common stock for shares of Class C common stock on a one-for-one basis. At the option of the holder, each share of Class C common stock can be converted into one share of Class A common stock at any time or, upon the occurrence of certain events related to UGC Holdings' outstanding indebtedness, into one share of Class B common stock. If no conversion event has occurred by June 25, 2010, each share of Class C common stock may be converted into 1.645 shares of Class A common stock or, in some cases, 1.645 shares of Class B common stock, which could result in the issuance of a substantial number of additional shares.

The terms of the Class C common stock are set out in our restated certificate of incorporation.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Our board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

  •
  voting rights;

  •
  dividend rights;

  •
  dividend rates;

  •
  liquidation preferences;

  •
  redemption provisions;

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  sinking fund terms;

  •
  conversion or exchange rights;

  •
  the number of shares in the series; and

  •
  other rights, preferences, privileges and restrictions.

In addition, the preferred stock could have other rights, including economic rights senior to common stock, so that the issuance of the preferred stock could adversely affect the market value of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders. We have no current plans to issue any preferred shares.

Market Listings

Our Class A common stock is listed for trading on The Nasdaq National Market. Our Class B common stock and Class C common stock have no established trading market. We may elect to list any class or series of securities on an exchange or other trading system, and in the case of Class A common stock, on an exchange or additional trading system, but, are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of our securities.

Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

Our certificate of incorporation or bylaws provide:

  •
  for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;

  •
  that vacancies on the board of directors may be filled only by the remaining directors;

  •
  that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders;

  •
  that special meetings of stockholders generally can be called only by the board of directors;

  •
  that our stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

  •
  for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Delaware General Corporation Law, Section 203

We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

SELLING SECURITYHOLDERS

The following table sets forth information with respect to the number of shares beneficially owned by the selling securityholders named below. The table also shows the number of shares of our Class A common stock being registered with respect to each selling securityholders and shares beneficially owned by the selling securityholders in the event the registered shares are actually sold. Each share of Class B common stock is convertible into one share of Class A common stock. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling securityholders may offer the shares for resale from time to time. Except as expressly set forth in footnotes to the table, the table does not reflect stock option ownership.

	Beneficial Ownership Before The Offering				Number of Shares To Be Registered in This Offering			Beneficial Ownership After The Offering(1)
	Number of Shares of				Number of Shares of			Number of Shares of
Selling Securityholders	Class A Stock		Class A Stock Underlying Class B Stock(2)	Percentage of Total Common	Class A Stock	Class A Stock Underlying Class B Stock(2)	Percentage of Total Common	Class A Stock	Class A Stock Underlying Class B Stock(2)	Percentage of Total Common
Gene W. Schneider	10,169	(3)	1,743,216	1.6%	10,169	1,743,216	1.6%	0	0	0
The Gene W. Schneider Family Trust	0		400,000	*	0	400,000	*	0	0	0
G. Schneider Holdings, Co	0		3,063,512	2.7	0	3,063,512	2.7	0	0	0
The MLS Family Partnership LLP	0		410,000	*	0	410,000	*	0	0	0
Carollo Company	0		222,420		0	222,420	*	0	0	0
Mark L. Schneider	126,686	(4)	170,736	*	126,686	170,736	*	0	0	0
Rochelle Limited Partnership	150,000		1,796,940	1.7	150,000	1,796,940	1.7	0	0	0
Marian H. Rochelle Revocable Trust	142,134		222,368	*	142,134	222,368	*	0	0	0
Jim Rochelle	0		66,912	*	0	66,912	*	0	0	0
April Brimmer Kunz	67,200	(7)	32,756	*	67,200	32,756	*	0	0	0
Kathleen Jaure	0		76,912	*	0	76,912	*	0	0	0
Albert & Carolyn Company	0		222,412	*	0	222,412	*	0	0	0
James R. Carollo Living Trust	0		222,412	*	0	222,412	*	0	0	0
John B. Carollo Living Trust	0		111,200	*	0	111,200	*	0	0	0
The Fries Family Partnership LLLP	140,792		91,580	*	140,792	91,580	*	0	0	0
Michael T. Fries	20,182	(5)	0		20,182	0	*	0	0	0
Tina M. Wildes	53,683	(6)	16,956	*	53,683	16,956	*	0	0	0

TOTAL	710,846		8,870,332	8.5	710,846	8,870,332	8.5	0	0	0

*
Less than one percent.
(1)
Assumes all offered shares are sold.
(2)
Shares of Class A common stock into which Class B common stock is convertible.
(3)
Gene W. Schneider also owns options to acquire 941,493 shares of our Class A common stock.
(4)
Mark L. Schneider also owns options to acquire 320,348 shares of our Class A common stock.
(5)
Michael T. Fries owns options to acquire 489,208 shares of our Class A common stock.
(6)
Includes 26,000 shares of our Class A common stock owned by her spouse. Also, Tina M. Wildes owns options to acquire 302,553 shares of our Class A common stock of which options for 74,000 are held by her spouse. Ms. Wildes disclaims beneficial ownership of the shares held by her spouse.
(7)
Of these shares, 4,000 shares are held by K&R Enterprises of which Ms. Kunz is a director and greater than 10% shareholder. Ms. Kunz disclaims beneficial ownership to these shares except to the extent of pecuniary interest therein.

Each of the selling securityholders is a long-time holder of UGC Holdings Class B common stock or an affiliate of such a long-time holder. We refer to the selling securityholders as "founders" of our company and UGC Holdings, our predecessor company. The founders retain effective control over the selection of eight members of our 12 member board of directors (which currently has one vacancy). The founders have effectively controlled UGC Holdings and us since each company's formation. Several selling securityholders, or affiliates of selling securityholders, are officers and directors of our company. For a more detailed description of our relationships with selling securityholders, please carefully read "Beneficial Ownership of Certain Securityholders and Management," "Management," "Executive Compensation," and "Certain Transactions."

The Gene W. Schneider Family Trust, or the "GWS Trust," is a trust organized pursuant to the laws of the State of Colorado. Tina M. Wildes is a beneficiary of the GWS Trust. The trustees of the GWS Trust are Ms. Wildes, Carla G. Shankle and W. Dean Salter.

G. Schneider Holdings, Co. is a partnership organized pursuant to the laws of the State of Colorado of which Gene W. Schneider is the general partner.

The MLS Family Partnership LLLP, or the "MLS Partnership" is a limited liability limited partnership organized pursuant to the laws of the State of Colorado. The general partner of the MLS Partnership is The Nicole Schneider Trust of which Gene W. Schneider and John F. Riordan are the trustees and the sole beneficiary of such Trust is Mark L. Schneider's spouse.

Rochelle Limited Partnership is a limited partnership organized under the laws of the State of Wyoming of which the Curtis Rochelle Trust is the general partner and Curtis Rochelle is the trustee.

Marian H. Rochelle Revocable Trust, or the "MHR Trust," is a trust organized pursuant to the laws of the State of Wyoming of which Marian Rochelle, the wife of Curtis Rochelle, is the trustee.

The Carollo Company is a partnership organized under the laws of the State of Wyoming of which Albert M. Carollo, Sr. is the general partner.

Albert & Carolyn Company is a trust organized under the laws of the State of Wyoming of which Albert M. Carollo, Jr. is a trustee.

James R. Carollo Living Trust is a trust organized under the laws of the State of Wyoming of which James R. Carollo, the son of Albert Carollo, is the trustee.

John B. Carollo Living Trust is a trust organized under the laws of the State of Wyoming of which John B. Carollo, the son of Albert Carollo, is the trustee.

The Fries Family Partnership LLLP, or the "Fries Partnership," is a limited liability limited partnership organized pursuant to the laws of the State of Colorado. The general partner of the partnership is The Amber L. Fries Trust of which William H. Hunscher, Jr. is the trustee. The sole beneficiary of the Fries Partnership is Mr. Fries' spouse.

PLAN OF DISTRIBUTION

This registration statement will permit certain shares pledged by some selling securityholders to be freely tradeable if the pledgees of such securityholders elect to sell such shares. The selling securityholders or their pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

•
to broker-dealers acting as principals;

•
through broker-dealers acting as agents;

•
in underwritten offerings;

•
in block trades;

•
in agency placements;

•
in exchange distributions; and

•
in brokerage transactions.

The selling securityholders or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling securityholders may grant a security interest in shares owned by them. If the secured parties foreclose on the shares, they may be selling securityholders. In addition, the selling securityholders may sell short the shares. This prospectus may be delivered in connection with short sales and the shares offered may be used to cover short sales.

Any or all of the sales or other transactions involving the shares described above, whether completed by the selling securityholders, any broker-dealer or others, may be made using this prospectus. Sales and certain other transactions involving the shares described above are subject to the provisions of the Stockholders Agreement and Founders Agreement for United, including the rights of first offer, tag-along rights, drag along rights and other rights and obligations set forth in such agreements. See "Certain Transactions — Stockholders Agreement," and "Certain Transactions — Founders Agreement for United." In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling securityholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling securityholders or by agreement between the selling securityholders and their underwriters, dealers, brokers or agents.

If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling securityholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the

Securities Act. The selling securityholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

The selling securityholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling securityholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

We will pay all costs associated with this offering, other than fees and expense of counsel for the selling securityholders and any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

We cannot assure you that the selling securityholders will sell any or all of the shares offered by them under this prospectus.

CERTAIN LEGAL INFORMATION

Legal Matters

The validity of the shares of United stock offered by this prospectus will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

Experts

The consolidated financial statements of UGC Holdings (formerly known as UnitedGlobalCom, Inc.) included in this prospectus and elsewhere in the registration statement for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Our balance sheet as of September 30, 2001 included in this prospectus and elsewhere in the registration statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the securities offered by the selling securityholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information as well as the complete S-4 registration statement at the following locations of the SEC:

Judiciary Plaza, Room 10024 450 Fifth Street, N.W. Street Washington, D.C. 20549
Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Class A common stock is traded on The Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.)
Report of Independent Public Accountants
Balance Sheet as of September 30, 2001
UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.)
Report of Independent Public Accountants
Consolidated Balance Sheets as of September 30, 2001 (Unaudited) and December 31, 2000 and 1999
Consolidated Statements of Operations and Comprehensive (Loss) Income for the Nine Months Ended September 30, 2001 and 2000 (Unaudited) and for the Years ended December 31, 2000 and 1999 and the Ten Months Ended December 31, 1998
Consolidated Statements of Stockholders' (Deficit) Equity for the Nine Months Ended September 30, 2001 (Unaudited) and for the Years ended December 31, 2000 and 1999 and the Ten Months Ended December 31, 1998
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001 and 2000 (Unaudited) and for the Years ended December 31, 2000 and 1999 and the Ten Months Ended December 31, 1998
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New UnitedGlobalCom, Inc.:

We have audited the accompanying balance sheet of New UnitedGlobalCom, Inc. (a Delaware corporation) as of September 30, 2001. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New UnitedGlobalCom, Inc. as of September 30, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Denver, Colorado December 7, 2001

NEW UNITEDGLOBALCOM, INC.
BALANCE SHEET

September 30, 2001
ASSETS
Related party receivable	$100

STOCKHOLDER'S EQUITY
Common stock, $0.01 par value, 1 share authorized, issued and outstanding	$–
Additional paid-in capital	100

Total stockholder's equity	$100

New UnitedGlobalCom, Inc. ("New United") was formed under Delaware law on February 5, 2001, for the purpose of effectuating the merger of UnitedGlobalCom, Inc. ("United") and a newly created subsidiary of New United ("Merger"). New United will issue its own stock in connection with this Merger and the transaction with Liberty Media Corporation ("Liberty"). Liberty or some of its subsidiaries will contribute to New United an approximate $891.7 million loan (including accrued interest of $34.9 million through January 30, 2002, the assumed closing date of the transaction) to one of United's subsidiaries, $200.0 million cash and senior notes and senior discount notes of one of United's subsidiaries, all in exchange for approximately 281.4 million shares of New United Class C common stock. In addition, on December 3, 2001, Liberty purchased 11,991,018 shares of United Class A common stock for approximately $20.0 million in cash, and repaid approximately $241.3 million of its outstanding debt to United. United used the cash proceeds of the stock sale to repurchase all of its senior notes due 2009. United also paid $241.3 million in satisfaction of a contractual obligation in connection with these senior notes. New United's operations will be conducted through United, which currently owns, manages and develops video, voice and data operations outside the United States.

As of September 30, 2001, the only transaction of New United was the issuance of one share of common stock to United International Properties, Inc. ("UIPI") for $100.00.

On December 2, 2001, UIPI sold to Gene W. Schneider its one share of outstanding common stock for $10.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheets of UnitedGlobalCom, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive (loss) income, stockholders' (deficit) equity and cash flows for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998 (see Note 2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Denver, Colorado March 30, 2001

UNITEDGLOBALCOM, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and number of shares)

		December 31,
	September 30, 2001
		2000	1999
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$956,448	$1,876,828	$1,925,915
Restricted cash	197,621	11,612	18,217
Short-term liquid investments	64,008	347,084	629,689
Subscriber receivables, net of allowance for doubtful accounts of $92,182, $66,559 and $27,808, respectively	116,717	169,532	83,388
Notes receivable, related party	560,510	256,947	723
Other receivables, including related party receivables of $17,202, $21,478 and $26,578, respectively	101,910	175,198	151,547
Inventory	129,513	131,853	82,995
Deferred taxes	7,584	2,896	2,119
Prepaid expenses and other current assets	129,172	108,250	91,673

Total current assets	2,263,483	3,080,200	2,986,266
Marketable equity securities and other investments	37,276	38,560	235,917
Investments in affiliates, accounted for under the equity method, net	345,421	756,322	309,509
Property, plant and equipment, net of accumulated depreciation of $1,393,498, $920,972 and $482,524, respectively	3,743,597	3,748,804	2,379,837
Goodwill and other intangible assets, net of accumulated amortization of $725,231, $448,012 and $170,133, respectively	4,490,339	5,154,907	2,944,802
Deferred financing costs, net of accumulated amortization of $72,492, $52,180 and $17,062, respectively	188,434	207,573	130,704
Derivative securities	306,277	–	–
Deferred taxes	6,142	5,057	3,698
Other assets	29,406	12,350	12,120

Total assets	$11,410,375	$13,003,773	$9,002,853

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable, including related party payables of $438, $1,555 and $390, respectively	$304,616	$578,399	$306,760
Accrued liabilities	565,909	619,609	324,431
Subscriber prepayments and deposits	140,213	96,296	41,466
Short-term debt	35,908	51,208	173,296
Current portion of other long-term debt	202,729	193,923	52,180
Other current liabilities	16,636	14,330	10,567

Total current liabilities	1,266,011	1,553,765	908,700
Senior discount notes and senior notes	6,675,074	6,190,741	4,385,004
Other long-term debt	4,024,603	3,354,185	1,604,451
Deferred compensation	9,149	27,460	54,825
Deferred taxes	90,310	8,237	17,074
Other long-term liabilities	52,943	30,918	23,603

Total liabilities	12,118,090	11,165,306	6,993,657

Commitments and contingencies (Notes 16 and 17)
Minority interests in subsidiaries	1,557,373	1,884,568	867,970

Series B Convertible Preferred Stock, stated at liquidation value, 113,983, 113,983 and 116,185 shares issued and outstanding, respectively	29,510	28,117	26,920

Stockholders' (deficit) equity
Class A Common Stock, $0.01 par value, 210,000,000 shares authorized, 86,104,679, 83,820,633 and 81,574,815 shares issued and outstanding, respectively	862	838	816
Class B Common Stock, $0.01 par value, 30,000,000 shares authorized, 19,027,134, 19,221,940 and 19,323,940 shares issued and outstanding, respectively	190	192	193
Series C Convertible Preferred Stock, 425,000 shares issued and outstanding	425,000	425,000	410,125
Series D Convertible Preferred Stock, 287,500 shares issued and outstanding	287,500	287,500	268,773
Additional paid-in capital	1,538,284	1,542,609	1,416,635
Deferred compensation	(87,393)	(117,136)	(119,996)
Treasury stock, at cost, 5,604,948, 5,604,948 and 5,569,240 shares of Class A Common Stock, respectively	(29,984)	(29,984)	(29,061)
Accumulated deficit	(4,028,894)	(1,892,706)	(621,941)
Other cumulative comprehensive income (loss)	(400,163)	(290,531)	(211,238)

Total stockholders' (deficit) equity	(2,294,598)	(74,218)	1,114,306

Total liabilities and stockholders' (deficit) equity	$11,410,375	$13,003,773	$9,002,853

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(In thousands, except per share amounts and number of shares)

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(Unaudited)
Revenue	$1,185,860	$901,048	$1,251,034	$720,762	$254,466
Operating expense	(841,080)	(630,867)	(876,234)	(458,748)	(122,811)
Selling, general and administrative expense	(518,463)	(506,148)	(700,081)	(618,925)	(299,993)
Depreciation and amortization	(823,824)	(566,296)	(815,522)	(418,714)	(159,045)
Impairment and restructuring charges	(305,368)	–	–	–	–

Operating loss	(1,302,875)	(802,263)	(1,140,803)	(775,625)	(327,383)
Gain on issuance of common equity securities by subsidiaries	–	127,731	127,731	1,508,839	–
Interest income, including related party income of $25,735, $524, $1,918, $561 and $497, respectively	88,148	101,213	133,297	54,375	10,681
Interest expense	(811,918)	(637,145)	(928,783)	(399,999)	(163,227)
Foreign currency exchange (loss) gain, net	(29,643)	(292,606)	(215,900)	(39,501)	1,582
Proceeds from litigation settlement	194,830	–	–	–	–
Provision for losses on investment related costs	(334,660)	–	(5,852)	(7,127)	(9,686)
Gain on sale of investments in affiliates	1,764	–	6,194	–	–
Other expense, net	(7,736)	(2,306)	(4,305)	(14,641)	(3,518)

(Loss) income before income taxes and other items	(2,202,090)	(1,505,376)	(2,028,421)	326,321	(491,551)
Income tax benefit (expense), net	773	6,932	2,897	(198)	(610)
Minority interests in subsidiaries	192,698	692,935	934,548	360,444	1,410
Share in results of affiliates, net	(122,737)	(79,332)	(129,914)	(50,249)	(54,781)

(Loss) income before cumulative effect of change in accounting principle	(2,131,356)	(884,841)	(1,220,890)	636,318	(545,532)

Cumulative effect of change in accounting principle	32,574	–	–	–	–

Net (loss) income	$(2,098,782)	$(884,841)	$(1,220,890)	$636,318	$(545,532)

Foreign currency translation adjustments	$(122,128)	$(96,375)	$(47,625)	$(127,154)	$(24,713)
Unrealized holding gains (losses) arising during period	36,625	(10,898)	(31,668)	6,858	(505)
Change in fair value of derivative assets	(24,471)	–	–	–	–
Cumulative effect of change in accounting principle	523	–	–	–	–
Amortization of cumulative effect of change in accounting principle	(181)	–	–	–	–

Comprehensive (loss) income	$(2,208,414)	$(992,114)	$(1,300,183)	$516,022	$(570,750)

Basic net (loss) income attributable to common stockholders	$(2,137,581)	$(923,567)	$(1,272,482)	$617,926	$(547,155)

Diluted net (loss) income attributable to common stockholders	$(2,137,581)	$(923,567)	$(1,272,482)	$636,318	$(547,155)

Net (loss) income per common share:
Basic net (loss) income before cumulative effect of change in accounting principle	$(21.99)	$(9.63)	$(13.24)	$7.53	$(7.43)
Cumulative effect of change in accounting principle	0.33	–	–	–	–

Basic net (loss) income	$(21.66)	$(9.63)	$(13.24)	$7.53	$(7.43)

Diluted net (loss) income before cumulative effect of change in accounting principle	$(21.99)	$(9.63)	$(13.24)	$6.67	$(7.43)
Cumulative effect of change in accounting principle	0.33	–	–	–	–

Diluted net (loss) income	$(21.66)	$(9.63)	$(13.24)	$6.67	$(7.43)

Weighted-average number of common shares outstanding:
Basic	98,683,319	95,940,658	96,114,927	82,024,077	73,644,728

Diluted	98,683,319	95,940,658	96,114,927	95,331,929	73,644,728

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock
							Treasury Stock			Other Cumulative Comprehensive Loss
					Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, February 28, 1998	52,762,186	$528	25,726,646	$257	$351,860	$(42)	6,338,302	$(33,074)	$(646,085)	$(65,724)	$(392,280)
Issuance of Class A Common Stock in connection with public offering, net of offering costs	900,000	9	–	–	7,395	–	–	–	–	–	7,404
Issuance of Class A Common Stock in connection with Company's stock option plan	906,288	9	–	–	4,779	–	–	–	–	–	4,788
Issuance of Class A Common Stock in connection with Company's 401(k) plan	35,716	–	–	–	260	–	–	–	–	–	260
Exchange of Class B Common Stock for Class A Common Stock	5,894,886	59	(5,894,886)	(59)	–	–	–	–	–	–	–
Exchange of Series A Convertible Preferred Stock for Class A Common Stock	850,914	9	–	–	7,436	–	–	–	–	–	7,445
Accrual of dividends on convertible preferred stock	–	–	–	–	(1,623)	–	–	–	–	–	(1,623)
Repricing of stock options	–	–	–	–	1,380	(1,380)	–	–	–	–	–
Amortization of deferred compensation	–	–	–	–	–	743	–	–	–	–	743
Gain on deemed issuance of stock by subsidiary	–	–	–	–	5,786	–	–	–	–	–	5,786
Class A Common Stock issued by subsidiary for additional interest in Ireland systems	–	–	–	–	918	–	(769,062)	4,013	–	–	4,931
Elimination of historical two month reporting difference due to change in fiscal year	–	–	–	–	–	–	–	–	(50,369)	–	(50,369)
Net loss	–	–	–	–	–	–	–	–	(545,532)	–	(545,532)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	(24,713)	(24,713)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	(505)	(505)

Balances, December 31, 1998	61,349,990	$614	19,831,760	$198	$378,191	$(679)	5,569,240	$(29,061)	$(1,241,986)	$(90,942)	$(983,665)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1998	61,349,990	$614	19,831,760	$198	–	$–	–	$–	$378,191	$(679)	5,569,240	$(29,061)	$(1,241,986)	$(90,942)	$(983,665)
Exchange of Class B Common Stock for Class A Common Stock	507,820	5	(507,820)	(5)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A Common Stock in connection with exercise of warrants	2,883,600	29	–	–	–	–	–	–	21,598	–	–	–	–	–	21,627
Issuance of Class A Common Stock in connection with Company's stock option plans	1,838,089	18	–	–	–	–	–	–	10,184	–	–	–	–	–	10,202
Issuance of Class A Common Stock in connection with Company's 401(k) plan	1,502	–	–	–	–	–	–	–	51	–	–	–	–	–	51
Exchange of Series A Convertible Preferred Stock for Class A Common Stock	3,006,404	30	–	–	–	–	–	–	26,276	–	–	–	–	–	26,306
Exchange of Series B Convertible Preferred Stock for Class A Common Stock	487,410	5	–	–	–	–	–	–	5,173	–	–	–	–	–	5,178
Issuance of Series C Convertible Preferred Stock, net of offering costs	–	–	–	–	425,000	395,250	–	–	(13,642)	–	–	–	–	–	381,608
Issuance of Class A Common Stock in connection with public offering, net of offering costs	11,500,000	115	–	–	–	–	–	–	571,325	–	–	–	–	–	571,440
Issuance of Series D Convertible Preferred Stock	–	–	–	–	–	–	287,500	267,375	(7,446)	–	–	–	–	–	259,929
Accrual of dividends on Series A, B, C and D Convertible Preferred Stock	–	–	–	–	–	14,875	–	1,398	(2,119)	–	–	–	(16,273)	–	(2,119)
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	427,044	(221,640)	–	–	–	–	205,404
Amortization of deferred compensation	–	–	–	–	–	–	–	–	–	102,323	–	–	–	–	102,323
Net income	–	–	–	–	–	–	–	–	–	–	–	–	636,318	–	636,318
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(127,154)	(127,154)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	–	–	–	–	6,858	6,858

Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY (Continued)
(In thousands, except number of shares)

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY (Continued)
(In thousands, except number of shares)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 1999	81,574,815	$816	19,323,940	$193	425,000	$410,125	287,500	$268,773	$1,416,635	$(119,996)	5,569,240	$(29,061)	$(621,941)	$(211,238)	$1,114,306
Exchange of Class B Common Stock for Class A Common Stock	102,000	1	(102,000)	(1)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A Common Stock in connection with Company's stock option plans	1,024,325	10	–	–	–	–	–	–	7,934	–	–	–	–	–	7,944
Issuance of Class A Common Stock in connection with Company's 401(k) plan	3,497	–	–	–	–	–	–	–	59	–	–	–	–	–	59
Conversion of Series B Convertible Preferred Stock into Class A Common Stock	48,996	1	–	–	–	–	–	–	519	–	–	–	–	–	520
Accrual of dividends on Series B, C and D Convertible Preferred Stock	–	–	–	–	–	29,750	–	23,758	(1,717)	–	–	–	(49,875)	–	1,916
Issuance of Class A Common Stock as dividends on Series C Convertible Preferred Stock	722,359	7	–	–	–	(14,875)	–	–	14,868	–	–	–	–	–	–
Issuance of Class A Common Stock as dividends on Series D Convertible Preferred Stock	344,641	3	–	–	–	–	–	(5,031)	5,028	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	127,927	7,467	–	–	–	–	135,394
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(28,644)	(4,607)	–	–	–	–	(33,251)
Purchase of treasury shares	–	–	–	–	–	–	–	–	–	–	35,708	(923)	–	–	(923)
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(1,220,890)	–	(1,220,890)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(47,625)	(47,625)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	–	–	–	–	(31,668)	(31,668)

Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,542,609	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(74,218)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY (Continued)
(In thousands, except number of shares)
(Unaudited)

	Class A Common Stock		Class B Common Stock		Series C Preferred Stock		Series D Preferred Stock
											Treasury Stock			Other Cumulative Comprehensive Loss
									Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
Balances, December 31, 2000	83,820,633	$838	19,221,940	$192	425,000	$425,000	287,500	$287,500	$1,542,609	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(74,218)
Exchange of Class B Common Stock for Class A Common Stock	194,806	2	(198,806)	(2)	–	–	–	–	–	–	–	–	–	–	–
Issuance of Class A Common Stock in connection with Company's stock option plans	72,783	1	–	–	–	–	–	–	315	–	–	–	–	–	316
Issuance of Class A Common Stock in connection with Company's 401(k) plan	57,213	1	–	–	–	–	–	–	286	–	–	–	–	–	287
Accrual of dividends on Series B, C and D Convertible Preferred Stock	–	–	–	–	–	14,875	–	10,063	(1,393)	–	–	–	(37,406)	–	(13,861)
Issuance of Class A Common Stock in lieu of cash dividends on Series C Convertible Preferred Stock	1,168,673	12	–	–	–	(14,875)	–	–	14,863	–	–	–	–	–	–
Issuance of Class A Common Stock in lieu of cash dividends on Series D Convertible Preferred Stock	790,571	8	–	–	–	–	–	(10,063)	10,055	–	–	–	–	–	–
Equity transactions of subsidiaries	–	–	–	–	–	–	–	–	(27,210)	15,978	–	–	–	–	(11,232)
Amortization of deferred compensation	–	–	–	–	–	–	–	–	(1,241)	13,765	–	–	–	–	12,524
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	(2,098,782)	–	(2,098,782)
Cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	523	523
Amortization of cumulative effect of change in accounting principle	–	–	–	–	–	–	–	–	–	–	–	–	–	(181)	(181)
Change in fair value of derivative assets	–	–	–	–	–	–	–	–	–	–	–	–	–	(24,471)	(24,471)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	–	–	–	–	(122,128)	(122,128)
Change in unrealized gain on available-for-sale securities	–	–	–	–	–	–	–	–	–	–	–	–	–	36,625	36,625

Balances, September 30, 2001	86,104,679	$862	19,027,134	$190	425,000	$425,000	287,500	$287,500	$1,538,284	$(87,393)	5,604,948	$(29,984)	$(4,028,894)	$(400,163)	$(2,294,598)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,098,782)	$(884,841)	$(1,220,890)	$636,318	$(545,532)
Elimination of historical two month reporting difference due to change in fiscal year	–	–	–	–	(50,369)
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Gain on issuance of common equity securities by subsidiaries	–	(127,731)	(127,731)	(1,508,839)	–
Share in results of affiliates, net	122,737	79,332	129,914	49,638	66,326
Minority interests in subsidiaries	(192,698)	(692,935)	(934,548)	(360,444)	(1,186)
Unrealized foreign exchange gains and losses	79,493	263,915	165,173	35,820	(6,359)
Impairment and restructuring charges	305,368	–	–	–	–
Cumulative effect of change in accounting principle	(32,574)	–	–	–	–
Unrealized gain on derivative assets	(48,862)	–	–	–	–
Depreciation and amortization	823,824	566,296	815,522	418,714	192,968
Accretion of interest on senior notes and amortization of deferred financing costs	365,403	334,840	488,257	224,569	130,803
Stock-based compensation expense (credit)	982	(960)	(43,183)	223,734	164,793
Gain on sale of investments in affiliates	(1,764)	–	(6,194)	–	–
Provision for losses on investment related costs	334,660	–	5,852	7,127	9,473
Decrease (increase) in receivables, net	39,820	(119,654)	(67,984)	(82,888)	(12,755)
Decrease (increase) in other assets	11,154	(130,716)	(61,220)	(28,918)	(8,528)
(Decrease) increase in accounts payable, accrued liabilities and other	(328,071)	190,176	352,120	268,808	62,354

Net cash flows from operating activities	(619,310)	(522,278)	(504,912)	(116,361)	1,988

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term liquid investments	(1,024,127)	(2,734,064)	(3,049,476)	(988,380)	(149,601)
Proceeds from sale of short-term liquid investments	1,298,874	2,344,894	3,244,389	140,216	141,834
Restricted cash (deposited) released, net	(185,898)	(5)	3,801	(3,259)	27,904
Investments in affiliates and other investments	(59,816)	(331,576)	(348,077)	(373,526)	(139,011)
Proceeds from sale of investments in affiliated companies	1,539	–	–	18,000	19,968
New acquisitions, net of cash acquired	(39,920)	(1,387,548)	(1,703,660)	(2,321,799)	(109,881)
Capital expenditures	(703,332)	(1,186,244)	(1,813,380)	(794,177)	(217,057)
Increase in notes receivable from affiliates	(274,616)	–	(256,224)	(723)	–
Other	7,007	13,710	53,434	(30,439)	(7,616)

Net cash flows from investing activities	(980,289)	(3,280,833)	(3,869,193)	(4,354,087)	(433,460)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock by subsidiaries	731	102,403	102,403	2,624,306	–
Issuance of common stock in connection with public offerings, net of financing costs	–	–	–	571,440	7,402
Issuance of Series C Convertible Preferred Stock	–	–	–	381,608	–
Issuance of Series D Convertible Preferred Stock	–	–	–	259,929	–
Issuance of convertible preferred stock by subsidiary	–	–	990,000	–	–
Issuance of common stock in connection with Company's and subsidiaries' stock option plans	4,593	11,509	13,263	28,355	4,789
Issuance of common stock in connection with exercise of warrants	–	–	–	21,627	–
Proceeds from offering of senior notes and senior discount notes	–	1,612,200	1,612,200	2,749,752	–
Retirement of existing senior notes	–	–	–	(435)	–
Proceeds from short-term and long-term borrowings	1,440,916	1,215,360	4,328,269	1,064,579	321,167
Deferred financing costs	(22,371)	(56,089)	(149,259)	(100,679)	(5,932)
Repayments of short-term and long-term borrowings	(706,449)	(414,693)	(2,468,561)	(1,277,038)	(168,358)
Payment of sellers notes	–	–	(391)	(18,000)	–
Cash contributed from (paid to) minority interest partners	–	–	–	2,971	(253)

Net cash flows from financing activities	717,420	2,470,690	4,427,924	6,308,415	158,815

EFFECT OF EXCHANGE RATES ON CASH	(38,201)	(148,867)	(102,906)	52,340	4,824

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(920,380)	(1,481,288)	(49,087)	1,890,307	(267,833)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,876,828	1,925,915	1,925,915	35,608	303,441

CASH AND CASH EQUIVALENTS, END OF PERIOD	$956,448	$444,627	$1,876,828	$1,925,915	$35,608

The accompanying notes are an integral part of these consolidated financial statements.

	Nine Months Ended September 30,		Year Ended December 31,
					Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(Unaudited)
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$437,807	$283,943	$363,594	$101,121	$40,929

Cash received for interest	$59,442	$90,767	$125,943	$41,633	$9,074

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of EWT/TSS via issuance of subsidiary shares	$–	$–	$622,261	$–	$–

Acquisition of Cignal Global Communications via issuance of subsidiary shares	$–	$–	$205,117	$–	$–

Issuance of preferred stock utilized in purchase of Australian investments	$–	$–	$–	$–	$29,544

Seller note for purchase of system in Hungary	$–	$–	$–	$–	$18,000

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Nature of Operations

UnitedGlobalCom, Inc. (together with its majority-owned subsidiaries, the "Company" or "United") provides video, telephone and Internet access services, which the Company refers to as "Distribution," in numerous countries worldwide, and related content and other media services in a growing number of international markets. The following chart presents a summary of the Company's significant investments in telecommunications as of December 31, 2000.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

For the nine months ended September 30, 2001 (Unaudited).    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. Certain prior year amounts have been reclassified to conform with the current year presentation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company did not consolidate the results of operations for the entire fiscal years ended December 31, 2000, 1999 and the ten months ended December 31, 1998:

Entity	Effective Date of Consolidation	Reason
K&T Group (UPC Nederland)	March 31, 2000	Acquisition
El Tele Ostfold	March 1, 2000	Acquisition
Intercomm (UPC France)	February 1, 2000	Acquisition of 92.0% interest
Tebecai (UPC Nederland)	February 1, 2000	Acquisition
Monor	December 1, 1999	Acquisition
Kabel Plus (UPC Czech)	October 1, 1999	Acquisition
A2000 (UPC Nederland)	September 1, 1999	Acquisition of remaining 50.0% interest
Time Warner Cable France (UPC France)	September 1, 1999	Acquisition
@Entertainment (UPC Polska)	August 1, 1999	Acquisition
Saturn(1)	August 1, 1999	Acquisition of remaining 35.0% interest
Stjärn (UPC Sweden)	August 1, 1999	Acquisition
Videopole (UPC France)	August 1, 1999	Acquisition
GelreVision (UPC Nederland)	June 1, 1999	Acquisition
RCF (UPC France)	June 1, 1999	Acquisition
UPC Slovensko (UPC Slovak)	June 1, 1999	Acquisition
VTR	May 1, 1999	Acquisition of remaining 66.0% interest
UTH (UPC Nederland)(2)	February 1, 1999	Acquisition of remaining 49.0% interest

(1)
Saturn was deconsolidated effective April 1, 2000 in connection with the formation of the 50/50 joint venture, TelstraSaturn.

(2)
Prior to the acquisition date, the equity method of accounting was used because of certain minority shareholder's rights.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Change in Fiscal Year-End

Prior to the ten months ended December 31, 1998, the Company's fiscal year-end was February 28, and it accounted for its share of the income or loss of its operating companies based on the calendar year results of each operating company. This created a two month delay in reporting the operating company results in the Company's consolidated results for its fiscal year-end. On February 24, 1999, the Company changed its fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transition to the new fiscal year, the combined results of operations of the operating companies for January and February 1998, a loss of $50.4 million, has been reported as a one-time adjustment to retained deficit as of March 1, 1998 in the consolidated statement of stockholders' (deficit) equity. Consequently, the consolidated statement of operations and comprehensive (loss) income presents the consolidated results of the Company and its subsidiaries for the ten months ended December 31, 1998. For comparative purposes, the Company's consolidated revenue, net operating loss and net loss were $84.3, $125.4 and $206.4 million, respectively, for the ten months ended December 31, 1997 and the Company's consolidated revenue, net operating loss and net loss were $298.6, $350.7 and $595.9 million, respectively, for the year ended December 31, 1998.

Cash and Cash Equivalents and Short-Term Liquid Investments

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

Restricted Cash

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

Inventory

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

Investments in Affiliates, Accounted for under the Equity Method

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

Investment in Publicly Traded Securities Accounted for Under the Equity Method — For the nine months ended September 30, 2001 (Unaudited)

The Company evaluates its investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18") and Staff Accounting Bulletin No. 59, "Accounting for Noncurrent Marketable Equity Securities" ("SAB 59"). Under APB 18, a loss in value of an investment accounted for under the equity method which is other than a temporary decline should be recognized as a realized loss, establishing a new carrying value for the investment. Factors the Company considers in making this evaluation include: the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in market value.

Marketable Equity Securities and Other Investments

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed include overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks	3-20 years
Subscriber premises equipment and converters	3-10 years
Microwave multi-point distribution system ("MMDS") and satellite direct-to-home ("DTH") facilities	5-20 years
Office equipment, furniture and fixtures	3-10 years
Buildings and leasehold improvements	3-33 years
Other	3-10 years

Leasehold improvements are depreciated over the shorter of the expected life of the improvements or the initial lease term.

Goodwill and Other Intangible Assets

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

Recoverability of Tangible and Intangible Assets

The Company evaluates the carrying value of all long-lived tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

Deferred Financing Costs

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

Subscriber Prepayments and Deposits

Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

Revenue Recognition

Revenue from the provision of video, voice and Internet access services to customers is recognized in the period the related services are provided.

Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

SEC Staff Accounting Bulletin No. 51 ("SAB 51") Accounting Policy

Gains realized as a result of common stock sales by the Company's subsidiaries are recorded in the consolidated statements of operations and comprehensive (loss) income, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

Stock-Based Compensation

Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value of vested options at each new measurement date. UPC, chello broadband, Priority Telecom and Austar United have also adopted similar stock-based compensation plans for their employees whereby compensation expense is recognized for the difference between the grant price and the fair market value of vested options at each new measurement date. UPC, chello broadband, ULA and VTR have also adopted phantom stock-based compensation plans for their employees whereby the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock. Subsequent decreases in the estimated fair value of these vested options will cause a reversal of previous charges taken, until the options are exercised or expire.

Income Taxes

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

Basic and Diluted Net (Loss) Income Per Share

Basic net (loss) income per share is determined by dividing net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during each period. Net (loss) income available to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital and/or accumulated deficit. Diluted net (loss) income per share includes the effects of potentially issuable common stock, but only if dilutive. On November 11, 1999 the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to stockholders of record on November 22, 1999. All historical weighted-average share and per share amounts have been restated to reflect the stock split.

Foreign Operations and Foreign Exchange Rate Risk

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' (deficit) equity and are included in Other Cumulative Comprehensive Loss. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

New Accounting Principle

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair market value. Under SFAS 133, accounting for changes in fair market value of a derivative depends on its intended use and designation. In June 1999, the FASB approved Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 amends the effective date of SFAS 133, which will now be effective for the Company's first quarter 2001.

For the nine months ended September 30, 2001 (Unaudited).    Effective January 1, 2001, the Company adopted SFAS 133, as amended. UPC has cross-currency swaps related to its dollar-denominated senior notes, as well as warrants in a publicly traded company that qualify as derivatives under SFAS 133. The impact of recording the cross-currency swaps and the warrants at fair market value effective January 1, 2001 was a gain (loss) of $66.3 million and $(33.7) million, respectively, which was recorded in the condensed consolidated statement of operations as a cumulative effective of a change in accounting principle.

New Accounting Principles in 2001 (Unaudited)

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"). SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are "separable", that is, feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS No. 141 than its predecessor, Accounting Principles Board Opinion No. 16 although in some instances previously recognized intangibles will be subsumed into goodwill. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 141 will have on its financial position and results of operations, as well as the impact on future business combinations that are currently being negotiated or contemplated.

In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. On adoption, the Company expects to record a cumulative effect adjustment to reflect the impairment of previously recognized goodwill and other intangible assets. While the Company has not yet determined what the impact will be on its financial position and results of operations, it is possible that a substantial cumulative effect adjustment may be required.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which is effective for fiscal periods beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 supercedes SFAS 121, and establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Risks and Uncertainties — For the nine months ended September 30, 2001 (Unaudited)

UPC.    UPC has incurred substantial operating losses and negative cash flows from operations which has been driven by its continuing development efforts including the introduction of new services such as digital video, telephone and Internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. UPC expects to incur operating losses at least through 2003, primarily as a result of the continued introduction of these new services and continued depreciation and amortization expense. UPC's business plan calls for substantial growth in the number of subscribers that will use these new services. In order for UPC to achieve consolidated operating profitability and positive operating cash flows, this growth requires the availability of capital resources that are sufficient to fund expected capital expenditures and operating losses. The Company believes that UPC can achieve the anticipated growth in subscribers if there are sufficient capital resources to fund expected capital expenditures and operating losses. UPC's estimates of the cash flows generated by these new services and the capital resources needed and available to complete their deployment could change, and such change could differ materially from the estimates used by UPC to evaluate its ability to realize its investments.

In July 2001, UPC engaged a strategic consultant to review its current and long-term strategic plan for all segments of the business. The final conclusions are currently being prepared and will be presented to UPC's Supervisory Board for consideration in due course. As a result of this strategic review and related decisions made by the Supervisory Board, further reorganization of UPC's business might occur and significant charges for asset impairments and various organizational restructuring measures may be recorded.

UPC is involved in a process of recapitalization that is intended to result in a substantial reduction of UPC's existing indebtedness. In connection with the recapitalization, UPC has not made timely interest payments on certain senior notes. Under the notes, UPC has until March 3, 2002 to cure the non-payment. If UPC fails to make the interest payment by the expiration of the grace period on March 3, 2002, the payment default on the notes would cause a cross-default under UPC's bank credit agreement unless UPC obtains a waiver from the bank lenders prior to that date. UPC has entered into negotiations with some of the holders of its senior notes and bank indebtedness. If UPC fails to obtain necessary default waivers and restructure its indebtedness, its lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings and, in the case of UPC's bank lenders, to foreclose upon UPC's major operating companies.

UAP.    UAP's senior discount notes (the "UAP Notes") began to accrue interest on a cash-pay basis May 15, 2001, with the first payment of $34.5 million due November 15, 2001. UAP did not have enough cash to make this interest payment on November 15, 2001. The trustee under the Indenture governing the UAP Notes declared the entire unpaid principal and accrued interest of the UAP Notes to be due and payable. The trustee, either independently or at the request of the UAP Note holders, could initiate bankruptcy proceedings against UAP, sue to recover the amount of the UAP Notes or take any other action available to creditors. Based upon current market prices, the value of UAP's assets is significantly less than the amount of the outstanding principal and accrued interest on the UAP Notes. UAP is negotiating the terms on which the UAP Notes will be restructured. Though UAP believes the restructuring will be successful, there can be no assurance that it will occur on terms that are satisfactory to the Company, or at all. Any recapitalization or restructuring that occurs on terms that are less favorable than expected could adversely affect the ability of the Company and subsidiaries to obtain new or alternative financing.

Austar United.    Management believes Austar United's working capital and projected operating cash flow as of September 30, 2001 are sufficient to fund Austar United's operations and meet Austar United's budgeted capital expenditure requirements through March 31, 2002. Management expects Austar United to continue to incur operating losses in the near future, especially from its newer services such as Content, telephone and Internet. In late 2001, Austar United's high-speed broadband Internet access service was cancelled. Austar United plans to continue to provide a traditional dial-up Internet service using a third-party network. The Company cannot be assured that Austar United will be able to achieve operating profitability and/or positive operating cash flows from its video, telephone and Internet businesses. Austar United is in default under the terms of its A$400.0 ($196.6) million Austar Bank Facility, and is negotiating the terms on which this facility will be restructured. Though Austar United believes the restructuring will be successful, there can be no assurance that it will occur on terms that are satisfactory to the Company, or at all. If Austar United fails to restructure its indebtedness, its lenders would have certain enforcement rights, including the right to commence involuntary bankruptcy proceedings. In addition, if any recapitalization or restructuring occurs on terms that are less favorable than expected, the Company's indirect interest in Austar United may be significantly reduced.

VTR.    Management believes VTR's working capital and projected operating cash flow as of September 30, 2001 are sufficient to fund its operations through the remainder of 2001. To the extent VTR's budgeted capital expenditures exceed net projected operating cash flow, VTR will need to seek funding from external sources or reduce its planned expenditures. VTR intends to refinance its $176.0 million VTR Bank Facility by the end of first quarter 2002. If VTR is unable to refinance this facility, it will become due and payable on April 29, 2002. VTR may need to sell assets or obtain funding from external sources to repay this amount when due.

3.    Acquisitions and Other

For the nine months ended September 30, 2001 (Unaudited)

In January 2001, UPC acquired DeAlkmaarse Kabel in The Netherlands for a purchase price of $46.2 million. The purchase price was paid in cash of $21.5 million and a note, bearing interest at 8.0% per annum. The note is due in one year, and is payable in cash or shares of UPC, at UPC's option.

In March 2001, UPC announced an agreement with PrimaCom to merge its German assets, including EWT/TSS and the TeleColumbus option, as well as its Alkmaar subsidiary located in the Netherlands, with those of PrimaCom. The TeleColumbus option expired at the end of August 2001 and no longer forms part of the discussions. UPC's interest in EWT is held through its 51.0% owned subsidiary, UPC Germany. Due to changes in market conditions, the parties are currently re-evaluating the merger. UPC's carrying value of the assets subject to this proposed transaction, (E939.1 ($859.0) million), is significantly greater than the fair value of the consideration that would be received should the PrimaCom transaction be completed. As a result, UPC Germany could record a significant write-down if the transaction is closed.

In August 2001, UPC and Canal+ Group ("Canal+"), the television and film division of Vivendi Universal, announced the signing of definitive agreements to merge their respective Polish direct-to-home ("DTH") satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. In the merger agreements, UPC Polska agreed to contribute its Polish and United Kingdom DTH assets to TKP, the Polish subsidiary of Canal+, and fund a maximum of E30.0 ($27.4) million in the form of a note receivable from TKP at closing. For this, UPC Polska will receive a 25.0% ownership interest in TKP and E150.0 ($137.2) million in cash. As part of this transaction, through a carriage agreement, the Canal+ Polska premium channel will also be available on UPC Polska's cable network. TKP will be managed and controlled by Canal+, who will own 75.0%. UPC will own the remaining 25.0%. For accounting purposes, TKP will be deemed the acquirer. UPC Polska's investment in the merged companies will be recorded at fair value as of the date of the transaction. UPC Polska's carrying value of the Polish DTH assets being contributed may be significantly higher than the determined fair value of its investment in the merged companies if and when the transaction is consummated, leading to a write-down at the date the transaction is consummated. On November 13, 2001, the Company received the regulatory approval necessary to complete the merger, which closed prior to December 31, 2001. UPC will deconsolidate the DTH operations upon closure of the merger.

On September 27, 2001, Priority Telecom listed its 3,986,519 issued and outstanding ordinary shares on the Euronext Amsterdam ("Euronext"). UPC owns 2,596,021 of these ordinary shares and all of the 2,728,605 Priority Telecom class A shares, for an ownership interest (not including shares held by the Priority Telecom Foundation) of 87.0%.

In May 2001, Austar United successfully completed a rights offering selling 214.2 million shares and raising gross and net proceeds at A$0.95 ($0.49) per share of A$203.5 ($106.3) million and A$202.3 ($105.7) million, respectively. Asia/Pacific and United Austar, Inc. accepted their full entitlement under the pro rata rights offer and United Austar, Inc. accepted the shortfall subscriptions by other rights holders for a total share acquisition of 213.3 million shares, increasing United's indirect interest in Austar United from 73.4% to 81.3%.

In May 2001, the Company announced a revised transaction with Liberty, the terms of which have been disclosed. The Company is continuing to work towards closing this binding transaction. The Company is also continuing to review some alternative transaction ideas proposed by Liberty.

In October 2000, UPC acquired, through its subsidiary, UPC Germany, 100% of EWT for a preliminary purchase price of E238.4 million in cash and 49.0% of UPC Germany. In the third quarter of 2001, the purchase price was finalized and UPC recorded the necessary adjustments to the initial purchase price allocation. Under the UPC Germany Shareholders Agreement, the 49.0% shareholder has an option to put his interest in UPC Germany to UPC in exchange for approximately 10.6 million of UPC's ordinary shares A as adjusted for final settlement. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its 10.6 million shares or the equivalent value of cash on such date. If the option is not exercised, upon its expiration, the 49.0% shareholder has the right to demand that UPC contribute cash and/or other assets (including stock) to UPC Germany equal to approximately E358.8 ($328.2) million, representing the remainder of UPC's contribution obligation to UPC Germany.

The minority shareholders in UPC Romania have exercised their option which requires UPC to purchase all of their partnership interests effective December 31, 2001 for consideration of approximately E22.7 ($20.8) million, which is payable before February 15, 2002.

In November 2000, UPC's subsidiary, Priority Telecom, acquired through a merger and exchange offer Cignal Global Communications ("Cignal"). In the stock-based transaction, Priority Telecom acquired 100.0% of Cignal in exchange for a 16.0% interest in Priority Telecom. Under the terms of the Shareholder's Agreement, UPC granted the Cignal shareholders an option to put their interest in Priority Telecom back to UPC if a public listing for Priority Telecom is not consummated by October 1, 2001. The value to be paid by UPC upon exercise of the put is the greater of the fair market value of the Cignal shareholder's interest in Priority Telecom or $200.0 million. UPC has the option to pay for the put, if exercised, in either its shares or cash.

2000

In February 2000, UPC acquired Intercomm France Holding S.A. for $35.6 million in cash and shares in UPC France. Following the transaction, UPC controls 92.0% of UPC France. In connection with this acquisition, UPC issued shares worth $20.0 million. Based on the carrying value of United's investment in UPC as of February 23, 2000, United recognized a gain of $6.8 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51.

In February 2000, UPC acquired 100% of Tebecai in The Netherlands for $70.4 million.

In February 2000, UPC acquired 100% of the equity of El Tele Ostfold and Vestfold from certain energy companies in Norway for $39.2 million.

In March 2000, UPC acquired 100% of Kabel Haarlem in The Netherlands for $59.8 million.

In March 2000, UPC acquired K&T Group in The Netherlands for consideration of $1.0 billion. Details of the net assets acquired, based on the preliminary purchase price allocation, were as follows (in thousands):

Property, plant and equipment	$227,845
Investments in affiliated companies	8,430
Goodwill	786,436
Long-term liabilities	(225,439)
Net current liabilities	(8,129)
Receivables acquired	216,904

Net cash paid	$1,006,047

In March 2000, Austar United sold 20.0 million shares to the public, raising gross and net proceeds at $5.20 per share of $104.0 and $102.4 million, respectively. Based on the carrying value of the Company's investment in Austar United as of March 29, 2000, United recognized a gain of $66.8 million from the resulting step-up in the carrying amount of United's investment in Austar United, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in Austar United indefinitely.

In April 2000, Saturn merged with Telstra New Zealand Limited, a wholly owned subsidiary of Telstra Corporation Limited, to form TelstraSaturn.

In October 2000, UPC acquired, through its subsidiary UPC Germany, 100% of the EWT/TSS Group for $829.7 million in cash and 49.0% of UPC Germany. Under the UPC Germany shareholders agreement, the 49.0% shareholder has been provided with an option to put his interest in UPC Germany to UPC in exchange for 13.2 million of UPC's ordinary shares A. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its shares or cash. Details of the net assets acquired, based on the preliminary purchase price allocation, were as follows (in thousands):

Property, plant and equipment	$67,930
Goodwill and other intangibles	828,689
Long-term liabilities	(40,286)
Net current liabilities and other	(26,651)

Total consideration	829,682
UPC Germany shares	(622,261)

Net cash paid	$207,421

In November 2000, Priority Telecom acquired through a merger and exchange offer Cignal Global Communications ("Cignal"), a United States based provider of global network services. In the stock-based deal, Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in Priority Telecom. Under the terms of the shareholder's agreement, UPC granted the Cignal shareholders an option to put their interest in Priority Telecom back to UPC if an initial public offering for Priority Telecom is not consummated by October 1, 2001. The value to be paid by UPC upon exercise of the put is the greater of the fair market value of the Cignal shareholders' interest in Priority Telecom or $200.0 million. UPC has the option to pay for the put, if exercised, in either UPC shares or cash.

1999

In February 1999, UPC successfully completed an initial public offering selling 133.8 million shares on the Amsterdam Stock Exchange and The Nasdaq Stock Market, Inc. ("Nasdaq"), raising gross and net proceeds at $10.93 per share of $1,463.0 and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of the Company's investment in UPC as of February 11, 1999, United recognized a gain of $822.1 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1998, UPC merged its Dutch cable television and telecommunications assets with those of the Dutch energy company NUON, forming a new company, UTH (the "UTH Transaction"). The transaction was accounted for as a formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Although UPC retained a 51.0% economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounted for its investment in UTH using the equity method of accounting. Details of the net assets contributed were as follows (in thousands):

Working capital	$1,871
Investments in affiliated companies	(96,866)
Property, plant and equipment	(85,037)
Goodwill and other intangible assets	(78,515)
Senior secured notes and other debt	111,553
Other liabilities	17,417

Total net assets contributed	$(129,577)

On February 17, 1999, UPC acquired the remaining 49.0% of UTH from NUON (the "NUON Transaction") for $265.7 million. In addition, UPC repaid NUON a $17.1 million subordinated loan, including accrued interest, dated December 23, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering. Effective February 1, 1999, UPC began consolidating the results of operations of UTH. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$210,013
Investments in affiliated companies	46,830
Goodwill	256,749
Long-term liabilities	(242,536)
Net current liabilities	(5,384)

Total cash paid	265,672
Cash acquired	(13,629)

Net cash paid	$252,043

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 give effect to the UTH Transaction and the NUON Transaction as if they had occurred at the beginning of the periods presented. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	For the Year Ended December 31, 1999		For the Ten Months Ended December 31, 1998
	Historical	Pro Forma	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$730,879	$254,466	$335,474

Net income (loss)	$636,318	$631,623	$(545,532)	$(581,388)

Net income (loss) per common share:
Basic net income (loss)	$7.53	$7.48	$(7.43)	$(7.92)

Diluted net income (loss)	$6.67	$6.63	$(7.43)	$(7.92)

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077	73,644,728	73,644,728

Diluted	95,331,929	95,331,929	73,644,728	73,644,728

In April 1999, an indirect wholly owned subsidiary of ULA acquired a 66.0% interest in VTR. This acquisition, combined with the interest in VTR that is owned by another indirect wholly owned subsidiary of the Company, gives the Company an indirect 100% interest in VTR. The purchase price for the 66.0% interest in VTR was approximately $258.2 million in cash. In addition, the Company provided capital for VTR to prepay approximately $125.8 million of existing bank indebtedness and a promissory note from the Company to one of the other shareholders of VTR. Details of the net assets acquired were as follows (in thousands):

Working capital	$10,381
Property, plant and equipment	203,154
Goodwill and other intangible assets	244,981
Other long-term assets	14,685
Elimination of equity investment in Chilean joint venture	(69,381)
Long-term liabilities	(145,641)

Total cash paid	258,179
Cash acquired	(5,498)

Net cash paid	$252,681

In June 1999, UPC acquired SKT spol s.r.o. in the Slovak Republic for $43.3 million.

In June 1999, UPC acquired 100% of GelreVision in The Netherlands for $109.8 million. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$49,407
Goodwill	67,335
Net current liabilities	(2,682)
Long-term liabilities	(4,236)

Total cash paid	109,824
Cash acquired	(136)

Net cash paid	$109,688

In June 1999, UPC acquired 95.7% of RCF in France for $27.1 million.

In June 1999, the Company's interest in Austar, XYZ Entertainment and Saturn were contributed to Austar United in exchange for new shares issued by Austar United. On July 27, 1999, Austar United acquired a 35.0% interest in Saturn in exchange for approximately 13.7 million of Austar United's shares, thereby increasing Austar United's ownership interest in Saturn from 65.0% to 100%. In addition, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at $3.03 per share of $313.6 and $292.8 million, respectively. Based on the carrying value of the Company's investment in Austar United as of July 27, 1999, United recognized a gain of $248.4 million from the resulting step-up in the carrying amount of United's investment in Austar United, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in Austar United indefinitely.

In July 1999, UPC acquired UPC Sweden (formerly known as Stjärn) for a purchase price of $397.0 million, of which $100.0 million was paid in the form of a one-year note with interest at 8.0% per year, and the balance was paid in cash. Details of the net assets acquired were as follows (in thousands):

Property, plant and equipment	$43,171
Goodwill	442,094
Net current liabilities	(55,997)
Long-term liabilities	(32,268)

Total purchase price	397,000
Seller's note	(100,000)

Total cash paid	297,000
Cash acquired	(3,792)

Net cash paid	$293,208

In August 1999, UPC acquired through UPC France 100% of Videopole for a total purchase price of $135.1 million. The purchase price was paid in cash ($69.9 million) and 2.9 million ordinary shares of UPC ($65.2 million). Based on the carrying value of the Company's investment in UPC as of July 31, 1999, United recognized a gain of $34.9 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In August 1999, UPC acquired 100% of UPC Polska (formerly known as @Entertainment) for $807.0 million in cash. Details of the net assets acquired were as follows (in thousands):

Net current assets	$51,239
Property, plant and equipment	196,178
Goodwill	986,814
Long-term liabilities	(448,566)
Other	21,335

Total cash paid	807,000
Cash acquired	(62,507)

Net cash paid	$744,493

The following unaudited pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 give effect to the acquisition of UPC Polska as if it had occurred at the beginning of each period presented. This unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

	For the Year Ended December 31, 1999		For the Ten Months Ended December 31, 1998
	Historical	Pro Forma	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Revenue	$720,762	$767,741	$254,466	$304,844

Net income (loss)	$636,318	$444,151	$(545,532)	$(725,398)

Net income (loss) per common share:
Basic net income (loss)	$7.53	$5.19	$(7.43)	$(9.87)

Diluted net income (loss)	$6.67	$4.66	$(7.43)	$(9.87)

Weighted-average number of common shares outstanding:
Basic	82,024,077	82,024,077	73,644,728	73,644,728

Diluted	95,331,929	95,331,929	73,644,728	73,644,728

In August 1999, UPC acquired through UPC France 100% of Time Warner Cable France for $71.1 million in cash. Simultaneous with the acquisition of Time Warner Cable France, UPC acquired an additional 47.6% interest in one of its operating systems, RCF, in which Time Warner Cable France had a 49.9% interest, for $14.6 million, increasing UPC's ownership in that system to 97.5%.

In September 1999, UPC acquired through UPC Nederland the remaining 50.0% of A2000 that it did not already own for $229.0 and $13.1 million in cash and assumed receivables, respectively. Details of the net assets acquired were as follows (in thousands):

Receivables assumed	$13,062
Property, plant and equipment	96,539
Goodwill	274,361
Net current liabilities	(25,044)
Long-term liabilities	(129,918)

Total cash paid	229,000
Cash acquired	(521)

Net cash paid	$228,479

In October 1999, UPC acquired a 94.6% interest in Kabel Plus in the Czech Republic for a purchase price of $150.0 million.

In October 1999, UPC completed a second public offering of 45.0 million ordinary shares, raising gross and net proceeds at $21.58 per share of $970.9 and $922.4 million, respectively. Based on the carrying value of the Company's investment in UPC as of October 19, 1999, United recognized a gain of $403.5 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent to hold its investment in UPC indefinitely.

In December 1999, UPC acquired an additional 48.0% economic interest in Monor from its partner and several small minority shareholders for $45.0 million, increasing UPC's ownership to 97.1%.

1998

In January 1998, UPC acquired certain assets (including the Dutch cable systems) of Combivisie for $88.0 million. Subsequent to the transaction, the assets and liabilities of UPC's other Dutch systems and Combivisie were merged, forming CNBH, a wholly-owned subsidiary of UPC Nederland. Details of the assets acquired were as follows (in thousands):

Property, plant and equipment and other long-term assets	$51,632
Goodwill and other intangible assets	36,416

Total cash paid	$88,048

In May 1998, ULA entered into a joint venture with a division of Metro-Goldwyn-Mayer, Inc. ("MGM") to form MGM Networks LA. Under the terms of the joint venture, ULA contributed its 100% interest in a Latin American programming venture for a 50.0% interest in MGM Networks LA, and MGM acquired a 50.0% interest in MGM Networks LA by contributing its Brazil channel (MGM Gold Brazil) and committing to fund the first $9.9 million ($6.7 million of which was funded at closing) required by MGM Networks LA. MGM Networks LA has also entered into a trademark license agreement with MGM for the use of the MGM brand name and also into a program license agreement to acquire programming from MGM.

In June 1998, UPC acquired certain Hungarian multi-channel television system assets for $9.5 million in cash and a non-interest bearing promissory note in the amount of $18.0 million. These assets are now part of UPC Magyarorszag.

In July 1998, Austar acquired certain Australian pay television assets for $6.1 million of the Company's Series B Convertible Preferred Stock.

In September 1998, Asia/Pacific acquired an additional 25.0% interest in XYZ Entertainment, increasing its ownership interest to 50.0%. The purchase price consisted of $1.2 million in cash and $23.4 million of the Company's Series B Convertible Preferred Stock.

In October 1998, ULA increased its ownership interest in TV Show Brasil from 45.0% to 100% for $11.4 million, half of which was paid in cash, with the remainder financed by the seller.

In November 1998, UPC (i) acquired from Tele-Communications International, Inc. ("TINTA") its indirect 23.3% and 25.0% interests in the Tevel and Melita systems, respectively, for $91.5 million, doubling UPC's ownership interests to 46.6% and 50.0%, respectively, (ii) purchased an additional 5.0% interest in Princes Holdings, an Irish telecommunications company, and 5.0% of Tara in consideration for 769,062 shares of United Class A Common Stock held by UPC, and (iii) sold the 5.0% interest in Princes Holdings, together with its existing 20.0% interest, to TINTA for $20.5 million.

4.    Cash and Cash Equivalents, Restricted Cash and Short-Term Liquid Investments

	As of December 31, 2000
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$1,500,570	$11,023	$–	$1,511,593
Certificates of deposit	48,685	120	126,029	174,834
Commercial paper	326,378	–	54,296	380,674
Corporate bonds	1,195	–	142,763	143,958
Government securities	–	469	23,996	24,465

Total	$1,876,828	$11,612	$347,084	$2,235,524

	As of December 31, 1999
	Cash and Cash Equivalents	Restricted Cash	Short-term Liquid Investments	Total
	(In thousands)
Cash	$1,046,827	$18,217	$–	$1,065,044
Certificates of deposit	52,000	–	293,497	345,497
Commercial paper	803,088	–	182,486	985,574
Corporate bonds	24,000	–	126,179	150,179
Government securities	–	–	27,527	27,527

Total	$1,925,915	$18,217	$629,689	$2,573,821

5.    Investments in Affiliates

	As of September 30, 2001
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Impairment(1)	Total
	(Unaudited) (In thousands)
Europe:
PrimaCom	$341,017	$–	$(59,033)	$(30,905)	$(232,623)	$18,456
SBS	264,675	–	(66,523)	(115)	(102,037)	96,000
Tevel	120,877	(6,180)	(76,931)	1,385	–	39,151
Melita	14,105	–	(798)	(3,553)	–	9,754
Iberian Programming	11,947	(2,560)	9,125	2,912	–	21,424
Xtra Music	14,546	–	(6,978)	(1,013)	–	6,555
Other	54,148	(695)	(10,879)	(4,576)	–	37,998
Asia/Pacific:
TelstraSaturn	100,073	–	(51,557)	(9,270)	–	39,246
XYZ Entertainment	44,306	(11,712)	(7,775)	(4,379)	–	20,440
Pilipino Cable Corporation	18,354	–	(3,623)	(2,587)	–	12,144
Hunan International TV	6,394	–	(2,351)	16	–	4,059
Other	2,954	–	(1,744)	(493)	–	717
Latin America:
Telecable	71,819	(20,862)	(5,131)	(9,480)	–	36,346
MGM Networks LA	15,086	–	(15,086)	–	–	–
Jundiai	7,438	(1,572)	216	(2,951)	–	3,131

Total	$1,087,739	$(43,581)	$(299,068)	$(65,009)	$(334,660)	$345,421

	As of December 31, 2000
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Total
	(In thousands)
Europe:
PrimaCom	$341,017	$–	$(28,482)	$(21,114)	$291,421
SBS	264,675	–	(36,433)	(4,138)	224,104
Tevel	99,385	(6,180)	(39,587)	3,848	57,466
Melita	14,052	–	592	(3,480)	11,164
Iberian Programming	11,947	(2,560)	5,103	2,319	16,809
Xtra Music	14,491	–	(6,367)	(986)	7,138
Other	44,900	(695)	(9,772)	(6,242)	28,191
Asia/Pacific:
XYZ Entertainment	44,306	(5,464)	(11,515)	(1,387)	25,940
TelstraSaturn	66,629	–	(24,503)	(5,007)	37,119
Pilipino Cable Corporation	17,346	–	(3,388)	(2,588)	11,370
Hunan International TV	6,061	–	(2,181)	16	3,896
Other	2,860	–	(614)	(314)	1,932
Latin America:
Telecable	71,819	(20,862)	(5,282)	(10,135)	35,540
MGM Networks LA(2)	14,076	–	(14,076)	–	–
Jundiai	7,438	(1,572)	174	(1,808)	4,232

Total	$1,021,002	$(37,333)	$(176,331)	$(51,016)	$756,322

	As of December 31, 1999
	Contributions	Cumulative Dividends Received	Cumulative Share in Results of Affiliates	Cumulative Translation Adjustments	Total
	(In thousands)
Europe:
SBS	$99,621	$–	$(5,421)	$2,858	$97,058
Tevel	100,679	(6,180)	(12,108)	3,761	86,152
Melita	14,062	–	2,066	(2,417)	13,711
Iberian Programming	11,947	–	(460)	2,828	14,315
Xtra Music	9,913	–	(2,476)	(640)	6,797
Other	27,447	–	(65)	(1,048)	26,334
Asia/Pacific:
XYZ Entertainment	44,306	–	(18,564)	2,804	28,546
Pilipino Cable Corporation	14,950	–	(3,004)	(2,588)	9,358
Hunan International TV	6,061	–	(2,477)	16	3,600
Other	350	–	–	–	350
Latin America:
Telecable	32,496	(1,408)	(1,618)	(9,382)	20,088
MGM Networks LA(2)	11,988	–	(11,988)	–	–
Jundiai	6,032	(1,572)	72	(1,334)	3,198
Other	2	–	–	–	2

Total	$379,854	$(9,160)	$(56,043)	$(5,142)	$309,509

(1)
Based on our analysis of specific quantitative and qualitative factors as of September 30, 2001, the Company determined the decline in market value of PrimaCom and SBS to be other than temporary, and as a result, the Company reduced its carrying value in these investments to market value as of September 30, 2001. This provision has been separately presented as "Provision for Loss on Investments" in the accompanying condensed consolidated statement of operations.

(2)
Includes an accrued funding obligation of $2.6 and $3.0 million at December 31, 2000 and 1999, respectively. The Company would face significant and punitive dilution if it did not make the requested fundings.

As of December 31, 2000 and 1999, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

	As of December 31,
	2000		1999
	Basis Difference	Accumulated Amortization	Basis Difference	Accumulated Amortization
	(In thousands)
Europe:
PrimaCom	$251,167	$(15,678)	$–	$–
SBS	109,149	(17,364)	109,080	(2,828)
Tevel	83,271	(11,625)	82,010	(7,947)
Iberian Programming	11,586	(1,189)	11,941	(521)
Melita	11,098	(1,349)	11,673	(1,242)
Xtra Music	5,069	(462)	5,511	(246)
Asia/Pacific:
XYZ Entertainment	22,483	(3,159)	25,791	(1,609)
TelstraSaturn	21,405	(995)	–	–
Latin America:
Telecable	33,392	(9,514)	20,518	(6,983)

Total	$548,620	$(61,335)	$266,524	$(21,376)

6.    Property, Plant and Equipment

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
Cable distribution networks	$3,318,393	$3,147,285	$1,913,511
Subscriber premises equipment and converters	967,207	757,385	451,505
MMDS/DTH distribution facilities	256,924	261,896	144,593
Information technology systems, office equipment, furniture and fixtures	296,050	254,721	103,869
Buildings and leasehold improvements	166,738	142,334	127,584
Other	131,783	106,155	121,299

	5,137,095	4,669,776	2,862,361
Accumulated depreciation	(1,393,498)	(920,972)	(482,524)

Net property, plant and equipment	$3,743,597	$3,748,804	$2,379,837

7.    Goodwill and Other Intangible Assets

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
Europe:
UPC Nederland	$1,258,622	$1,590,868	$763,714
UPC Polska	959,415	951,225	935,867
UPC Germany	819,769	883,928	–
Priority Telecom	408,420	337,247	–
UPC Sweden	352,883	388,884	430,606
UPC N.V	192,639	193,630	29,406
Telekabel Group	165,646	167,317	177,800
UPC France	152,302	164,010	117,787
UPC Magyarorszag	133,076	131,164	55,068
Priority Wireless	98,139	100,297	–
UPC Czech	95,729	95,161	85,330
UPC Norge	69,208	67,249	85,405
Other	122,824	89,914	81,372
Asia/Pacific:
Austar United	208,745	225,433	114,882
Latin America:
VTR	172,276	208,725	223,484
TV Show Brasil	5,614	7,688	8,298
Star GlobalCom	–	–	5,916
Multitel	166	179	–
Other:
Corporate and other	97	–	–

	5,215,570	5,602,919	3,114,935
Accumulated amortization	(725,231)	(448,012)	(170,133)

Net goodwill and other intangible assets	$4,490,339	$5,154,907	$2,944,802

8.    Short-Term Debt

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
Other UPC	$35,908	$48,151	$164,263
Other ULA and Asia/Pacific	–	3,057	9,033

Total short-term debt	$35,908	$51,208	$173,296

9.    Senior Discount Notes and Senior Notes

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
United 1998 Notes	$1,190,955	$1,101,010	$991,568
United 1999 Notes	270,087	249,497	224,426
UPC July 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2009	799,996	700,759	759,442
UPC 10.875% euro Senior Notes due 2009	274,424	278,551	301,878
UPC 12.5% dollar Senior Discount Notes due 2009	521,240	475,854	421,747
UPC October 1999 Senior Notes:
UPC 10.875% dollar Senior Notes due 2007	199,999	177,027	191,852
UPC 10.875% euro Senior Notes due 2007	91,475	92,851	100,625
UPC 11.25% dollar Senior Notes due 2009	250,495	221,411	239,905
UPC 11.25% euro Senior Notes due 2009	91,838	93,168	100,894
UPC 13.375% dollar Senior Discount Notes due 2009	320,601	290,974	255,786
UPC 13.375% euro Senior Discount Notes due 2009	117,247	108,017	102,847
UPC January 2000 Senior Notes:
UPC 11.25% dollar Senior Notes due 2010	596,267	595,742	–
UPC 11.25% euro Senior Notes due 2010	181,812	184,443	–
UPC 11.5% dollar Senior Notes due 2010	298,151	273,780	–
UPC 13.75% dollar Senior Discount Notes due 2010	642,335	581,253	–
UPC Polska Senior Discount Notes	337,399	300,163	286,089
UAP Notes (see Note 2)	490,753	466,241	407,945

Total senior discount notes and senior notes	$6,675,074	$6,190,741	$4,385,004

For the nine months ended September 30, 2001 (Unaudited).    The fair value (derivative asset) of UPC's cross-currency swap derivatives embedded in the July 1999 Senior Notes, the October 1999 Senior Notes, the January 2000 Senior Notes and UPC's Bank Facility as of September 30, 2001, was E334.8 ($306.3) million (including both the fair value of the foreign currency portion and the interest portion of the swaps) compared to nil at December 31, 2000. Of this amount, E185.8 ($170.0) million has been added to the carrying value of the related long-term debt, resulting from fluctuations in exchange rates subsequent to the initial borrowings. All non-euro denominated borrowings are recorded each period using the period-end spot rate with the result recorded as foreign exchange gain or loss.

United 1998 Notes

In February 1998, the Company sold in a private transaction $1,375.0 million principal amount at maturity of 10.75% senior secured discount notes due 2008. The United 1998 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to United of approximately $812.2 million. The Company used approximately $531.8 million of the proceeds from the United 1998 Notes to complete a tender offer for the Company's existing 14.0% senior secured discount notes due 1999 and the consent solicitation that the Company conducted concurrently therewith.

The United 1998 Notes accrete at 10.75% per annum, compounded semi-annually to an aggregate principal amount of $1,375.0 million on February 15, 2003, at which time cash interest will commence to accrue. Commencing August 15, 2003, cash interest on the United 1998 Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10.75% per annum. The United 1998 Notes will mature on February 15, 2008, and will be redeemable at the option of the Company on or after February 15, 2003.

The United 1998 Notes are senior secured obligations of the Company that rank senior in right of payment to all future subordinated indebtedness of the Company. The United 1998 Notes are effectively subordinated to all future indebtedness and other liabilities and commitments of the Company's subsidiaries. Under the terms of the indenture governing the United 1998 Notes (the "Indenture"), the Company's subsidiaries are generally prohibited and/or restricted from incurring any liens against their assets other than liens incurred in the ordinary course of business, from paying dividends, and from making investments in entities that are not "restricted" by the terms of the Indenture. The Company has the option to invest in "unrestricted entities" in an aggregate amount equal to the sum of $100.0 million plus the aggregate amount of net cash proceeds from sales of equity, net of payments made on its preferred stock plus net proceeds from certain litigation settlements. The Indenture generally prohibits the Company from incurring additional indebtedness with the exception of a general allowance of $75.0 million for debt maturing on or after February 15, 2008, certain guarantees totaling $15.0 million, refinancing indebtedness, normal indebtedness to restricted affiliates and other letters of credit in the ordinary course of business. The Indenture also limits the amount of additional debt that its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow; (ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the Indenture at the time of the borrowing. The Indenture also restricts its subsidiaries' ability to make certain asset sales and certain payments.

United 1999 Notes

On April 29, 1999, the Company sold in a private transaction $355.0 million principal amount at maturity of 10.875% senior discount notes due 2009. The United 1999 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to United of approximately $208.9 million. The United 1999 Notes will accrete at 10.875% per annum, compounded semi-annually, to an aggregate principal amount of $355.0 million on May 1, 2004. Commencing November 1, 2004, cash interest on the United 1999 Notes will begin to accrue, payable on May 1 and November 1 of each year until maturity at a rate of 10.875% per annum. The United 1999 Notes will mature on May 1, 2009, and are redeemable after May 1, 2004 at premiums declining to par on May 1, 2007. Additionally, subject to certain limitations, prior to May 1, 2002, United may redeem an aggregate of 35.0% of the United 1999 Notes at the Company's option with the net proceeds from one or more public offerings or certain asset sales. The United 1999 Notes are senior, general, unsecured obligations, ranking equally in right of payment to existing and future senior, unsecured obligations, senior to all future junior obligations and effectively junior to existing secured obligations, including the United 1998 Notes.

For the nine months ended September 30, 2001 (Unaudited).    As part of the original distribution arrangements for the United 1999 Notes, the Company agreed to assist the group in reselling the

United 1999 Notes and to pay them the difference if the notes are sold for less than the price the institutions paid plus the then additional accreted value and they agreed in turn to pay the Company the difference if the notes were resold for a greater price than the institutions paid plus the then additional accreted value. In May 2001, the Company agreed to modifications of these distribution arrangements that provide, among other things, that: (1) the resale of the United 1999 Notes will not occur before May 23, 2002, except in certain circumstances, (2) the Company or New United (the new holding company of which the Company will become a subsidiary in connection with its transaction with Liberty) will deposit and maintain up to $150.0 million in an account with one of the institutions that hold the United 1999 Notes, and (3) New United and certain of its subsidiaries will also guarantee the Company's obligations under the United 1999 Notes and the Company's obligations to pay the institutions the difference if the United 1999 Notes are sold for less than the price the institutions paid plus the then accreted value. The United 1999 Notes were repaid on December 3, 2001 for approximately $261.3 million in cash.

UPC Senior Notes July 1999 Offering

In July 1999, UPC completed a private placement bond offering consisting of $800.0 million ten-year 10.875% Senior Notes due 2009, E300.0 million of ten-year 10.875% Senior Notes due 2009 and $735.0 million aggregate principal amount of ten-year 12.5% Senior Discount Notes due 2009. The UPC Senior Discount Notes due 2009 were sold at 54.5% of face value amount yielding gross proceeds of approximately $400.7 million, and will accrue but not pay interest until 2005. Interest payments on the Senior Notes due 2009 will be due semi-annually, commencing February 1, 2000. Concurrent with the closing of the UPC July 1999 Notes offering, UPC entered into a cross-currency swap, swapping the $800.0 million UPC Senior Notes due 2009 into fixed and variable rate euro notes with a notional amount totaling E754.7 million. One half of the euro notes have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offered Rate ("EURIBOR") plus 4.15%, for an initial rate of 7.1%. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC Senior Notes October 1999 Offering

In October 1999, UPC completed a private placement bond offering consisting of six tranches: $200.0 million and E100.0 million of eight-year 10.875% Senior Notes due 2007; $252.0 million and E101.0 million of ten-year 11.25% Senior Notes due 2009 and $478.0 million and E191.0 million aggregate principal amount of ten-year 13.375% Senior Discount Notes due 2009. The Senior Discount Notes were sold at 52.3% of the face amount yielding gross proceeds of $250.0 million and E100.0 million and will accrue but not pay interest until November 2004. UPC then entered into cross-currency swaps, swapping the $252.0 million 11.25% coupon into fixed-rate and variable-rate euro notes with a notional amount totaling E240.2 million, and swapping the $200.0 million 10.875% coupon into fixed-rate and variable-rate euro notes with a notional amount totaling E190.7 million. Of the former swap, E120.1 million have a fixed interest rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E120.1 million have a variable interest rate of EURIBOR + 4.8%. Of the latter swap, E95.4 million have a fixed interest rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E95.4 million have a variable interest rate of EURIBOR + 4.8%. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC Senior Notes January 2000 Offering

In January 2000, UPC completed a private placement bond offering consisting of $600.0 million and E200.0 million of ten-year 11.25% Senior Notes due 2010, $300.0 million of ten-year 11.5% Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year 13.75% Senior Discount Notes due 2010. The Senior Discount Notes were sold at 51.2% of the face amount yielding gross proceeds of $512.2 million and will accrue but not pay interest until 2005. UPC has entered into cross-currency swaps, swapping a total of $300.0 million of the 11.25% Senior Notes into fixed euro notes with a notional amount of E297.0 million. The indentures governing these notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

UPC Polska Senior Discount Notes

In January 1999, UPC Polska sold 256,800 units consisting of Senior Discount Notes due 2009 and warrants to purchase 1,813,665 shares of UPC Polska's common stock. The UPC Polska 1999 Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. Cash interest on the UPC Polska 1999 Senior Discount Notes will not accrue prior to February 1, 2004. Thereafter, cash interest will accrue at a rate of 14.5% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1999 Senior Discount Notes. In July 1998, UPC Polska sold 252,000 units, consisting of 14.5% Senior Discount Notes due 2008 and warrants entitling the warrant holders to purchase 1,824,514 shares of UPC Polska common stock. This offering generated approximately $125.1 million in gross proceeds to UPC Polska. The UPC Polska 1998 Senior Discount Notes are unsubordinated and unsecured obligations of UPC Polska. Cash interest will not accrue prior to July 15, 2003. After that, cash interest will accrue at a rate of 14.5% per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2004. The UPC Polska 1998 Senior Discount Notes will mature on July 15, 2008. In connection with the acquisition of UPC Polska, UPC acquired all of the existing warrants held in connection with the UPC Polska 1998 Senior Discount Notes. Pursuant to the terms of the UPC Polska indenture, UPC Polska repurchased $49.1 million aggregate principal amount at maturity of these notes for $26.5 million as a result of UPC's acquisition of UPC Polska. In January 1999, UPC Polska sold $36.0 million aggregate principal amount at maturity of Series C Senior Discount Notes generating approximately $9.8 million of gross proceeds. The UPC Polska 1999 Series C Senior Discount Notes are senior unsecured obligations of UPC Polska. Original issue discount will accrete from January 20, 1999, until maturity on July 15, 2008. Cash interest will accrue beginning July 15, 2004 at a rate of 7.0% per year on the principal amount at maturity, and will be payable semi-annually in arrears, on July 15 and January 15 of each year beginning January 15, 2005. Poland Communications, Inc ("PCI"), UPC Polska's major operating subsidiary, sold $130.0 million of discount notes in October 1996. The PCI Discount Notes bear interest at 9.875%, payable on May 1 and November 1 of each year. The PCI Discount Notes mature on November 1, 2003. Pursuant to the terms of the PCI indenture, UPC Polska repurchased a majority of the PCI Discount Notes in November 1999 as a result of UPC's acquisition of UPC Polska.

UAP Notes

The 14.0% senior notes were issued by UAP in May 1996 and September 1997 at a discount from their principal amount of $488.0 million, resulting in gross proceeds of $255.0 million. On and after May 15,

2001, cash interest will accrue and will be payable semi-annually on each May 15 and November 15, commencing November 15, 2001. The UAP Notes are due May 15, 2006. Effective May 16, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%. On October 14, 1998, UAP consummated an equity sale resulting in gross proceeds to UAP of $70.0 million, reducing the interest rate from 14.75% to 14.0% per annum. Due to the increase in the interest rate effective May 16, 1997 until consummation of the equity sale, the UAP Notes will accrete to an aggregate principal amount at maturity of $492.9 million.

In November 1997, pursuant to the terms of the indentures governing the UAP Notes, UAP issued warrants to purchase 488,000 shares of its common stock. The warrants are exercisable through May 15, 2006 at a price of $10.45 per share, which would result in gross proceeds of $5.1 million upon exercise. The warrants were valued at $3.7 million and have been reflected as an additional discount to the UAP Notes on a pro-rata basis and as an increase in additional paid-in capital. Warrants to acquire 50 shares were exercised November 24, 1999.

10.    Other Long-Term Debt

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
UPC Bank Facility	$2,721,273	$2,224,696	$–
Exchangeable Loan	874,166	–	–
UPC Bridge Facility	–	696,379	–
DIC Loan	49,024	51,401	–
UPC Senior Credit Facility	–	–	359,720
UPC Nederland Facilities	–	–	588,310
UPC France Facilities	–	–	146,157
Other UPC	202,409	170,801	123,199
VTR Bank Facility (see Note 2)	176,000	176,000	176,000
Austar Bank Facility (see Note 2)	196,580	223,501	202,703
Other UAP	4,310	4,759	59,948
Other ULA	3,570	571	594

	4,227,332	3,548,108	1,656,631
Less current portion	(202,729)	(193,923)	(52,180)

Total other long-term debt	$4,024,603	$3,354,185	$1,604,451

UPC Bank Facility

In October 2000, UPC closed a $3.4 billion operating and term loan facility with a group of banks. The UPC Bank Facility is guaranteed by existing operating companies, excluding Polish and German assets. The UPC Bank Facility bears interest at EURIBOR +0.75% to 4.0% depending on certain ratios, and UPC pays an annual commitment fee of 0.5% over the undrawn amount. The UPC Bank Facility refinanced the UPC Senior Credit Facility, UPC Nederland Facilities, UPC France Facilities and other existing operating company bank debt totaling $1.7 billion and will finance further digital rollout and triple play by UPC's existing companies, excluding Polish and German operations. Borrowing availability is linked to certain performance criteria. Principal repayment will begin in 2004, with final maturity in 2009. The UPC Bank Facility indenture contains certain financial covenants and restrictions on UPC's companies regarding payment of dividends, ability to incur indebtedness, dispose of assets and enter into affiliate transactions.

For the nine months ended September 30, 2001 (Unaudited).    UPC was in compliance with these covenants as of September 30, 2001. Concurrent with the closing of the facility, UPC entered into cross currency and interest rate swaps, pursuant to which a $347.5 million obligation under the UPC Bank Facility was effectively changed into a E408.1 million obligation until November 29, 2002. UPC entered into an interest rate swap of E1,725.0 million to fix the EURIBOR portion of the interest calculation to 4.55% for the period ending April 15, 2003.

Exchangeable Loan — For the nine months ended September 30, 2001 (Unaudited)

In May 2001, UPC completed a placement with Liberty of $1.2 billion 6.0% Guaranteed Discount Notes due 2007, receiving proceeds of $856.8 (E1,000.0) million ("the Exchangeable Loan"). Liberty has the right to exchange the notes, which were issued by a wholly-owned subsidiary of UPC, into ordinary shares of UPC under certain circumstances at E8.0 ($6.85) per share after May 29, 2002.

The principal terms of the Exchangeable Loan are as follows:

  •
  Exchangeable at any time into UPC ordinary shares at E8.0 ($6.85) per share.

  •
  Callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, ordinary shares or a combination (at UPC's option) at any time prior to May 29, 2007.

  •
  UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares at E8.00 per share on a E1.00 for E1.00 basis for any equity raised by UPC at a price at or above E8.00 per share during the first two years, E10.00 per share during the third year, E12.00 per share during the fourth year, and E15.00 per share during and after the fifth year.

  •
  UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares, if on or after November 15, 2002, its ordinary shares trade at or above $10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, UPC ordinary shares trade at or above $8.91 for at least 20 out of 30 trading days.

Foreign Exchange Contract — For the nine months ended September 30, 2001 (Unaudited)

In connection with the anticipated closing of the Liberty transaction and the previously anticipated rights offering of UPC, the Company entered into forward contracts with Toronto Dominion Securities to purchase E1.0 billion at a fixed conversion rate of 1.0797. For the nine months ended September 30, 2001, the total unrealized and realized loss on the forward contracts was $41.9 million. Subsequent to September 30, 2001, the remaining notional amount was settled for $0.9 million, resulting in a cumulative realized loss of $42.8 million.

UPC Bridge Facility

In March 2000, a fully committed $1.9 billion standby revolving credit facility was executed. The facility is guaranteed by UPC and certain subsidiaries. When drawn, the facility bears interest at EURIBOR +6.0% to 7.0%, with periodic increases after March 31, 2001, capped at an annual rate of 18.0% until maturity in March 2007.

DIC Loan

In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned UPC a total of $90.0 million to acquire the additional interests in Tevel and Melita. In connection with the DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to 90.0% of UPC's initial public offering price. In February 1999, the option agreement was amended, resulting in a grant of two options of $45.0 million each to acquire ordinary shares of UPC. DIC then exercised the first option for $45.0 million, paying in cash and acquiring 4.7 million ordinary shares of UPC. UPC repaid $45.0 million of the DIC Loan and accrued interest with proceeds received from the option exercise. In October 2000, the remaining $45.0 million DIC Loan was refinanced by a two-year convertible note in the amount of $51.1 million at an annual interest rate of 10.0%. The note is convertible into UPC shares at the average closing price for 30 trading days before the conversion date.

VTR Bank Facility

In April 1999, VTR entered into a $220.0 million term loan facility in connection with the VTR Acquisition. The facility was amended in June 2000, reducing the aggregate principal amount to $176.0 million. The VTR Bank Facility bears interest at London Interbank Offered Rate ("LIBOR") plus a margin of 5.0%, and matures on April 29, 2001. The VTR Bank Facility indenture restricts certain investments and payments, including a ceiling on capital expenditures per fiscal year, as well as requires VTR to maintain certain financial ratios on a quarterly basis, such as total debt to EBITDA (as defined by the term loan agreement), debt service coverage, senior debt to EBITDA, interest coverage and minimum telephone revenue amounts.

Austar Bank Facility

In April 1999, Austar executed a A$400.0 million syndicated senior secured debt facility to refinance the existing bank facility and to fund Austar's subscriber acquisition and working capital needs. The Austar Bank Facility consists of two sub-facilities: (i) A$200.0 million amortizing term facility ("Tranche 1") and (ii) A$200.0 million cash advance facility ("Tranche 2"). Tranche 1 was used to refinance the existing bank facility, and Tranche 2 is available upon the contribution of additional equity on a 2:1 debt-to-equity basis. The Austar Bank Facility bears interest at the professional market rate in Australia plus a margin ranging from 1.75% to 2.25% based upon certain debt to cash flow ratios. The Austar Bank Facility is fully repayable pursuant to an amortization schedule beginning December 31, 2002 and ending March 31, 2006. As of December 31, 2000, Austar has drawn the entire amount of the facility.

Fair Value of Senior Discount Notes, Senior Notes and Other Long-Term Debt

Fair value is based on market prices for the same or similar issues.

	Carrying Value	Fair Value
	(In thousands)
As of December 31, 2000:
United 1998 Notes	$1,101,010	$591,250
United 1999 Notes	249,497	152,650
UPC Senior Notes July 1999 Offering:
UPC 10.875% dollar Senior Notes due 2009	700,759	525,447
UPC 10.875% euro Senior Notes due 2009	278,551	175,487
UPC 12.5% dollar Senior Discount Notes due 2009	475,854	227,850
UPC Senior Notes October 1999 Offering:
UPC 10.875% dollar Senior Notes due 2007	177,027	133,000
UPC 10.875% euro Senior Notes due 2007	92,851	59,424
UPC 11.25% dollar Senior Notes due 2009	221,411	165,196
UPC 11.25% euro Senior Notes due 2009	93,168	60,019
UPC 13.375% dollar Senior Discount Notes due 2009	290,974	143,400
UPC 13.375% euro Senior Discount Notes due 2009	108,017	53,203
UPC Senior Notes January 2000 Offering:
UPC 11.25% dollar Senior Notes due 2010	595,742	387,000
UPC 11.25% euro Senior Notes due 2010	184,443	120,706
UPC 11.5% dollar Senior Notes due 2010	273,780	195,000
UPC 13.75% dollar Senior Discount Notes due 2010	581,253	290,000
UPC Polska Senior Discount Notes	300,163	235,749
UAP Notes	466,241	320,365
UPC Bank Facility	2,224,696	2,224,696
UPC Bridge Facility	696,379	696,379
DIC Loan	51,401	51,401
Other UPC	170,801	170,801
VTR Bank Facility	176,000	176,000
Austar Bank Facility	223,501	223,501
Other Asia/Pacific and ULA	5,330	5,330

Total	$9,738,849	$7,383,854

As of December 31, 1999:
United 1998 Notes	$991,568	$880,000
United 1999 Notes	224,426	205,265
UPC Senior Notes July 1999 Offering:
UPC 10.875% dollar Senior Notes due 2009	759,442	775,969
UPC 10.875% euro Senior Notes due 2009	301,878	305,652
UPC 12.5% dollar Senior Discount Notes due 2009	421,747	415,275
UPC Senior Notes October 1999 Offering:
UPC 10.875% dollar Senior Notes due 2007	191,852	206,525
UPC 10.875% euro Senior Notes due 2007	100,625	102,639
UPC 11.25% dollar Senior Notes due 2009	239,905	262,080
UPC 11.25% euro Senior Notes due 2009	100,894	103,665
UPC 13.375% dollar Senior Discount Notes due 2009	255,786	272,460
UPC 13.375% euro Senior Discount Notes due 2009	102,847	106,669
UPC Polska Senior Discount Notes	286,089	322,253
UAP Notes	407,945	414,008
UPC Senior Credit Facility	359,720	359,720
UPC Nederland Facilities	588,310	588,310
UPC France Facilities	146,157	146,157
Other UPC	123,199	123,199
VTR Bank Facility	176,000	176,000
Austar Bank Facility	202,703	202,703
Other Asia/Pacific and ULA	60,542	60,542

Total	$6,041,635	$6,029,091

Debt Maturities

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2001	$193,923
Year Ended December 31, 2002	92,851
Year Ended December 31, 2003	76,721
Year Ended December 31, 2004	399,461
Year Ended December 31, 2005	739,844
Thereafter	8,236,049

Total	$9,738,849

Other Financial Instruments

Interest rate swap agreements are used by the Company from time to time to manage interest rate risk on its floating rate debt facilities. Interest rate swaps are entered into depending on the Company's assessment of the market, and generally are used to convert floating-rate debt to fixed-rate debt. Interest differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt, and related amounts payable to, or receivable from, the counterparties are included in the consolidated balance sheet. Currently, the

Company has interest rate swaps managing interest rate exposure on the UPC Bank Facility and the Austar Bank Facility. The swaps related to the UPC Bank Facility effectively convert a principal amount of $1.6 billion of variable-rate debt into fixed-rate borrowings at EURIBOR + 4.65%. The swaps related to the Austar Bank Facility effectively convert an aggregate principal amount of $83.8 million of variable-rate, long-term debt into fixed-rate borrowings.

UPC has entered into cross-currency swaps related to $1.8 billion of dollar-denominated senior notes. Under SFAS 133 these cross-currency swaps will not qualify for hedge accounting, and therefore the cross-currency swaps, as well as the senior notes which they relate to, must be presented separately on the balance sheet. The senior notes must be revalued at spot rates based on the dollar/euro exchange rate at each balance sheet date, with changes recorded as foreign exchange gains/losses in the consolidated statements of operations and comprehensive (loss) income. The cross-currency swaps likewise must be marked to market at each balance sheet date with changes recorded in the consolidated statements of operations and comprehensive (loss) income. If the Company were to implement SFAS 133 to cross-currency swaps in place at December 31, 2000, the impact for the year ended December 31, 2000 would be a net gain of between $51.1 and $78.9 million.

11.    Convertible Preferred Stock

Series A Preferred Stock

In connection with the Company's acquisition of certain interests in Australia in 1995, the Company issued 170,513 shares of par value $0.01 per share Series A Preferred Stock. The Series A Preferred Stock had an initial liquidation value of $175.00 per share and accrued dividends at a rate of 4.0% per annum, compounded quarterly. Each share of Series A Preferred Stock was convertible into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $8.75. During the ten months ended December 31, 1998 a total of 38,369 shares of Series A Preferred Stock were converted into 850,914 shares of Class A Common Stock. During the year ended December 31, 1999, the remaining 132,144 shares of Series A Preferred Stock were converted into 3,006,404 shares of Class A Common Stock.

Series B Preferred Stock

In connection with the Company's acquisition of certain assets in Australia in July 1998, and the acquisition of an additional interest in XYZ Entertainment in September 1998, the Company issued a total of 139,031 shares of par value $0.01 per share Series B Preferred Stock. The Series B Preferred Stock had an initial liquidation value of $212.50 per share (approximately $29.5 million) and accrues dividends at a rate of 6.5% per annum, compounded quarterly. Each share of Series B Preferred Stock is convertible into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $10.63. The Company is required to redeem the Series B Preferred Stock on June 30, 2008 at a redemption price equal to its then liquidation value plus accrued dividends. During the year ended December 31, 1999 a total of 22,846 shares of Series B Preferred Stock were converted into 487,410 shares of Class A Common Stock. During the year ended December 31, 2000, a total of 2,202 shares of Series B Preferred Stock were converted into 48,996 shares of Class A Common Stock. Assuming none of the remaining 113,983 shares of Series B Preferred Stock is converted prior to redemption, the total cost to the Company upon redemption would be approximately $45.6 million. The Company has granted certain rights to holders of the Series B Preferred Stock to register under the Securities Act of 1933 the sale of shares of Class A Common Stock into which the Series B Preferred Stock may be converted.

Series C Preferred Stock

In July 1999, the Company issued 425,000 shares of par value $0.01 per share Series C Preferred Stock, resulting in gross and net proceeds to the Company of $425.0 and $381.6 million, respectively. The purchasers of the Series C Preferred Stock deposited $29.75 million into an account from which the holders were entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on September 30, 1999 through June 30, 2000, in cash or Class A Common Stock at United's option. On September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000 the holders received their quarterly payment in cash. The Series C Preferred Stock had an initial liquidation value of $1,000 per share, and accrues dividends perpetually at a rate of 7.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2000, payable in cash or Class A Common Stock at the Company's option. On September 30, 2000 and December 31, 2000 the holders received their quarterly payment in 212,889 and 509,470 shares of Class A Common Stock, respectively. Each share of Series C Preferred Stock is convertible any time at the option of the holder into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $42.15. The conversion price is subject to adjustment upon the occurrence of certain events. The Company has the right to require conversion on or after December 31, 2000 if the closing price of United's Class A Common Stock has equaled or exceeded 150.0% of the conversion price for a certain period of time, or on or after June 30, 2002 if the closing price of United's Common Stock has equaled or exceeded 130.0% of the conversion price for a certain period of time. On or after June 30, 2002, the Company has the option to redeem the Series C Preferred Stock in certain circumstances in cash or Class A Common Stock. The Series C Preferred Stock ranks senior to United's Class A Common Stock and pari passu with the Company's existing preferred stock. The Company has registered under the Securities Act of 1933 (i) the resale by holders of the Series C Preferred Stock, (ii) the shares of Class A Common Stock issuable in lieu of cash payment of amounts due on a change of control, redemption and dividend payment date and (iii) the shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock.

Series D Preferred Stock

In December 1999, the Company issued 287,500 shares of par value $0.01 per share Series D Preferred Stock, resulting in gross and net proceeds to the Company of $287.5 and $259.9 million, respectively. The purchasers of the Series D Preferred Stock deposited $20.1 million into an account from which the holders will be entitled to quarterly payments in an amount equal to $17.50 per preferred share per quarter commencing on December 31, 1999 through September 30, 2000 in cash or Class A Common Stock at United's option. On December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000 the holders received their payment in cash. The Series D Preferred Stock had an initial liquidation value of $1,000 per share, and accrues dividends perpetually at a rate of 7.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2000, payable in cash or Class A Common Stock at the Company's option. On December 31, 2000 the holders received their quarterly payment in 344,641 shares of Class A Common Stock. Each share of Series D Preferred Stock is convertible any time at the option of the holder into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $63.79. The conversion price is subject to adjustment upon the occurrence of certain events. The Company has the right to require conversion on or after June 30, 2001 if the closing price of United's Common Stock has equaled or exceeded 150.0% of the conversion price for a certain period of time, or on or after December 31, 2002 if the closing price of United's Common Stock has equaled or exceeded 130.0% of the conversion price for a certain period of time. On or after December 31, 2002, the Company has the option to redeem the Series D Preferred Stock in certain circumstances in cash or Class A common stock. The Series D Preferred Stock ranks senior to United's common stock and pari passu with the Company's existing preferred stock. The Company has registered under the Securities Act of 1933 (i) the resale by holders of the Series D Preferred Stock, (ii) the shares of common stock issuable in lieu of cash payment of amounts due on a change of control, redemption and dividend payment date and (iii) the shares of common stock issuable upon conversion of the Series D Preferred Stock.

For the nine months ended September 30, 2001 (Unaudited).    Pursuant to the terms of the Company's 7.0% Series C Senior Cumulative Convertible Preferred Stock and 7.0% Series D Senior Cumulative Convertible Preferred Stock, the dividends thereon cumulate, whether or not earned or declared, on a quarterly basis on March 31, June 30, September 30 and December 31 of each year. The dividends accrue from the last dividend payment date until paid in arrears, in cash or Class A Common Stock at United's option, although paying a cash dividend is prohibited under the terms of the Company's indentures. The Company's Board of Directors has not declared a dividend on the Series C Preferred Stock or Series D Preferred Stock for the quarter ended September 30, 2001 and the quarter ended December 31, 2001. Therefore, such dividend continued to accrue. In connection with the closing of the transaction with Liberty, the holders of the Series B, C and D preferred stock received an aggregate of approximately 23.3 million shares of Class A common stock of the new entity created to effect the merger transaction, which represented the number of shares of the Company's Class A common stock they would have received had they converted the Series B, C and D preferred stock immediately prior to the merger.

12.    Stockholders' (Deficit) Equity

Common Stock

In April 1993, the Company adopted a Restated Certificate of Incorporation pursuant to which the Company authorized the issuance of two classes of common stock, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. The two classes of common stock are identical in all other respects.

Common Stock Split

On November 11, 1999, the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in the accompanying consolidated financial statements and notes.

Cumulative Translation Adjustments

During the year ended December 31, 2000, the Company recorded a negative change in cumulative translation adjustments of $47.6 million, primarily due to (i) the strengthening of the U.S. dollar compared to the Australian dollar of approximately 12.2% and (ii) the strengthening of the U.S. dollar compared to the Chilean peso of approximately 6.3%.

Equity Transactions of Subsidiaries

The issuance of warrants, the issuance of convertible debt with an equity component, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

	For the Nine Months Ended September 30, 2001
	UPC	Austar United	Total
	(Unaudited) (In thousands)
Variable plan accounting for stock options	$(15,784)	$(194)	$(15,978)
Deferred compensation expense	15,784	194	15,978
Amortization of deferred compensation	8,614	5,151	13,765
Amortization of deferred compensation (minority interest)	–	(1,241)	(1,241)
Issuance of shares of subsidiary of UPC	(11,232)	–	(11,232)

Total	$(2,618)	$3,910	$1,292

	For the Year Ended December 31, 2000
	UPC	Austar United	United Corporate	Total
	(In thousands)
Variable plan accounting for stock options	$(7,467)	$–	$–	$(7,467)
Deferred compensation expense	7,467	–	–	7,467
Amortization of deferred compensation	(14,046)	9,439	–	(4,607)
Amortization of deferred compensation (minority interest)	(25,712)	(2,932)	–	(28,644)
Issuance of warrants by UPC	59,912	–	–	59,912
Issuance of shares by subsidiary of UPC	75,482	–	–	75,482

Total	$95,636	$6,507	$–	$102,143

	For the Year Ended December 31, 1999
	UPC	Austar United	United Corporate	Total
	(In thousands)
Variable plan accounting for stock options	$338,261	$40,883	$–	$379,144
Deferred compensation expense	(180,757)	(40,883)	–	(221,640)
Amortization of deferred compensation	79,104	22,540	679	102,323
Issuance of warrants by UPC	33,025	–	–	33,025
Issuance of convertible debt (DIC Loan)	14,875	–	–	14,875

Total	$284,508	$22,540	$679	$307,727

Other Cumulative Comprehensive Loss

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
Foreign currency translation adjustments	$(387,695)	$(265,567)	$(217,942)
Unrealized gain (loss) on available-for-sale securities	11,661	(24,964)	6,704
Change in fair value of derivatives	(24,471)	–	–
Cumulative effect of change in accounting principle	342	–	–

Total	$(400,163)	$(290,531)	$(211,238)

United Stock Option Plans

In May 1993, the Company adopted a stock option plan for certain of its employees (the "Employee Plan"). The Employee Plan is construed, interpreted and administered by the compensation committee (the "Committee"), consisting of all members of the Board of Directors who are not employees of the Company. Members of the Company's Board of Directors who are not employees are not eligible to receive option grants under the Employee Plan. The Committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the option. The maximum number of shares subject to options that may be granted to any one participant under the Employee Plan during any calendar year is 500,000 shares. The maximum term of options granted under the Employee Plan is ten years. Options granted may be either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. For grants prior to December 1, 2000, options vest in equal monthly increments over 48 months. For grants subsequent to December 1, 2000, options vest 12.5% six months from the date of grant and then in equal monthly increments over the next 42 months. Vesting would be accelerated upon a change of control in the Company as defined in the Employee Plan. Under the Employee Plan, options to purchase a total of 9,200,000 shares of Class A Common Stock have been authorized, of which 498,929 were available for grant as of December 31, 2000.

The Company adopted a stock option plan for non-employee directors effective June 1, 1993 (the "1993 Director Plan"). The 1993 Director Plan provides for the grant of an option to acquire 20,000 shares of the Company's Class A Common Stock to each member of the Board of Directors who was not also an employee of the Company (a "non-employee director") on June 1, 1993, and to each person who is newly elected to the Board of Directors as a non-employee director after June 1, 1993, on the date of their election. To allow for additional option grants to non-employee directors, the Company adopted a second stock option plan for non-employee directors effective March 20, 1998 (the "1998 Director Plan," and together with the 1993 Director Plan, the "Director Plans"). Options under the 1998 Director Plan are granted at the discretion of the Company's Board.

The maximum term of options granted under the Director Plans is ten years. Under the 1993 Director Plan, options vest 25% on the first anniversary of the date of grant and then evenly over the next 36-month period. Under the 1998 Director Plan, options vest in equal monthly increments over the four-year period following the date of grant. Vesting under both Director Plans would be accelerated upon a change in control of the Company as defined in the respective Director Plans. Under the Director Plans, options to purchase a total of 1,960,000 shares of Class A Common Stock have been authorized, of which 989,167 were available for grant as of December 31, 2000.

Pro forma information regarding net (loss) income and net (loss) income per share is required by Statement of Financial Accounting Standards No. 123 ("SFAS 123"). This information is required to be determined as if the Company had accounted for its Employee Plan's and Director Plans' options granted on or after March 1, 1995 under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
			For the Ten Months Ended December 31, 1998
	2000	1999
Risk-free interest rate	5.36%	6.24%	4.60%
Expected lives	6 years	5 years	7 years
Expected volatility	67.42%	70.44%	55.34%
Expected dividend yield	0%	0%	0%

Based on the above assumptions, the total fair value of options granted was $16.8, $47.7, and $3.7 million for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized using the straight-line method over the vesting period of the options. Had the Company's Employee Plan and Director Plans been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to the following pro forma amounts:

	For the Year Ended December 31,
			For the Ten Months Ended December 31, 1998
	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(1,220,890)	$636,318	$(545,532)

Pro forma	$(1,233,516)	$624,619	$(548,226)

Net (loss) income per common share:
Basic	$(13.24)	$7.53	$(7.43)

Diluted	$(13.24)	$6.67	$(7.43)

Pro forma basic	$(13.37)	$7.39	$(7.47)

Pro forma diluted	$(13.37)	$6.55	$(7.47)

A summary of stock option activity for the Employee Plan is as follows:

	For the Year Ended December 31,
					For the Ten Months Ended December 31, 1998
	2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of the period	4,402,287	$14.84	5,309,526	$5.53	5,894,952	$5.92
Granted during the period	1,293,800	$16.96	1,467,445	$34.11	739,000	$4.94
Cancelled during the period	(65,587)	$20.51	(624,095)	$6.75	(498,138)	$9.34
Exercised during the period	(860,284)	$6.00	(1,750,589)	$5.67	(826,288)	$5.44

Outstanding at end of the period	4,770,216	$16.95	4,402,287	$14.84	5,309,526	$5.53

Exercisable at end of the period	2,305,039	$10.76	2,436,077	$6.17	3,362,324	$5.55

A summary of stock option activity for the Director Plans is as follows:

	For the Year Ended December 31,
					For the Ten Months Ended December 31, 1998
	2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of the period	718,333	$15.84	770,000	$5.73	520,000	$6.08
Granted during the period	80,000	$38.66	150,000	$54.66	330,000	$4.94
Cancelled during the period	(40,000)	$52.94	(114,167)	$4.30	–	$–
Exercised during the period	(128,333)	$7.27	(87,500)	$8.47	(80,000)	$4.75

Outstanding at end of the period	630,000	$18.13	718,333	$15.84	770,000	$5.73

Exercisable at end of the period	386,874	$8.75	436,874	$5.67	463,956	$6.29

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31,
							For the Ten Months Ended December 31, 1998
	2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Less than market price	4,250	$38.22	$5.74	–	$–	$–	150,000	$6.61	$5.19
Equal to market price	1,342,546	$12.23	$18.30	1,486,279	$27.54	$38.41	919,000	$3.00	$4.90
Greater than market price	27,004	$9.44	$16.29	131,166	$51.88	$8.92	–	$–	$–

Total	1,373,800	$12.26	$18.22	1,617,445	$29.52	$36.02	1,069,000	$3.50	$4.94

The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$ 2.25 - $ 6.38	2,337,126	5.63	$5.03	1,881,792	$5.08
$ 6.84 - $ 16.29	1,726,079	8.45	$12.91	412,654	$7.57
$19.28 - $ 43.13	634,176	8.53	$26.50	225,341	$25.22
$52.94 - $114.13	702,835	8.92	$58.96	172,126	$57.14

Total	5,400,216	7.30	$17.09	2,691,913	$10.48

Subsidiary Stock Option Plans

UPC Plan

In June 1996, UPC adopted a stock option plan (the "UPC Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the UPC Plan, which are held by Stichting Administratiekantoor UPC (the "Foundation"), which administers the UPC Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options are convertible into UPC common stock. United appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by UPC's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the UPC Plan provides that even though the options are exercisable immediately, the shares to be issued for options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the UPC Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. UPC's Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. UPC can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which cannot be called by UPC until expiration of the underlying options. The UPC Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the UPC Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended

December 31, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2000	1999
Risk-free interest rate	4.60%	5.76%
Expected lives	5 years	5 years
Expected volatility	74.14%	56.82%
Expected dividend yield	0%	0%

Based on the above assumptions, the total fair value of options granted was approximately $129.7 and $38.8 million for the years ended December 31, 2000 and 1999, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized using the straight-line method over the vesting period of the options. Had the UPC Plan been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to the following pro forma amounts:

	For the Year Ended December 31,
	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(1,220,890)	$636,318

Pro forma	$(1,258,190)	$630,126

Net (loss) income per common share:
Basic	$(13.24)	$7.53

Diluted	$(13.24)	$6.67

Pro forma basic	$(13.63)	$7.46

Pro forma diluted	$(13.63)	$6.61

A summary of stock option activity for the UPC Plan is as follows:

	For the Year Ended December 31,
	2000			1999			1998
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)			(euros)
Outstanding at beginning of the period	10,955,679	E	6.94	12,586,500	E	1.72	6,724,656	E	1.59
Granted during the period	2,629,762	E	27.97	4,338,000	E	14.91	7,029,000	E	1.83
Cancelled during the period	(127,486)	E	21.39	(266,565)	E	3.44	(42,156)	E	1.59
Exercised during the period	(2,225,625)	E	2.19	(5,702,256)	E	1.65	(1,125,000)	E	1.59

Outstanding at end of the period	11,232,330	E	12.62	10,955,679	E	6.94	12,586,500	E	1.72

Exercisable at end of the period(1)	5,803,659	E	7.62	4,769,595	E	3.10	12,586,500	E	1.72

(1)
Includes certificate rights as well as options.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31,
	2000					1999					1998
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(euros)					(euros)					(euros)
Less than market price	2,124,486	E	60.37	E	24.23	375,000	E	8.94	E	16.12	–	E	–	E	–
Equal to market price	359,910	E	24.25	E	38.02	3,963,000	E	8.95	E	14.79	7,029,000	E	1.83	E	1.83
Greater than market price	145,366	E	25.89	E	57.75	–	E	–	E	–	–	E	–	E	–

Total	2,629,762	E	53.52	E	27.97	4,338,000	E	8.94	E	14.91	7,029,000	E	1.83	E	1.83

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(euros)			(euros)
E 1.59-E 2.05	4,524,702	2.62	E	1.83	3,674,474	E	1.82
E 9.67-E 18.17	2,996,379	3.33	E	12.98	1,180,152	E	12.56
E 18.65-E 20.08	2,631,826	3.98	E	19.41	753,900	E	19.44
E 20.10-E 75.00	1,079,423	4.24	E	40.30	195,133	E	41.32

Total	11,232,330	3.28	E	12.62	5,803,659	E	7.62

The UPC Plan was accounted for as a variable plan prior to UPC's initial public offering in February 1999. A ccordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC's common stock. Thereafter, the UPC Plan has been accounted for as a fixed plan. Compensation expense of $31.0, $6.2 and $134.7 million was recognized for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, respectively.

UPC Phantom Stock Option Plan

In March 1998, UPC adopted a phantom stock option plan (the "UPC Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of UPC's common stock. The rights are granted at fair market value determined by UPC's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The UPC Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock or (iii) freely tradable shares of UPC's common stock. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. The UPC Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

A summary of stock option activity for the UPC Phantom Plan is as follows:

	For the Year Ended December 31,
	2000			1999			1998
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(euros)			(euros)			(euros)
Outstanding at beginning of the period	4,144,563	E	2.98	6,172,500	E	1.91	–	E	–
Granted during the period	391,641	E	17.49	585,000	E	9.67	6,172,500	E	1.91
Cancelled during the period	(673,614)	E	2.99	(1,540,128)	E	2.00	–	E	–
Exercised during the period	(128,222)	E	3.02	(1,072,809)	E	1.89	–	E	–

Outstanding at end of the period	3,734,368	E	4.74	4,144,563	E	2.98	6,172,500	E	1.91

Exercisable at end of the period	2,526,369	E	3.39	1,554,813	E	2.47	1,411,407	E	1.84

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31,
	2000					1999					1998
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(euros)					(euros)					(euros)
Less than market price	391,641	E	39.40	E	17.49	–	E	–	E	–	–	E	–	E	–
Equal to market price	–	E	–	E	–	585,000	E	9.67	E	9.67	6,172,500	E	1.91	E	1.91

Total	391,641	E	39.40	E	17.49	585,000	E	9.67	E	9.67	6,172,500	E	1.91	E	1.91

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Number	Weighted-Average Remaining Contractual Life (Years)
			(euros)			(euros)
E 1.82	1,925,713	7.21	E	1.82	1,702,495	E	1.82
E 2.05	922,032	7.71	E	2.05	472,970	E	2.05
E 9.67	472,500	8.11	E	9.67	225,938	E	9.67
E 11.40-E 28.67	414,123	9.23	E	18.72	124,966	E	18.47

Total	3,734,368	7.67	E	4.74	2,526,369	E	3.39

The UPC Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(75.9), $123.2 and $26.4 million was recognized for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, respectively.

chello Phantom Stock Option Plan

In June 1998, UPC adopted a phantom stock option plan (the "chello Phantom Plan"), which permits the grant of phantom stock rights of chello, a wholly owned subsidiary of UPC. The rights are granted at an option price equal to the fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share (as defined in the chello Phantom Plan) of chello and the option price for the portion of the rights vested. UPC, at its sole discretion, may make the required payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock, (iii) the common stock of UPC, which shall be valued at the closing price on the day before the date the Company makes payment to the option holder, or (iv) chello's common shares, if they are publicly traded and freely tradable ordinary shares. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of chello's stock instead. It is the intention of UPC to settle all phantom options through the issuance of ordinary shares.

A summary of stock option activity for the chello Phantom Plan is as follows:

	For the Year Ended December 31,
	2000				1999				1998
	Number	Weighted- Average Exercise Price			Number	Weighted- Average Exercise Price			Number	Weighted- Average Exercise Price
		(euros)				(euros)			(euros)
Outstanding at beginning of the period	2,330,129	E	4.54		570,000	E	4.54		–	E	–
Granted during the period	–	E	–		235,000	E	4.54		570,000	E	4.54
Granted during the period	117,438	E	9.08		1,309,838	E	9.08		–	E	–
Granted during the period	804,525	E	–	(1)	355,500	E	–	(1)	–	E	–
Cancelled during the period	(154,297)	E	6.27		(128,542)	E	4.71		–	E	–
Exercised during the period	(743,632)	E	6.68		(11,667)	E	4.54		–	E	–

Outstanding at end of the period	2,354,163	E	8.16	(2)	2,330,129	E	7.54	(2)	570,000	E	4.54

Exercisable at end of the period	412,768	E	7.55	(2)	414,913	E	6.13	(2)	70,625	E	4.54

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(euros)			(euros)
E4.54	246,722	6.97	E	4.54	69,482	E	4.54
E9.08	973,116	8.56	E	9.08	137,363	E	9.08
(1)	1,134,325	9.03	E	–	205,923	E	–

Total	2,354,163	8.62	E	8.16	412,768	E	7.55

(1)
Of the total number of options granted to date, the option price with respect to these options is the chello broadband initial public offering price.

(2)
Excluding the shares discussed in (1) above.

The chello Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of $(23.7), $72.8 and $1.1 million was recognized for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's estimate of the fair value of its ordinary stock as of December 31, 2000 utilized in recording compensation (credit) expense and deferred compensation expense under the chello Phantom Plan was $19.50 per share.

chello Stock Option Plan

In June 1999, the Company adopted a stock option plan (the "chello Plan"). Under the chello Plan, the Company's Supervisory Board may grant stock options to the Company's employees at fair market value determined by the Company's Supervisory Board at the time of grant. All options are exercisable upon grant and for a period of five years. In order to introduce the element of "vesting" of the options, the chello Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four-year period from the date of grant. If the employee's employment terminates, other than in case of death, disability or the like, for a so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to the Company at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello Plan provides that in the case of a change of control, the Company has the right to require a foundation to acquire all of the options outstanding at a per-share value determined in the transaction giving rise to the change in its control.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if UPC had accounted for the chello Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2000	1999
Risk-free interest rate	3.41%	3.41%
Expected lives	5 years	5 years
Expected volatility	95.0%	95.0%
Expected dividend yield	0%	0%

Based on the above assumptions, the total fair value of options granted under the chello Plan was nil and $3.9 million for the years ended December 31, 2000 and 1999, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized using the straight-line method over the vesting period of the options. Had the chello Plan been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to the following pro forma amounts:

	For the Year Ended December 31,
	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(1,220,890)	$636,318

Pro forma	$(1,221,572)	$635,556

Net (loss) income per common share:
Basic	$(13.24)	$7.53

Diluted	$(13.24)	$6.67

Pro forma basic	$(13.25)	$7.52

Pro forma diluted	$(13.25)	$6.67

A summary of stock option activity for the chello Stock Option Plan is as follows:

	For the Year Ended December 31,
	2000				1999
	Number		Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(euros)			(euros)
Outstanding at beginning of the period	300,000		E	9.08	–	E	–
Granted during the period	–		E	–	550,000	E	9.08
Cancelled during the period	–		E	–	–	E	–
Exercised during the period	–	(1)	E	–	(250,000)	E	9.08

Outstanding at end of the period	300,000		E	9.08	300,000	E	9.08

Exercisable at end of the period	240,625	(1)	E	9.08	103,125	E	9.08

(1)
Of the number of vested options, 109,375 options are already exercised.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding				Options Exercisable
Exercise Price Range (euros)	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(euros)			(euros)
E 9.08	300,000	3.25	E	9.08	240,625	E	9.08

Priority Telecom Stock Option Plan

In 2000, Priority Telecom adopted a stock option plan (the "Priority Telecom Plan") for its employees and those of its subsidiaries. There are approximately 20.0 million shares available for the granting of options under the Priority Telecom Plan, which are held by the Priority Telecom Foundation, which administers the Priority Telecom Plan. Each option represents the right to acquire from the Priority Telecom Foundation a certificate representing the economic value of one share. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options are convertible into Priority Telecom common stock. Priority Telecom appoints the board members of the Priority Telecom Foundation and thus controls the voting of the Priority Telecom Foundation's common stock. The options are granted at fair market value at the time of grant. The maximum term that the options can be exercised is five years from the date of grant. The vesting period for any new grants of options is four years, vesting in equal monthly increments. The Priority Telecom Plan provides that, in the case of a change of control, the acquiring company has the right to require Priority Telecom to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

In connection with the acquisition of Cignal by Priority Telecom, options were granted to the former Cignal employees. No other grants were made under the Priority Telecom Plan during 2000. The fair value of the exercisable portion of the options granted to the former Cignal employees has been included in the aggregate purchase price for Cignal.

A summary of stock option activity for the Priority Telecom Plan is as follows:

	For the Year Ended December 31, 2000
	Number	Weighted- Average Exercise Price
	(euros)
Outstanding at beginning of the period	–	E	–
Granted during the period	6,189,510	E	3.65
Cancelled during the period	–	E	–
Exercised during the period	–	E	–

Outstanding at end of the period	6,189,510	E	3.65

Exercisable at end of the period	3,388,694	E	2.23

Asia/Pacific Plan

In March 1998, Asia/Pacific's Board of Directors approved a stock option plan (the "Asia/Pacific Plan") which permitted the grant of phantom stock options or the grant of stock options to purchase up to 1,800,000 shares of Asia/Pacific's Class A Common Stock. The options vested in equal monthly increments over a four-year period following the date of grant, and gave the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of Asia/Pacific stock and the option base price per share. The Asia/Pacific Plan was cancelled effective July 22, 1999. Under variable plan accounting, a total of $17.6 million of compensation expense was recognized during 1999 by Asia/Pacific through the cancellation date.

A summary of phantom stock option activity for the Asia/Pacific Plan is as follows:

	For the Year Ended December 31, 1999		For the Ten Months Ended December 31, 1998
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of the period	1,779,500	$10.00	–	$–
Granted during the period	65,000	$10.00	1,779,500	$10.00
Cancelled during the period	(1,844,500)	$10.00	–	$–
Exercised during the period	–	$–	–	$–

Outstanding at end of the period	–	$–	1,779,500	$10.00

Exercisable at end of the period	–	$–	584,063	$10.00

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31, 1999			For the Ten Months Ended December 31, 1998
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	65,000	$10.00	$10.00	1,779,500	$10.00	$10.00

Austar United Plan

On June 17, 1999, Austar United established a stock option plan (the "Austar United Plan"). Effective on Austar United's initial public offering date of July 27, 1999, certain employees of United and Austar United were granted options under the Austar United Plan in direct proportion to their previous holding of Asia/Pacific options under the Asia/Pacific Plan along with retroactive vesting through the initial public offering date to reflect vesting under the Asia/Pacific Plan. The maximum term of options granted under the Austar United Plan is ten years. The options vest in equal monthly increments over a four-year period following the date of grant. Under the Austar United Plan, options to purchase a total of 28,760,709 shares have been authorized, of which 1,115,580 were available for grant.

Pro forma information regarding net (loss) income and net (loss) income per share is required by SFAS 123. This information is required to be determined as if Austar United had accounted for its Austar United Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2000 and 1999 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2000	1999
Risk-free interest rate	5.27%	5.81%
Expected lives	7 years	7 years
Expected volatility	55.48%	40.44%
Expected dividend yield	0%	0%

Based on the above assumptions, the total fair value of options granted was approximately $3.1 and $57.7 million for the years ended December 31, 2000 and 1999, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized using the straight-line method over the vesting period of the options. Had the Austar United Plan been accounted for under SFAS 123, net (loss) income and basic and diluted net (loss) income per share would have been reduced to/increased to the following pro forma amounts:

	For the Year Ended December 31,
	2000	1999
	(In thousands, except per share amounts)
Net (loss) income:
As reported	$(1,220,890)	$636,318

Pro forma	$(1,232,411)	$644,257

Net (loss) income per common share:
Basic	$(13.24)	$7.53

Diluted	$(13.24)	$6.67

Pro forma basic	$(12.82)	$7.63

Pro forma diluted	$(12.82)	$6.76

A summary of stock option activity for the Austar United Plan is as follows:

	For the Year Ended December 31,
	2000			1999
	Number	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
		(Australian dollars)			(Australian dollars)
Outstanding at beginning of the period	24,845,031	A$	2.27	–	A$	–
Granted during the period	2,967,500	A$	2.33	25,631,736	A$	2.26
Cancelled during the period	(851,652)	A$	4.39	(102,455)	A$	3.75
Exercised during the period	(310,330)	A$	3.09	(684,250)	A$	1.83

Outstanding at end of the period	26,650,549	A$	2.20	24,845,031	A$	2.27

Exercisable at end of the period	17,279,095	A$	2.01	11,564,416	A$	1.90

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31,
	2000					1999
Exercise Price	Number	Fair Value		Exercise Price		Number	Fair Value		Exercise Price
		(Australian dollars)					(Australian dollars)
Less than market price	2,627,500	A$	1.60	A$	1.75	22,334,236	A$	3.58	A$	1.91
Equal to market price	10,000	A$	3.86	A$	6.25	3,222,500	A$	2.47	A$	4.70
Greater than market price	330,000	A$	3.75	A$	6.80	75,000	A$	2.43	A$	4.70

Total	2,967,500	A$	1.85	A$	2.33	25,631,736	A$	3.43	A$	2.26

The following table summarizes information about the Austar United Plan options outstanding and exercisable at December 31, 2000:

	Options Exercisable				Options Outstanding
Exercise Price Range (Australian dollars)	Number	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price		Number	Weighted- Average Exercise Price
			(Australian dollars)			(Australian dollars)
A$1.75-A$1.80	23,166,646	8.71	A$	1.79	16,090,607	A$	1.80
A$4.70	3,163,174	8.59	A$	4.70	1,114,790	A$	4.70
A$6.25-A$6.43	250,729	9.30	A$	6.42	61,875	A$	6.42
A$7.55-A$8.28	70,000	9.30	A$	8.18	11,823	A$	8.27

Total	26,650,549	8.70	A$	2.20	17,279,095	A$	2.01

The Austar United Plan was accounted for as a variable plan prior to Austar United's initial public offering, and as a fixed plan effective July 27, 1999. For the years ended December 31, 2000 and 1999, $9.4 and $4.9 million, respectively of compensation expense was recognized by Austar United in the statement of operations and comprehensive (loss) income.

ULA Plan

In April 1998, ULA's Board of Directors approved a stock option plan (the "ULA Plan") which permits the grant of phantom stock options or the grant of stock options to purchase up to 2,500,000 shares of ULA's Class A Common Stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with approval of the ULA Plan, ULA's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. The ULA Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, ULA recognized $8.0, $(1.0) and $2.7 million in compensation expense (credit) related to these phantom options, respectively. Actual cash paid upon exercise of these phantom options was $1.8, $0.6 and $1.1 million for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, respectively.

A summary of phantom stock option activity for the ULA Plan is as follows:

	For the Year Ended December 31,
					For the Ten Months Ended December 31, 1998
	2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding at beginning of the period	1,062,687	$7.17	1,188,417	$5.77	–	$–
Granted during the period	630,000	$18.41	340,000	$8.86	1,785,500	$5.63
Cancelled during the period	(5,834)	$8.98	(328,647)	$4.84	(317,296)	$5.47
Exercised during the period	(184,576)	$8.77	(137,083)	$4.81	(279,787)	$5.19

Outstanding at end of the period	1,502,277	$11.68	1,062,687	$7.17	1,188,417	$5.77

Exercisable at end of the period	472,109	$5.54	381,561	$5.87	268,730	$4.86

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31,
							For the Ten Months Ended December 31, 1998
	2000			1999
Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	630,000	$18.41	$18.41	340,000	$8.86	$8.86	945,500	$5.81	$5.81
Greater than market price	–	–	–	–	–	–	840,000	$4.26	$5.43

Total	630,000	$18.41	$18.41	340,000	$8.86	$8.86	1,785,500	$5.08	$5.63

The following table summarizes information about the ULA Plan phantom options outstanding and exercisable at December 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$ 4.26	304,672	6.43	$4.26	266,172	$4.26
$ 4.96	100,000	6.43	$4.96	87,500	$4.96
$ 8.81	85,105	8.42	$8.81	30,104	$8.81
$ 8.86	295,000	9.01	$8.86	82,083	$8.86
$ 8.98	137,500	7.72	$8.98	6,250	$8.98
$19.23	580,000	9.93	$19.23	–	–

Total	1,502,277	8.52	$11.68	472,109	$5.54

VTR Plan

VTR's Board of Directors approved a stock option plan (the "VTR Plan") effective May 1, 1999 which permits the grant of phantom stock options or the grant of stock options to purchase up to 1,505,000 shares of VTR's Common Stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with approval of the VTR Plan, VTR's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of VTR stock and the option base price per share. The VTR Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the year ended December 31, 2000, VTR recognized $8.0 million in compensation expense related to these phantom options. Actual cash paid upon exercise of these phantom options was $0.2 million for the year ended December 31, 2000.

A summary of phantom stock option activity for the VTR Plan is as follows:

	For the Year Ended December 31, 2000
	Number	Weighted- Average Exercise Price
Outstanding at beginning of the period	–	$–
Granted during the period	1,295,000	$16.49
Cancelled during the period	(73,022)	$15.00
Exercised during the period	(71,978)	$15.00

Outstanding at end of the period	1,150,000	$16.67

Exercisable at end of the period	237,793	$15.76

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31, 2000
Exercise Price	Number	Fair Value	Exercise Price
Equal to market price	1,295,000	$16.49	$16.49

The following table summarizes information about the VTR Plan phantom options outstanding and exercisable at December 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$15.00	1,025,000	8.89	$15.00	226,127	$15.00
$30.40	125,000	9.54	$30.40	11,666	$30.40

Total	1,150,000	8.97	$16.67	237,793	$15.76

13.    Basic and Diluted Net (Loss) Income Attributable to Common Stockholders

	For the Nine Months Ended September 31,		For the Year Ended December 31,
					For the Ten Months Ended December 31, 1998
	2001	2000	2000	1999
	(Unaudited)
	(In thousands)
Basic:
Net (loss) income	$(2,098,782)	$(884,841)	$(1,220,890)	$636,318	$(545,532)
Accrual of dividends on Series A Convertible Preferred Stock	–	–	–	(220)	(968)
Accrual of dividends on Series B Convertible Preferred Stock	(1,393)	(1,319)	(1,717)	(1,899)	(655)
Accrual of dividends on Series C Convertible Preferred Stock	(22,313)	(22,313)	(29,750)	(14,875)	–
Accrual of dividends on Series D Convertible Preferred Stock	(15,093)	(15,094)	(20,125)	(1,398)	–

Basic net (loss) income attributable to common stockholders	$(2,137,581)	$(923,567)	$(1,272,482)	$617,926	$(547,155)

Diluted:
Accrual of dividends on Series A Convertible Preferred Stock	–	–	– (1)	220	– (1)
Accrual of dividends on Series B Convertible Preferred Stock	– (1)	– (1)	– (1)	1,899	– (1)
Accrual of dividends on Series C Convertible Preferred Stock	– (1)	– (1)	– (1)	14,875	– (1)
Accrual of dividends on Series D Convertible Preferred Stock	– (1)	– (1)	– (1)	1,398	– (1)

Diluted net (loss) income attributable to common stockholders	$(2,137,581)	$(923,567)	$(1,272,482)	$636,318	$(547,155)

(1)
Excluded from the calculation of diluted net (loss) income attributable to common stockholders because the effect is anti-dilutive.

14.    Commitments

The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $85.0, $25.9 and $5.8 million for the years ended December 31, 2000 and 1999 and the ten months ended December 31, 1998, respectively.

The Company has operating lease obligations and other non-cancelable commitments as follows (in thousands):

Year ended December 31, 2001	$73,720
Year ended December 31, 2002	58,675
Year ended December 31, 2003	47,022
Year ended December 31, 2004	38,929
Year ended December 31, 2005	35,053
Thereafter	106,178

Total	$359,577

UPC has entered into various short- and long-term agreements with third parties, varying in term from 3 to 15 years, for indefeasible rights of use ("IRU's") on fiber optic cable as well as for operational leases. Under these agreements UPC has commitments for discounted future minimum lease payments, and for operation and maintenance charges, which total approximately $70.6 million as of December 31, 2000.

A subsidiary of UPC leases DTH technical equipment, conduit and satellite transponder capacity, as well as several offices and warehouses. As of December 31, 2000, these leases had an aggregate maximum commitment of approximately $208.1 million over the next seven years.

UPC has entered into an agreement for the long-term lease of satellite transponder capacity providing service from Europe to Europe, North America and South America. The term of the agreement is 156 months, with a minimum aggregate total cost of approximately $107.9 million payable in monthly installments based on capacity used.

UPC Polska has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its digital DTH and cable systems. UPC Polska had minimum commitments related to these agreements as follows (in thousands):

Year ended December 31, 2001	$65,200
Year ended December 31, 2002	54,300
Year ended December 31, 2003	35,000
Year ended December 31, 2004	21,100
Year ended December 31, 2005	13,400
Thereafter	78,800

Total	$267,800

As of December 31, 2000, UPC Polska had an aggregate minimum commitment toward the purchase of DTH reception systems from Philips Business Electronics B.V. of approximately $18.8 million over the next year.

Austar United has minimum fixed MMDS license fees and programming license fees payable annually as follows (in thousands):

Year ended December 31, 2001	$17,771
Year ended December 31, 2002	17,771
Year ended December 31, 2003	17,771
Year ended December 31, 2004	17,771
Year ended December 31, 2005	17,771
Thereafter	35,543

Total	$124,398

Austar United has renegotiated a September 1997 five-year agreement to lease a satellite transponder to include the leasing of an additional transponder. Satellite fees payable annually are as follows (in thousands):

Year ended December 31, 2001	$6,070
Year ended December 31, 2002	7,016
Year ended December 31, 2003	7,711
Year ended December 31, 2004	7,711
Year ended December 31, 2005	7,711
Thereafter	69,397

Total	$105,616

15.    Contingencies

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings.

16.    Income Taxes

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, the non-consolidation of consolidated foreign subsidiaries for United States tax purposes, international rate differences and the current non-deductibility of interest expense on UAP's senior notes and the United 1999 Notes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax asset has been established for tax basis in excess of the Company's book basis (approximately $264.7 and $70.3 million at December 31, 2000 and 1999, respectively).

The Company's United States tax net operating losses, totaling approximately $425.5 million at December 31, 2000, expire beginning in 2005 through 2020. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 2000 totaled $1,907.0, $205.1 and $169.0 million for UEI, Asia/Pacific and ULA, respectively. The significant components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2000	1999
	(In thousands)
Deferred tax assets:
Tax net operating loss carryforward of consolidated foreign subsidiaries	$767,478	$449,030
Company's U.S tax net operating loss carryforward	161,672	132,156
Accrued interest expense	124,148	72,345
Foreign currency translation adjustment	62,671	23,113
Stock-based compensation	11,671	36,735
Deferred compensation and severance	3,615	3,398
Basis difference in marketable equity securities	3,076	3,074
Investment valuation allowance and other	2,490	2,768
Other	12,612	21,082

Total deferred tax assets	1,149,433	743,701
Valuation allowance	(1,126,358)	(723,914)

Deferred tax assets, net of valuation allowance	23,075	19,787

Deferred tax liabilities:
Property, plant and equipment, net	(6,069)	(11,282)
Intangible assets	(17,208)	(18,745)
Other	(82)	(1,017)

Total deferred tax liabilities	(23,359)	(31,044)

Deferred tax liabilities, net	$(284)	$(11,257)

Of the Company's 2000 consolidated (loss) income before income taxes and other items, a loss of $2,039.2 million is derived from the Company's foreign operations. The difference between income tax

(benefit) expense provided in the financial statements and the expected income tax (benefit) expense at statutory rates is reconciled as follows:

	For the Year Ended December 31,
			For the Ten Months Ended December 31, 1998
	2000	1999
	(In thousands)
Expected income tax benefit at the U.S. statutory rate of 35%	$(709,947)	$115,913	$(172,472)
Tax effect of permanent and other differences:
Change in valuation allowance	505,180	370,004	128,420
Gain on issuance of common equity securities by subsidiaries	(48,538)	(573,359)	–
Non-deductible expenses	26,079	77,490	49,497
Capitalized costs	(6,564)	(49,402)	–
International rate differences	128,929	45,416	619
Book/tax basis differences associated with foreign investments	90,394	788	1,176
State tax, net of federal benefit	(60,853)	9,935	(14,783)
Non-deductible interest accretion	61,060	1,693	2,148
Gain on sale of equity investment in subsidiary	–	5,877	–
Amortization of licenses	–	923	1,516
Other	11,363	(5,080)	4,489

Total income tax (benefit) expense	$(2,897)	$198	$610

During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately $237.7 million of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation.

The Company through its subsidiaries maintains a presence in 26 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

17.    Segment Information

The Company provides video, voice and Internet access services in numerous countries worldwide, and related content and other media services in a growing number of international markets.

The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation include revenue growth and Adjusted EBITDA. Adjusted EBITDA represents net operating loss before depreciation, amortization and stock-based compensation charges. Stock-based compensation charges result from variable plan accounting of our subsidiaries' regular and phantom stock option plans and are generally non-cash charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

As the Company increases its bundling of products, the allocation of indirect operating and selling, general and administrative expenses between individual products will become increasingly difficult and may not represent the actual Adjusted EBITDA for individual products.

A summary of segment information by geographic area is as follows:

	For the Nine Months Ended September 30, 2001
	Video	Voice	Internet	Content	Other	Total
	(Unaudited) (In thousands)
Revenue:
Europe:
The Netherlands	$165,358	$162,644	$53,405	$5,238	$2,476	$389,121
Austria	56,665	27,530	32,197	–	316	116,708
Belgium	10,307	–	6,108	–	–	16,415
Czech Republic	27,608	548	797	–	1,627	30,580
France	40,749	14,956	4,904	–	1,017	61,626
Hungary	47,817	17,597	2,075	–	–	67,489
Norway	33,130	4,474	5,762	–	–	43,366
Poland	103,328	–	980	1,988	–	106,296
Sweden	22,594	–	7,024	–	307	29,925
Germany	32,949	29	36	–	1,885	34,899
Corporate and other	24,488	–	426	6	3,027	27,947

Total Europe	564,993	227,778	113,714	7,232	10,655	924,372

Asia/Pacific:
Australia	113,989	2,451	8,061	8,210	214	132,925
Corporate and other	–	–	–	–	–	–

Total Asia/Pacific	113,989	2,451	8,061	8,210	214	132,925

Latin America:
Chile	81,643	38,308	3,982	–	–	123,933
Brazil	2,983	–	–	–	–	2,983
Corporate and other	1,402	–	66	–	37	1,505

Total Latin America	86,028	38,308	4,048	–	37	128,421

Corporate and other	–	–	–	–	142	142

Total Consolidated Revenue	$765,010	$268,537	$125,823	$15,442	$11,048	$1,185,860

Adjusted EBITDA:
Europe:
The Netherlands	$86,549	$(89,394)	$(47,796)	$(42,187)	$(32,560)	$(125,388)
Austria	24,456	2,566	7,019	–	1,078	35,119
Belgium	4,556	–	(590)	–	3	3,969
Czech Republic	7,823	13	(369)	(1,354)	747	6,860
France	(2,496)	(9,831)	(4,387)	–	473	(16,241)
Hungary	13,573	8,820	(607)	(2,579)	–	19,207
Norway	10,653	(3,230)	(1,710)	–	200	5,913
Poland	2,225	–	(3,337)	(23,231)	(3,581)	(27,924)
Sweden	7,878	(73)	(1,776)	–	(441)	5,588
Germany	18,702	(21)	(483)	–	(957)	17,241
Corporate and other	6,925	–	376	95	(65,356)	(57,960)

Total Europe	180,844	(91,150)	(53,660)	(69,256)	(100,394)	(133,616)

Asia/Pacific:
Australia	(9,783)	(1,235)	(16,715)	(5,984)	(2,412)	(36,129)
Corporate and other	–	–	–	–	1,516	1,516

Total Asia/Pacific	(9,783)	(1,235)	(16,715)	(5,984)	(896)	(34,613)

Latin America:
Chile	13,754	8,959	(1,872)	–	(2,250)	18,591
Brazil	(412)	–	–	–	–	(412)
Corporate and other	(976)	–	(760)	–	(3,202)	(4,938)

Total Latin America	12,366	8,959	(2,632)	–	(5,452)	13,241

Corporate and other	–	–	–	–	(17,713)	(17,713)

Total Consolidated Adjusted EBITDA	$183,427	$(83,426)	$(73,007)	$(75,240)	$(124,455)	$(172,701)

	For the Nine Months Ended September 30, 2000
	Video	Voice	Internet	Content	Other	Total
	(Unaudited) (In thousands)
Revenue:
Europe:
The Netherlands	$148,119	$74,655	$24,048	$2,830	$549	$250,201
Austria	58,719	20,670	18,091	–	–	97,480
Belgium	11,260	958	2,935	–	–	15,153
Czech Republic	17,854	713	86	–	2,235	20,888
France	41,078	6,304	1,630	–	–	49,012
Hungary	33,350	15,242	220	–	10	48,822
Norway	34,451	2,060	1,671	–	–	38,182
Poland	87,246	–	–	1,409	–	88,655
Sweden	23,277	275	3,879	–	–	27,431
Corporate and other	15,103	–	–	–	1,969	17,072

Total Europe	470,457	120,877	52,560	4,239	4,763	652,896

Asia/Pacific:
Australia	124,396	–	1,654	–	2,310	128,360
New Zealand	844	3,166	878	–	–	4,888
Corporate and other	–	–	–	–	–	–

Total Asia/Pacific	125,240	3,166	2,532	–	2,310	133,248

Latin America:
Chile	86,325	22,412	466	–	–	109,203
Brazil	4,062	–	–	–	–	4,062
Corporate and other	1,512	–	–	–	49	1,561

Total Latin America	91,899	22,412	466	–	49	114,826

Corporate and other	–	–	–	–	78	78

Total Consolidated Revenue	$687,596	$146,455	$55,558	$4,239	$7,200	$901,048

Adjusted EBITDA:
Europe:
The Netherlands	$73,222	$(54,316)	$(107,455)	$(33,510)	$(9,647)	$(131,706)
Austria	30,692	(4,442)	955	–	–	27,205
Belgium	3,972	(159)	(3,999)	–	–	(186)
Czech Republic	(1,269)	45	57	–	828	(339)
France	9,891	(14,851)	(6,150)	–	(284)	(11,394)
Hungary	7,808	8,381	(2,563)	–	9	13,635
Norway	13,131	(8,419)	(2,290)	–	(219)	2,203
Poland	(4,369)	–	(279)	(36,272)	(1,292)	(42,212)
Sweden	8,706	(2,632)	(5,904)	–	(93)	77
Corporate and other	7,009	(1,490)	(1,510)	(510)	(75,069)	(71,570)

Total Europe	148,793	(77,883)	(129,138)	(70,292)	(85,767)	(214,287)

Asia/Pacific:
Australia	(9,801)	(903)	(15,162)	–	(505)	(26,371)
New Zealand	(253)	(357)	248	–	(1,344)	(1,706)
Corporate and other	–	–	–	–	1,626	1,626

Total Asia/Pacific	(10,054)	(1,260)	(14,914)	–	(223)	(26,451)

Latin America:
Chile	18,634	2,033	(2,103)	–	(6,944)	11,620
Brazil	(68)	–	–	–	–	(68)
Corporate and other	(672)	–	–	–	2,994	2,322

Total Latin America	17,894	2,033	(2,103)	–	(3,950)	13,874

Corporate and other	–	–	–	–	(10,063)	(10,063)

Total Consolidated Adjusted EBITDA	$156,633	$(77,110)	$(146,155)	$(70,292)	$(100,003)	$(236,927)

	Year Ended December 31, 2000
	Video	Voice	Internet	Content	Other	Total
	(In thousands)
Revenue:
Europe:
The Netherlands	$199,592	$120,497	$35,968	$2,981	$525	$359,563
Austria	76,264	31,489	25,438	–	–	133,191
Belgium	14,456	1,319	4,261	–	–	20,036
Czech Republic	24,718	886	250	–	2,937	28,791
France	53,822	9,365	2,574	–	5	65,766
Hungary	44,869	19,991	421	–	10	65,291
Norway	45,020	3,546	2,852	–	–	51,418
Poland	119,656	–	4	1,625	–	121,285
Sweden	30,803	–	5,871	–	–	36,674
Germany	9,656	10	16	–	1,361	11,043
Corporate and other	22,215	–	–	–	3,361	25,576

Total Europe	641,071	187,103	77,655	4,606	8,199	918,634

Asia/Pacific:
Australia	163,094	732	4,189	–	4,410	172,425
New Zealand	844	3,166	878	–	–	4,888
Corporate and other	–	–	–	–	–	–

Total Asia/Pacific	163,938	3,898	5,067	–	4,410	177,313

Latin America:
Chile	113,400	33,497	1,270	–	–	148,167
Brazil	4,797	–	–	–	–	4,797
Corporate and other	1,945	–	1	–	75	2,021

Total Latin America	120,142	33,497	1,271	–	75	154,985

Corporate and other	–	–	–	–	102	102

Total Consolidated Revenue	$925,151	$224,498	$83,993	$4,606	$12,786	$1,251,034

Adjusted EBITDA:
Europe:
The Netherlands	$101,278	$(99,598)	$(138,897)	$(58,710)	$(16,802)	$(212,729)
Austria	39,245	(6,979)	731	–	–	32,997
Belgium	4,187	(29)	(4,966)	–	91	(717)
Czech Republic	(789)	45	103	–	1,139	498
France	13,196	(22,270)	(9,091)	–	(4,579)	(22,744)
Hungary	9,589	11,242	(3,322)	–	10	17,519
Norway	16,969	(10,615)	(2,882)	–	(317)	3,155
Poland	(3,937)	–	(1,793)	(48,508)	(2,318)	(56,556)
Sweden	9,193	(3,535)	(7,977)	–	–	(2,319)
Germany	4,602	(48)	(86)	–	385	4,853
Corporate and other	5,872	–	(2,358)	–	(95,110)	(91,596)

Total Europe	199,405	(131,787)	(170,538)	(107,218)	(117,501)	(327,639)

Asia/Pacific:
Australia	(12,333)	(3,482)	(21,255)	–	(6,528)	(43,598)
New Zealand	(253)	(357)	248	–	(1,344)	(1,706)
Corporate and other	–	–	–	–	1,980	1,980

Total Asia/Pacific	(12,586)	(3,839)	(21,007)	–	(5,892)	(43,324)

Latin America:
Chile	36,672	(8,890)	(2,350)	–	(12,850)	12,582
Brazil	(854)	–	–	–	–	(854)
Corporate and other	(1,023)	–	–	–	4,814	3,791

Total Latin America	34,795	(8,890)	(2,350)	–	(8,036)	15,519

Corporate and other	–	–	–	–	(13,020)	(13,020)

Total Consolidated Adjusted EBITDA	$221,614	$(144,516)	$(193,895)	$(107,218)	$(144,449)	$(368,464)

	Year Ended December 31, 1999
	Video	Voice	Internet	Content	Other	Total
	(In thousands)
Revenue:
Europe:
The Netherlands	$117,025	$32,029	$8,616	$1,112	$330	$159,112
Austria	83,736	7,321	13,610	–	–	104,667
Belgium	15,737	–	2,497	–	–	18,234
Czech Republic	7,485	181	–	–	1,042	8,708
France	27,522	2,710	590	–	–	30,822
Hungary	35,197	–	125	–	–	35,322
Norway	49,185	365	565	–	–	50,115
Poland	35,020	–	–	2,741	–	37,761
Sweden	13,335	–	504	–	–	13,839
Corporate and other	8,327	–	–	–	6,515	14,842

Total Europe	392,569	42,606	26,507	3,853	7,887	473,422

Asia/Pacific:
Australia	145,602	–	–	–	–	145,602
New Zealand	1,279	4,107	–	–	734	6,120
Corporate and other	–	–	–	–	242	242

Total Asia/Pacific	146,881	4,107	–	–	976	151,964

Latin America:
Chile	77,476	9,881	87	–	–	87,444
Brazil	4,637	–	–	–	–	4,637
Corporate and other	2,428	–	–	–	590	3,018

Total Latin America	84,541	9,881	87	–	590	95,099

Corporate and other	–	–	–	–	277	277

Total Consolidated Revenue	$623,991	$56,594	$26,594	$3,853	$9,730	$720,762

Adjusted EBITDA:
Europe:
The Netherlands	$47,513	$(19,622)	$(65,631)	$(16,471)	$1,495	$(52,716)
Austria	44,318	(11,310)	231	–	–	33,239
Belgium	3,899	(54)	(2,181)	–	–	1,664
Czech Republic	(1,114)	54	–	–	401	(659)
France	(1,741)	(5,863)	(2,339)	–	(66)	(10,009)
Hungary	11,575	–	(257)	–	–	11,318
Norway	20,450	(7,053)	(5,106)	–	–	8,291
Poland	(37,009)	–	–	(36,110)	(2,975)	(76,094)
Sweden	4,518	(133)	(4,038)	–	–	347
Corporate and other	2,094	(204)	(724)	–	(40,556)	(39,390)

Total Europe	94,503	(44,185)	(80,045)	(52,581)	(41,701)	(124,009)

Asia/Pacific:
Australia	(10,005)	–	–	–	(4,381)	(14,386)
New Zealand	(918)	(1,160)	–	–	(47)	(2,125)
Corporate and other	–	–	–	–	169	169

Total Asia/Pacific	(10,923)	(1,160)	–	–	(4,259)	(16,342)

Latin America:
Chile	17,744	(2,604)	–	–	–	15,140
Brazil	(2,462)	–	–	–	–	(2,462)
Corporate and other	(1,210)	–	–	–	(4,403)	(5,613)

Total Latin America	14,072	(2,604)	–	–	(4,403)	7,065

Corporate and other	–	–	–	–	109	109

Total Consolidated Adjusted EBITDA	$97,652	$(47,949)	$(80,045)	$(52,581)	$(50,254)	$(133,177)

	Ten Months Ended December 31, 1998
	Video	Voice	Internet	Content	Other	Total
	(In thousands)
Revenue:
Europe:
The Netherlands	$13,854	$162	$–	$–	$–	$14,016
Austria	71,396	61	3,172	–	–	74,629
Belgium	13,768	–	656	–	1,071	15,495
Czech Republic	3,754	–	–	–	–	3,754
France	3,395	–	–	–	–	3,395
Hungary	11,671	–	–	–	–	11,671
Norway	38,879	–	161	–	–	39,040
Corporate and other	2,446	–	–	567	7,274	10,287

Total Europe	159,163	223	3,989	567	8,345	172,287

Asia/Pacific:
Australia	74,209	–	–	–	–	74,209
New Zealand	–	–	–	–	–	–
Corporate and other	3,213	–	–	–	–	3,213

Total Asia/Pacific	77,422	–	–	–	–	77,422

Latin America:
Chile	–	–	–	–	–	–
Corporate and other	4,135	–	–	–	622	4,757

Total Latin America	4,135	–	–	–	622	4,757

Corporate and other	–	–	–	–	–	–

Total Consolidated Revenue	$240,720	$223	$3,989	$567	$8,967	$254,466

Adjusted EBITDA:
Europe:
The Netherlands	$8,445	$(1,303)	$(6,103)	$(295)	$(4,401)	$(3,657)
Austria	34,350	(1,636)	(1,739)	–	–	30,975
Belgium	5,755	–	(799)	–	114	5,070
Czech Republic	(721)	–	–	–	–	(721)
France	(954)	(911)	(77)	–	–	(1,942)
Hungary	3,820	–	–	–	–	3,820
Norway	14,015	(573)	(806)	–	–	12,636
Corporate and other	(167)	–	19	(3,556)	131	(3,573)

Total Europe	64,543	(4,423)	(9,505)	(3,851)	(4,156)	42,608

Asia/Pacific:
Australia	(31,093)	–	–	–	–	(31,093)
New Zealand	–	–	–	–	–	–
Corporate and other	–	–	–	–	(2,134)	(2,134)

Total Asia/Pacific	(31,093)	–	–	–	(2,134)	(33,227)

Latin America:
Chile	–	–	–	–	–	–
Corporate and other	(2,969)	–	–	–	(7,050)	(10,019)

Total Latin America	(2,969)	–	–	–	(7,050)	(10,019)

Corporate and other	–	–	–	–	(2,907)	(2,907)

Total Consolidated Adjusted EBITDA	$30,481	$(4,423)	$(9,505)	$(3,851)	$(16,247)	$(3,545)

	As of September 30,	As of and for the Period Ended December 31,
	2001	2000			1999			1998
	Total Assets	Capital Expenditures	Long- Lived Assets	Total Assets	Capital Expenditures	Long- Lived Assets	Total Assets	Capital Expenditures	Long- Lived Assets	Total Assets
	(Unaudited)
	(In thousands)
Europe:
The Netherlands	$3,326,818	$607,791	$1,362,721	$3,400,264	$247,050	$774,045	$3,157,285	$14,734	$2,440	$297,068
Austria	410,350	132,064	251,855	430,988	94,240	179,652	356,337	43,278	140,550	341,159
Belgium	44,544	9,699	21,149	43,141	8,447	23,186	47,826	11,253	27,558	57,847
Czech Republic	207,979	28,631	108,406	214,598	2,491	80,347	159,806	523	8,737	11,497
France	837,468	223,814	530,013	849,011	70,666	319,454	498,776	28,802	40,328	51,092
Hungary	342,514	116,806	197,266	349,788	38,708	112,698	215,448	7,239	26,788	86,921
Norway	280,230	98,962	172,749	296,494	57,106	100,315	244,975	25,838	63,335	219,068
Poland	1,109,866	123,174	278,049	1,222,790	42,460	218,784	1,218,956	–	–	–
Sweden	358,639	15,111	63,553	420,827	12,495	48,182	474,899	–	–	–
Germany	859,009	3,781	73,344	969,679	–	–	–	–	–	–
Corporate and other	1,704,995	239,443	266,372	2,685,366	38,569	63,698	77,219	9,880	9,310	22,744

Total Europe	9,482,412	1,599,276	3,325,477	10,882,946	612,232	1,920,361	6,451,527	141,547	319,046	1,087,396

Asia/Pacific:
Australia	342,793	113,786	124,479	520,693	94,513	123,617	563,627	71,197	110,351	181,169
New Zealand	39,246	–	–	–	23,306	95,777	76,139	–	–	23,789
Corporate and other	63,129	55	3,666	62,325	3,014	6,440	52,441	337	61	48,992

Total Asia/ Pacific	445,168	113,841	128,145	583,018	120,833	225,834	692,207	71,534	110,412	253,950

Latin America:
Chile	498,303	96,808	273,595	521,812	53,120	213,146	489,638	–	–	–
Brazil	15,736	1,384	4,970	17,039	4,399	5,679	17,172	–	–	84,975
Corporate and other	131,477	1,923	14,563	63,707	3,167	12,549	71,379	3,238	11,715	73,048

Total Latin America	645,516	100,115	293,128	602,558	60,686	231,374	578,189	3,238	11,715	158,023

Corporate and other	837,279	148	2,054	935,251	426	2,268	1,280,930	738	10,269	42,726

Total Company	$11,410,375	$1,813,380	$3,748,804	$13,003,773	$794,177	$2,379,837	$9,002,853	$217,057	$451,442	$1,542,095

The Company's consolidated Adjusted EBITDA reconciles to the consolidated statements of operations and comprehensive (loss) income as follows:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
					For the Nine Months Ended September 30, 1998
	2001	2000	2000	1999
	(Unaudited)
	(In thousands)
Operating loss	$(1,302,875)	$(802,263)	$(1,140,803)	$(775,625)	$(327,383)
Depreciation and amortization	823,824	566,296	815,522	418,714	159,045
Stock-based compensation expense (credit)	982	(960)	(43,183)	223,734	164,793
Impairment charge	305,368	–	–	–	–

Consolidated Adjusted EBITDA	$(172,701)	$(236,927)	$(368,464)	$(133,177)	$(3,545)

18.    Related Party Transactions

Notes Receivable, Related Party

		As of December 31,
	As of September 30, 2001
		2000	1999
	(Unaudited)
	(In thousands)
Note receivable from Liberty Media Corporation	$535,146	$242,406	$–
Note receivable from Telecable	7,339	3,600	–
Other	18,025	10,941	723

Total	$560,510	$256,947	$723

In December 2000, the Company executed a promissory note with one of its stockholders, Liberty Media Corporation ("Liberty"), whereby the Company will loan Liberty up to $510.0 million to satisfy certain of Liberty's obligations in Latin America. The note and all accrued but unpaid interest is due and payable on the earliest of (i) the closing date for the proposed acquisition of Liberty's Latin American assets, (ii) the termination of the agreement to acquire Liberty's Latin American assets and (iii) June 30, 2001. Interest on the outstanding principal amount accrues at 8.0% per annum. Advances under the promissory note totaled $242.4 million as of December 31, 2000.

Notes receivable from directors includes loans to certain directors of the Company, issued to meet certain personal obligations in lieu of selling their shares in the Company or UPC. The notes are generally payable on demand and accrue interest at 90-day LIBOR plus 2.5% or 3.5%, as determined in accordance with the terms of each note. Interest is payable in arrears quarterly commencing February 22, 2001.

For the nine months ended September 30, 2001 (Unaudited).    The Company holds four notes from Liberty totaling $535.2 million and $243.5 million as of September 30, 2001 and December 31, 2000, respectively, including accrued interest of $25.2 million and $1.1 million, respectively. These notes bear interest at 8.0% annually and mature on November 30, 2001. The Company holds four notes from Telecable totaling $7.3 million and $3.7 million as of September 30, 2001 and December 31, 2000, respectively, including accrued interest of $0.1 million and $0.1 million, respectively. These notes bear interest ranging from 5.0% to 8.0% annually and mature on December 31, 2001.

Liberty Tender Offer for UPC Notes — For the nine months ended September 30, 2001 (Unaudited)

On November 7, 2001, Liberty announced the completion of a tender offer for a portion of UPC's July 1999 Senior Notes, UPC's October 1999 Senior Notes and UPC's January 2000 Senior Notes. According to Liberty's press release, Liberty acquired approximately $1.4 billion principal amount of bonds for total consideration of approximately $205.3 million, including accrued interest through November 8, 2001.

Related Party Receivables

Related party receivables includes expenses paid on behalf of affiliates as well as loans by UPC to certain employees for the exercise of the employees' stock options, taxes on options exercised, or both.

Acquisition of Interest in Princes Holdings and Tara

In November 1998, UPC purchased from RCL, an entity owned by a discretionary trust for the benefit of certain members of the family of John Riordan, a director of United, a 5.0% interest in Tara and a 5.0% interest in Princes Holdings. The aggregate purchase price for these interests was approximately $6.0 million. The parties agreed the purchase price would be paid in cash. Subsequently, RCL elected to receive shares of Class A Common Stock of United. The Company paid such purchase price by delivering to RCL 769,062 restricted shares of Class A Common Stock held by UPC.

19.    Impairment and Restructuring Charges — For the nine months ended September 30, 2001 (Unaudited)

During the second quarter of 2001, UPC identified indicators of possible impairment of long-lived assets, principally Indefeasible Rights of Use ("IRUs") and related goodwill within its subsidiary, Priority Telecom. Such indicators included declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition would be used within Priority Telecom because of reduced levels of private equity funding activity for CLEC businesses generally and UPC's inability to obtain financing for Priority Telecom in 2001 as previously planned. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached an agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration to be paid for Cignal and the subsequent allocation of the purchase price. This allocation was completed by an independent third party in November 2000. Using the strategic plan prepared for the contemplated financing, an impairment assessment test and measurement in accordance with SFAS No. 121 was completed, resulting in a write-down of tangible assets and related goodwill and other impairment charges of E319.0 ($278.9) million for the nine months ended September 30, 2001.

Priority Telecom recorded restructuring and other impairment charges in connection with operations in Spain and other countries of E10.3 ($9.2) million for the three months ended September 30, 2001.

A subsidiary of UPC has impaired the value of DTH boxes leased to certain former customers for which the recovery of the value of the boxes is unlikely. The amount of the impairment is based on the number of disconnected customers to whom the DTH boxes were rented, decreased by the number of collected boxes and multiplied by the net book value of the box at the end of the corresponding period. The amount of impairment charges for the three months ended September 30, 2001 totaled E19.4 ($17.3) million.

20.    Legal Proceedings — For the nine months ended September 30, 2001 (Unaudited)

Other than the following, the Company is not a party to any material legal proceeding, nor is the Company aware of any threatened material legal proceeding. From time to time, the Company may become involved in litigation relating to claims arising out of operations in the normal course of business.

UPC has received a notice purporting to exercise certain option rights of the former Cignal shareholders. However, those option rights no longer exist since they were granted for the event that an initial public offering of Priority Telecom did not take place prior to October 1, 2001. Since a successful initial public offering of Priority Telecom was completed prior to that date, the notice is not effective and UPC will disregard it.

UPC is currently engaged in arbitration proceedings in France. A minority shareholder of UPC's subsidiary, Mediareseaux S.A., has instituted arbitration proceedings under ICC Rules alleging breach of contract under a certain Business Combination Agreement dated December 15, 1999 and entered into between inter alia, UPC and Intercomm France CVOHA ("ICH"). As part of the arbitration proceedings, ICH obtained an attachment of the shares held by UPC France Holding B.V. in Mediareseaux S.A. UPC is vigorously defending the attachment and the arbitration proceedings and has filed appropriate counter claims.

In May 2001, the United States Supreme Court affirmed the decision of the 10th Circuit U.S. Court of Appeals, which in April 2000 found in favor of the Company in a lawsuit against Wharf Holdings Limited ("Wharf"). The lawsuit consisted of United's claims of fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation related to Wharf's grant to United in 1992 of an option to purchase a 10.0% equity interest in Wharf's cable television franchise in Hong Kong. The United States Supreme Court's decision affirms the 1997 U.S. District Court judgment in the Company's favor, which, together with accrued interest, totaled gross and net proceeds of approximately $201.2 and $194.8 million, respectively which was received during the second and third quarter of 2001.

21.    Subsequent Events

Agreement with Liberty

In February 2001, the Company announced an agreement with Liberty whereby Liberty will acquire up to 100,000 shares of Series E Convertible Preferred Stock in exchange for $1.4 billion in cash. The preferred stock will carry no dividend and will be convertible into approximately 54.1 million shares of Class A Common Stock. This transaction, or a portion thereof, is expected to close by the end of the second quarter of 2001.

For the nine months ended September 30, 2001 (Unaudited)

Sale of interest in UAP.    Prior to November 15, 2001, Asia/Pacific owned 28,460,876 shares, or approximately 99.99%, of UAP's outstanding common stock. On November 15, 2001, Asia/Pacific entered into a series of transactions, pursuant to which it transferred 14,230,413 shares of UAP's common stock (representing an approximate 49.99% interest in UAP). As a result of these transactions,

Asia/Pacific now holds 14,230,463 shares, or 50.00%, of UAP's outstanding common stock. Third parties that are unaffiliated with Asia/Pacific hold the remainder of UAP's outstanding common stock.

Closing of Liberty transaction.    On January 30, 2002, the Company completed its previously disclosed transaction involving Liberty. In connection with this transaction, the following occurred:

•
IDT United, a subsidiary of Liberty, acquired approximately $1.351 billion of the total $1.375 billion face amount outstanding at $400 per $1,000 principal amount at maturity of the Company's (n/k/a "UGC Holdings") 10 3/4% senior secured notes, and transferred approximately $751.2 million face amount of these senior secured notes to Liberty, which in turn transferred these notes to a newly created holding company, "UnitedGlobalCom, Inc.", or "United", in consideration for United's assumption of part of an approximate $304.6 million obligation ($293.8 million as of September 30, 2001) to UGC Holdings owed by Liberty;

•
Liberty received approximately 21.9 million shares of United's Class C common stock in exchange for the approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million of the shares of UGC Holdings Class A common stock owned by Liberty;

•
Certain other stockholders of UGC Holdings, or "Founders", received approximately 8.9 million shares of United's Class B common stock in exchange for an equal number of shares of UGC Holdings Class B common stock owned by them;

•
UGC Holdings became a 99.5%-owned subsidiary of United;

•
The holders of UGC Holdings outstanding Class A and Class B common stock acquired an equal number of shares of United common stock;

•
The holders of UGC Holdings preferred stock, other than holders of UGC Holdings Series E preferred stock, received a number of shares of United Class A common stock equal to the number of shares of UGC Holdings Class A common stock they would have received had they converted the preferred stock immediately prior to the merger;

•
Liberty contributed to United notes issued by two of UGC Holdings' Dutch subsidiaries having an approximate accreted value of $891.7 million, or the "Belmarken Notes";

•
Liberty contributed $200.0 million in cash to United;

•
Liberty contributed to United approximately $1.435 billion and E263.1 million face amount of senior notes and senior discount notes issued by UPC, or the "Liberty UPC Bonds";

•
Liberty acquired approximately 281.3 million shares of United Class C common stock, all in exchange for the Belmarken Notes, cash and the Liberty UPC Bonds;

•
Liberty sold and United purchased all of Liberty's remaining interest in IDT United. The purchase price of this interest was equal to Liberty's net investment in IDT United and related expenses plus interest on those amounts at a rate of 8.0% per annum, which was paid for by the assumption of Liberty's remaining obligations under the loan from UGC Holdings, cash of approximately $128.4 million, and a loan of approximately $105.0 million from LBTW I, Inc., or "LBTW," a subsidiary of Liberty.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Registration fee
Printing expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, or the "DGCL," authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The registrant's bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law, and the registrant has entered into agreements with its officers, directors and certain key employees implementing this indemnification. The registrant's Certificate of Incorporation provides that the registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

Item 15. Recent Sales of Unregistered Securities.

        On February 5, 2001 we issued one share of our common stock for $100.00 to United International Properties, Inc. ("UIPI"), a wholly owned subsidiary of UGC Holdings, Inc., ("UGC Holdings"). The Class A common stock was issued in reliance upon an exemption from registration under section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). UIPI had access to extensive information about the registrant. No general solicitation or advertising occurred incident to the issuance of the Class A common stock to UIPI.

        On January 30, 2002, the registrant issued 303,123,542 shares of Class C common stock to Liberty Media Corporation ("Liberty"), in return for notes issued by Belmarken Holding B.V. and United Pan-Europe Communications N.V., ("UPC") two of the registrant's Dutch subsidiaries, having an approximate accreted value of $891.7 million as of January 30, 2002, $200.0 million in cash, and approximately $1,435.3 million and E263.1 million face amount of senior notes and senior discount notes issued by UPC. Prior to its acquisition of the Class C common stock, Liberty was an approximately 19.7% economic and 39.5% voting interest holder of UGC Holdings. Dr. John C. Malone, Chairman of Liberty, served as a director of UGC Holdings from November 1999 until the issuance of the Class C common stock and currently serves as a director of the registrant. Upon the closing of the merger transaction pursuant to which Liberty acquired the Class C common stock,

Liberty acquired the right to appoint up to four members of the registrant's 12 member board of directors. By virtue of its relationship with the registrant, Liberty had access to extensive information about the registrant and UGC Holdings including information set forth in the Form S-4, as amended (the "Form S-4 Registration Statement") to the transaction pursuant to which the Class C common stock was issued. No general solicitation or advertising occurred incident to the issuance of the Class C common stock. The Class C common stock certificates contains restrictive legends. The Class C common stock was issued in reliance upon an exemption from registration under section 4(2) of the Securities Act.

        On January 30, 2002, the registrant issued 8,870,332 shares of Class B common stock to certain long-time holders of UGC Holdings Class B common stock (the "Founders"), in return for an equivalent number of shares of UGC Holdings Class B common stock. Prior to its issuance of the Class B common stock, the Founders held an approximately 8.4% economic and 31.7% voting interest in UGC Holdings. Several Founders served as officers and directors of UGC Holdings and currently serve as officers and directors of the registrant. By virtue of their relationship with the registrant, UGC Holdings, and each other, the Founders had access to extensive information about the registrant and UGC Holdings including information set forth in the Form S-4 Registration Statement, filed by the registrant with respect to the transaction pursuant to which the Class B common stock was issued. No general solicitation or advertising occurred incident to the issuance of the Class B common stock. The Class B common stock certificates contain restrictive legends. The Class B common stock was issued in reliance upon an exemption from registration under section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

        The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant as currently in effect.
3.2	Bylaws of the Registrant as currently in effect.
4.1	Specimen of Class A Common Stock certificate of the Registrant.*
4.2	Specimen of Class B Common Stock certificate of the Registrant.*
4.3	Indenture dated as of February 5, 1998 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank of Minnesota N.A. (now known as Firstar Bank, N.A.).(1)
4.4	Supplemental Indenture dated January 24, 2002 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank, N.A., as Trustee.(14)
4.5	Indenture dated as of July 30, 1999, between United Pan-Europe Communications N.V. ("UPC") and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(11)
4.6	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 12.5% Senior Discount Notes.(11)
4.7	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(7)
4.8	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 11.25% Senior Notes.(7)
4.9	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 13.375% Senior Discount Notes.(7)
4.10	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/2% Senior Notes due 2010.(8)

4.11	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2010.(8)
4.12	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 13 3/4% Senior Discount Notes due 2010.(8)
5.1	Form of Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.†
10.1
Amended and Restated Agreement and Plan of Restructuring and Merger, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), United/New United Merger Sub, Inc., Liberty Media Corporation, Liberty Media International, Inc., Liberty Global, Inc. and each Person indicated as a "Founder" on the signature pages thereto.
10.2
Amended and Restated United/New United Merger Agreement, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) and United/New United Merger Sub, Inc.
10.3	Founders Agreement with respect to UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), dated January 30, 2002.
10.4	Founders Agreement with respect to UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc.), dated January 30, 2002.
10.5
Stockholders Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., Liberty UCOMA, LLC and each of the Persons identified on the signature pages thereto as a "Founder," dated January 30, 2002.
10.6	Voting Agreement among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), and each of the Persons indicated as a "Founder" on the signature pages thereto, dated January 30, 2002.
10.7	Agreement regarding Old United among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.8
Agreement Regarding Additional Covenants among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., and Liberty UCOMA, LLC, dated January 30, 2002.
10.9	Standstill Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.10
Registration Rights Agreement, by and among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.11
Loan Agreement dated as of May 25, 2001, among Belmarken Holding B.V. and UPC as obligors and UPC Internet Holding B.V. as guarantor and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(2)

10.12	Registration Rights Agreement dated as of May 25, 2001, between UPC and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(2)
10.13	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(15)
10.14	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(15)
10.15
Agreement dated December 3, 2001, among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIH Funding Corp., Salomon Smith Barney, Inc., TD Securities (USA) Inc., J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) and Donaldson, Lufkin & Jenrette Securities Corporation.(15)
10.16	Form of Promissory Note from United Programming Argentina II, Inc. to the order of LBTW I, Inc.
10.17	1993 Stock Option Plan of the Registrant.*
10.18	Stock Option Plan for Non-Employee Directors of the Registrant, effective June 1, 1993.(4)
10.19	Stock Option Plan for Non-Employee Directors of the Registrant, effective March 20, 1998.*
10.20	Euro 4.0 billion Senior Secured Credit Facility for UPC Distribution Holding B.V. and UPC Financing Partnership, dated October 26, 2000, with Chase Manhattan Bank and Toronto Dominion Bank.(6)
10.21	Credit Agreement dated as of April 29, 1999, among UIH Chile Holding S.A., the subsidiary guarantors named therein, Toronto Dominion (Texas), Inc., TD Securities (USA), Inc. and Citibank, N.A.(3)
10.22	Promise Agreement entered into as of October 15, 1998, among UIH Latin America, Inc., VTR S.A. and Compania Nacional de Telefonos, Telefonica del Sur S.A.(3)
10.23
Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V., Philips Media Networks B.V., UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Joint Venture, Inc. and United and Philips Communications B.V.(9)
10.24	Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(10)
10.25	Memorandum of Understanding, dated as of February 1, 2002, by and among UPC, UnitedGlobalCom, Inc. and UGC Holdings, Inc.(16)
10.26
Closing Agreement, dated as of December 7, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., Polska Telewizja Cyfrowa TV Sp. z o.o. ("PTC") and Telewizyjna Korporacja Partycypacyjna S.A. ("TKP").(17)
10.27	Shareholders Agreement, dated August 10, 2001, by and among UPC, PTC, Canal+ Group and Polcom Invest S.A.(17)
10.28	Contribution and Subscription Agreement, dated as of August 10, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., PTC and TKP.(17)
10.29	Consulting Agreement dated June 1, 1995, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Mark L. Schneider.(12)

10.30	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of United International Properties, Inc. ("UIPI").(13)
10.31	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of UIPI.(13)
10.32	Promissory Note (Non-Purpose Credit) dated January 29, 2001 of John F. Riordan in favor of UIPI.(13)
10.33	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of John F. Riordan in favor of UIPI.(13)
10.34	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(13)
10.35	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(13)
10.36	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and John F. Riordan.(13)
10.37	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(13)
10.38	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(13)
10.39	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(13)
10.40	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(13)
10.41	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Mark L. Schneider in favor of UIPI.(13)
10.42	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Mark L. Schneider in favor of UIPI.(13)
10.43	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(13)
10.44	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(13)
10.45
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(13)
10.46
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(13)
10.47	Letter Agreement dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Mark L. Schneider.(13)
10.48	Letter Agreement dated May 16, 2001 among UIPI, UPC and Mark L. Schneider.(13)
10.49	Letter Agreement dated May 16, 2001 among UIPI, chello broadband and Mark L. Schneider.(13)

10.50	Promissory Note dated September 2, 1999 of Mark L. Schneider in favor of UIPI (unless previously filed with the SEC).(13)
10.51	Loan Agreement dated September 2, 1999 by and between UIPI and Mark L. Schneider (unless previously filed with the SEC).(13)
10.52	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Michael T. Fries in favor of UIPI.(13)
10.53	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.54	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.55
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(13)
10.56
Replacement Guaranty for Non-Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Non-Purpose Credit).(13)
10.57	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Michael T. Fries in favor of UIPI.(13)
10.58	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.59	Replacement Promissory Note (Non-Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.60
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(13)
10.61
Replacement Guaranty for Non-Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Non-Purpose Credit).(13)
10.62	Promissory Note (Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.63	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.64	Guaranty for Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Purpose Credit).(13)
10.65	Guaranty for Non-Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Non-Purpose Credit).(13)
10.66	Promissory Note (Purpose Credit) dated June 25, 2001 of Michael T. Fries in favor of UIPI.(13)
10.67	Promissory Note (Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)

10.68	Promissory Note (Non-Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.69	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(13)
10.70	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(13)
10.71	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and Michael T. Fries.(13)
10.72	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and Michael T. Fries.(13)
10.73	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and Michael T. Fries.(13)
10.74
Letter Agreement (Purpose Credit) dated June 25, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI, New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Michael T. Fries and The Fries Family Partnership LLLP.(13)
21.1	Subsidiaries of the Registrant.*
23.1	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.†
23.2	Consent of Independent Public Accountants — Arthur Andersen LLP (New UnitedGlobalCom, Inc., now known as UnitedGlobalCom, Inc.).
23.3	Consent of Independent Public Accountants — Arthur Andersen LLP (UnitedGlobalCom, Inc., now known as UGC Holdings, Inc.).
24.1	Power of Attorney.

*
To be filed by amendment.

†
Executed opinion to be filed by amendment.

(1)
Incorporated by reference from UGC Holdings' Form S-4 filed on March 3, 1998 (File No. 333-47245).

(2)
Incorporated by reference from UPC's Form 8-K dated May 29, 2001 (File No. 000-25365).

(3)
Incorporated by reference from UGC Holdings' Form 8-K dated April 29, 1999 (File No. 000-21974).

(4)
Incorporated by reference from Amendment No. 2 to UGC Holdings' Registration Statement on Form S-1 filed on July 19, 1993 (File No. 33-61376).

(5)
Incorporated by reference from UGC Holdings' Form 10-K for the year ended December 31, 1999 (File No. 000-21974).

(6)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

(7)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 000-25365).

(8)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25365).

(9)
Incorporated by reference from UGC Holdings' Form 8-K dated December 11, 1997 (File No. 000-21974).

(10)
Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25365).

(11)
Incorporated by reference from UPC's Form 8-K dated July 30, 1999 (File No. 000-25365).

(12)
Incorporated by reference from Amendment No. 6 to UPC's Registration Statement on Form S-1 dated February 4, 1999 (File No. 333-67895).

(13)
Incorporated by reference from UGC Holdings' Form 10-Q for the quarter ended June 30, 2001 (File No. 000-21974).

(14)
Incorporated by reference from UGC Holdings' 8-K dated January 18, 2002 (File No. 000-21974).

(15)
Incorporated by reference from UGC Holdings' 8-K dated December 3, 2001 (File No. 000-21974).

(16)
Incorporated by reference from UPC's 8-K dated February 1, 2002 (File No. 000-25365).

(17)
Incorporated by reference from UPC's 8-K dated December 7, 2001(File No. 000-25365).

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on February 14, 2002.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

February 14, 2002	/s/ GENE W. SCHNEIDER* Gene W. Schneider, Chairman, Chief Executive Officer and Director
February 14, 2002	/s/ ROBERT R. BENNETT* Robert R. Bennett, Director
February 14, 2002	/s/ ALBERT M. CAROLLO* Albert M. Carollo, Director
February 14, 2002	/s/ JOHN P. COLE, JR.* John P. Cole, Jr., Director
February 14, 2002	/s/ VALERIE L. COVER* Valerie L. Cover, Controller
February 14, 2002	/s/ MICHAEL T. FRIES* Michael T. Fries, President, Chief Operating Officer and Director
February 14, 2002	/s/ GARY S. HOWARD* Gary S. Howard, Director
February 14, 2002	/s/ JOHN C. MALONE* John C. Malone, Director

February 14, 2002	/s/ JOHN F. RIORDAN* John F. Riordan, Director
February 14, 2002	/s/ CURTIS W. ROCHELLE* Curtis W. Rochelle, Director
February 14, 2002	/s/ MARK L. SCHNEIDER* Mark L. Schneider, Director
February 14, 2002	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer
February 14, 2002	/s/ TINA M. WILDES* Tina M. Wildes, Director
*By:	/s/ FREDERICK G. WESTERMAN III
Frederick G. Westerman III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant as currently in effect.
3.2	Bylaws of the Registrant as currently in effect.
4.1	Specimen of Class A Common Stock certificate of the Registrant.*
4.2	Specimen of Class B Common Stock certificate of the Registrant.*
4.3	Indenture dated as of February 5, 1998 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank of Minnesota N.A. (now known as Firstar Bank, N.A.).(1)
4.4	Supplemental Indenture dated January 24, 2002 between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Firstar Bank, N.A., as Trustee.(14)
4.5	Indenture dated as of July 30, 1999, between United Pan-Europe Communications N.V. ("UPC") and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(11)
4.6	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 12.5% Senior Discount Notes.(11)
4.7	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 10.875% Senior Notes.(7)
4.8	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 11.25% Senior Notes.(7)
4.9	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee, with respect to UPC 13.375% Senior Discount Notes.(7)
4.10	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/2% Senior Notes due 2010.(8)
4.11	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2010.(8)
4.12	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 13 3/4% Senior Discount Notes due 2010.(8)
5.1	Form of Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.†
10.1
Amended and Restated Agreement and Plan of Restructuring and Merger, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), United/New United Merger Sub, Inc., Liberty Media Corporation, Liberty Media International, Inc., Liberty Global, Inc. and each Person indicated as a "Founder" on the signature pages thereto.
10.2
Amended and Restated United/New United Merger Agreement, dated December 31, 2001, by and among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) and United/New United Merger Sub, Inc.
10.3	Founders Agreement with respect to UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), dated January 30, 2002.
10.4	Founders Agreement with respect to UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc.), dated January 30, 2002.

10.5
Stockholders Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., Liberty UCOMA, LLC and each of the Persons identified on the signature pages thereto as a "Founder," dated January 30, 2002.
10.6	Voting Agreement among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), and each of the Persons indicated as a "Founder" on the signature pages thereto, dated January 30, 2002.
10.7	Agreement regarding Old United among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.8
Agreement Regarding Additional Covenants among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc., and Liberty UCOMA, LLC, dated January 30, 2002.
10.9	Standstill Agreement among UnitedGlobalCom, Inc. (formerly known as New UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.10
Registration Rights Agreement, by and among New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002.
10.11
Loan Agreement dated as of May 25, 2001, among Belmarken Holding B.V. and UPC as obligors and UPC Internet Holding B.V. as guarantor and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(2)
10.12	Registration Rights Agreement dated as of May 25, 2001, between UPC and New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.) as successor in interest to Liberty-Belmarken, Inc.(2)
10.13	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(15)
10.14	Stock Purchase Agreement dated December 3, 2001, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Liberty UCOMA, LLC.(15)
10.15
Agreement dated December 3, 2001, among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIH Funding Corp., Salomon Smith Barney, Inc., TD Securities (USA) Inc., J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) and Donaldson, Lufkin & Jenrette Securities Corporation.(15)
10.16	Form of Promissory Note from United Programming Argentina II, Inc. to the order of LBTW I, Inc.
10.17	1993 Stock Option Plan of the Registrant.*
10.18	Stock Option Plan for Non-Employee Directors of the Registrant, effective June 1, 1993.(4)
10.19	Stock Option Plan for Non-Employee Directors of the Registrant, effective March 20, 1998.*
10.20	Euro 4.0 billion Senior Secured Credit Facility for UPC Distribution Holding B.V. and UPC Financing Partnership, dated October 26, 2000, with Chase Manhattan Bank and Toronto Dominion Bank.(6)
10.21	Credit Agreement dated as of April 29, 1999, among UIH Chile Holding S.A., the subsidiary guarantors named therein, Toronto Dominion (Texas), Inc., TD Securities (USA), Inc. and Citibank, N.A.(3)

10.22	Promise Agreement entered into as of October 15, 1998, among UIH Latin America, Inc., VTR S.A. and Compania Nacional de Telefonos, Telefonica del Sur S.A.(3)
10.23
Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V., Philips Media Networks B.V., UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), Joint Venture, Inc. and United and Philips Communications B.V.(9)
10.24	Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(10)
10.25	Memorandum of Understanding, dated as of February 1, 2002, by and among UPC, UnitedGlobalCom, Inc. and UGC Holdings, Inc.(16)
10.26
Closing Agreement, dated as of December 7, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., Polska Telewizja Cyfrowa TV Sp. z o.o. ("PTC") and Telewizyjna Korporacja Partycypacyjna S.A. ("TKP").(17)
10.27	Shareholders Agreement, dated August 10, 2001, by and among UPC, PTC, Canal+ Group and Polcom Invest S.A.(17)
10.28	Contribution and Subscription Agreement, dated as of August 10, 2001, by and among UPC, Canal+ Group, UPC Polska, Inc., PTC and TKP.(17)
10.29	Consulting Agreement dated June 1, 1995, between UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.) and Mark L. Schneider.(12)
10.30	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of United International Properties, Inc. ("UIPI").(13)
10.31	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of John F. Riordan in favor of UIPI.(13)
10.32	Promissory Note (Non-Purpose Credit) dated January 29, 2001 of John F. Riordan in favor of UIPI.(13)
10.33	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of John F. Riordan in favor of UIPI.(13)
10.34	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(13)
10.35	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and John F. Riordan.(13)
10.36	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and John F. Riordan.(13)
10.37	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(13)
10.38	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and John F. Riordan.(13)
10.39	Letter Agreement (Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(13)
10.40	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and John F. Riordan.(13)
10.41	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Mark L. Schneider in favor of UIPI.(13)

10.42	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Mark L. Schneider in favor of UIPI.(13)
10.43	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(13)
10.44	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The MLS Family Partnership LLLP in favor of UIPI.(13)
10.45
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(13)
10.46
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Mark L. Schneider in favor of UIPI with respect to The MLS Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(13)
10.47	Letter Agreement dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Mark L. Schneider.(13)
10.48	Letter Agreement dated May 16, 2001 among UIPI, UPC and Mark L. Schneider.(13)
10.49	Letter Agreement dated May 16, 2001 among UIPI, chello broadband and Mark L. Schneider.(13)
10.50	Promissory Note dated September 2, 1999 of Mark L. Schneider in favor of UIPI (unless previously filed with the SEC).(13)
10.51	Loan Agreement dated September 2, 1999 by and between UIPI and Mark L. Schneider (unless previously filed with the SEC).(13)
10.52	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of Michael T. Fries in favor of UIPI.(13)
10.53	Replacement Promissory Note (Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.54	Replacement Promissory Note (Non-Purpose Credit) dated November 22, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.55
Replacement Guaranty for Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Purpose Credit).(13)
10.56
Replacement Guaranty for Non-Purpose Credit dated November 22, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP November 22, 2000 Promissory Note (Non-Purpose Credit).(13)
10.57	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of Michael T. Fries in favor of UIPI.(13)
10.58	Replacement Promissory Note (Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.59	Replacement Promissory Note (Non-Purpose Credit) dated December 21, 2000 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.60
Replacement Guaranty for Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Purpose Credit).(13)

10.61
Replacement Guaranty for Non-Purpose Credit dated December 21, 2000 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP December 21, 2000 Promissory Note (Non-Purpose Credit).(13)
10.62	Promissory Note (Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.63	Promissory Note (Non-Purpose Credit) dated April 4, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.64	Guaranty for Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Purpose Credit).(13)
10.65	Guaranty for Non-Purpose Credit dated April 4, 2001 of Michael T. Fries in favor of UIPI with respect to The Fries Family Partnership LLLP April 4, 2001 Promissory Note (Non-Purpose Credit).(13)
10.66	Promissory Note (Purpose Credit) dated June 25, 2001 of Michael T. Fries in favor of UIPI.(13)
10.67	Promissory Note (Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.68	Promissory Note (Non-Purpose Credit) dated June 25, 2001 of The Fries Family Partnership LLLP in favor of UIPI.(13)
10.69	Letter Agreement (Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(13)
10.70	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI and Michael T. Fries.(13)
10.71	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, UPC and Michael T. Fries.(13)
10.72	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, chello broadband and Michael T. Fries.(13)
10.73	Letter Agreement (Non-Purpose Credit) dated May 16, 2001 among UIPI, Austar United and Michael T. Fries.(13)
10.74
Letter Agreement (Purpose Credit) dated June 25, 2001 among UnitedGlobalCom, Inc. (now known as UGC Holdings, Inc.), UIPI, New UnitedGlobalCom, Inc. (now known as UnitedGlobalCom, Inc.), Michael T. Fries and The Fries Family Partnership LLLP.(13)
21.1	Subsidiaries of the Registrant.*
23.1	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.†
23.2	Consent of Independent Public Accountants — Arthur Andersen LLP (UnitedGlobalCom, Inc.).
23.3	Consent of Independent Public Accountants — Arthur Andersen LLP (UGC Holdings, Inc.).
24.1	Power of Attorney.

*
To be filed by amendment.

†
Executed opinion to be filed by amendment.

(1)
Incorporated by reference from UGC Holdings' Form S-4 filed on March 3, 1998 (File No. 333-47245).

(2)
Incorporated by reference from UPC's Form 8-K dated May 29, 2001 (File No. 000-25365).

(3)
Incorporated by reference from UGC Holdings' Form 8-K dated April 29, 1999 (File No. 000-21974).

(4)
Incorporated by reference from Amendment No. 2 to UGC Holdings' Registration Statement on Form S-1 filed on July 19, 1993 (File No. 33-61376).

(5)
Incorporated by reference from UGC Holdings' Form 10-K for the year ended December 31, 1999 (File No. 000-21974).

(6)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

(7)
Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 000-25365).

(8)
Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25365).

(9)
Incorporated by reference from UGC Holdings' Form 8-K dated December 11, 1997 (File No. 000-21974).

(10)
Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25365).

(11)
Incorporated by reference from UPC's Form 8-K dated July 30, 1999 (File No. 000-25365).

(12)
Incorporated by reference from Amendment No. 6 to UPC's Registration Statement on Form S-1 dated February 4, 1999 (File No. 333-67895).

(13)
Incorporated by reference from UGC Holdings' Form 10-Q for the quarter ended June 30, 2001 (File No. 000-21974).

(14)
Incorporated by reference from UGC Holdings' 8-K dated January 18, 2002 (File No. 000-21974).

(15)
Incorporated by reference from UGC Holdings' 8-K dated December 3, 2001 (File No. 000-21974).

(16)
Incorporated by reference from UPC's 8-K dated February 1, 2002 (File No. 000-25365).

(17)
Incorporated by reference from UPC's 8-K dated December 7, 2001(File No. 000-25365).